As filed with the U.S. Securities and Exchange Commission on November 12, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMARTKEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-1083654
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3 Germay Drive, Unit 4 #1029

Wilmington, DE 19804

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barbra C. Keck

Chief Financial Officer

3 Germay Drive, Unit 4 #1029

Wilmington, DE 19804

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis Lombardo Meister, Seelig & Schuster PLLC 125 Park Avenue, 7th Floor New York, NY 10017 (212) 655-3500	Arthur S. Marcus, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 26th Floor, New York, NY 10036 (212) 930-9700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus does not constitute an offer to sell or a solicitation of offers to buy these securities in any jurisdiction in which such offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION, DATED

NOVEMBER 12, 2026

PROXY STATEMENT FOR SPECIAL MEETING OF

AND PROSPECTUS FOR UP TO 151,232,698 SHARES OF THE COMMON STOCK OF

SMARTKEM, INC.

The board of directors (the “Board”) of SmartKem, Inc. (“SmartKem” or the “Company”), has unanimously approved (i) the Business Combination Agreement, dated as of August 3, 2026 (as amended from time to time, the “Business Combination Agreement”), by and among SmartKem, SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), and Ferrox Critical Minerals Ltd., a company registered under the laws of the British Virgin Islands (“Ferrox”), pursuant to which SmartKem shall acquire Ferrox in an all-stock transaction, for aggregate consideration of $125 million, less the outstanding principal, accrued and unpaid interest, and other obligations under certain convertible promissory notes issued by Ferrox to SmartKem in the aggregate original principal amount of $11.4 million, of which the $2.3 million April 23, 2026 note was repaid in full, together with accrued interest, on August 27, 2026 and an additional $300,000 was paid on behalf of Ferrox on September 9, 2026, with such consideration payable solely in newly issued shares of SmartKem Common Stock (the “Business Combination”).

Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Business Combination Agreement or the section entitled “Selected Definitions” in the accompanying proxy statement/prospectus.

We refer to SmartKem following the Business Combination as the “Post-Closing Company.” The Board determined that the Business Combination Agreement (a copy of which is attached to this proxy statement/prospectus as Annex A) and the Business Combination are fair to and in the best interests of the SmartKem Stockholders, approved and adopted the Business Combination Agreement and the Business Combination and declared their advisability, at a meeting held on August 2, 2026. As described in this proxy statement/prospectus, the SmartKem Stockholders are being asked to consider and vote upon (among other things) the Business Combination as recommended by the Board.

As of September 30, 2026, the issued and outstanding shares of Ferrox consisted of 140,000,000 Ferrox Common Shares. The number of SmartKem Common Shares to be issued as Merger Consideration will be determined by dividing the aggregate consideration (as adjusted for Ferrox’s outstanding debt obligations to SmartKem) by the volume weighted average price of SmartKem Common Shares for the 30 trading days ending on the first trading day immediately preceding the Closing Date (the “30-Day VWAP”), with fractional shares rounded down to the nearest whole share. For purposes hereof, the Merger Consideration has been estimated assuming a 30-Day VWAP of $0.7667 per share (the 30-Day VWAP for the period ended November 9, 2026), resulting in the issuance of 151,232,698 shares of SmartKem Common Stock to the Ferrox Holders. See the sections of the proxy statement/prospectus entitled “Proposal 1 – The Business Combination Proposal” and “Unaudited Pro Forma Condensed Combined Financial Information” for further discussion of the calculation.

The Business Combination

At the closing of the Business Combination (the “Closing”), pursuant to and in accordance with the Business Combination Agreement, (i) Merger Sub will merge with and into Ferrox, with Ferrox continuing as the surviving entity (the “Merger”), (ii) as a result of which Merger, each Ferrox Common Share (other than a Dissenting Share) issued and outstanding immediately prior to the Effective Time shall automatically be cancelled in exchange for which the holder of such Ferrox Common Share shall receive newly issued SmartKem Common Shares, and (iii) as a result of which Merger, Ferrox will become a wholly-owned subsidiary of SmartKem.

This proxy statement/prospectus incorporates by reference important business and financial information about SmartKem from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of SmartKem with the Securities and Exchange Commission (the “SEC”) by visiting its website at www.sec.gov or requesting them in writing or by telephone from SmartKem using the following details:

SmartKem, Inc.

3 Germay Drive, Unit 4 #1029

Wilmington, DE 19804

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by         (five business days prior to the date of the Special Meeting) in order to receive them before the Special Meeting.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. In particular, you should review the matters discussed under the heading “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus or the securities referenced herein, passed upon the merits or fairness of the Business Combination or related transactions, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , and is first being mailed to shareholders of SmartKem on or about           .

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

smartkem, inc.

TO BE HELD ON [           ], 2026

SMARTKEM, INC.

3 Germay Drive, Unit 4 #1029

Wilmington, DE 19804

NOTICE IS HEREBY GIVEN that a Special Meeting (the “Special Meeting”) of stockholders (the “SmartKem Stockholders”) of SmartKem, Inc., a Delaware corporation (“SmartKem” or the “Company” and, after the Business Combination as described below, the “Post-Closing Company”), will be held on [         ] 2026 at [      ] a.m. Eastern Time in a virtual meeting format at [      ], or such other time, on such other date, and such other place to which the Special Meeting may be adjourned. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at the website address above. Unless otherwise defined herein, capitalized terms used in this notice shall have the meanings ascribed to them in the Business Combination Agreement or the section entitled “Selected Definitions” in the accompanying proxy statement/prospectus. At the Special Meeting, SmartKem Stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):

Proposal No. 1 — The Business Combination Proposal — a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Business Combination Agreement, dated as of August 3, 2026 by and among SmartKem, Ferrox and SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, at the Closing, (i) Merger Sub will merge with and into Ferrox, with Ferrox continuing as the surviving entity (the “Merger”), (ii) as a result of which Merger, each Ferrox Common Share (other than a Dissenting Share) issued and outstanding immediately prior to the Effective Time shall automatically be cancelled in exchange for which the holder of such Ferrox Common Share shall receive newly issued SmartKem Common Shares, and (iii) as a result of which Merger, Ferrox will become a wholly-owned subsidiary of SmartKem (collectively, the “Business Combination”).

Proposal No. 2 — The Nasdaq Proposal — a proposal, which is referred to herein as the “Nasdaq Proposal,” to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of shares of the common stock, par value $0.0001 per share, of SmartKem (“SmartKem Common Stock”) representing in excess of 19.99% of SmartKem’s outstanding common stock in connection with the Business Combination.

Proposal No. 3 — The Name Change Proposal — a proposal, which is referred to herein as the “Name Change Proposal,” to approve, effective immediately following the Closing, the change of the Company’s legal name from “SmartKem, Inc.” to “Ferrox Critical Minerals, Inc.” and the change of the Nasdaq ticker symbol of the SmartKem Common Stock from “SMTK” to “FERX.”

Proposal No. 4 — The Incentive Plan Proposal — a proposal, which is referred to herein as the “Incentive Plan Proposal,” to approve an amendment (the “Plan Amendment”) to our 2021 Equity Incentive Plan (the “Incentive Plan”) to increase the number of shares of Common Stock that the Company is authorized to issue pursuant to the Incentive Plan to 10% of SmartKem’s issued and outstanding common stock as of the date of determination. A copy of the Plan Amendment is attached hereto as Annex D.

Proposal No. 5 – The Non-Plan Grant Proposal – a proposal, which is referred to herein as the “Non-Plan Grant Proposal,” to approve the grant and issuance of equity awards to certain officers and directors of the Post-Closing Company, in connection with the Business Combination, outside of and separate from the Incentive Plan.

Proposal No. 6 – The Reverse Split Proposal – a proposal, which is referred to herein as the “Reverse Split Proposal,” to approve up to two amendments to SmartKem’s Amended and Restated Certificate of Incorporation to grant discretionary authority to the SmartKem Board to effect up to two reverse stock splits.

Proposal No. 7 — The Adjournment Proposal — a proposal, which is referred to herein as the “Adjournment Proposal,” to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary or desirable, to permit further time to consummate the Business Combination.

Only holders of record of SmartKem Common Shares at the close of business on [           ], 2026 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. You will be able to attend the Special Meeting remotely by visiting [      ]. SmartKem recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts.

Each of the Business Combination Proposal, the Nasdaq Proposal, and the Name Change Proposal is a condition to closing the Business Combination. The Business Combination will be consummated only if the Business Combination Proposal, the Nasdaq Proposal, and the Name Change Proposal (collectively, the “Required Proposals”) are approved at the Special Meeting. Each of the Required Proposals and the Incentive Plan Proposal is cross-conditioned on the approval of each other. Each of the Reverse Split Proposal and the Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

Each of the Business Combination Proposal, the Nasdaq Proposal, the Name Change Proposal, the Incentive Plan Proposal, the Reverse Split Proposal, and the Non-Plan Grant Proposal will require the affirmative vote of the SmartKem Stockholders representing at least a simple majority of the votes cast by holders of SmartKem Common Shares present and voting in person or by proxy at the Special Meeting.

Each of these Proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety. Unless waived in accordance with the Business Combination Agreement, the consummation of the Business Combination is also subject to customary closing conditions. The parties to the Business Combination Agreement intend to obtain Financing but there are currently no commitments for such Financing.

After careful consideration, the Board unanimously recommends that the holders of SmartKem Common Shares entitled to vote with respect to each of the Proposals, vote or give instructions to vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Name Change Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Reverse Split Proposal, and “FOR” the Adjournment Proposal (if presented), each of which the Board has determined is fair to and in the best interests of SmartKem and the SmartKem Stockholders. The Board expresses no view with respect to the Non-Plan Grant Proposal and makes no recommendation as to whether the SmartKem Stockholders should vote “FOR” or “AGAINST” such proposal.

When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal, you should keep in mind that the officers and directors of SmartKem may have interests in such proposal that are different from, or in addition to (which may conflict with), those of the SmartKem Stockholders generally. See the section entitled “Proposal No. 1 - The Business Combination Proposal - Interests of SmartKem’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

All SmartKem Stockholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage-paid envelope provided. If you are a stockholder of record of SmartKem Common Shares, you may also cast your vote virtually at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, or by a nominee, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to attend the Special Meeting and vote virtually, obtain a proxy from your broker, bank or nominee.

Whether or not you plan to attend the Special Meeting, we urge you to read the accompanying proxy statement/prospectus (and any documents incorporated into the accompanying proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors” in the accompanying proxy statement/prospectus. If you have any questions or need assistance voting your shares, please contact SmartKem’s Secretary at SmartKem, Inc., 3 Germay Drive, Unit 4 #1029, Wilmington, DE, 19804, Attention: Secretary.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please mark, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Ian Jenks

Chief Executive Officer, SmartKem, Inc.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by SmartKem, Inc. (“SmartKem” or the “Company” and, after the Business Combination as described below, the “Post-Closing Company”) (File No. 333-[  ]) (the “Registration Statement”), constitutes a prospectus of SmartKem under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the SmartKem Common Shares that will be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting of SmartKem at which SmartKem Stockholders will be asked to consider and vote upon the Business Combination Proposal (as described below), the Nasdaq Proposal (as described below), the Name Change Proposal (as described below), the Incentive Plan Proposal (as described below), the Non-Plan Grant Proposal (as described below), the Reverse Split Proposal (as described below) and, if necessary, the Adjournment Proposal (as described below).

At the Special Meeting, the SmartKem Stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):

Proposal No. 1 — The Business Combination Proposal — a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Business Combination Agreement, dated as of August 3, 2026 by and among SmartKem, Ferrox and SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, at the Closing, (i) Merger Sub will merge with and into Ferrox, with Ferrox continuing as the surviving entity (the “Merger”), (ii) as a result of which Merger, each Ferrox Common Share (other than a Dissenting Share) issued and outstanding immediately prior to the Effective Time shall automatically be cancelled in exchange for which the holder of such Ferrox Common Share shall receive newly issued SmartKem Common Shares, and (iii) as a result of which Merger, Ferrox will become a wholly-owned subsidiary of SmartKem (collectively, the “Business Combination”).

Proposal No. 2 — The Nasdaq Proposal — a proposal, which is referred to herein as the “Nasdaq Proposal,” to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of shares of the common stock, par value $0.0001 per share, of SmartKem (“SmartKem Common Stock”) representing in excess of 19.99% of SmartKem’s outstanding common stock in connection with the Business Combination.

Proposal No. 3 — The Name Change Proposal — a proposal, which is referred to herein as the “Name Change Proposal,” to approve, effective immediately following the Closing, the change of the Company’s legal name from “SmartKem, Inc.” to “Ferrox Critical Minerals, Inc.” and the change of the Nasdaq ticker symbol of the SmartKem Common Stock from “SMTK” to “FERX.”

Proposal No. 4 — The Incentive Plan Proposal — a proposal, which is referred to herein as the “Incentive Plan Proposal,” to approve an amendment (the “Plan Amendment”) to our 2021 Equity Incentive Plan (the “Incentive Plan”) to increase the number of shares of Common Stock that the Company is authorized to issue pursuant to the Incentive Plan to 10% of SmartKem’s issued and outstanding common stock as of the date of determination. A copy of the Plan Amendment is attached hereto as Annex D.

Proposal No. 5 — The Non-Plan Grant Proposal – a proposal, which is referred to herein as the “Non-Plan Grant Proposal,” to approve the grant and issuance of equity awards to certain officers and directors of the Post-Closing Company, in connection with the Business Combination, outside of and separate from the Incentive Plan.

Proposal No. 6 – The Reverse Split Proposal – a proposal, which is referred to herein as the “Reverse Split Proposal,” to approve up to two amendments to SmartKem’s Amended and Restated Certificate of Incorporation to grant discretionary authority to the SmartKem Board to effect up to two reverse stock splits.

Proposal No. 7 — The Adjournment Proposal — a proposal, which is referred to herein as the “Adjournment Proposal,” to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary or desirable, to permit further time to consummate the Business Combination.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

This proxy statement/prospectus incorporates important business and financial information about SmartKem that is not included in or delivered with the document.

You may request copies of this proxy statement/prospectus, without charge, by written or oral request to SmartKem’s Secretary at SmartKem, Inc., 3 Germay Drive, Unit 4 #1029, Wilmington, DE, 19804, Attention: Secretary.

To obtain timely delivery of requested materials, you must request the documents no later than five Business Days prior to the date of the Special Meeting.

You may also obtain additional information about SmartKem from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys, and other data obtained from third-party sources and SmartKem’s own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this proxy statement/prospectus, such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section of this proxy statement/prospectus entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source. Notwithstanding anything in this proxy statement/prospectus to the contrary, SmartKem is responsible for all disclosures in this proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks, trade names, and service marks belonging to other entities. Solely for convenience, trademarks, trade names, and service marks referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

SELECTED DEFINITIONS

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“Board” means SmartKem’s board of directors.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“BVI Companies Act” means the BVI Business Companies Act (As Revised) of the British Virgin Islands.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Dissenting Shares” means Ferrox Common Shares for which dissenters’ rights are exercised under Section 179 of the BVI Companies Act.

“Dollars” or “$” means U.S. dollars.

“Effective Time” means the effective time of the Business Combination.

“Equiniti” means Equiniti Trust Company, LLC, transfer agent and trustee for SmartKem.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairness Opinion” means the fairness opinion rendered by Hyperion Capital Inc., dated August 6, 2026, in connection with the Business Combination.

“Ferrox” means Ferrox Critical Minerals Ltd., a company registered under the laws of the British Virgin Islands.

“Ferrox Common Shares” means the issued and outstanding class A shares of US$0.01 par value each of Ferrox.

“Ferrox Holders” means holders of Ferrox Common Shares as of the Closing.

“Incentive Plan” means SmartKem’s 2021 Equity Incentive Plan.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Lock-Up Agreement” means a lock-up agreement to be entered into by SmartKem and each of the executive officers, directors and five percent (5%) stockholders of the Post-Closing Company, in connection with the Closing.

“Merger” means the merger, to be effected at the Closing, in which Merger Sub will merge with and into Ferrox, with Ferrox continuing as the surviving entity.

“Merger Consideration” means the aggregate number of SmartKem Common Shares to be issued to the Ferrox Holders (other than in respect of any Dissenting Shares) at the Closing, determined as set forth in the Business Combination Agreement.

“Merger Sub” means SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company.

“Nasdaq” means The Nasdaq Stock Market LLC and, as the context may require, any of the capital markets which it operates.

“Post-Closing Company” means SmartKem subsequent to the Business Combination.

“Proposals” means each of the proposals to be considered for approval at the Special Meeting, as set forth in the section entitled “Summary Term Sheet” below.

“Record Date” means [          ] 2026.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Services Agreement” means the Services Agreement to be entered into by the Post-Closing Company and Lionhart (Canada) Ltd., effective at the Closing, which will govern the services that Terrence P. Duffy and Allen Palmiere will provide to the Post-Closing Company in their capacities as the Chairman and Chief Executive Officer, and Executive Director and Chief Operating Officer, respectively, of the Post-Closing Company.

“SmartKem” or the “Company” means SmartKem, Inc., a Delaware corporation.

“SmartKem Common Shares” means shares of SmartKem Common Stock.

“SmartKem Common Stock” means the common stock of SmartKem, par value $0.0001 per share.

“SmartKem Stockholders” means the holders of SmartKem Common Shares.

“Special Meeting” means the Special Meeting of stockholders of SmartKem, scheduled to be held on [          ], at [       ], Eastern Time.

“Transaction Parties” means collectively SmartKem, Ferrox, and Merger Sub, and each a “Transaction Party.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and other documents incorporated by reference into this proxy statement/prospectus include or may include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding, among other things, the plans, strategies and prospects, both business and financial, of SmartKem, Merger Sub and Ferrox. These statements are based on the beliefs and assumptions of the management of SmartKem, Merger Sub and Ferrox. Although the parties believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, none of SmartKem, Merger Sub or Ferrox can assure you that they will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “predicts,” “projects,” “forecasts,” “may,” “might,” “will,” “could,” “should,” “would,” “seeks,” “plans,” “scheduled,” “possible,” “continue,” “potential,” “anticipates” or “intends” or similar expressions; provided that the absence of these does not mean that a statement is not forward-looking. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.

In addition to these important factors and matters discussed elsewhere herein, and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

●	the inability to complete the Business Combination due to the failure to obtain SmartKem’s stockholder approval;
●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement or substantial delay to the occurrence of the Business Combination;
●	potential liability litigation, disputes and regulatory enforcement risks;
●	the outcome of any complaints or legal proceedings against SmartKem, including without limitation, a securities class action and claims from its prior and existing business partners and/or service providers;
●	the outcome of any complaints or legal proceedings that may be instituted against the SmartKem Stockholders and/or Ferrox Holders, including any legal proceedings relating to the Business Combination Agreement and transactions contemplated therein;
●	ability to generate sufficient proceeds from our operation and/or ability to raise additional funds to meet our working capital requirements;
●	the risk that the proposed Business Combination disrupts current plans and operations of SmartKem or Ferrox as a result of the announcement and consummation of the Business Combination;
●	the inability to recognize the anticipated benefits of the Business Combination, which could result from among other things, competition, the inability to integrate the SmartKem and Ferrox businesses or the inability of the combined business to generate revenue, grow and manage growth profitably;
●	unexpected costs related to the proposed Business Combination;
●	current and future economic and political conditions;

●	market demand for Ferrox’s products and services in the markets within which Ferrox operates or where Ferrox targets to develop;
●	ability to procure any applicable regulatory licenses in the relevant jurisdictions within which Ferrox and SmartKem operate or where Ferrox targets to develop;
●	competition in the industries within which Ferrox and SmartKem operate;
●	ability to maintain and grow customer base;
●	future revenue, expenses, capital expenditures, and capital requirements;
●	ability to protect intellectual property rights and secure the right to use other intellectual property that they deem to be essential or desirable to the conduct of business;
●	the loss of key employees or management personnel;
●	ability to hire and retain qualified management personnel and key employees;
●	general condition of the overall industry and market performance;
●	any further changes in US trade policy;
●	general political conditions, including “trade wars”;
●	fluctuations in currencies and interest rates;
●	the result of future financing efforts;
●	other risks and uncertainties indicated in this proxy statement/prospectus, including those indicated under the section entitled “Risk Factors.”

We caution readers of this proxy statement/prospectus not to place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, Ferrox and SmartKem operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the companies’ management to predict all risks, nor can they assess the impact of all factors on the companies’ businesses or the extent to which any factor, or combination of factors, may cause the actual results of Ferrox or SmartKem to differ materially from those contained in any forward-looking statements that may be made. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this proxy statement/prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus to conform these statements to actual results or to changes in our expectations.

You should read this proxy statement/prospectus and the documents that we reference in this proxy statement/prospectus and have filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

All forward-looking statements made in this proxy statement/prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this proxy statement/prospectus, and we expressly disclaim any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the Proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to SmartKem Stockholders. SmartKem Stockholders are urged to read this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?
A:

You are receiving this proxy statement/prospectus because you have been identified as a SmartKem stockholder as of the Record Date and you are entitled to vote to approve the matters set forth herein. This document serves as:

●	a proxy statement of SmartKem used to solicit proxies by the SmartKem Board for the Special Meeting to vote on the matters set forth herein; and
●	a prospectus of SmartKem used to offer shares of SmartKem Common Stock to be issued as Merger Consideration.

SmartKem stockholders are being asked to consider and vote upon Proposals to approve the issuance of SmartKem Common Stock and approve the new board of directors of the Post-Closing Company, each as contemplated by the Business Combination Agreement, among other Proposals. Upon the Closing, Ferrox will become a wholly owned subsidiary of SmartKem and the Post-Closing Company will change its name to “Ferrox Critical Minerals, Inc.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

THE VOTE OF SMARTKEM STOCKHOLDERS IS IMPORTANT. SMARTKEM STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND THE OTHER DOCUMENTS REFERRED TO HEREIN IN THEIR ENTIRETY AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:	What is Ferrox?
A:

Ferrox is a mining developer focused on extracting titanium, iron, and vanadium at its flagship Tivani Project in Limpopo Province, South Africa. See “Business of Ferrox” and “Ferrox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ferrox” for detailed business and financial information regarding Ferrox.

Q:	What proposals are stockholders of SmartKem being asked to vote upon?
A:	Stockholders of SmartKem are being asked to vote upon the following Proposals:

Proposal No. 1 — The Business Combination Proposal — a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Business Combination Agreement, dated as of August 3, 2026 by and among SmartKem, Ferrox and SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, at the Closing, (i) Merger Sub will merge with and into Ferrox, with Ferrox continuing as the surviving entity (the “Merger”), (ii) as a result of which Merger, each Ferrox Common Share (other than a Dissenting Share) issued and outstanding immediately prior to the Effective Time shall automatically be cancelled in exchange for which the holder of such Ferrox Common Share shall receive newly issued SmartKem Common Shares, and (iii) as a result of which Merger, Ferrox will become a wholly-owned subsidiary of SmartKem (collectively, the “Business Combination”).

Proposal No. 2 — The Nasdaq Proposal — a proposal, which is referred to herein as the “Nasdaq Proposal,” to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of shares of the common stock, par value $0.0001 per share, of SmartKem (“SmartKem Common Stock”) representing in excess of 19.99% of SmartKem’s outstanding common stock in connection with the Business Combination.

Proposal No. 3 — The Name Change Proposal — a proposal, which is referred to herein as the “Name Change Proposal,” to approve, effective immediately following the Closing, the change of the Company’s legal name from “SmartKem, Inc.” to “Ferrox Critical Minerals, Inc.” and the change of the Nasdaq ticker symbol of the SmartKem Common Stock from “SMTK” to “FERX.”

Proposal No. 4 — The Incentive Plan Proposal — a proposal, which is referred to herein as the “Incentive Plan Proposal,” to approve an amendment (the “Plan Amendment”) to our 2021 Equity Incentive Plan (the “Incentive Plan”) to increase the number of shares of Common Stock that the Company is authorized to issue pursuant to the Incentive Plan to 10% of SmartKem’s issued and outstanding common stock as of the date of determination. A copy of the Plan Amendment is attached hereto as Annex D.

Proposal No. 5 — The Non-Plan Grant Proposal – a proposal, which is referred to herein as the “Non-Plan Grant Proposal,” to approve the grant and issuance of equity awards to certain officers and directors of the Post-Closing Company, in connection with the Business Combination, outside of and separate from the Incentive Plan.

Proposal No. 6 – The Reverse Split Proposal – a proposal, which is referred to herein as the “Reverse Split Proposal,” to approve up to two amendments to SmartKem’s Amended and Restated Certificate of Incorporation to grant discretionary authority to the SmartKem Board to effect up to two reverse stock splits.

Proposal No. 7 — The Adjournment Proposal — a proposal, which is referred to herein as the “Adjournment Proposal,” to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary or desirable, to permit further time to consummate the Business Combination.

Q:	How does the SmartKem Board recommend that I vote?
A:

The SmartKem Board recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Name Change Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Reverse Split Proposal, and “FOR” the Adjournment Proposal (if presented). The Board expresses no view with respect to the Non-Plan Grant Proposal and makes no recommendation as to whether the SmartKem Stockholders should vote “FOR” or “AGAINST” such proposal.

Q:	What interests do SmartKem’s current directors and officers have in the Business Combination?
A:

In considering the recommendation of the SmartKem Board to vote in favor of the Required Proposals, including the Business Combination Proposal, holders of SmartKem Common Stock should be aware that, aside from their interests as stockholders, SmartKem’s directors and officers may have interests in the Business Combination that are different from, or in addition to, those of SmartKem’s other stockholders generally. SmartKem’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending that the SmartKem stockholders approve the Required Proposals, including the Business Combination Proposal. These interests include, among other things, the fact that:

●	SmartKem’s directors and officers own SmartKem securities.
●	SmartKem’s directors and officers are entitled to certain executive compensation components, including incentive equity and bonuses related to the completion of the Business Combination.
●	SmartKem’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination and pursuant to the terms of the Business Combination Agreement.

These interests may have influenced the SmartKem Board in making their recommendation that you vote in favor of the Required Proposals, including the Business Combination Proposal. The SmartKem Board determined that the overall benefits expected to be received by SmartKem and its stockholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the SmartKem Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by SmartKem with any other business or businesses, and (ii) these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein.

Q:	Did the SmartKem Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Business Combination?
A:

Yes. Hyperion Capital Inc. (“Hyperion”) provided the SmartKem Board a fairness opinion which concluded that, as of the date of its opinion and based on and subject to the assumptions, qualifications and other matters set forth therein, the Merger Consideration to be issued by SmartKem in the Business Combination was fair, from a financial point of view, to SmartKem. See “Proposal 1: The Business Combination Proposal — Fairness Opinion” for additional information regarding the assumptions made, procedures followed, matters considered, qualifications and limitations of the review undertaken and other matters considered by Hyperion in connection with the preparation of its fairness opinion.

Q:	Are any of the proposals conditioned on one another?
A:

Yes. The Business Combination Proposal, the Nasdaq Proposal and the Name Change Proposal are all conditioned on one another and are referred to collectively herein as the “Required Proposals.” Neither the Incentive Plan Proposal nor the Non-Plan Grant Proposal is a condition to closing the Business Combination; however, each of them is conditioned on the approval of each of the Required Proposals. The Adjournment Proposal is not a Required Proposal. The Reverse Split Proposal is not conditioned on any other Proposal. The approval of each of the Required Proposals is a condition to the Closing or otherwise will only be effective if all of such proposals are approved. It is important for you to note that if any of the Required Proposals does not receive the requisite vote for approval, SmartKem will not consummate the Business Combination.

Q:	When and where will the Special Meeting take place?
A:

The Special Meeting will be held on [               ], 2026, at [       ] a.m. Eastern Time in a virtual meeting format at [      ] or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Q:	What is the Business Combination?
A:

Subject to the satisfaction or waiver of the conditions to the Closing set forth in the Business Combination Agreement, the Company shall acquire Ferrox in an all-stock transaction, for aggregate consideration of $125 million, less the outstanding principal, accrued and unpaid interest and other obligations under the Notes, payable in newly issued shares of SmartKem Common Stock.

For details and more information please see the sections titled “The Business Combination” and “The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Q:	What will the Ferrox Holders receive in the Business Combination?
A:	The Ferrox Holders will receive the Merger Consideration, which is comprised of SmartKem Common Shares.
Q:	What are the U.S. federal income tax consequences of the Business Combination to the Ferrox Holders?
A:

As discussed more fully in the section titled “The Business Combination – Certain Material U.S. Federal Income Tax Consequences,” assuming the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), the Ferrox Holders generally are not expected to recognize gain or loss as a result of the exchange of Ferrox Common Shares for shares of SmartKem Common Stock in the Business Combination.

Q:	What are the U.S. federal income tax consequences of the Business Combination to SmartKem Stockholders?
A:

As discussed more fully in the section titled “The Business Combination – Certain Material U.S. Federal Income Tax Consequences,” it is intended that the Business Combination will constitute a transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, and that such transaction be treated as tax-deferred for U.S. federal income tax purposes. Thus, there will be no U.S. federal income tax consequences to SmartKem Stockholders upon the Closing.

Q:	What equity stake will the Ferrox Holders and current SmartKem Stockholders hold in the Post-Closing Company immediately after the Closing?
A:

Immediately following the Closing and after giving effect to such issuance, it is anticipated that the Ferrox Holders will collectively hold at least an 80% interest in the Post-Closing Company on a fully diluted basis, and the current SmartKem stockholders will collectively hold no more than a 20% interest in the Post-Closing Company on a fully diluted basis.

Q:	Why are SmartKem and Ferrox proposing the Business Combination?
A:

SmartKem and Ferrox believe that combining the two companies will result in a diversified materials company that extends SmartKem’s materials science platform beyond electronic materials and into critical minerals. Following the Business Combination, the Post-Closing Company expects to have the ability to source critical minerals for SmartKem’s business and to supply excess material to the global market. Ferrox contributes the Tivani Project in Limpopo Province, South Africa, a permitted project held under a mining right for iron, titanium and vanadium, which are inputs to the steel, pigment, aerospace and energy storage supply chains, while SmartKem contributes its expertise in formulating and engineering materials for demanding industrial applications. Ferrox also believes that by being part of a publicly traded entity that it will have better access to the capital market to fulfill its capital needs. For a more complete description of the reasons for the Business Combination, please see the sections of this proxy statement/prospectus titled “The Business Combination- SmartKem’s Reasons for the Approval of the Business Combination” and “The Business Combination – Ferrox’s Reasons for the Approval of the Business Combination.”

Q:	What will happen to SmartKem if, for any reason, the Business Combination does not close?
A:

SmartKem has invested significant time and has incurred, and expects to continue to incur, significant expenses related to the Business Combination. In the event the Business Combination does not close, SmartKem will have a limited ability to continue its current operations. Although the SmartKem Board may elect, among other things, to attempt to complete another strategic transaction if the Business Combination does not close, the SmartKem Board may instead take steps necessary to liquidate or dissolve SmartKem’s business and assets if a viable alternative strategic transaction is not available. If SmartKem decides to dissolve and liquidate its assets, SmartKem would be required to pay all of its contractual obligations and to set aside certain reserves for potential future claims and there can be no assurance as to the amount of and the timing of such liquidation and distribution of available cash left, if any, to distribute to its stockholders after paying the obligations of SmartKem and setting aside funds for reserves.

Further, if the Business Combination Agreement is terminated under certain circumstances SmartKem may be required to pay to Ferrox a sum of $3 million. These provisions could discourage a potential third-party acquiror from considering or proposing an acquisition transaction, even if it were prepared to pay a higher price than what would be received in the Business Combination. These provisions might also result in a potential third-party acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable. See “Risk Factors - Risks Related to the Business Combination.”

Q:	What conditions must be satisfied to complete the Business Combination?
A:

In addition to approval of the Required Proposals, there are a number of closing conditions contained in the Business Combination Agreement, including (i) approval of the Business Combination by the Ferrox Holders, (ii) subject to specified materiality standards, the accuracy of the representations and warranties of the parties thereto (the “Transaction Parties”), and (iii) the performance by the Transaction Parties in all material respects of all obligations required to be performed under the Business Combination Agreement at or prior to the Closing Date. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Agreement - Conditions to the Closing.”

Q:	Why is SmartKem seeking stockholder approval to issue the SmartKem Common Shares comprising the Merger Consideration to the Ferrox Holders in the Business Combination?
A:

Because the SmartKem Common Stock is listed on Nasdaq, SmartKem is subject to Nasdaq’s rules. Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities (i) have or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Accordingly, under Nasdaq Rule 5635(a), the issuance of the SmartKem Company Common Stock as Merger Consideration in the Business Combination requires SmartKem stockholder approval.

Additionally, under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Accordingly, under Nasdaq Rule 5635(b), the issuance of the SmartKem Common Shares comprising the Merger Consideration in the Business Combination will result in a “change of control” of SmartKem.

SmartKem expects to issue SmartKem Common Shares in connection with the Business Combination that (i) represent greater than 20% of SmartKem’s voting stock outstanding prior to the issuance and (ii) will result in a “change of control” of SmartKem. Accordingly, SmartKem is seeking stockholder approval of the issuance pursuant to the Business Combination Agreement under the Nasdaq rules.

Q:	Will the Post-Closing Company Common Stock trade on an exchange?
A:

Shares of SmartKem Common Stock are currently listed on Nasdaq under the symbol “SMTK.” SmartKem will file an initial listing application for the Post-Closing Company Common Stock with Nasdaq. After Closing, SmartKem will be renamed “Ferrox Critical Minerals, Inc.” and it is expected that the Post-Closing Company Common Stock will trade on Nasdaq under the symbol “FERX” or such other symbol available at Nasdaq and mutually agreed by the Transaction Parties. It is a condition to the Closing that SmartKem will receive confirmation from Nasdaq that the Post-Closing Company Common Stock has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that SmartKem will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Business Combination Agreement is not expected to be waived by the applicable parties; however, if such condition is waived, SmartKem will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of stockholders prior to proceeding with the Business Combination. Accordingly, you are advised that you will not have certainty regarding the listing of the Post-Closing Company’s shares at the time you are asked to vote at the Special Meeting. For more information, please see the section entitled “Risk Factors - Risks Related to the Post-Closing Company”.

Q:	How many votes do I have at the Special Meeting?
A:

Each share of SmartKem Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval at the Special Meeting. As of the close of business on the Record Date, there were [        ] shares of SmartKem Common Stock outstanding.

Q:	What vote is required to approve the Proposals presented at the Special Meeting?
A:

Approval of each of the Proposals requires the affirmative vote of a majority of the votes cast by the holders of SmartKem Common Stock represented in person, online or by proxy and entitled to vote thereon at the Special Meeting. The approval of each of the Required Proposals is a condition to the Closing or otherwise will only be effective if all of such proposals are approved.

Q:	What constitutes a quorum at the Special Meeting?
A:

A quorum will be present at the Special Meeting if one-third of the shares of SmartKem Common Stock issued and outstanding and entitled to vote at the Special Meeting is represented in person, online or by proxy at the Special Meeting. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the Record Date, [       ] shares of SmartKem Common Stock would be required to achieve a quorum.

Q:	Do Ferrox’s stockholders need to approve the Business Combination?
A:

Yes. Pursuant to the Business Combination Agreement, it is a condition to Closing that the Ferrox Holders approve the Business Combination. If the Ferrox Holders do not approve the Business Combination, SmartKem will not be able to consummate the Business Combination.

Q:	What interests do Ferrox’s current directors and officers have in the Business Combination?
A:

Terrence P. Duffy and Allen Palmiere are each party to an employment agreement with Lionhart (Canada) Ltd., effective November 1, 2026, pursuant to which they provide services to Ferrox. These agreements supersede the employment agreements with Lionhart (Canada) Ltd. that were effective on April 1, 2026. The agreements provide for annual base salaries of $475,000 for Mr. Duffy and $350,000 for Mr. Palmiere, a target short-term incentive opportunity equal to 100% of base salary and discretionary annual long-term equity incentive opportunities of $900,000 for Mr. Duffy and $750,000 for Mr. Palmiere. The targets to which these bonuses are subject will be set annually by the Compensation Committee of the Post-Closing Company. The agreements also provide for initial grants under a Ferrox equity incentive plan of options to purchase 2,000,000 and 1,500,000 shares of Post-Closing Company Common Stock, respectively, to be granted in connection with the Closing, vesting on the grant date and exercisable for five years, and, in addition to the options, awards of 2,000,000 and 1,500,000 restricted stock units (“RSUs”), respectively, in respect of Post-Closing Company Common Stock, 50% of which will vest 180 days following the Merger and the remaining 50% of which will vest 360 days following the Merger. The agreements also provide for a 24-month severance period and certain change in control protections, including accelerated vesting of unvested options and RSUs. The equity awards remain subject to approval by the Board Compensation Committee and the execution of definitive equity-award documentation. Additionally, the Post-Closing Company and Lionhart (Canada) Ltd. will enter into a Services Agreement, effective at the Closing, which will govern the services that Mr. Duffy and Mr. Palmiere will provide to the Post-Closing Company in their capacities as the Chairman and Chief Executive Officer, and Executive Director and Chief Operating Officer, respectively, of the Post-Closing Company, in each case on a full-time basis. These arrangements may give Messrs. Duffy and Palmiere interests in the Business Combination that are different from, or in addition to, the interests of SmartKem stockholders generally. See “Executive Compensation — Post-Closing Company”; “Certain Relationships and Related Party Transactions”; and “Proposal 5 — The Non-Plan Grant Proposal.”

In addition, certain of Ferrox’s directors and officers beneficially own Ferrox Common Shares that will be exchanged for SmartKem Common Shares in the Business Combination on the same terms as all other Ferrox Holders, including Allen Palmiere (7,423,077 shares), David Sims (3,102,250 shares) and Marta Miraglia (11,132,314 shares, consisting of 1,550,000 shares held directly, 4,678,565 shares held through Talon Management Limited and 4,903,749 shares held through Photon Global Ltd.). These holdings represent approximately 5.3%, 2.2% and 8.0%, respectively, of the 140,000,000 Ferrox Common Shares outstanding as of September 30, 2026.

In addition, Mr. Duffy and his wife, Kim Duffy, each own 50% of Lionhart (Canada) Ltd. (“Lionhart Canada”), which receives a minimum monthly fee of $140,000 from Ferrox under an existing services agreement, which will be terminated and replaced with the Services Agreement at the Closing. Mr. Duffy is also the sole director of, and owns 50% of, Lionhart Capital (UK) Ltd. (formerly named Ferrox Critical Minerals Ltd.) (“Lionhart UK”), a related company that is not a subsidiary of Ferrox. As of September 30, 2026, after giving effect to the repayments and the treatment of the April 2026 note described below, approximately $3.3 million (consisting of approximately $3.28 million of principal and $11,311 of accrued interest) was owed by Lionhart UK to Ferrox in respect of the July 2026 advance. This amount will remain a receivable of Ferrox following the Closing, to the extent not repaid prior thereto in accordance with its terms and will not be released in connection with the Closing. See “Certain Relationships and Related Party Transactions — Transactions with Lionhart Capital (UK) Ltd.”

Q:	Will the management of SmartKem change in connection with the Closing?
A:

Except for Ian Jenks, who will continue as a director, and Barbra C. Keck, who will continue as Chief Financial Officer, all of the directors and officers of SmartKem will resign at the Closing. For additional information, please see the section titled “Management Following the Business Combination.”

Q:	What happens if I sell my shares of SmartKem Common Stock before the Special Meeting?
A:

The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of SmartKem Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the Special Meeting. If you transfer your shares of SmartKem Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:	Do I have appraisal or dissenters’ rights in connection with the proposed Business Combination?
A:	SmartKem stockholders do not have appraisal or dissenters’ rights under the Delaware General Corporation Law (“DGCL”) in connection with the Business Combination.
Q:	What happens if the Business Combination is not consummated?
A:

There are certain circumstances under which the Business Combination Agreement may be terminated. Under certain circumstances, SmartKem would be required to pay Ferrox a termination fee equal to $3 million. See the section titled “The Business Combination Agreement — Termination of the Business Combination Agreement” for information regarding the parties’ specific termination rights.

Q:	When is the Business Combination expected to be completed?
A:

Under the Business Combination Agreement, the Closing will occur no later than three business days after the date on which the conditions to the Closing set forth in the Business Combination Agreement have been satisfied or waived or at such other time and date as may be agreed in writing between SmartKem and Ferrox. The Business Combination is anticipated to close in the first quarter of 2027, but the exact timing cannot be predicted and it could close later including during the second quarter of 2027. If the Closing does not occur on or prior to March 31, 2027, SmartKem and Ferrox shall each have the right, but not the obligation, to terminate the Business Combination Agreement.

For a description of the conditions to the Closing, see the section titled “The Business Combination Agreement — Conditions to the Closing.”

Q:	What do I need to do now?
A:

You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes and the other documents referred to herein and to consider how the Business Combination will affect you as a stockholder. You should then submit a proxy to vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, submit your voting instructions on the voting instruction form provided by the broker, bank or nominee.

Q:	What is a proxy?
A:

A proxy is a legal designation of another person to vote the stock you own. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a stockholder of record of shares of SmartKem Common Stock as of the close of business on the Record Date and you vote by phone, by Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate one of SmartKem’s officers as your proxy at the Special Meeting, with full power of substitution. These officers are Ian Jenks, SmartKem’s Chief Executive Officer, and Barbra C. Keck, SmartKem’s Chief Financial Officer.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial holder?
A:

If your shares of SmartKem Common Stock are registered directly in your name with Equiniti Trust Company, LLC (“Equiniti”), you are considered the stockholder of record with respect to those shares and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record). For shares of SmartKem Common Stock held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of SmartKem Common Stock are voted.

Shares in “street name.” For shares of SmartKem Common Stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	How do I vote?
A:	If you are a stockholder of record of SmartKem as of [ ], 2026, the Record Date, you may submit your proxy before the Special Meeting in any of the following ways, if available:
●	use the toll-free number shown on your proxy card;
●	visit the website shown on your proxy card to vote via the internet; or
●	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

To vote via the Internet, go to [       ] to complete an electronic proxy card. You will be asked to provide the 12-digit control number from the proxy card you receive. Your vote must be received by 11:59 p.m. Eastern Time on [       ] to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?
A:	At the Special Meeting, SmartKem will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present.

All of the Proposals “non-discretionary,” non-routine items under applicable stock exchange rules. As a result, if you hold your shares in “street name” and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee cannot vote your SmartKem shares during the Special Meeting and your shares will not be considered present and entitled to vote at the Special Meeting for purposes of establishing a quorum.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:

Signed and dated proxies received by SmartKem without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxy holders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting, should I return my proxy card instead?
A:

Yes. Whether or not you plan to attend the Special Meeting, please read this proxy statement/prospectus carefully and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. SmartKem believes that each of the Proposals is non-routine and therefore your broker, bank or nominee cannot vote your shares without your instruction on any of the Proposals presented at the Special Meeting.

A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Because the Proposals are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Special Meeting.

Q:	What are broker non-votes and do they count for determining a quorum?
A:

Generally, a “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker has not received voting instructions from its clients with respect to such shares on how to vote and does not have or did not exercise discretionary authority to vote on the matter.

SmartKem does not believe that any of the Proposals is a “routine” matter for which brokers have discretionary authority to vote. Accordingly, it is not expected that there will be any broker non-votes at the Special Meeting.

However, if there are any broker non-votes, they will not be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting.

Q:	May I change my vote after I have mailed my signed proxy card?
A:

Yes. If you are a holder of record of SmartKem Common Stock as of the close of business on the Record Date and submit a proxy by mail or otherwise and your vote is not subject to a support agreement, you can change your vote or revoke your proxy before it is voted at the Special Meeting by sending a later-dated, signed proxy card to SmartKem’s secretary (at SmartKem, Inc., 3 Germay Drive, Unit 4 #1029, Wilmington, DE, 19804, Attention: Secretary) so that it is received by SmartKem’s secretary prior to the Special Meeting or attend the Special Meeting online and vote (although attending the Special Meeting will not, by itself, revoke a proxy). You also may revoke your proxy by sending a notice of revocation to SmartKem’s secretary, which must be received by SmartKem’s secretary prior to the Special Meeting. If you are a beneficial owner of SmartKem Common Stock as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	Where will I find the voting results of the Special Meeting?
A:

The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days of the Special Meeting and following certification of the voting results, SmartKem will file a Current Report on Form 8-K with the final voting results of the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?
A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:	SmartKem will pay the cost of soliciting proxies for the Special Meeting.
Q:	Are there risks that I should consider as a SmartKem stockholder in deciding how to vote?
A:

Yes, you should read and carefully consider the risk factors set forth in the section titled “Risk Factors” and the documents included and incorporated by reference in this proxy statement/prospectus, which set forth certain risks and uncertainties related to the Business Combination, risks and uncertainties to which SmartKem will be subject and risks and uncertainties to which each of SmartKem and Ferrox, as independent companies, is subject.

Q:	Who can help answer my questions?
A:

If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact SmartKem, Inc., 3 Germay Drive, Unit 4 #1029, Wilmington, DE, 19804, Attention: Secretary To obtain timely delivery, SmartKem stockholders must request the materials no later than five (5) business days prior to the Special Meeting.

You may also obtain additional information about SmartKem from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the Special Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Annexes attached to this proxy statement/prospectus. The Business Combination Agreement is the primary legal document that governs the Business Combination and other transactions that will be undertaken in connection with the Business Combination. It is described in detail in this proxy statement/prospectus in the section entitled “Proposal 1: The Business Combination Proposal” and attached in its entirety hereto as Annex A.

The Parties to the Business Combination

SmartKem

SmartKem, Inc., a Delaware corporation (“SmartKem”), is a developer and manufacturer of custom electronic materials. The mailing address of SmartKem is 3 Germay Drive, Unit 4 #1029, Wilmington, DE, 19804.

Merger Sub

SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands (“Merger Sub”), is a wholly-owned subsidiary of SmartKem formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Ferrox

Ferrox Critical Minerals Ltd., a company registered under the laws of the British Virgin Islands (“Ferrox”), is a critical-minerals company focused principally on the development of the Tivani Project in Limpopo Province, South Africa. Ferrox’s registered office is in the British Virgin Islands, while project and management activities are conducted through corporate, consultant and South African operating arrangements. Ferrox’s mailing address is c/o Captiva Global Ltd., Caribbean Chambers, Road Town, Tortola, British Virgin Islands, VG1110.

Selected Ferrox Financial Information

As of June 30, 2026, Ferrox has cash of $2.4 million, current assets of $4.8 million, current liabilities of $9.4 million, total assets of $41.2 million, total liabilities of $13.6 million, loans payable of $8.7 million, exploration and evaluation assets of $36.2 million and an accumulated deficit of $100.4 million. As of December 31, 2025, Ferrox had cash of $18,600, current assets of $0.6 million, current liabilities of $13.6 million, total assets of $36.7 million, total liabilities of $17.9 million, loans payable of $5.2 million, exploration and evaluation assets of $35.8 million and an accumulated deficit of $101.4 million.

For the six months ended June 30, 2026, Ferrox reported net income of $1.0 million, compared with a net loss of $0.6 million for the six months ended June 30, 2025. Net cash used in operating activities was $1.9 million, net cash provided by financing activities was $6.4 million and net cash used in investing activities was $2.2 million for the six months ended June 30, 2026.

The Proposals

Proposal No. 1 — The Business Combination Proposal — a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Business Combination Agreement, dated as of August 3, 2026 by and among SmartKem, Ferrox and SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, at the Closing, (i) Merger Sub will merge with and into Ferrox, with Ferrox continuing as the surviving entity (the “Merger”), (ii) as a result of which Merger, each Ferrox Common Share (other than a Dissenting Share) issued and outstanding immediately prior to the Effective Time shall automatically be cancelled in exchange for which the holder of such Ferrox Common Share shall receive newly issued SmartKem Common Shares, and (iii) as a result of which Merger, Ferrox will become a wholly-owned subsidiary of SmartKem (collectively, the “Business Combination”).

Proposal No. 2 — The Nasdaq Proposal — a proposal, which is referred to herein as the “Nasdaq Proposal,” to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of shares of the common stock, par value $0.0001 per share, of SmartKem (“SmartKem Common Stock”) representing in excess of 19.99% of SmartKem’s outstanding common stock in connection with the Business Combination.

Proposal No. 3 — The Name Change Proposal — a proposal, which is referred to herein as the “Name Change Proposal,” to approve, effective immediately following the Closing, the change of the Company’s legal name from “SmartKem, Inc.” to “Ferrox Critical Minerals, Inc.” and the change of the Nasdaq ticker symbol of the SmartKem Common Stock from “SMTK” to “FERX.”

Proposal No. 4 — The Incentive Plan Proposal — a proposal, which is referred to herein as the “Incentive Plan Proposal,” to approve an amendment (the “Plan Amendment”) to our 2021 Equity Incentive Plan (the “Incentive Plan”) to increase the number of shares of Common Stock that the Company is authorized to issue pursuant to the Incentive Plan to 10% of SmartKem’s issued and outstanding common stock as of the date of determination. A copy of the Plan Amendment is attached hereto as Annex D.

Proposal No. 5 – The Non-Plan Grant Proposal – a proposal, which is referred to herein as the “Non-Plan Grant Proposal,” to approve the grant and issuance of equity awards to certain officers and directors of the Post-Closing Company, in connection with the Business Combination, outside of and separate from the Incentive Plan.

Proposal No. 6 – The Reverse Split Proposal – a proposal, which is referred to herein as the “Reverse Split Proposal,” to approve up to two amendments to SmartKem’s Amended and Restated Certificate of Incorporation to grant discretionary authority to the SmartKem Board to effect up to two reverse stock splits.

Proposal No. 7 — The Adjournment Proposal — a proposal, which is referred to herein as the “Adjournment Proposal,” to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary or desirable, to permit further time to consummate the Business Combination.

Approval of each of the Business Combination Proposal, the Nasdaq Proposal, and the Name Change Proposal is a condition to the closing of the Business Combination. The Business Combination will be consummated only if the Business Combination Proposal, the Nasdaq Proposal, and the Name Change Proposal, (collectively, the “Required Proposals”) are approved at the Special Meeting. Each of the Required Proposals is cross-conditioned on the approval of each other. Neither the Incentive Plan Proposal nor the Non-Plan Grant Proposal is a condition to closing the Business Combination; however, each of them is conditioned on the approval of each of the Required Proposals. Each of the Reverse Split Proposal and the Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

The Board’s Reasons for the Business Combination

In considering its decision to approve the Business Combination Agreement and to authorize and approve the Business Combination and, subject to the terms and conditions of the Business Combination Agreement, to recommend the approval of the Business Combination Proposal by the SmartKem Stockholders, the SmartKem Board consulted with SmartKem’s management, as well as SmartKem’s legal and financial advisors, and considered the terms of the proposed Business Combination Agreement, the Business Combination and the other transactions set forth in the Business Combination Agreement, as well as other alternative transactions. The SmartKem Board considered a number of factors in its deliberations, including the following (which factors are not necessarily presented in order of relative importance):

●	The Merger Consideration represented an attractive valuation for SmartKem.
●	The fairness opinion given by Hyperion concluded that, as of August 6. 2026, subject to the assumptions, limitations and qualifications set out therein, the Business Combination is fair, from a financial point of view, to the SmartKem Stockholders.
●	Information concerning the business, assets, liabilities, financial performance and results of operations, and condition and prospects, of SmartKem’s business and Ferrox’s business.
●	The SmartKem Board considered alternative financing options and strategies available to SmartKem if it did not enter into the Business Combination Agreement and continued with a stand-alone plan, as well as the financial condition of SmartKem, and determined that entering into the Business Combination Agreement was the best alternative for SmartKem stockholders and in the best interest of SmartKem.
●	The SmartKem Board’s view that the Business Combination Agreement was the product of arm’s-length negotiations.
●	The Business Combination would be subject to the approval of the SmartKem Stockholders, and the SmartKem Stockholders would be free to reject the Business Combination.

Ownership Following the Business Combination

It is estimated that upon completion of the Business Combination, the current SmartKem Stockholders will own no more than 20% of the Post-Closing Company on a fully diluted basis and the current Ferrox Holders will own at least 80% of the Post-Closing Company on a fully diluted basis.

Organizational Structure

As a result of the Business Combination, Ferrox will become a wholly-owned subsidiary of SmartKem, and the business of Ferrox will become a significant portion of the business of the Post-Closing Company. The business of SmartKem will continue to comprise a portion of the business of the Post-Closing Company.

Appraisal Rights

Under the Delaware General Corporation Law, the SmartKem Stockholders are not entitled to appraisal or dissenters’ rights in connection with the Business Combination. Under Section 179 of the BVI Companies Act, a Ferrox Holder is entitled to dissent from the Merger and to be paid the fair value of their shares in Ferrox. See the section titled “Dissenters’ Rights” in this proxy statement/prospectus for more detailed discussion.

Fairness Opinion

In connection with the Business Combination, the board of directors of SmartKem, Inc. received a written fairness opinion, dated August 6, 2026, from Hyperion Capital Inc. (“Hyperion”), stating that, as of such date and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be paid by SmartKem to the shareholders of Ferrox Critical Minerals Ltd. pursuant to the Business Combination Agreement is fair, from a financial point of view, to SmartKem. The SmartKem Board was entitled to rely upon the fairness opinion in connection with its evaluation and approval of the Business Combination. The full text of the fairness opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Hyperion, is attached as Annex B to this proxy statement/prospectus. Stockholders are encouraged to read the fairness opinion in its entirety. See the section titled “Proposal 1: The Business Combination Proposal – Fairness Opinion” in this proxy statement/prospectus for more detailed discussion.

Recommendation of the Board of Directors to SmartKem Stockholders

The SmartKem Board of Directors unanimously recommends that the SmartKem Stockholders vote to approve each of the Business Combination Proposal, the Nasdaq Proposal, the Name Change Proposal, the Incentive Plan Proposal, the Reverse Split Proposal, and the Adjournment Proposal (if presented). The Board expresses no view with respect to the Non-Plan Grant Proposal and makes no recommendation as to whether the SmartKem Stockholders should vote “FOR” or “AGAINST” such proposal. See the section titled “Proposal 1: The Business Combination Proposal — Board of Directors Approval of the Business Combination” in this proxy statement/prospectus for more detailed discussion.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Record Date for the Special Meeting is [            ], 2026. The number of shares of SmartKem Common Stock outstanding as of close of business on the Record Date is [            ]. Only stockholders who held SmartKem Common Shares at the close of business on the Record Date will be entitled to vote at the Special Meeting and at any adjournment thereof.

U.S. Federal Income Tax Considerations

The parties intend that, for U.S. federal income tax purposes, the contemplated transactions, together with concurrent contributions of cash or other property to SmartKem in exchange for SmartKem equity securities and treated as a single integrated transaction, qualify as a reorganization under Section 368(a) of the Internal Revenue Code and be tax-deferred. However, it is not a condition to either party’s obligations to complete the transaction that the Business Combination qualify as a reorganization under Section 368(a) of the Code. Moreover, neither SmartKem nor Ferrox will request a ruling from the IRS with respect to the tax treatment of the Business Combination and, as a result, no assurances can be given that the IRS will not challenge the treatment of the Business Combination as a reorganization under Section 368(a) of the Code or that a court would not sustain such challenge. SmartKem stockholders will not sell, exchange or dispose of any Post-Closing Company Common Stock in the Business Combination. Thus, there will be no U.S. federal income tax consequences to SmartKem stockholders upon the Closing. See the section titled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus for more detailed discussion.

Expected Accounting Treatment

The Business Combination will be accounted for under U.S. GAAP as a reverse asset acquisition, with Ferrox treated as the accounting acquirer and SmartKem treated as the acquired company for financial reporting purposes. Because SmartKem is not expected to meet the definition of a business, the cost of the acquisition, measured as the fair value of the equity interests retained by SmartKem’s pre-Closing security holders, will be allocated to the assets acquired and liabilities assumed on a relative fair value basis, no goodwill will be recognized, and acquired in-process research and development with no alternative future use will be expensed. Ferrox’s historical financial statements will become the historical financial statements of the Post-Closing Company. See the section titled “Proposal 1: The Business Combination Proposal — Expected Accounting Treatment” in this proxy statement/prospectus for more detailed discussion.

Summary Risk Factors

The Business Combination will involve substantial risks. You should carefully consider all of the information contained in this proxy statement/prospectus, including the risks described under the section entitled “Risk Factors.” The risks described in that section are not the only risks facing SmartKem, Ferrox or the Post-Closing Company. Additional risks and uncertainties not presently known or currently deemed immaterial may also materially adversely affect the Post-Closing Company’s business, financial condition, results of operations and the value of the Post-Closing Company Common Stock. The principal risks include, but are not limited to, the following:

Risks Related to SmartKem

●	SmartKem has generated no revenue from commercial sales, has incurred significant losses since inception, and may never achieve profitability.
●	SmartKem requires additional capital to continue operations and commercialize its technology, and such capital may not be available on acceptable terms, or at all.
●	SmartKem has identified material weaknesses in its internal control over financial reporting, and failure to maintain effective internal controls could adversely affect its business, financial condition, results of operations and stock price.
●	SmartKem faces risks associated with maintaining its Nasdaq listing, including risks relating to stockholders’ equity and minimum bid price requirements.
●	An active trading market for SmartKem common stock may not be sustained, and the market price of its common stock may be volatile.

Risks Related to the Business Combination

●	The Business Combination may not be completed because required conditions and approvals may not be satisfied or waived.
●	The pendency of the Business Combination could disrupt the businesses of SmartKem and Ferrox, divert management attention and adversely affect relationships with customers, suppliers and other business partners.

●	SmartKem may incur significant costs relating to the Business Combination regardless of whether it is completed.
●	If the Business Combination is not completed, SmartKem could be required to pay a termination fee, pursue less favorable alternatives or consider a dissolution or liquidation.
●	Litigation relating to the Business Combination could delay or prevent its completion and result in substantial costs.

Risks Related to Ferrox

●	Ferrox is an early-stage mining company with a limited operating history, no revenues to date and a history of early-stage operations.
●	Ferrox is heavily dependent on the Tivani Project, and adverse developments affecting that project could materially and adversely affect its business.
●	Ferrox requires substantial additional capital to fund operations and expansion plans, and there are currently no committed financing arrangements for its anticipated growth initiatives.
●	Ferrox’s revenues and profitability are dependent upon prices for ilmenite, magnetite iron and other mineral products, which are subject to significant volatility.
●	Ferrox’s success depends on its ability to obtain and maintain customer relationships and offtake arrangements and to attract and retain qualified personnel.
●	Ferrox faces risks associated with operating a mining business in South Africa, including risks relating to infrastructure constraints, power supply disruptions, water scarcity, labor relations, permitting, regulatory compliance, political and economic uncertainty, exchange controls and currency fluctuations.
●	Ferrox’s mining operations are subject to extensive environmental, health and safety, climate change, social license, rehabilitation and closure obligations that could increase costs or restrict operations.

Risks Related to the Post-Closing Company and Post-Closing Company Common Stock

●	There is currently no established public market for the Post-Closing Company Common Stock, and an active trading market may not develop or be sustained following the Business Combination.
●	The Post-Closing Company will require additional capital in the future, and future issuances of equity securities may result in significant dilution to stockholders.
●	The Post-Closing Company may not satisfy Nasdaq’s initial or continued listing requirements, which could prevent the completion of the Business Combination or result in the delisting of the Post-Closing Company Common Stock.
●	The Post-Closing Company’s operating results may fluctuate significantly, and the market price of the Post-Closing Company Common Stock may be volatile and decline regardless of operating performance.
●	The Post-Closing Company will incur substantial costs and compliance obligations as a public company and may encounter difficulties establishing and maintaining effective internal controls over financial reporting.
●	The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of the Post-Closing Company’s actual future results or financial condition following the Business Combination.

Investors are encouraged to read carefully the section entitled “Risk Factors” beginning on page 24 of this proxy statement/prospectus for a more complete discussion of these and other risks.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been prepared from the respective historical consolidated financial statements of Ferrox and SmartKem, Inc, adjusted to give effect to the merger, which is expected to be accounted for as a reverse asset acquisition with Ferrox as the accounting acquirer. The following summary unaudited pro forma condensed combined balance sheet data combines the historical consolidated balance sheets of Ferrox and SmartKem, Inc as of June 30, 2026, giving effect to the mergers as if they had been consummated on June 30, 2026. The following summary unaudited pro forma condensed combined statements of operations data combines the historical consolidated statements of operations of Ferrox and SmartKem, Inc for the six months ended June 30, 2026 and the year ended December 31, 2025, giving effect to the mergers as if they had been consummated on January 1, 2025.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the Merger been completed as of the dates indicated, nor is it indicative of the future financial position or results of operations of the Post-Closing Company. The transaction accounting adjustments are preliminary and are based on currently available information and assumptions that management believes are reasonable. The actual adjustments, including the purchase price and its allocation to the assets acquired and liabilities assumed, will be determined as of the closing of the Merger, will be affected by changes in the price of SmartKem common stock through the closing, and may differ materially from those presented herein.

The following summary unaudited pro forma condensed combined financial information should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 97 of this proxy statement/prospectus.

As of June 30, 2026
(unaudited) (in thousands)
Pro Forma Condensed Combined Balance Sheet Data
Cash and cash equivalents	$9,477
Total assets	$48,788
Deferred tax liability	$4,172
Total equity	$39,616

	For the Six Months	For the Year Ended
	Ended June 30, 2026	December 31, 2025

	(unaudited) (in thousands, except per share amounts)
Pro Forma Condensed Combined Statements of Operations Data
Net loss from continuing operations	$(21,643)	$(19,766)
Earnings from continuing operations per share: Basic	$(0.12)	$(0.11)

RISK FACTORS

Risks Related to SmartKem

Risks Related to Our Financial Position, Financial Reporting Matters and Need for Capital

We have generated no revenue from commercial sales to date, and our future profitability is uncertain.

We were incorporated in 2009, and since inception we have incurred losses and expect to continue to operate at a net loss for at least the next several years as we continue our research and development efforts and develop manufacturing, sales, marketing and distribution capabilities for our TRUFLEX® materials. Our comprehensive losses for the years ended December 31, 2025 and 2024 were $13.0 million and $9.9 million, respectively, and our accumulated deficit as of December 31, 2025 was $125.1 million. There can be no assurance that the products and technologies under development by us will achieve commercial acceptance or generate meaningful revenue. Furthermore, there can be no assurance that if our products are adopted by customers they will be successfully commercialized at scale, and the extent of our future losses and the timing of our profitability are highly uncertain. If we are unable to achieve profitability, we may be unable to continue our operations.

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue or complete our product development, and you will likely lose your entire investment.

We will need to raise capital from time to time to continue the development of our products and technologies. There can be no assurance that any revenues we may generate in the future will be sufficient to fund our ongoing operations. We believe that we will need to raise substantial additional capital to fund our operations and the development and commercialization of our products and technologies, and there can be no assurance that such capital will be available on acceptable terms, or at all.

Risks Related to Our Financial Controls and Reporting

We incur significant costs as a result of operating as a public company.

As a public company, we incur significant legal, accounting and other expenses. For example, we are subject to the information and reporting requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, Nasdaq listing requirements and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are required to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly. Among other things, we are required to:

●	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404(a) of the Sarbanes-Oxley Act and the related rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board;
●	maintain policies relating to disclosure controls and procedures;
●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;
●	institute a more comprehensive compliance function, including with respect to corporate governance; and
●	involve, to a greater degree, our outside legal counsel, and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders are expensive and compliance with these rules and regulations involves a material increase in regulatory, legal and accounting expenses and the attention of our board of directors and management. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to fines, sanctions and other regulatory action and potentially civil litigation.

If we fail to maintain effective internal controls, we may not be able to report financial results accurately or on a timely basis, or to detect fraud, which could have a material adverse effect on our business or share price.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in those controls. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

As of December 31, 2025, we were unable to carry out an independent evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) pursuant to Rule 13a-15 of the Exchange Act. As a result, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of December 31, 2025. As a result of our financing activities in 2026 we have been able to reinstitute the independent evaluation of our internal control environment. The evaluation will be ongoing throughout 2026.

In connection with the preparation of the financial statements for the first and second quarters of 2026 a material weakness in the Company’s internal control over financial reporting was identified relating to the complex financial reporting and accounting associated with the Company’s Equity Line of Credit and the deconsolidation of our subsidiary, both non-cash items. None of the Company’s filed financial statements were impacted.

Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports and to effectively prevent financial fraud. Pursuant to the Sarbanes-Oxley Act, we are required to periodically evaluate the effectiveness of the design and operation of our internal controls. Internal controls over financial reporting may not prevent or detect misstatements because of inherent limitations, including the possibility of human error or collusion, the circumvention or overriding of controls, or fraud. If we fail to maintain an effective system of internal controls, our business and operating results could be harmed, and we could fail to meet our reporting obligations, which could have a material adverse effect on our business and our share price. Additionally, for as long as we are a “smaller reporting company” under the U.S. securities laws, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of internal control over financial reporting could detect problems that management’s assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to further financial statement restatements and require us to incur the expense of remediation.

If we fail to maintain proper disclosure controls and procedures or have additional material weaknesses in our internal control over financial reporting, we may be unable to accurately report our financial results or report them within the timeframes required by law or any stock exchange regulations, and we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline. Failure to maintain effective internal control over financial reporting also could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or stockholder lawsuits, which could require additional financial and management resources.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below the expectations of investors, resulting in a decline in the market price of our common stock.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our financial statements. Significant assumptions and estimates used in preparing our financial statements include those related to assets, liabilities, revenue, expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of investors, resulting in a decline in the market price of our common stock.

Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require us to change our compensation policies.

Accounting methods and policies for companies such as ours, including policies governing revenue recognition, leases, research and development and related expenses, and accounting for stock-based compensation, are subject to review, interpretation and guidance from our auditors and relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require us to reclassify, restate or otherwise change or revise our historical financial statements, including those contained in this proxy statement/prospectus.

Risks Related to Our Common Stock

We are a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and we have a public float of less than $250 million and annual revenues of less than $100 million during our most recently completed fiscal year. In the event that we are still considered a smaller reporting company at such time as we cease being an “emerging growth company,” we will be required to provide additional disclosure in our SEC filings. However, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports and in a registration statement under the Exchange Act on Form 10. Decreased disclosures in our SEC filings due to our status as a smaller reporting company may make it harder for investors to analyze our results of operations and financial prospects.

An active trading market for our common stock may not develop or be sustained, which may make it difficult for investors to sell shares of our common stock and may make it difficult for us to raise capital.

An active trading market for our common stock may not develop or be sustained. Because of the lack of an active trading market, shares of our common stock trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent and the trading price of our common stock may be extremely volatile. The lack of an active market for our common stock may impair investors’ ability to sell their common stock at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares of common stock and may impair our ability to raise capital to continue to fund operations by selling securities. No assurance can be given that an active trading market for our common stock will develop or be sustained. The lack of an active market for our common stock may make it difficult for investors to sell shares of our common stock and may make it difficult for us to raise capital.

If we fail to meet all applicable Nasdaq listing requirements our common stock would be subject to delisting from Nasdaq which could negatively affect the trading price of our common stock, reduce the liquidity of our common stock and restrict our ability to access the capital markets.

Our common stock is listed on The Nasdaq Capital Market. We must satisfy the continued listing requirements of Nasdaq to maintain the listing of our common stock on The Nasdaq Capital Market.

On August 15, 2025, we received a letter (the “Letter”) from the Listing Qualifications Department of Nasdaq indicating that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”), because our stockholders’ equity of $(0.1) million as reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2025 was below the required minimum of $2.5 million, and because, as of August 15, 2025, we did not meet the alternative compliance standards relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Pursuant to the Letter, Nasdaq gave us 180 calendar days, or until February 11, 2026, to regain compliance. On February 12, 2026, Nasdaq notified us that, based upon our continued non-compliance with the Equity Rule, the Staff had determined to delist our securities from Nasdaq unless we timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). We timely requested a hearing, which stayed the delisting and suspension of our securities pending the decision of the Hearings Panel.

On March 5, 2026, we received an additional letter (the “Bid Price Deficiency Letter”) from the Listing Qualifications Department of Nasdaq indicating that we are not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”) for continued listing on the Nasdaq Capital Market. Based on the closing bid price of our common stock between January 21, 2026, and March 4, 2026, we no longer meet the minimum bid price requirement. The Bid Price Deficiency Letter had no immediate effect on the listing or trading of our common stock on the Nasdaq Capital Market.

On April 21, 2026, we were formally notified that the Panel determined that we had regained compliance with the stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(2) and had otherwise evidenced compliance with all other applicable criteria for continued listing on The Nasdaq Capital Market. The Company remained subject to a grace period through September 1, 2026, to regain compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). We were also notified that we would remain subject to a one-year discretionary Panel monitor pursuant to Nasdaq Listing Rule 5815(d)(4)(A). If we fail to comply with any of the applicable continued listing criteria during the one-year monitoring period, we would not be permitted to submit a compliance plan or be afforded an otherwise applicable grace period to regain compliance, and the Nasdaq Listing Qualifications Staff could issue a delist determination, which we could appeal by requesting a hearing before a Panel.

On August 20, 2026, we effected a 1-for-50 reverse stock split of our issued and outstanding common stock, which began trading on a split-adjusted basis on Nasdaq on August 21, 2026. (the “Reverse Split”). The Reverse Split was intended, among other things, to increase the per-share trading price of our common stock to satisfy the Minimum Bid Price Rule.

On September 10, 2026, the Staff notified us that, for the previous 13 consecutive business days, from August 21 through September 9, 2026, the closing bid price of our common stock had been at $1.00 per share or greater. Accordingly, we regained compliance with Nasdaq Listing Rule 5550(a)(2), and the Staff deemed the matter closed.

Although we have regained compliance with the Minimum Stockholders’ Equity Requirement and the Minimum Bid Price Rule, we remain subject to Nasdaq’s continued listing requirements, including the one-year discretionary Panel monitoring period described above. There can be no assurance that we will continue to satisfy all applicable Nasdaq continued listing requirements. If we fail to maintain compliance with the continued listing requirements, our common stock may be subject to delisting from Nasdaq, which could reduce the liquidity of our common stock materially and result in corresponding material reduction in the price of our common stock.

In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees, suppliers, customers and business development opportunities. Such a delisting likely would impair your ability to sell or purchase our common stock when you wish to do so. Further, if we were to be delisted from Nasdaq, our common stock may no longer be recognized as a “covered security,” and we would be subject to regulation in each state in which we offer our securities. Delisting can also lead to a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock. Thus, delisting from Nasdaq could adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly impact the ability of investors to trade our securities and would negatively impact the value and liquidity of our common stock.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant. In addition, we may enter into agreements in the future that could contain restrictions on payments of cash dividends. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of our common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares of our common stock, nor can we assure that stockholders will not lose the entire amount of their investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

A substantial portion of outstanding shares of our common stock has been registered for resale by the holders thereof. The resale, or expected or potential resale, of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock and make it more difficult for you to sell shares of our common stock at times and prices that you feel are appropriate. Furthermore, we expect that selling stockholders holding shares that have been registered by us for resale will continue to offer such shares of our common stock for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from these sales may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. We cannot assure you that brokerage firms will provide analyst coverage of our company in the future or continue such coverage if started. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our company as a result of more limited coverage by analysts and the media, which could harm our ability to raise additional funding in the future. The failure to receive research coverage or support in the market for shares of our common stock will have an adverse effect on our ability to develop a liquid market for our common stock, which will negatively impact the trading price of our common stock.

In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our principal stockholders and management have substantial control over us and could delay or prevent a change in corporate control.

Our executive officers and directors and their respective affiliates, beneficially own 5.0% of our common stock. As a result, these stockholders, acting together, have the ability to significantly impact the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, these stockholders, acting together, have the ability to significantly impact the management and affairs of our company. The interests of these stockholders may not be the same as or may even conflict with your interests. The concentration of ownership might decrease the market price of our common stock by:

●	delaying, deferring, or preventing a change in control of the Company, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock;
●	impeding a merger, consolidation, takeover, or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

The significant concentration of stock ownership may also adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Provisions in our amended and restated certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

●	establish a classified board of directors so that not all members of our board are elected at one time;
●	provide that directors may only be removed “for cause”;
●	authorize the issuance of “blank check” preferred stock that our board of directors could issue from time to time to increase the number of outstanding shares and discourage a takeover attempt;
●	eliminate the ability of our stockholders to call special meetings of stockholders;
●	prohibit stockholder action by written consent, which has the effect of requiring all stockholder actions to be taken at a meeting of stockholders;
●	provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws;
●	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and
●	require supermajority approvals to remove the protective provisions in our certificate of incorporation and bylaws listed above or to amend our bylaws.

Such provisions could impede any merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

Our Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated certificate of incorporation requires that, unless we consent in writing to the selection of an alternative forum:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a claim of breach of any fiduciary duty owed by any current or former director, officer, other employee, or stockholder of ours to our company or our stockholders;
●	any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or
●	any action asserting a claim governed by the internal affairs doctrine;

The Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the exclusive forum or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

The exclusive forum provisions described above do not apply to claims arising under the Exchange Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such an instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our certificate of incorporation. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this provision may limit or discourage a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for shares of our common stock will have an adverse effect on our ability to develop a liquid market for our common stock.

Risks Related to the Business Combination

Neither SmartKem nor Ferrox can be sure if or when the Business Combination will be completed.

The consummation of the Business Combination is subject to the satisfaction or waiver of various conditions. Neither SmartKem nor Ferrox can guarantee that the closing conditions set forth in the Business Combination Agreement will be satisfied. If SmartKem is unable to satisfy the closing conditions in Ferrox’s favor or if other mutual closing conditions are not satisfied, Ferrox will not be obligated to complete the Business Combination. Under certain circumstances, SmartKem would be required to pay Ferrox a termination fee equal $3,000,000.

If the Business Combination is not completed, the SmartKem Board, in discharging its fiduciary obligations to SmartKem stockholders, will evaluate other strategic alternatives or financing options that may be available, which alternatives may not be as favorable to SmartKem stockholders as the Business Combination. Any future sale or Business Combination, financing or other transaction may be subject to further stockholder approval. SmartKem may also be unable to find, evaluate or complete other strategic alternatives, which may have a material adverse effect on SmartKem’s business.

SmartKem’s and Ferrox’s efforts to complete the Business Combination could cause substantial disruptions in, and create uncertainty surrounding, their respective businesses, which may materially adversely affect their results of operations and businesses. Uncertainty as to whether the Business Combination will be completed may affect SmartKem’s and Ferrox’s ability to retain and motivate existing employees. A substantial amount of SmartKem’s and Ferrox’s management’s and employees’ attention is being directed toward the completion of the Business Combination and thus is being diverted from their respective day-to-day operations. Uncertainty as to SmartKem’s and Ferrox’s future could adversely affect their relationship with customers, collaborators, suppliers, vendors, regulators and other business partners. For example, customers, vendors, collaborators and other counterparties may defer decisions concerning working with SmartKem or Ferrox, or seek to change existing business relationships with SmartKem or Ferrox. Changes to, or termination of, existing business relationships could adversely affect SmartKem’s results of operations and financial condition, as well as the market price of SmartKem common stock. The adverse effects of the pendency of the Business Combination could be exacerbated by any delays in completion of the Business Combination or termination of the Business Combination Agreement.

Until the Business Combination is completed, the Business Combination Agreement restricts Ferrox and SmartKem from taking specified actions without the consent of the other party, and requires them to operate in the ordinary course of business consistent with past practice. These restrictions may prevent Ferrox and SmartKem from making appropriate changes to their respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the Business Combination.

The closing of the Business Combination is subject, among other approvals, to approval by the SmartKem Stockholders and by the Ferrox Holders. Failure to obtain these approvals would prevent the closing of the Business Combination.

The closing of the Business Combination is subject to certain approvals by the SmartKem Stockholders and by the Ferrox Holders. Failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the Business Combination. Any delay in completing the Business Combination may materially adversely affect the timing and benefits that are expected to be achieved from the Business Combination.

The Business Combination may be completed even though certain events occur prior to the Closing that materially and adversely affect SmartKem or Ferrox.

The Business Combination Agreement provides that either SmartKem or Ferrox can refuse to complete the Business Combination if there is a material adverse effect on the other party occurring between the date of the Business Combination Agreement and the closing. However, certain events may occur that do not permit either party to refuse to complete the Business Combination, even if such events could be said to have a material adverse effect on SmartKem or Ferrox, including, but not limited to:

●	any changes in conditions generally affecting United States or global economic, business or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets;
●	general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency);
●	acts of God, natural disasters, calamities, disease outbreaks or pandemics;
●	any failure, in and of itself, by Ferrox or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;
●	any changes after the date of the Business Combination Agreement not announced prior to the date of the Business Combination Agreement in any applicable law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof; or
●	any action or omission taken by Ferrox pursuant to the prior written request of SmartKem, subject to certain exceptions set forth in the Business Combination Agreement.

The market price of the Post-Closing Company’s common stock following the Business Combination may decline as a result of the Business Combination.

The market price of the Post-Closing Company’s common stock may decline as a result of the Business Combination for a number of reasons, including if:

●	investors react negatively to the prospects of the Post-Closing Company’s business and financial condition following the Business Combination;
●	the effect of the Business Combination on the Post-Closing Company’s business and prospects is not consistent with the expectations of financial or industry analysts; and/or
●	the Post-Closing Company does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

SmartKem stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with or following the Business Combination.

If the Post-Closing Company is unable to realize the strategic and financial benefits currently anticipated from the Business Combination, SmartKem stockholders will have experienced substantial dilution of their ownership interests in SmartKem without receiving the expected commensurate benefit, or only receiving part of the commensurate benefit to the extent the Post-Closing Company is able to realize only part of the expected strategic and financial benefits currently anticipated from the Business Combination.

During the pendency of the Business Combination, SmartKem may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Business Combination Agreement, which could adversely affect SmartKem’s business.

Covenants in the Business Combination Agreement impede the ability of SmartKem to enter into material transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, SmartKem may be at a disadvantage to its competitors during such period. In addition, while the Business Combination Agreement is in effect, SmartKem is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a Business Combination, sale of assets, or other business combination with any third party, subject to certain exceptions relating to fiduciary duties. Any such transactions that are impeded or prohibited pursuant to these covenants could be favorable to SmartKem stockholders if consummated.

Certain provisions of the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

The Business Combination Agreement contains “no-shop” restrictions on SmartKem’s ability to solicit, initiate, endorse, knowingly encourage or facilitate third-party proposals relating to alternative transactions or to provide information to, or engage in discussions with, a third party in relation to an alternative transaction, subject to certain exceptions to permit the SmartKem Board to comply with its fiduciary duties. Before the SmartKem Board may change its recommendation to stockholders to adopt the Business Combination or terminate the Business Combination Agreement to accept a SMTK Superior Proposal (as defined in the Business Combination Agreement), SmartKem must, among other things, provide Ferrox with notice and matching rights. Upon the termination of the Business Combination Agreement, including in connection with a SMTK Superior Proposal, SmartKem may be required to pay a termination fee.

These provisions could discourage a potential third-party acquiror from considering or proposing an acquisition transaction, even if it were prepared to pay a higher price than what would be received in the Business Combination. These provisions might also result in a potential third-party acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable.

If the Business Combination Agreement is terminated and SmartKem determines to seek another business combination, SmartKem may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Business Combination Agreement.

We expect to incur significant transaction costs in connection with the Business Combination.

We expect to incur a number of non-recurring costs associated with completing the Business Combination. These fees and costs have been, and will continue to be, substantial and, in many cases, will be borne by us whether or not the Business Combination is completed. A substantial majority of our non-recurring expenses will consist of transaction costs related to the Business Combination and include, among others, fees paid to financial, legal, accounting and other advisors. We will continue to assess the magnitude of these costs, and we may incur additional unanticipated costs. The costs described above and any unanticipated costs and expenses, many of which will be borne by us even if the Business Combination is not completed, could have an adverse effect on our financial condition and operating results.

Litigation relating to the Business Combination could require SmartKem or Ferrox to incur significant costs and suffer management distraction, and could delay or enjoin the Business Combination.

SmartKem or Ferrox could be subject to demands or litigation related to the Business Combination, whether or not the Business Combination is consummated. Such actions may create uncertainty relating to the Business Combination, or delay or enjoin the Business Combination, and responding to such demands could divert management time and resources. In addition, such demands or litigation could lead to a dissolution or bankruptcy of SmartKem if the costs associated with such demands or litigation are significant enough.

Risks Related to Ferrox

Risks Related to Ferrox’s Business and Operations

Ferrox is an early-stage mining company with a limited operating history and has generated no revenues to date, which makes it difficult to evaluate its business and prospects.

Ferrox is an early-stage mining company that has not commenced production activities at the Tivani Project. To date, product samples are being prepared for testing by prospective customers and Ferrox has generated no revenues. There can be no assurance that Ferrox will achieve its targeted production rate of between 50,000 to 150,000 tonnes of run-of-mine ore per month. Ferrox’s limited operating history makes it difficult for investors to evaluate the Company’s business and prospects or to predict its future performance. Ferrox faces all of the risks and uncertainties inherent in an early-stage mining enterprise, including the risk that it may not be able to achieve or sustain profitability, that its mineral resource estimates may prove inaccurate, that it may encounter unforeseen operational or technical challenges, and that it may not be able to attract and retain the personnel necessary to execute its business plan. There can be no assurance that Ferrox will successfully transition from a development-stage company to a fully operational mining company, and the failure to do so could have a material adverse effect on the Company’s business, results of operations, financial condition, and prospects.

Investors should consider the Company’s prospects in light of the costs, uncertainties, delays, and difficulties frequently encountered by companies in the early stages of mining development and production. Any evaluation of Ferrox’s business and prospects must be considered in the context of the significant risks, expenses, and challenges faced by early-stage mining companies operating in emerging markets.

Ferrox is substantially dependent on a single mining asset, the Tivani Project, and any adverse developments affecting this project could have a material adverse effect on Ferrox’s business and financial condition.

Ferrox’s business is substantially dependent on the Tivani Project, a titanium-bearing magnetite mining operation located in Limpopo Province, South Africa. The Tivani Project is described in an S-K 1300 Technical Report Summary that reports a Mineral Resource Estime of approximately 321.2 million tonnes.

All of Ferrox’s anticipated future revenues are expected to be derived from, this single project. Unlike diversified mining companies that derive revenues from multiple projects across various geographies and commodity types, Ferrox’s entire projected revenue base is concentrated in a single asset. Any adverse development affecting the Tivani Project could have a disproportionate and potentially devastating impact on Ferrox’s business and financial condition. Such adverse developments could include, among others, unfavorable geological conditions or depletion of accessible ore bodies; adverse regulatory actions or changes in the South African mining legal and regulatory framework; community disputes or opposition to mining activities; environmental incidents or contamination; natural disasters, extreme weather events, or other force majeure occurrences; infrastructure failures, including disruptions to power supply, water access, or transportation routes; and labor disputes or work stoppages. There can be no assurance that any such event will not occur, and any significant disruption to operations at the Tivani Project could have a material adverse effect on Ferrox’s business, results of operations, and financial condition.

Ferrox will require significant additional capital to fund its operations and growth plans, and there can be no assurance that such capital will be available on acceptable terms, if at all.

Ferrox will require significant additional capital to fund its planned production of approximately 50,000 tonnes to 150,000 tonnes of run-of-mine ore per month at the Tivani Project, as well as to fund ongoing operations, exploration, and general working capital needs. Mining operations are inherently capital intensive, requiring substantial expenditures for equipment procurement and maintenance, infrastructure development, processing facility expansion, environmental compliance, and workforce-related costs.

As of June 30, 2026, Ferrox had cash of approximately $2.4 million, current liabilities of approximately $9.4 million and a working-capital deficit of approximately $4.6 million. Ferrox’s interim financial statements also report an accumulated deficit of approximately $100.4 million and state that these conditions raise substantial doubt about Ferrox’s ability to continue as a going concern. Ferrox may be required to seek additional financing through equity offerings, debt instruments, strategic partnerships or other arrangements. Any future equity financings could result in significant dilution to existing stockholders, and any debt financings could impose restrictive covenants that limit Ferrox’s operational flexibility. The availability and terms of any such financing will depend on a number of factors, many of which are beyond Ferrox’s control, including prevailing market conditions, the market prices of ilmenite and magnetite, investor sentiment toward the mining sector, the political and economic environment in South Africa, and the Company’s operational performance and financial condition at the time financing is sought. If Ferrox is unable to obtain additional financing on acceptable terms or at all, it may be required to delay, scale back or abandon its expansion plans, which could have a material adverse effect on its business and prospects.

Ferrox’s revenues and profitability are highly dependent on the prevailing market prices for ilmenite, magnetite iron, and potentially vanadium pentoxide, which are subject to significant volatility.

Ferrox’s financial performance is highly sensitive to fluctuations in the market prices of its principal products, including ilmenite concentrate (currently trading in the range of approximately $250 to $350 per tonne) and magnetite iron (approximately $100 per tonne). The Company may also derive revenues from vanadium pentoxide extraction in the future, subject to similar price volatility.

These commodity prices are determined by global supply and demand dynamics over which Ferrox has no control and are influenced by a wide range of factors, including global economic conditions, construction and industrial activity levels, production decisions by major producers (particularly in China), currency exchange rate fluctuations, trade policies and tariffs, technological developments affecting demand for titanium dioxide and related products, and speculative activity in commodity markets. Significant or sustained declines in the market prices of ilmenite, magnetite iron, or vanadium pentoxide could render Ferrox’s planned operations uneconomic, cause the Company to delay or forgo the commencement of production, or result in write-downs of the carrying value of its mineral properties and related assets. Because Ferrox is an early-stage company with a single mineral project and a limited ability to hedge its commodity price exposure, it is particularly vulnerable to commodity price volatility. Even if the Company is able to commence production, low commodity prices could materially reduce Ferrox’s future revenues and profitability and impair its ability to fund operations and growth plans from internal cash flow.

Ferrox faces significant competition from larger, more established mining companies with greater financial and technical resources.

The global titanium minerals and iron ore mining industries are highly competitive. Ferrox competes with a number of larger, more established mining companies that have significantly greater financial, technical, and operational resources, including Tronox Holdings plc, Rio Tinto Limited (through its Richards Bay Minerals joint venture), Kenmare Resources plc, Iluka Resources Limited, and Base Resources Limited, among others. These competitors have established mining operations, diversified asset portfolios across multiple geographies and commodities, greater access to capital markets, more extensive customer relationships, and greater economies of scale.

In addition, many of these competitors benefit from long-established reputations and brand recognition within the titanium minerals market that Ferrox, as a development-stage company, does not possess. Ferrox’s ability to compete effectively will depend on a number of factors, including its ability to produce ilmenite and magnetite concentrate of acceptable quality at competitive cost, to establish and maintain reliable customer relationships, to secure access to transportation and logistics infrastructure, and to attract and retain qualified personnel. There can be no assurance that Ferrox will be able to compete successfully against its larger and better-capitalized competitors, and the failure to do so could have a material adverse effect on the Company’s business, results of operations, and financial condition.

Ferrox’s success depends on its ability to attract and retain key personnel, including experienced mining engineers, geologists, and management with expertise in South African mining operations.

Ferrox’s success is substantially dependent on the continued service and performance of its small management team and key technical personnel, including experienced mining engineers, geologists, metallurgists, and operations managers with specialized expertise in South African mining operations. The loss of any one or more of these key individuals could materially disrupt the Company’s operations, delay its expansion plans, and adversely affect its ability to execute its business strategy. There can be no assurance that Ferrox will be able to retain its existing key personnel or attract additional qualified individuals as needed to support the growth of its operations. Competition for qualified mining professionals in South Africa is intense, particularly for individuals with specialized expertise in titanium-bearing mineral extraction and processing.

Ferrox’s ability to recruit and retain key personnel may be adversely affected by its status as an early-stage company with limited financial resources, the remote location of the Tivani Project in Limpopo Province, and its incorporation in the British Virgin Islands, which may complicate employment arrangements and create uncertainty regarding employment terms and conditions. If Ferrox is unable to attract and retain the personnel necessary to operate and expand its business, its results of operations and prospects could be materially and adversely affected.

Ferrox’s business is dependent on its ability to enter into and maintain offtake agreements and customer relationships on favorable terms.

Ferrox’s ability to generate revenue and achieve profitability is dependent on its ability to enter into and maintain offtake agreements and customer relationships for the sale of its ilmenite concentrate, magnetite iron, and other mineral products on favorable terms. As of the date of this registration statement, Ferrox has not entered into any long-term binding offtake agreements.

There can be no assurance that Ferrox will be able to negotiate and execute offtake agreements on commercially acceptable terms, or that any such agreements, once executed, will be honored by the counterparties or will provide sufficient revenue to support the Company’s operations and growth plans. Ferrox may face significant customer concentration risk if a small number of buyers account for a disproportionate share of its revenues. In addition, because the Company is a development-stage company without an established track record of consistent supply, prospective buyers may have significant bargaining power in negotiations and may demand pricing concessions, quality guarantees, or other terms that are unfavorable to Ferrox.

The failure to enter into and maintain adequate offtake arrangements could result in an inability to sell the Company’s products at acceptable prices or at all, which could have a material adverse effect on Ferrox’s business, results of operations, and financial condition.

Ferrox’s insurance coverage may not be adequate to cover all potential losses and liabilities inherent in mining operations.

Mining operations are subject to numerous hazards, including rock falls, cave-ins, flooding, fire, explosions, equipment failures, structural failures, ground subsidence, environmental contamination, chemical spills, and adverse weather conditions. Any of these hazards could result in personal injury or death, damage to or destruction of property, equipment, or mineral resources, environmental damage, delays in or suspension of operations, and monetary losses.

While Ferrox maintains insurance coverage for certain of these risks, there can be no assurance that such coverage will be adequate to cover all potential losses or liabilities, or that all risks are insurable. Certain risks inherent in mining operations, such as certain forms of environmental contamination, may be uninsurable or may be insurable only at premiums that are prohibitively expensive. The South African insurance market for mining operations may not offer the same breadth of coverage or competitive pricing available in more developed markets. If Ferrox suffers a significant loss or liability for which it does not have adequate insurance coverage, the uninsured or underinsured loss could have a material adverse effect on the Company’s business, financial condition, and results of operations. Furthermore, there can be no assurance that Ferrox will be able to maintain its existing insurance coverage on commercially reasonable terms, or that such coverage will continue to be available in the future.

Ferrox faces cybersecurity and operational technology risks that could disrupt its mining operations and compromise sensitive data.

Ferrox’s mining operations are increasingly reliant on operational technology systems, automated equipment, and information technology infrastructure for production management, processing control, logistics coordination, financial reporting, and communication.

As with all companies dependent on technology systems, Ferrox is subject to the risk of cyberattacks, data breaches, ransomware, and other security incidents that could disrupt its operations, compromise sensitive business or personal data, result in financial losses, and expose the Company to regulatory penalties and reputational harm. The mining industry has become an increasing target for sophisticated cyber threats, and there can be no assurance that Ferrox’s security measures will be sufficient to prevent or detect all such incidents.

The remote location of the Tivani Project in Limpopo Province may limit the availability of specialized information technology support resources, potentially increasing the time required to respond to and remediate cybersecurity incidents. A significant cybersecurity breach or operational technology failure could result in production downtime, loss of processing control, compromise of proprietary geological or operational data, disruption to supply chain and logistics operations, and unauthorized disclosure of confidential business information. Any such event could have a material adverse effect on Ferrox’s business, results of operations, and financial condition, and could subject the Company to legal and regulatory liability.

Risks Related to Ferrox’s Mining Operations in South Africa

South Africa’s electricity supply has historically been unreliable, and Ferrox’s mining operations may be adversely affected by power supply disruptions and rising electricity costs.

South Africa has experienced prolonged periods of rolling power outages, commonly referred to as “load shedding,” resulting from insufficient electricity generation capacity operated by Eskom, the state-owned power utility. Although the country achieved more than 400 consecutive days without load shedding by 2026, there can be no assurance that load shedding or other disruptions to the national power grid will not resume.

Mining operations are inherently energy-intensive, and any interruption in electricity supply could halt or significantly curtail production at Ferrox’s mine, resulting in lost revenue, increased unit costs, and potential damage to equipment or processing facilities. In addition, Eskom has implemented substantial electricity tariff increases in recent years, and further significant increases are anticipated. Rising electricity costs directly increase Ferrox’s operating expenditures and may adversely affect the economic viability of certain mining and processing activities. To mitigate the risk of power supply disruptions, Ferrox may be required to invest in backup diesel generation or alternative energy sources, which would entail significant capital expenditure and ongoing fuel costs. There can be no assurance that such measures will fully offset the impact of grid instability or that the cost of backup generation will not materially erode profitability.

Water scarcity in Limpopo Province may constrain Ferrox’s mining operations and increase operational costs.

Ferrox’s mining operations are located in Limpopo Province, a semi-arid region of South Africa that faces chronic water scarcity. Surface water and groundwater resources in the province are limited, unevenly distributed, and in many catchments already overallocated relative to sustainable yields. Mining and mineral processing operations require significant volumes of water for ore processing, dust suppression, and related activities, and any reduction in water availability could constrain production volumes or require costly operational modifications.

Ferrox may be required to invest in water treatment, recycling, and storage infrastructure to secure adequate water supplies, which would increase both capital and operating expenditures. Water use licenses are subject to regulatory approval under South Africa’s National Water Act, and there can be no assurance that Ferrox will obtain or retain the water use authorizations necessary to support its planned operations. Furthermore, the effects of climate change, including more frequent and prolonged droughts, may exacerbate water scarcity in the region and impose additional constraints on Ferrox’s ability to operate at planned capacity.

Inadequate transportation infrastructure, including rail and port constraints, may impair Ferrox’s ability to deliver its products to market and increase logistics costs.

The efficient transport of mineral products from mine to market is essential to Ferrox’s business, and South Africa’s transportation infrastructure has experienced significant challenges in recent years. Rail and port operations managed by Transnet, the state-owned logistics enterprise, have been subject to capacity constraints, equipment failures, and operational inefficiencies. Although reform efforts and increased private sector participation have begun to improve certain logistics corridors, these initiatives remain in early stages, and substantial bottlenecks in mineral export logistics persist.

Ferrox’s mine is located approximately 35 kilometers east of Tzaneen in Limpopo Province. Logistics costs associated with the transport of bulk mineral products can represent up to one-third of total operational expenditure for mining companies in the region. In the event that rail capacity is unavailable or unreliable, Ferrox may be compelled to rely on road transportation as a fallback, which is significantly more expensive and subject to its own constraints, including road conditions, load restrictions, and fuel costs. Any sustained disruption or deterioration in transportation infrastructure could materially impair Ferrox’s ability to deliver its products to customers on a timely and cost-effective basis.

Ferrox’s mineral resource and reserve estimates are subject to significant uncertainty, and actual production and recoveries may differ materially from current estimates.

Ferrox’s current mineral resource estimate, as reported in an S-K 1300 Technical Report Summary, indicates an estimated 321.24 million tonnes of mineral resources. However, mineral resource and reserve estimates are inherently subject to significant uncertainty and are based on a variety of geological assumptions, drilling and sampling data, statistical analyses, and metallurgical test results.

There can be no assurance that the indicated tonnages and grades will be confirmed by further exploration or development work, or that the estimated mineral resources will be converted to mineral reserves. Actual grades, tonnages, and metallurgical recoveries achieved during mining and processing operations may differ materially from those predicted by the current resource estimates. In addition, Ferrox is currently negotiating extensions to its mining area that, if successfully concluded, could add an estimated 1.0 to 1.5 billion tonnes of additional resources. However, there can be no assurance that such extension negotiations will be completed on favorable terms, or at all, or that the additional resources, if acquired, will prove to be economically recoverable. Any material discrepancy between estimated and actual mineral resources or recoveries could have a material adverse effect on Ferrox’s financial condition and results of operations.

Mining operations are inherently hazardous, and Ferrox may be subject to health and safety incidents that could result in injuries, fatalities, regulatory action, or operational disruptions.

Open pit mining operations, by their nature, involve significant health and safety risks to workers and the surrounding community. These risks include, but are not limited to, rockfalls, slope failures, heavy equipment accidents, explosives handling, exposure to dust and other airborne particulates, and heat-related illness. Ferrox’s operations are subject to the South African Mine Health and Safety Act, 1996 (Act No. 29 of 1996), which imposes extensive obligations on mine operators regarding the health and safety of employees and contractors. South African mining operations are subject to regular inspections by the Department of Mineral Resources and Energy, and inspectors have broad authority to issue directives, including Section 54 stoppages that may require the immediate cessation of all or part of mining operations pending the remediation of identified safety hazards. Such stoppages can result in significant lost production and revenue.

In addition, Ferrox is required to maintain workers’ compensation coverage and may face claims for occupational diseases, injuries, or fatalities. Any significant health and safety incident, regulatory enforcement action, or sustained pattern of safety violations could result in material financial losses, reputational damage, and adverse regulatory consequences.

Ferrox’s mining right is subject to renewal and compliance requirements under the MPRDA, and there can be no assurance that Ferrox will be able to maintain or renew its mining rights.

Ferrox holds a mining right granted in December 2013 under South Africa’s Mineral and Petroleum Resources Development Act, 2002 (“MPRDA”) for the mining of iron ore, titanium, and vanadium. The mining right was granted for an initial term of 30 years, with the right to apply for renewal for an additional 30-year period upon expiry.

The continued validity of the mining right is subject to ongoing compliance with the terms and conditions of the right, including obligations under Ferrox’s approved Social and Labour Plan and Environmental Management Programme. Failure to comply with the requirements of the MPRDA or the conditions of the mining right could result in suspension or cancellation of the right by the Minister of Mineral Resources and Energy, who retains broad discretion in such matters. In addition, there can be no assurance that Ferrox will be able to successfully renew its mining right upon expiry of the initial term, or that any renewal will be granted on terms acceptable to Ferrox. The loss of, or any material limitation on, Ferrox’s mining right would have a material adverse effect on Ferrox’s business, financial condition, and results of operations.

South Africa’s political and economic environment is subject to uncertainty, which could adversely affect Ferrox’s operations and the value of its assets.

South Africa has experienced periods of significant political transition and policy uncertainty that have affected investor confidence and the operating environment for mining companies. The country faces persistent economic challenges, including high unemployment, widespread inequality, and periodic fiscal pressures that have contributed to concerns about the sovereign credit rating. Following the 2024 general elections, South Africa is governed by a Government of National Unity, and the long-term stability and policy direction of this arrangement remain uncertain.

Although South Africa’s Constitution provides protections against arbitrary expropriation of property and requires that compensation be paid in the event of expropriation, there have been periodic political discussions regarding the nationalization of mining assets and the amendment of property rights provisions. Any material change in government policy regarding the mining sector, foreign investment, or property rights could adversely affect the regulatory environment in which Ferrox operates and the value of its assets. There can be no assurance that political or economic developments in South Africa will not have a material adverse effect on Ferrox’s business, financial condition, or results of operations.

Ferrox is exposed to foreign currency exchange rate fluctuations, particularly between the U.S. dollar and the South African rand, which could materially impact its financial results.

Ferrox’s mineral products are expected to be sold at prices denominated in, or benchmarked to, U.S. dollars, while the substantial majority of its operating costs, including labor, electricity, water, and local services, are denominated in South African rand. The South African rand has historically exhibited significant volatility against the U.S. dollar, and fluctuations in the USD/ZAR exchange rate can have a material impact on Ferrox’s reported revenues, operating margins, and overall profitability.

A strengthening of the rand against the U.S. dollar would reduce the rand-equivalent value of Ferrox’s revenues while its rand-denominated costs remain unchanged, thereby compressing margins. In addition, South African exchange control regulations administered by the South African Reserve Bank may restrict Ferrox’s ability to manage its foreign currency exposures through hedging arrangements or the free conversion and remittance of funds. Ferrox’s corporate structure, which includes a British Virgin Islands holding company, adds further complexity to the management of currency flows and may require regulatory approvals for certain intercompany transactions. There can be no assurance that Ferrox will be able to effectively manage its foreign currency exposure, and adverse exchange rate movements could materially affect its financial results and the value of its assets.

South African exchange control regulations may restrict Ferrox’s ability to repatriate profits and move capital out of South Africa.

South Africa maintains exchange control regulations administered by the South African Reserve Bank that govern the flow of capital into and out of the country. These regulations impose restrictions on, among other things, the payment of dividends and other distributions to foreign shareholders, the making and repayment of intercompany loans between South African subsidiaries and foreign parent companies, and the payment of management fees, royalties, and other charges to non-resident related parties. Regulatory approvals from the South African Reserve Bank or its authorized dealers may be required for certain cross-border transactions. These exchange control restrictions may limit Ferrox’s ability to repatriate profits from its South African mining operations to its BVI parent entity, and may restrict the parent entity’s ability to fund its own obligations or pay dividends to its shareholders. Any tightening of exchange control regulations, or delays in obtaining necessary approvals for cross-border capital flows, could adversely affect Ferrox’s liquidity and its ability to distribute returns to shareholders. There can be no assurance that the exchange control regime will not become more restrictive in the future, or that the current regulatory framework will be applied in a manner that does not adversely affect Ferrox’s financial flexibility and capital allocation.

Risks Related to the Ilmenite and Titanium Dioxide Markets

The global ilmenite and titanium dioxide markets are subject to cyclical demand patterns and price volatility, which could adversely affect Ferrox’s revenues and profitability.

The markets for ilmenite and titanium dioxide (“TiO2”) are inherently cyclical and have historically experienced significant price volatility driven by fluctuations in global supply and demand. The global ilmenite market was valued at approximately $9.5 billion in 2024 and is projected to reach $20.4 billion by 2034, reflecting a compound annual growth rate of approximately 8%. However, short-term price movements can be substantial; as of the first quarter of 2026, ilmenite prices ranged from $259 to $373 per metric ton, reflecting divergent regional demand conditions and varying feedstock quality.

Ferrox’s ilmenite concentrate, targeted at approximately 56% TiO2 and which Ferrox intends to sell at prices between $250 and $350 per tonne, would be directly exposed to these market fluctuations. Demand for ilmenite is principally driven by end-use industries — including construction, automotive manufacturing, and broader industrial activity — that consume TiO2 pigment in paints, coatings, plastics, and paper products. The paint and coatings sector alone accounts for approximately 52.3% of global ilmenite demand through its consumption of TiO2 pigment. During periods of economic contraction, demand from these end markets typically declines, which in turn reduces consumption of TiO2 pigment and the underlying ilmenite feedstock. A prolonged economic downturn or recession in one or more of the major consuming regions could materially reduce demand for Ferrox’s products and compress the prices at which the Company is able to sell its ilmenite concentrate. TiO2 pigment prices have also exhibited considerable variability, trading in the range of $2,000 to $2,900 per tonne in recent periods. Because TiO2 pigment producers represent the primary customer base for ilmenite concentrate, a decline in pigment prices typically translates into downward pressure on ilmenite feedstock pricing. The cyclical nature of these interconnected markets means that periods of oversupply, inventory destocking, or demand weakness at any point in the value chain could adversely affect Ferrox’s revenues, margins, and overall financial condition.

China’s dominance in global TiO2 production and its trade policies, including export restrictions, could materially affect the pricing and availability of titanium feedstocks and disrupt global supply chains.

China is the dominant producer of TiO2 pigment globally and is a significant participant across the titanium value chain, from feedstock processing to finished pigment and titanium sponge production. The concentration of TiO2 production capacity in China exposes the global market to policy decisions made by the Chinese government, including the imposition of export restrictions on titanium-related products. Such restrictions, which have been implemented or proposed at various times, could limit the availability of Chinese TiO2 supply to international markets, create artificial scarcity, and drive volatility in global pricing for both TiO2 pigment and the ilmenite feedstock from which it is produced.

Conversely, Chinese overcapacity in TiO2 pigment production could result in aggressive export pricing that depresses global pigment prices and, by extension, feedstock prices. Chinese producers may benefit from government subsidies, preferential access to low-cost energy, and other forms of state support that enable them to produce at costs below those achievable by producers in other jurisdictions. These competitive dynamics could erode margins for non-Chinese feedstock suppliers, including Ferrox. Additionally, escalating trade tensions between China and the United States, the European Union, and other major economies — including the imposition of tariffs and counter-tariffs — introduce further uncertainty into global titanium supply chains and could materially affect the demand for and pricing of Ferrox’s ilmenite concentrate.

A significant portion of ilmenite demand is concentrated in the paint and coatings industry, and a downturn in that industry could disproportionately affect demand for Ferrox’s products.

The paint and coatings industry is the single largest end-use market for TiO2 pigment, accounting for approximately 52.3% of global ilmenite demand. TiO2 pigment is the predominant white pigment used in architectural and industrial coatings due to its superior opacity, brightness, and ultraviolet resistance. Because such a substantial share of downstream ilmenite consumption is attributable to a single industry, any sustained downturn in the paint and coatings sector would disproportionately reduce demand for Ferrox’s ilmenite concentrate.

The paint and coatings industry is, in turn, heavily dependent upon the health of the global construction and housing markets. A decline in residential or commercial construction activity—whether caused by rising interest rates, tightening credit conditions, regulatory changes, or macroeconomic weakness—could significantly reduce demand for architectural coatings and, consequently, for TiO2 pigment and ilmenite feedstock. Moreover, the potential development and commercial adoption of substitute white pigments or alternative coating technologies could erode TiO2’s dominant market position over time. If one or more viable alternatives to TiO2 pigment were to achieve commercial scale, the resulting reduction in TiO2 demand would adversely affect the market for ilmenite concentrate and could materially harm Ferrox’s revenues and operating results.

The development of substitute products or alternative technologies could reduce demand for ilmenite and TiO2, adversely affecting Ferrox’s business.

Ongoing research and development efforts are directed toward the identification and commercialization of alternative white pigments and opacifying agents that could, if successfully developed, reduce the paint and coatings industry’s reliance on TiO2 pigment. While TiO2 currently remains the industry standard due to its unmatched refractive index and opacity characteristics, advances in materials science could yield viable substitutes. Any meaningful displacement of TiO2 by alternative pigments would reduce demand for the ilmenite feedstock from which TiO2 is primarily produced.

Beyond the pigment market, broader shifts in the titanium metal value chain also present substitution risks. Titanium metal, for which ilmenite is a principal feedstock, faces potential competition from advanced composite materials, aluminum-lithium alloys, and other lightweight structural materials that are increasingly used in aerospace, automotive, and industrial applications. Additionally, the growing capacity for recycling titanium scrap and revert materials may reduce demand for primary titanium feedstock over time, including ilmenite concentrate. Technological evolution within the coatings industry itself—including the accelerating transition from solvent-borne to waterborne coatings, the adoption of powder coating systems, and the development of high-performance coatings that require lower pigment loading—could also reduce per-unit consumption of TiO2 pigment. If any combination of these substitution and technology trends were to materially reduce overall demand for ilmenite or the prices at which it can be sold, Ferrox’s business, financial condition, and results of operations could be adversely affected.

Global supply chain disruptions, including shipping constraints and geopolitical conflicts, could impair Ferrox’s ability to deliver products to international customers.

Ferrox’s mining operations are located in South Africa, and the Company relies on international shipping routes to deliver its ilmenite concentrate to customers in Asia, Europe, and other global markets. The Company’s supply chain is therefore exposed to disruptions in global maritime logistics, including port congestion, container and bulk carrier shortages, and route-specific interruptions.

Recent disruptions in the Red Sea — arising from regional geopolitical conflicts — have forced the rerouting of commercial vessels, increasing transit times and freight costs for shipments between southern Africa and key markets in Europe and Asia. Geopolitical instability in other regions, including ongoing conflicts that affect major trade routes, could further impair the Company’s logistics operations and increase the cost of delivery to international customers. Mining disruptions in Australia, Mozambique, and other major ilmenite-producing regions — whether caused by weather events, labor disputes, regulatory actions, or political instability — could also alter global supply dynamics in ways that affect pricing and customer procurement decisions. Elevated freight costs, reduced vessel availability, and extended lead times may erode Ferrox’s competitive position relative to producers located closer to key consuming markets. If the Company is unable to reliably and cost-effectively deliver its products to customers, its revenues, customer relationships, and business prospects could be materially and adversely affected.

The titanium metal market is highly concentrated among a limited number of end-use industries, and changes in demand from the aerospace and defense sector could significantly impact the market for Ferrox’s ilmenite concentrate.

The aerospace and defense industry is the single largest consumer of titanium metal globally, utilizing titanium’s exceptional strength-to-weight ratio and corrosion resistance in the manufacture of airframes, jet engine components, and military systems. Additional significant end markets include medical devices — particularly orthopedic implants such as hip and knee replacements — and consumer products, including sporting goods such as golf clubs and bicycle frames.

The concentration of titanium metal demand among a relatively small number of end-use industries means that demand fluctuations in any one sector can have an outsized effect on the overall market for titanium feedstock, including ilmenite concentrate. Demand from the aerospace sector is inherently cyclical and is influenced by commercial aircraft order backlogs, airline fleet replacement cycles, and the financial health of major airframe and engine manufacturers. The aerospace supply chain is further concentrated among a limited number of large prime contractors and their tier-one suppliers, such that changes in procurement strategy or production rates by companies such as Boeing and Airbus can materially affect demand throughout the titanium value chain. Defense spending, which constitutes a significant share of titanium metal consumption, is subject to government budgetary processes and geopolitical priorities that can shift unpredictably. In the medical device sector, demand for titanium implants is influenced by demographic trends, healthcare spending, and evolving regulatory requirements governing the approval and manufacture of implantable devices. Changes in regulatory standards or reimbursement policies in major markets could reduce demand for titanium-based medical products. If demand from one or more of these concentrated end-use industries were to decline materially, the resulting reduction in titanium metal production could decrease demand for ilmenite feedstock and adversely affect Ferrox’s sales volumes, pricing, and financial performance.

Risks Related to Regulatory and Legal Matters

Ferrox is subject to extensive mining and environmental regulations in South Africa, and changes in laws or regulations, or the interpretation thereof, could increase costs or restrict operations.

Ferrox’s mining operations in South Africa are governed by a comprehensive and evolving regulatory framework, including the Mineral and Petroleum Resources Development Act, 2002 (the “MPRDA”), the National Environmental Management Act, 1998 (“NEMA”), the Mine Health and Safety Act, 1996, and their respective regulations. These laws impose rigorous obligations with respect to mine planning, environmental management, health and safety standards, and community engagement.

Compliance with these requirements entails significant ongoing costs, including expenditures for monitoring, reporting, remediation, and the implementation of environmental management plans. The South African mining regulatory landscape is subject to frequent amendment and reinterpretation by governmental authorities. Proposed or enacted changes to the MPRDA, NEMA, or related legislation could impose additional requirements on Ferrox’s operations, restrict the scope of permissible mining activities, or increase the costs of compliance. Any failure to comply with applicable laws and regulations could expose Ferrox to administrative penalties, fines, suspension or revocation of its mining right, or civil and criminal liability, any of which could have a material adverse effect on the Company’s business, financial condition, and results of operations. Moreover, changes in the interpretation or enforcement of existing regulations by the Department of Mineral Resources and Energy or other governmental authorities may be difficult to predict and could require Ferrox to make additional capital investments, modify its mining plans, or curtail or cease certain operations. There can be no assurance that the regulatory environment in which Ferrox operates will remain stable or that future regulatory developments will not materially and adversely affect Ferrox’s operations or financial performance.

Ferrox’s compliance with South Africa’s Broad-Based Black Economic Empowerment (B-BBEE) requirements, including the Mining Charter, is essential to maintaining its mining rights and operating licenses.

Under the Broad-Based Socio-Economic Empowerment Charter for the Mining and Minerals Industry (“Mining Charter III”), holders of mining rights in South Africa are required to maintain a minimum of 30% ownership by Historically Disadvantaged South Africans (“HDSAs”), comprising a minimum of 20% held by BEE entrepreneurs, 5% by employees through an employee share ownership plan, and 5% by mine communities or community trusts.

Under the Red River Joint Venture Agreement, Red River Exploration and Mining (Proprietary) Limited (“Red River”) will become a 26% participant in the joint venture, entitled to 26% of the net income from the joint venture, once it has paid its 26% share of the development costs incurred to date, as adjusted for all additional development costs incurred, or once its 26% share of the joint venture’s net income exceeds the amount it is required to contribute. Red River will not receive any income from the joint venture before that time and is not entitled to any royalty from the joint venture. As of June 30, 2026, Red River had not paid its share of such development costs and had not earned or vested its participating interest, and Tivani remained entitled to 100% of the project’s revenues and economic benefits (see Note 5 to Ferrox’s unaudited condensed consolidated interim financial statements). While the “once empowered, always empowered” principle, which provides that ownership credits obtained at any point in time continue to be recognized even if the relevant HDSA shareholders subsequently dispose of their interests, has been upheld by the South African courts, this principle may be subject to future legal or regulatory challenges that could alter its applicability. Compliance with Mining Charter III extends beyond ownership requirements and encompasses procurement, employment equity, human resource development, and community development obligations. Ferrox must demonstrate meaningful and substantive compliance across multiple scorecards, and failure to achieve or maintain the required levels of compliance could result in penalties, the imposition of conditions on Ferrox’s mining right, or, in the most severe cases, the suspension or cancellation of such mining right. Any such action would have a material adverse effect on Ferrox’s ability to conduct its operations and on its business, financial condition, and results of operations. In addition, the Mining Charter and related B-BBEE legislation are subject to periodic review and amendment by the South African government. Future amendments may increase the minimum ownership thresholds, impose additional compliance obligations, or alter the criteria by which compliance is measured. There can be no assurance that Ferrox will be able to achieve or maintain compliance with current or future B-BBEE requirements without incurring material additional costs or making changes to its ownership structure or operations.

Changes to South Africa’s tax and mineral royalty regime could increase Ferrox’s operating costs and reduce profitability.

Ferrox’s South African subsidiary, Tivani (Pty) Limited, is subject to a range of taxes and fiscal obligations, including corporate income tax at the prevailing statutory rate and mineral royalties payable to the South African Revenue Service (“SARS”) under the Mineral and Petroleum Resources Royalty Act, 2008. For purposes of estimating Tivani’s mineral royalty obligations, management applies a royalty rate of 3.2% to a theoretical value of $18.00 per tonne of run-of-mine (“ROM”) material mined at the Tivani Project, which produces an estimated royalty of approximately $0.576 per ROM tonne (approximately ZAR 9.45 tonne, based on management’s estimated exchange rate of ZAR 16.40 per $1.00). The actual royalty payable will be determined under the applicable statutory royalty calculation, which may differ from management’s estimate, and under SARS guidance royalties are triggered on the transfer of extracted mineral resources rather than on mining alone. Ferrox is also subject to South Africa’s carbon tax regime, which imposes levies on greenhouse gas emissions and may result in increased operating costs as the tax rates are escalated over time in accordance with the government’s emissions reduction targets.

South Africa faces ongoing fiscal pressures, including budgetary deficits and rising public debt, which may lead the government to increase existing taxes or royalty rates or to introduce new taxes applicable to the mining sector. Any such changes could materially increase Ferrox’s operating costs and reduce its profitability. Furthermore, given Ferrox’s corporate structure, with a BVI-incorporated holding company and South African operating subsidiary, the Company is subject to transfer pricing rules and thin capitalization provisions under South African tax law, as well as potential scrutiny by the South African Revenue Service regarding intercompany transactions and the allocation of profits between jurisdictions. There can be no assurance that Ferrox’s tax positions will not be challenged by the relevant tax authorities, or that changes in tax legislation, regulations, or their interpretation will not have a material adverse effect on Ferrox’s financial condition and results of operations. The Company may also be subject to double taxation or tax disputes arising from the interaction of BVI and South African tax regimes, which could further increase its effective tax burden.

Ferrox’s mining operations require numerous governmental permits and approvals, and delays or failures in obtaining or renewing such permits could adversely affect its operations.

The conduct of Ferrox’s mining operations requires a broad array of governmental permits, licenses, and authorizations, including, among others, environmental authorizations under NEMA, water use licenses under the National Water Act, waste management licenses, air quality permits, and approvals from the Department of Mineral Resources and Energy.

The processes for obtaining and renewing such permits are often protracted and unpredictable, and may be subject to objections from local communities, non-governmental organizations, or other interested and affected parties, which can cause significant delays. Government capacity constraints, including personnel shortages and administrative backlogs within the relevant regulatory authorities, may further slow the processing of permit applications and renewals. There can be no assurance that Ferrox will be able to obtain all required permits and approvals in a timely manner, or at all, or that the conditions imposed in connection with such permits will not restrict or limit the scope of Ferrox’s operations. Any material delay in obtaining or renewing required permits, or any denial of a permit application, could result in the suspension of operations, increased costs, or the need to modify mining plans, any of which could have a material adverse effect on Ferrox’s business, financial condition, and results of operations.

Ferrox is subject to South African procurement requirements that mandate sourcing a significant portion of goods from local manufacturers, which may increase costs or limit operational flexibility.

Under Mining Charter III and related procurement requirements, mining right holders in South Africa are required to procure a minimum of 70% of mining goods from South African manufacturers. These local content requirements are designed to promote the development of domestic manufacturing capacity and broad-based economic participation, but they may limit Ferrox’s ability to source the lowest-cost or best-available equipment, materials, and supplies from international suppliers. In certain cases, specialized mining equipment or components may not be manufactured domestically, requiring Ferrox to seek exemptions or to accept higher costs or longer lead times when procuring from local suppliers.

Compliance with these procurement requirements imposes an ongoing monitoring and reporting burden on Ferrox, including the need to maintain detailed records of procurement expenditures, supplier classifications, and local content verification. Failure to meet the prescribed procurement thresholds could result in adverse findings on Mining Charter compliance scorecards, which may in turn affect Ferrox’s ability to obtain or retain governmental permits, licenses, and mining rights. Any material increase in procurement costs or reduction in operational flexibility arising from these requirements could adversely affect Ferrox’s competitiveness, profitability, and results of operations.

Ferrox’s operations are subject to Social Labour Plan obligations, and failure to meet these commitments could result in penalties or loss of its mining right.

As a condition of holding a mining right under the MPRDA, Ferrox is required to develop and implement Social Labour Plans (“SLPs”) that set forth the Company’s commitments with respect to skills development, mine community development, housing and living conditions, and local economic development. SLPs are submitted to and approved by the Department of Mineral Resources and Energy and are binding upon the mining right holder for the duration of the mining right. These obligations require significant capital expenditure and ongoing operational expenditure, and the scope of required commitments may increase upon renewal or amendment of the SLP.

The South African government has placed increasing emphasis on the enforcement of SLP obligations and may demand more ambitious commitments as a condition of granting or renewing mining rights. Non-compliance with SLP obligations can result in the issuance of directives, the imposition of fines, or the suspension or cancellation of the mining right to which the SLP relates. Any such enforcement action would have a material adverse effect on Ferrox’s ability to conduct its mining operations and on its business, financial condition, and results of operations. Furthermore, the costs associated with fulfilling SLP obligations may be difficult to predict accurately, particularly with respect to infrastructure development and community projects, which may be affected by inflation, supply chain disruptions, and community expectations.

There can be no assurance that the costs incurred in connection with SLP compliance will not be materially greater than anticipated or that Ferrox will be able to satisfy its SLP obligations within the required timeframes.

As a BVI-incorporated company with South African operations, Ferrox is subject to multiple and potentially conflicting legal and regulatory regimes, which increases compliance complexity and costs.

Ferrox is incorporated under the laws of the British Virgin Islands and conducts its mining operations in South Africa through its wholly owned subsidiary, Tivani (Pty) Limited, which participates in a joint venture with Red River Exploration and Mining (Pty) Ltd.; Red River will become entitled to a 26% participation in the net income of the joint venture once it has paid its 26% share of development costs incurred to date. Following the completion of the proposed business combination, Ferrox will also become subject to the reporting and governance requirements of the United States federal securities laws. As a result, Ferrox must navigate a complex and potentially overlapping set of legal and regulatory regimes, including BVI corporate law, South African mining and environmental law, South African corporate and tax law, and U.S. securities law, each of which imposes distinct and sometimes conflicting obligations.

In addition, Ferrox is subject to anti-corruption laws in multiple jurisdictions, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the South African Prevention and Combating of Corrupt Activities Act, 2004. These laws impose broad prohibitions on corrupt payments to government officials and require the maintenance of accurate books and records and adequate internal controls. Violations of anti-corruption laws could result in severe criminal and civil penalties, reputational harm, and the potential loss of governmental permits and mining rights. The interaction of these multiple legal regimes gives rise to increased compliance complexity and costs, including the need to maintain qualified legal and compliance personnel with expertise in each relevant jurisdiction. Transfer pricing rules, thin capitalization provisions, and foreign exchange controls applicable to Ferrox’s cross-border operations further add to this complexity.

Conflicting legal requirements across jurisdictions may require Ferrox to make difficult compliance decisions, and there can be no assurance that Ferrox will at all times be in full compliance with all applicable laws and regulations in each jurisdiction in which it operates. Any failure to comply with applicable legal and regulatory requirements could result in fines, penalties, litigation, or regulatory action, any of which could have a material adverse effect on Ferrox’s business, financial condition, reputation, and results of operations.

Risks Related to Environmental and Social Matters

Ferrox is subject to significant environmental obligations, including mine rehabilitation and closure requirements, that could result in substantial costs and liabilities.

Under the National Environmental Management Act, 1998 (“NEMA”) and the Mineral and Petroleum Resources Development Act, 2002 (“MPRDA”), Ferrox is required to maintain an approved Environmental Management Programme (“EMPr”) for its open pit mining operations in Limpopo Province. The EMPr prescribes detailed environmental management measures, mitigation commitments, and monitoring obligations that Ferrox must comply with throughout the life of the mine.

As a condition of its mining right, Ferrox is also required to plan for, and make adequate financial provision for, the rehabilitation and closure of its mining operations, including the Tivani Project and all associated infrastructure on the Rooiwater Igneous Complex. Financial provisioning for mine closure and rehabilitation may take the form of bank guarantees, trust funds, or other financial instruments acceptable to the Department of Mineral Resources and Energy (“DMRE”). The estimated costs of rehabilitation and closure are subject to periodic review and may increase materially as a result of changes in regulatory requirements, the scope of mining activities, the condition of the land, or unforeseen environmental impacts. There can be no assurance that the financial provision Ferrox has made, or will make in the future, will be sufficient to cover the actual costs of mine closure and rehabilitation.

If actual closure costs exceed Ferrox’s estimates or its available financial provision, the Company could be required to fund the shortfall from its own resources, which could have a material adverse effect on its financial condition and results of operations. In addition, Ferrox is subject to long-term post-closure monitoring and maintenance obligations that may extend for decades after the cessation of active mining. Regulatory authorities may impose additional rehabilitation or remediation requirements at any time, including requirements arising from changes to NEMA, the MPRDA, or the regulations promulgated thereunder. The imposition of more stringent environmental obligations, or a determination by the DMRE that Ferrox’s existing financial provision is inadequate, could result in substantial additional costs and liabilities that may materially and adversely affect the Company’s business, financial condition, and prospects.

Climate change and South Africa’s Climate Change Act may impose additional costs on Ferrox’s operations through carbon budgets, emissions reporting requirements, and transition risks.

South Africa’s Climate Change Act introduces the first legally binding greenhouse gas (“GHG”) mitigation framework in the country, designating mining as a priority sector subject to mandatory emissions reduction requirements. Under the Act, each mining operation is allocated a carbon budget, which establishes a five-year cap on the total permissible GHG emissions from that operation. Ferrox’s open pit mining and processing activities at the Rooiwater Igneous Complex generate GHG emissions through energy consumption, diesel-powered mobile equipment, and mineral processing, and the Company will be required to operate within its allocated carbon budget. Compliance with carbon budget allocations may require Ferrox to invest in emissions reduction technologies, modify its operational practices, or acquire carbon offsets, any of which could result in significant additional costs.

In addition to the carbon budget framework, South Africa’s carbon tax regime imposes a levy on GHG emissions above certain thresholds, and this levy is expected to increase over time as the government pursues its nationally determined contributions under the Paris Agreement. Ferrox may also be subject to enhanced emissions monitoring, reporting, and verification requirements, which will impose additional administrative and compliance costs. Failure to comply with the Climate Change Act, carbon tax obligations, or related regulations could result in penalties, operational restrictions, or the suspension or revocation of Ferrox’s mining right. Beyond the direct regulatory costs, Ferrox faces physical risks associated with climate change, including extreme weather events, prolonged drought, and increased temperatures in the Limpopo Province, any of which could disrupt mining operations, damage infrastructure, or increase operating costs.

Ferrox is also exposed to transition risks arising from the global shift toward a low-carbon economy, including increased investor and lender scrutiny of the environmental performance and carbon intensity of mining companies. If Ferrox is unable to demonstrate credible climate risk management and emissions reduction strategies, it may face difficulty accessing capital markets, increased cost of capital, or reduced demand for its products from customers with their own decarbonization commitments.

Ferrox’s mining operations may cause environmental contamination or damage that could result in significant remediation costs, regulatory penalties, and reputational harm.

Open pit mining is inherently disruptive to the natural environment. Ferrox’s operations at the Rooiwater Igneous Complex involve the removal of overburden and ore-bearing rock, the generation and management of waste rock and tailings, and the processing of titaniferous magnetite, all of which create risks of water contamination, soil degradation, and air pollution, including fugitive dust emissions.

The exposure of sulfide-bearing minerals during mining and processing may give rise to acid mine drainage (“AMD”), which can contaminate surface water and groundwater with heavy metals and acidic effluent. The management and long-term containment of waste rock dumps and tailings storage facilities require ongoing monitoring and maintenance, and any failure of containment infrastructure could result in the release of pollutants into the surrounding environment. Under South African environmental law, including NEMA and the National Water Act, 1998, Ferrox may be held liable on a strict and joint and several basis for environmental contamination caused by its mining operations, regardless of fault. This liability may extend to contamination arising from historical mining or industrial activities on or adjacent to the Company’s mining area.

If environmental contamination is identified, Ferrox may be required to undertake extensive and costly remediation measures, and may also be subject to regulatory fines, compliance notices, and directives from the Department of Water and Sanitation or the DMRE. Environmental contamination or damage could also give rise to civil claims from affected communities, landowners, or other third parties. Any significant environmental incident or finding of contamination could materially harm Ferrox’s reputation, impair its relationships with regulators and local communities, and adversely affect its ability to obtain or renew permits, approvals, and authorizations necessary for the continuation or expansion of its mining operations. The costs of environmental remediation, regulatory penalties, and associated litigation could be substantial and could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Ferrox’s operations depend on maintaining its social license to operate, and opposition from local communities or stakeholders could delay or prevent its mining activities.

Ferrox’s open pit mine is located approximately 35 kilometers east of Tzaneen in the Limpopo Province, in close proximity to established rural communities. The Company’s ability to conduct its mining operations and to develop the Tivani Project depends, in significant part, on maintaining constructive relationships with local communities and other stakeholders, and on securing and retaining its social license to operate.

Under the MPRDA, Ferrox is required to implement a Social Labour Plan (“SLP”) that commits the Company to local economic development projects, employment targets, skills development programs, and other community benefit-sharing initiatives. Failure to comply with the SLP may constitute grounds for the suspension or cancellation of Ferrox’s mining right. Local communities may oppose Ferrox’s mining activities on the basis of perceived or actual environmental impacts, displacement from traditional land, inadequate benefit-sharing, or concerns about the effect of mining on water resources, agricultural land, and livelihoods. Community protests and blockades of mining operations are common in the South African mining industry and can result in extended operational shutdowns, damage to property and equipment, and threats to the safety of employees and contractors.

There can be no assurance that Ferrox will be able to avoid community opposition or resolve disputes with local stakeholders in a timely or cost-effective manner. In addition, the area surrounding Ferrox’s mining operations may be subject to land claims or restitution proceedings under the Restitution of Land Rights Act, 1994, or other legislation addressing historical land dispossession. The resolution of land claims or the emergence of competing land use interests could delay or limit Ferrox’s mining activities, require the Company to negotiate additional compensation or benefit-sharing arrangements, or result in the loss of access to portions of its mining area. Any sustained community opposition, land dispute, or failure to maintain Ferrox’s social license to operate could have a material adverse effect on the Company’s operations, financial condition, and prospects.

Ferrox’s open pit mining operations are subject to land use, biodiversity, and conservation requirements that may limit the extent or manner of its mining activities.

The Limpopo Province is home to significant biodiversity, including areas of ecological sensitivity, protected natural habitats, wetlands, and water courses that may be located on or adjacent to Ferrox’s mining area within the Rooiwater Igneous Complex. Ferrox is required to conduct Environmental Impact Assessments (“EIAs”) and to obtain environmental authorizations under NEMA before commencing new mining or development activities, and these assessments may identify environmental constraints that limit the extent, location, or manner of mining.

The presence of species of conservation concern, critical habitats, or ecologically sensitive areas on or near the mining area may require Ferrox to implement biodiversity management plans, establish buffer zones and setbacks, relocate species, or avoid mining in certain areas entirely. Regulatory authorities may designate additional protected areas, expand existing conservation zones, or impose restrictions on land use and water abstraction in the vicinity of Ferrox’s operations. Cumulative environmental impact assessments may also result in more restrictive conditions being imposed on Ferrox’s mining right, particularly where multiple mining or industrial activities are occurring in the same catchment or ecological corridor. Any such restrictions could reduce the mineable area available to Ferrox, increase the cost and complexity of mining operations, or require modifications to the Company’s mine plan.

Failure to comply with land use, biodiversity, and conservation requirements could result in the revocation or amendment of Ferrox’s environmental authorizations, the imposition of administrative penalties, or the issuance of compliance directives that require the cessation or modification of mining activities. In addition, environmental non-governmental organizations or other interested parties may challenge Ferrox’s environmental authorizations through administrative appeals or litigation, which could result in delays, increased costs, and uncertainty regarding the Company’s ability to proceed with its planned mining activities.

Increasing global focus on environmental, social, and governance (“ESG”) standards and responsible mining practices may impose additional costs and constraints on Ferrox’s operations.

Investors, lenders, and customers are placing increasing emphasis on environmental, social, and governance (“ESG”) performance and responsible mining practices, and the mining industry is subject to particular scrutiny in this regard. Ferrox may face difficulty accessing debt and equity capital markets, or may be subject to less favorable financing terms, if it is unable to demonstrate compliance with recognized ESG standards and frameworks. Institutional investors and asset managers are increasingly applying ESG screening criteria, and certain investors may decline to invest in or may divest from mining companies that do not meet their ESG expectations.

The adoption of voluntary standards and frameworks, such as those promulgated by the Global Reporting Initiative (“GRI”), the International Council on Mining and Metals (“ICMM”), and the Initiative for Responsible Mining Assurance (“IRMA”), is increasingly expected by stakeholders, and failure to adopt or comply with such standards may impair Ferrox’s reputation and market access. Downstream customers of Ferrox’s mineral products, particularly those in the automotive, aerospace, and technology sectors, are subject to their own supply chain due diligence and responsible sourcing obligations, including under the European Union’s Corporate Sustainability Due Diligence Directive and similar regulatory frameworks. These customers may require Ferrox to demonstrate compliance with environmental and social standards as a condition of purchase, and failure to meet such requirements could result in the loss of key customer relationships.

In addition, the growing prevalence of ESG-related litigation and regulatory enforcement actions, including claims of “greenwashing” based on allegedly misleading or unsubstantiated environmental or sustainability claims, creates additional legal and reputational risks for mining companies, including Ferrox. Compliance with evolving ESG standards, reporting requirements, and responsible mining practices will require ongoing investment in environmental management systems, social programs, governance structures, and external assurance and verification. These costs may be substantial and may increase over time as standards become more stringent and stakeholder expectations continue to rise. There can be no assurance that Ferrox’s ESG performance will satisfy the expectations of all investors, lenders, customers, and other stakeholders, and any perceived or actual failure to meet ESG standards could have a material adverse effect on the Company’s access to capital, customer relationships, reputation, and business prospects.

Ferrox’s mining operations are subject to significant labor relations risks, including the potential for strikes, work stoppages, and labor disputes that could disrupt production.

South Africa has a highly unionized labor force, particularly in the mining sector, and labor relations in the industry have historically been contentious. A significant proportion of mining employees in South Africa are members of trade unions, including the National Union of Mineworkers (“NUM”) and the Association of Mineworkers and Construction Union (“AMCU”), which have engaged in prolonged strikes and other forms of industrial action at mining operations throughout the country. Ferrox’s open pit mining operations at the Tivani Project will require a substantial workforce, many of whom may be represented by one or more trade unions. The Company will be subject to South Africa’s Labour Relations Act, 1995, the Basic Conditions of Employment Act, 1997, and sector-specific collective bargaining arrangements that impose obligations regarding wages, working conditions, and employee benefits. Work stoppages, whether arising from collective bargaining disputes, sympathy strikes, or wildcat actions, could result in significant lost production, damage to equipment or infrastructure, and increased operating costs. In addition, minimum wage legislation and sectoral wage determinations applicable to the mining industry may increase Ferrox’s labor costs over time. Comparable mining companies operating in South Africa, including Tronox Holdings plc, have identified labor relations and the risk of production stoppages due to strikes as material risks in their SEC filings. There can be no assurance that Ferrox will not experience labor disputes, and any such disputes could have a material adverse effect on the Company’s business, results of operations, and financial condition.

Ferrox’s TiO2 products may face increased regulatory scrutiny regarding their safety classification, which could impede widespread usage of TiO2 and diminish demand for Ferrox’s ilmenite concentrate.

Titanium dioxide, the primary downstream product manufactured from Ferrox’s ilmenite concentrate, has been subject to increasing regulatory scrutiny in certain jurisdictions regarding its potential health effects. In 2020, the European Commission classified TiO2 as a Category 2 suspected carcinogen by inhalation under the European Union’s Classification, Labelling and Packaging (“CLP”) Regulation. While this classification applies to TiO2 in certain powder forms and does not prohibit its use, it has created uncertainty among manufacturers, regulators, and consumers regarding the long-term market for TiO2-containing products. The classification is subject to ongoing legal challenges and may be revised, but similar regulatory actions could be taken in other jurisdictions, including in the United States, China, or other major TiO2-consuming markets. If regulatory authorities impose additional restrictions on the production, sale, or use of TiO2, or if the classification of TiO2 as a potential carcinogen leads to reduced demand from the paint, coatings, plastics, or food industries, the resulting decrease in TiO2 pigment production could reduce demand for Ferrox’s ilmenite feedstock. Tronox Holdings plc has identified TiO2 regulatory scrutiny as a material risk in its 10-K annual report filings with the SEC. Any material reduction in downstream demand for TiO2 attributable to regulatory classification or restriction could have a material adverse effect on Ferrox’s revenues, profitability, and prospects.

Seasonal fluctuations in demand for TiO2 pigment and related products could cause variability in Ferrox’s future revenues and cash flows.

The markets for TiO2 pigment and the ilmenite feedstock from which it is produced are subject to seasonal demand patterns. Demand for TiO2 pigment in the paint and coatings industry is typically strongest during the spring and summer months in the Northern Hemisphere, when construction and painting activity is at its peak, and tends to weaken during the autumn and winter months. These seasonal fluctuations in downstream demand can affect the timing and volume of orders placed by Ferrox’s potential customers for ilmenite concentrate, potentially resulting in variability in the Company’s quarterly projected revenues and cash flows. As an early-stage company that has not yet commenced commercial production, Ferrox may be particularly susceptible to the effects of seasonal demand patterns. Comparable companies in the titanium minerals industry, including Tronox Holdings plc, have disclosed seasonal sales patterns as a material factor affecting their financial results.

Ferrox has no history of paying dividends and does not anticipate paying dividends for the foreseeable future.

Ferrox has never declared or paid any cash dividends on its securities and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all available funds and future earnings, if any, to fund the development and expansion of its mining operations at the Tivani Project. In addition, the terms of any future debt financing arrangements may restrict or prohibit the payment of dividends. The ability to pay dividends is also subject to South African exchange control regulations that restrict the repatriation of profits from Ferrox’s South African operating subsidiary. Any return to stockholders will therefore be limited to the appreciation, if any, in the value of their shares.

Ferrox does not currently have committed financing for its expansion plans, and the parties to the Business Combination Agreement intend to obtain financing but there are currently no commitments for such financing.

The parties to the Business Combination Agreement intend to obtain financing to support Ferrox’s operations and expansion plans following the consummation of the Business Combination; however, as of the date of this proxy statement/prospectus, there are currently no commitments for such financing. There can be no assurance that the Post-Closing Company will be able to obtain the financing necessary to fund Ferrox’s planned production of approximately 50,000 tonnes to 150,000 tonnes of run-of-mine ore per month, or that any such financing will be available on terms acceptable to the Post-Closing Company. The failure to obtain adequate financing could require the Post-Closing Company to delay, scale back, or abandon Ferrox’s expansion plans, which could materially and adversely affect the Company’s business, financial condition, and prospects.

Ferrox may face liability under anti-bribery and anti-corruption laws in multiple jurisdictions, including the U.S. Foreign Corrupt Practices Act, which could result in significant penalties and reputational harm.

Following the consummation of the Business Combination, Ferrox’s operations will be subject to anti-bribery and anti-corruption laws in multiple jurisdictions, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act 2010, and the South African Prevention and Combating of Corrupt Activities Act, 2004. These laws broadly prohibit corrupt payments to government officials and impose requirements for accurate books and records and adequate internal accounting controls. Mining operations in South Africa require extensive interaction with government authorities at the national, provincial, and local levels for permits, licenses, approvals, and inspections, creating an inherent risk of exposure to corrupt solicitations. Ferrox may also engage third-party agents, consultants, and intermediaries whose conduct could expose the Company to liability under anti-corruption laws, even where the Company did not authorize or have knowledge of the improper conduct. Comparable mineral sands companies, including Tronox Holdings plc, have identified FCPA and anti-bribery compliance as material risks in their SEC filings. Any violation of applicable anti-corruption laws could result in substantial criminal and civil fines and penalties, disgorgement of profits, injunctive relief, debarment from government contracts, reputational damage, and the potential loss of governmental permits and mining rights.

Ferrox’s operations in South Africa expose the Post-Closing Company to the risks of operating a business in an emerging market, including the potential for civil unrest, crime, and political instability.

South Africa is an emerging market economy that has experienced periods of civil unrest, including widespread looting and destruction of property during the civil unrest of July 2021, which caused an estimated $3.4 billion in economic damage. The country faces persistent challenges, including high levels of violent crime, unemployment exceeding 30%, significant income inequality, and periodic service delivery protests that can escalate into civil unrest. Ferrox’s mining operations at the Tivani Project in Limpopo Province may be vulnerable to damage, theft, or disruption arising from civil unrest, criminal activity, or politically motivated protests. In addition, the country has experienced periodic xenophobic violence directed at foreign nationals and foreign-owned businesses. Supply chain disruptions resulting from civil unrest, including road blockades, damage to infrastructure, or disruption of port operations, could impair the Company’s ability to transport its products to market. Comparable mining companies with operations in South Africa have identified civil unrest and crime as material operational risks. There can be no assurance that Ferrox’s operations will not be materially affected by civil unrest, criminal activity, or political instability in South Africa.

Risks if the Proposals are not Approved or if the Business Combination is not Consummated

Failure to complete the Business Combination may result in SmartKem paying a termination fee to Ferrox and could significantly harm the market price of the SmartKem common stock and negatively affect SmartKem’s future business and operations.

If the Business Combination is not completed and the Business Combination Agreement is terminated under certain circumstances, SmartKem may be required to pay Ferrox a termination fee equal to $3,000,000. Even if a termination fee is not payable in connection with a termination of the Business Combination Agreement, SmartKem will have incurred significant fees and expenses, which must be paid whether or not the Business Combination is completed. Further, if the Business Combination is not completed, it could significantly harm the market price of the SmartKem common stock.

In addition, if the Business Combination Agreement is terminated and SmartKem determines to seek another business combination, there can be no assurance that SmartKem will be able to find a partner and close an alternative transaction on terms that are as favorable as or more favorable to SmartKem than the terms set forth in the Business Combination Agreement.

If the Business Combination is not completed, the SmartKem Board may decide to pursue a dissolution and liquidation of SmartKem. In such an event, the amount of cash available for distribution to its stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the Business Combination will be completed. If the Business Combination is not completed, the SmartKem Board may decide to pursue a dissolution and liquidation of SmartKem. In such an event, the amount of cash available for distribution to SmartKem stockholders will depend heavily on the timing of such decision, as with the passage of time the amount of cash available for distribution will be reduced as SmartKem continues to fund its operations. In addition, if the SmartKem Board were to approve and recommend, and SmartKem stockholders were to approve, a dissolution and liquidation of SmartKem, SmartKem would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to SmartKem stockholders. As a result of this requirement, a portion of SmartKem’s remaining cash assets may need to be reserved pending the resolution of such obligations. In addition, SmartKem may be subject to litigation or other claims related to a dissolution and liquidation. If a dissolution and liquidation were pursued, the SmartKem Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of SmartKem common stock could lose all or a significant portion of their investment in the event of liquidation, dissolution or winding up of SmartKem.

Risks Relating to SmartKem Common Stock Following the Business Combination

There has been no prior public market for Ferrox’s common stock or the Post-Closing Company Common Stock and the price of the Post-Closing Company Common Stock may be volatile or may decline regardless of the Post-Closing Company’s operating performance.

There has been no public market for Ferrox’s common stock or the Post-Closing Company Common Stock. Although SmartKem Common Stock is listed on Nasdaq and Ferrox and SmartKem will apply to have the Post-Closing Company Common Stock listed on Nasdaq, an active trading market for the Post-Closing Company Common Stock may never develop or be sustained following the Business Combination. The price that the Post-Closing Company Common Stock trades at immediately following the Business Combination may not necessarily reflect the price at which investors in the market will be willing to buy and sell it on a sustained basis. In addition, an active trading market may not develop following the Closing or, if it is developed, may not be sustained. The lack of an active market may impair your ability to sell your shares of Post-Closing Company Common Stock at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair the Post-Closing Company’s ability to raise capital by selling securities and may impair the Post-Closing Company’s ability to acquire other businesses or technologies using the Post-Closing Company’s securities as consideration, which, in turn, could materially adversely affect the Post-Closing Company’s business. The market price of the Post-Closing Company Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond the Post-Closing Company’s control, including:

●	overall performance of the equity markets;
●	the Post-Closing Company’s operating performance and the performance of other similar companies;
●	the published opinions and third-party valuations by banking and market analysts;
●	changes in the Post-Closing Company’s projected operating results, if any, that it provides to the public, the Post-Closing Company’s failure to meet these projections or changes in recommendations by securities analysts;
●	regulatory or legal developments;
●	the level of expenses related to operations;
●	the Post-Closing Company’s failure to achieve its goals in the timeframe it announces;
●	announcements of acquisitions, strategic alliances or significant agreements by the Combined Company;
●	recruitment or departure of key personnel;

●	the economy as a whole and market conditions in the Post-Closing Company’s industry;
●	trading activity by stockholders who may own or transact in significant amounts of Combined Company Common Stock;
●	the size of the Post-Closing Company’s public float;
●	political uncertainty and/or instability in the United States; and
●	any other factors discussed in this proxy statement/prospectus.

Future sales and issuances of the Post-Closing Company’s Common Stock or rights to purchase common stock could result in dilution and could cause the Post-Closing Company Common Stock price to fall.

Additional capital will be needed to continue the Post-Closing Company’s planned operations and pursue its strategy. The Post-Closing Company plans to raise significant amounts of additional capital, including in amounts that may exceed its current estimates of enterprise value and future market capitalization, and may sell common stock, convertible securities or other equity securities in one or more transactions at prices and amounts and in a manner it determines from time to time in order to do so. To the extent the Post-Closing Company raises additional capital by issuing equity securities, its stockholders are likely to experience substantial dilution and some or all of the Post-Closing Company’s financial measures on a per share basis could be reduced. If the Post-Closing Company sells common stock, convertible securities or other equity securities in more than one transaction, investors are likely to be materially diluted by subsequent sales. These sales may also result in material dilution to the Post-Closing Company’s existing stockholders and new investors could gain rights superior to existing stockholders. The perception of, including as a result of any announcement or public knowledge of the Post-Closing Company’s intentions, or actual occurrence of, frequent and large capital raising transactions could adversely affect the Post-Closing Company’s stock price and increase its volatility.

Sales of a substantial number of shares of the Post-Closing Company Common Stock by the Post-Closing Company’s stockholders in the public market could cause the Post-Closing Company Common Stock price to fall.

Sales of a substantial number of shares of the Post-Closing Company Common Stock in the public market or the perception that these sales might occur could significantly reduce the market price of the Post-Closing Company Common Stock and impair the Post-Closing Company’s ability to raise adequate capital through the sale of additional equity securities.

Upon the Closing, the Post-Closing Company is estimated to have outstanding a total of approximately [       ] shares of Post-Closing Company Common Stock. Of these shares, approximately [      ] shares of Post-Closing Company Common Stock will be freely tradable, without restriction, in the public market immediately following the Business Combination, unless they are purchased by one of the Post-Closing Company’s affiliates.

Sales of these shares or perceptions that they will be sold, could cause the trading price of the Post-Closing Company Common Stock to decline. SmartKem and Ferrox are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the Post-Closing Company or the availability of these securities for future sale will have on the market price of the Post-Closing Company Common Stock after the Business Combination.

Failure by the Post-Closing Company to comply with the initial and continued listing standards of Nasdaq will prevent its stock from being listed on Nasdaq and may prevent the Closing of the Business Combination and could result in a delisting of the Post-Closing Company Common Stock subsequent to the Closing.

SmartKem, under the new name “Ferrox Critical Minerals, Inc.,” will be required to meet the initial listing requirements of Nasdaq to obtain and maintain the listing and continued trading of the Combined Company Common Stock on Nasdaq. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Business Combination Agreement, SmartKem agreed to use commercially reasonable efforts to cause the shares of Post-Closing Company Common Stock being issued in the Business Combination to be approved for listing on Nasdaq at or prior to the Effective Time. If SmartKem is unable to satisfy the Nasdaq listing requirements, neither party is obligated to close the Business Combination. Also, following the Business Combination, if the Post-Closing Company is unable to satisfy the Nasdaq listing requirements, Nasdaq may notify the Post-Closing Company that its shares of common stock will not be listed on Nasdaq. Upon a potential delisting from Nasdaq, if the Post-Closing Company Common Stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the Post-Closing Company Common Stock, decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume and fewer broker-dealers willing to execute trades in the Post-Closing Company Common Stock. Also, it may be difficult for the Post-Closing Company to raise additional capital if the Post-Closing Company Common Stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the Post-Closing Company Common Stock and could have a material adverse effect on the Post-Closing Company.

If, after listing the Post-Closing Company Common Stock on Nasdaq, the Post-Closing Company fails to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist the Post-Closing Company Common Stock. Such a delisting would likely have a negative effect on the price of the Post-Closing Company Common Stock and would impair your ability to sell or purchase the Post-Closing Company Common Stock when you wish to do so. In the event of a delisting, the Post-Closing Company can provide no assurance that any action taken by the Post-Closing Company to restore compliance with listing requirements would allow the Post-Closing Company Common Stock to become listed again, stabilize the market price or improve the liquidity of the Post-Closing Company Common Stock, prevent the Post-Closing Company Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

The Post-Closing Company’s operating results may fluctuate significantly or fall below the expectations of investors or securities analysts, each of which may cause the Post-Closing Company Common Stock price to fluctuate or decline.

It is expected that the Post-Closing Company’s operating results will be subject to annual and quarterly fluctuations. The Post-Closing Company’s net income and other operating results will be affected by numerous factors, including:

●	the Post-Closing Company’s execution of any collaboration or similar arrangements and the timing of payments the Post-Closing Company may make or receive under existing or future arrangements or the termination or modification of any such existing or future arrangements;
●	additions and departures of key personnel;
●	strategic decisions by the Post-Closing Company or its competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy; and
●	changes in general market and economic conditions.

If the Post-Closing Company’s operating results fall below the expectations of investors or securities analysts, the price of the Post-Closing Company Common Stock could decline substantially. Furthermore, any fluctuations in the Post-Closing Company’s operating results may, in turn, cause the price of its stock to fluctuate substantially.

The Post-Closing Company will incur increased costs as a result of operating as a public company and its management team will be required to devote substantial time to compliance initiatives.

As a public company, the Post-Closing Company will incur significant legal, accounting and other expenses that Ferrox did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure controls and internal control over financial reporting and corporate governance practices. The Post-Closing Company’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase the Post-Closing Company’s legal and financial compliance costs and will make some activities more time-consuming and costly.

The Post-Closing Company will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that the Post-Closing Company file with the SEC annual, quarterly and current reports with respect to the Post-Closing Company’s business and financial condition as well as other disclosure and corporate governance requirements. If the Post-Closing Company is not able to comply with the requirements in a timely manner or at all, the Post-Closing Company’s financial condition or the market price of the Post-Closing Company Common Stock may be harmed.

Among other things, Ferrox’s management will be responsible for establishing and maintaining adequate internal control over financial reporting. The Post-Closing Company’s compliance with these requirements will require that it incur substantial accounting and related expenses and expend significant management efforts. The Post-Closing Company may need to hire additional accounting and financial staff to comply with public company regulations. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available to the Post-Closing Company.

Pursuant to Section 404 of the Sarbanes-Oxley Act, the Post-Closing Company will be required to furnish a report by its management on its internal control over financial reporting, which may include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To the extent that the Post-Closing Company remains a “smaller reporting company” with less than $100 million in annual revenues, it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. Following the Closing, the Post-Closing Company will need to dedicate internal resources, potentially engage outside consultants, maintain a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite such efforts, there is a risk that neither it nor its independent registered public accounting firm, if required, will be able to conclude that its internal control over financial reporting remains effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of the Post-Closing Company’s financial statements.

Moreover, if the Post-Closing Company identifies deficiencies in its internal control over financial reporting that are deemed to be material weaknesses or if the Post-Closing Company cannot provide reliable financial reports, prevent fraud and operate successfully as a public company, investors could lose confidence in the accuracy and completeness of the Post-Closing Company’s financial reports, its reputation and operating results may be harmed, the market price of the Post-Closing Company Common Stock could decline and the Post-Closing Company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

The unaudited pro forma condensed combined financial information presented herein may not be representative of the Post-Closing Company’s results after the Business Combination.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Business Combination been completed as of the date indicated, nor is it indicative of the Post-Closing Company’s future operating results or financial position. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of SmartKem and Ferrox and adjustments and assumptions have been made regarding the Post-Closing Company after giving effect to the Business Combination. The information upon which these adjustments and assumptions have been made is preliminary and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma condensed combined financial information does not reflect all costs that are expected to be incurred by the Post-Closing Company as an operating company after the Business Combination. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not ultimately be accurate and other factors may affect the Post-Closing Company’s results and financial condition following the Closing. The unaudited pro forma condensed combined financial information does not reflect the costs of integration activities contemplated as part of the Business Combination. Accordingly, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus does not reflect what SmartKem’s or Ferrox’s results or financial condition would have been had SmartKem and Ferrox been a consolidated entity during all periods presented.

The market price of the Post-Closing Company’s Common Stock may decline following the Closing.

The market price of the Post-Closing Company’s Common Stock may decline as a result of the Closing for a number of reasons, including if:

●	the effect of the Business Combination on the Post-Closing Company’s business and prospects is not consistent with the expectations of financial or industry analysts; and/or
●	the Post-Closing Company does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

Should any of these or other events relating to the Closing occur, any of these matters could adversely affect the businesses of or harm the financial condition, results of operations or business prospects of the Post-Closing Company.

SPECIAL MEETING OF SMARTKEM STOCKHOLDERS

This proxy statement/prospectus contains information related to the Special Meeting of SmartKem Stockholders (the “Special Meeting”) to be held on [          ], 2026 at [      ], Eastern Time. We are planning to hold the Special Meeting virtually via the Internet, or at such other time and place to which the Special Meeting may be adjourned or postponed. In order to attend our Special Meeting, you must log in to [       ] using the 16-digit control number on the proxy card that accompanied the proxy materials. In addition, unless the context otherwise requires, references to “stockholders” are to the holders of the SmartKem Common Stock.

Proxies for the Special Meeting are being solicited by the Board of Directors (the “Board”) of SmartKem, Inc. (the “Company”). This proxy statement/prospectus is first being made available to stockholders on or about [              ], 2026. A list of record holders of the Company’s common stock entitled to vote at the Special Meeting will be available for examination by any stockholder, for any purpose germane to the Special Meeting, at our principal offices at 3 Germay Drive, Unit 4 #1029, Wilmington, DE 19804, during normal business hours for ten days prior to the Special Meeting and available during the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on [          ], 2026.

Our proxy materials including the proxy statement/prospectus for the Special Meeting, our annual report for the fiscal year ended December 31, 2025 and proxy card are available on the Internet at https://ir.smartkem.com/. Under Securities and Exchange Commission (the “SEC”) rules, we are providing access to our proxy materials by notifying you of the availability of our proxy materials on the Internet.

ABOUT THE MEETING

Why are we calling this Special Meeting?

We are calling the Special Meeting to seek the approval of our stockholders:

1.	To approve and adopt the Business Combination Agreement, dated as of August 3, 2026 by and among SmartKem, Ferrox and SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, at the Closing, (i) Merger Sub will merge with and into Ferrox, with Ferrox continuing as the surviving entity (the “Merger”), (ii) as a result of which Merger, each Ferrox Common Share (other than a Dissenting Share) issued and outstanding immediately prior to the Effective Time shall automatically be cancelled in exchange for which the holder of such Ferrox Common Share shall receive newly issued SmartKem Common Shares, and (iii) as a result of which Merger, Ferrox will become a wholly-owned subsidiary of SmartKem (collectively, the “Business Combination”) (the “Business Combination Proposal” or “Proposal No. 1”).
2.	To approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of shares of the common stock, par value $0.0001 per share, of SmartKem (“SmartKem Common Stock”) representing in excess of 19.99% of SmartKem’s outstanding common stock in connection with the Business Combination (the “Nasdaq Proposal” or “Proposal No. 2”).
3.	To approve, effective immediately following the Closing, the change of the Company’s legal name from “SmartKem, Inc.” to “Ferrox Critical Minerals, Inc.” and the change of the Nasdaq ticker symbol of the SmartKem Common Stock from “SMTK” to “FERX” (the “Name Change Proposal” or “Proposal No. 3”).
4.	To approve an amendment (the “Plan Amendment”) to our 2021 Equity Incentive Plan (the “Incentive Plan”) to increase the number of shares of Common Stock that the Company is authorized to issue pursuant to the Incentive Plan to 10% of SmartKem’s issued and outstanding common stock as of the date of determination.
5.	To approve the grant and issuance of equity awards to certain officers and directors of the Post-Closing Company, in connection with the Business Combination, outside of and separate from the Incentive Plan.
6.	To approve to two amendments to SmartKem’s Amended and Restated Certificate of Incorporation to grant discretionary authority to the SmartKem Board to effect up to two reverse stock splits.

What are the Board’s recommendations?

Our Board believes that each of the Business Combination Proposal, Nasdaq Proposal, Name Change Proposal, Incentive Plan Proposal, and Reverse Split Proposal is advisable and in the best interests of the Company and its stockholders and recommends that you vote FOR each of these proposals. The Board expresses no view with respect to the Non-Plan Grant Proposal and makes no recommendation as to whether the SmartKem Stockholders should vote FOR or AGAINST such proposal. If you are a stockholder of record and you return a properly executed proxy card or submit a proxy to vote over the Internet but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the recommendations of the Board, as set forth above. With respect to any other matter that properly comes before our Special Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

Who is entitled to vote at the meeting?

Only holders of record of SmartKem Common Stock at the close of business on the Record Date are entitled to receive notice of the Special Meeting and to vote the shares of SmartKem Common Stock that they held on the Record Date, or any postponement or adjournment of the Special Meeting. Holders of record of shares of SmartKem Common Stock have the right to vote on all matters brought before the Special Meeting.

Holders of our Common Stock are entitled to one vote per share on each matter to be voted upon. As of the Record Date, we had [       ] shares of SmartKem Common Stock outstanding.

Who can attend the meeting?

All holders of SmartKem Common Stock as of the Record Date, or their duly appointed proxies, may attend the Special Meeting. Attendance at the Special Meeting shall solely be via the Internet at [       ] using the 16-digit control number on the proxy card that accompanied the proxy materials. Stockholders will not be able to attend the Special Meeting at a physical location.

The live webcast of the Special Meeting will begin promptly at [       ], Eastern Time on [       ], 2026. Online access to the webcast will open approximately 15 minutes prior to the start of the Special Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the Special Meeting in advance of the designated start time.

An online portal will be available to our stockholders at www.proxyvote.com commencing approximately on or about [            ], 2026. By accessing this portal, stockholders will be able to submit a proxy to vote in advance of the Special Meeting. Stockholders may also vote, and submit questions, during the Special Meeting at [       ]. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card to submit questions and vote at our Special Meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need authorization from your broker or nominee in order to vote. We intend to answer questions submitted during the Special Meeting that are pertinent to the Company and the items being brought for stockholder vote at the Special Meeting, as time permits, and in accordance with the Rules of Conduct for the Special Meeting. To promote fairness, efficiently use the Company’s resources and ensure all stockholder questions are able to be addressed, we will respond to no more than three questions from a single stockholder. We have retained Broadridge Financial Solutions to host our virtual Special Meeting and to distribute proxies and receive, count and tabulate votes.

What constitutes a quorum?

The presence at the Special Meeting, in person or by proxy, of at least one-third of the voting power of all issued and outstanding shares of our capital stock entitled to vote at the Special Meeting will constitute a quorum for the Special Meeting. Pursuant to the General Corporation Law of the State of Delaware, abstentions will be counted for the purpose of determining whether a quorum is present. If brokers have, and exercise discretionary authority on at least one item on the agenda for the Special Meeting, uninstructed shares for which broker non-votes occur will constitute voting power present for the discretionary matter and will therefore count towards the quorum.

How do I vote or submit a proxy to vote?

You may submit your proxy to vote on the Internet, by telephone, by mail or may vote by attending the Special Meeting and voting electronically, all as described below. The Internet and telephone proxy submission procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card.

Submit a Proxy to Vote on the Internet

If you are a stockholder of record, you may submit your proxy by going to www.proxyvote.com, and following the instructions provided in the proxy card that accompanied the proxy materials. If your shares are held with a broker, you will need to go to the website provided on your proxy card. Have your proxy card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you submit a proxy to vote on the Internet, you can also request electronic delivery of future proxy materials. Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on [  ], 2026.

Submit a Proxy to Vote by Telephone

If you are a stockholder of record, you can also submit a proxy to vote by telephone by dialing 1-800-690-6903. If your shares are held with a broker, you can submit a proxy to vote by telephone by dialing the number specified on your voting instruction card. Have your proxy card or voting instruction card in hand when you call. Telephone voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on [            ], 2026.

Submit a Proxy to Vote by Mail

You may choose to submit a proxy to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing and you are a stockholder of record, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to submit a proxy to vote by mail as it must be received by 11:59 p.m., Eastern Time, on [            ], 2026.

Vote at the Special Meeting

You will have the right to vote during the Special Meeting on [         ], 2026. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card to vote at our Special Meeting.

Even if you plan to attend our Special Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend our Special Meeting.

The proxies to vote that are submitted electronically, telephonically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Special Meeting.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by:

●	filing with the Secretary of the Company a notice of revocation;
●	submitting a later-dated proxy to vote by telephone or on the Internet;
●	sending in another duly executed proxy bearing a later date; or
●	attending the Special Meeting remotely and casting your vote in the manner set forth above.

Your latest proxy or vote will be the vote that is counted.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to directly grant your voting proxy or to vote at the Special Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote these shares unless you obtain a signed proxy from the record holder giving you the right to vote the shares. If you do not provide the stockholder of record with voting instructions or otherwise obtain a signed proxy from the record holder giving you the right to vote the shares, broker non-votes may occur for the shares that you beneficially own. The effect of broker non-votes is more specifically described in “What vote is required to approve each proposal?” below.

What vote is required to approve each proposal?

Assuming that a quorum is present, the following votes will be required:

●	The Business Combination Proposal requires the affirmative vote of a majority in voting power of the votes cast on this proposal by holders of our common stock, in person or by proxy. Shares that are not represented at the Special Meeting, abstentions, if any, and, because this proposal is deemed to be “non-routine,” broker non-votes with respect to this proposal will not affect the outcome of the vote on this proposal.
●	The Nasdaq Proposal requires the affirmative vote of a majority in voting power of the votes cast on this proposal by holders of our common stock, in person or by proxy. Shares that are not represented at the Special Meeting, abstentions, if any, and, because this proposal is deemed to be “non-routine,” broker non-votes with respect to this proposal will not affect the outcome of the vote on this proposal.
●	The Name Change Proposal requires the affirmative vote of a majority in voting power of the votes cast on this proposal by holders of our common stock, in person or by proxy. Shares that are not represented at the Special Meeting, abstentions, if any, and, because this proposal is deemed to be “non-routine,” broker non-votes with respect to this proposal will not affect the outcome of the vote on this proposal.
●	The Incentive Plan Proposal requires the affirmative vote of a majority in voting power of the votes cast on this proposal by holders of our common stock, in person or by proxy. Shares that are not represented at the Special Meeting, abstentions, if any, and, because this proposal is deemed to be “non-routine,” broker non-votes with respect to this proposal will not affect the outcome of the vote on this proposal.
●	The Non-Plan Grant Proposal requires the affirmative vote of a majority in voting power of the votes cast on this proposal by holders of our common stock, in person or by proxy. Shares that are not represented at the Special Meeting, abstentions, if any, and, because this proposal is deemed to be “non-routine,” broker non-votes with respect to this proposal will not affect the outcome of the vote on this proposal.

The Reverse Split Proposal requires the affirmative vote of a majority in voting power of the votes cast on this proposal by holders of our common stock, in person or by proxy. Shares that are not represented at the Special Meeting, abstentions, if any, and, because this proposal is deemed to be “non-routine,” broker non-votes with respect to this proposal will not affect the outcome of the vote on this proposal.

Under the General Corporation Law of the State of Delaware, our stockholders will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the Special Meeting.

What are “broker non-votes”?

Banks and brokers acting as nominees are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by The Nasdaq Stock Market LLC (“Nasdaq”), which means that they can submit a proxy or cast a ballot on behalf of stockholders who do not provide a specific voting instruction. Brokers and banks are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by Nasdaq. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by Nasdaq until after the date on which this proxy statement/prospectus has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to ensure that your shares are present and voted at the Special Meeting on all matters and if you wish to direct the voting of your shares on “routine” matters.

A broker non-vote occurs when there is at least one “routine” matter to be considered at a meeting and a broker submits a proxy to vote on at least one “routine” proposal but does not vote on a given proposal because the broker does not have discretionary power for that particular item and has not received instructions from the beneficial owner on that proposal.

Each of the Business Combination Proposal, the Nasdaq Proposal, the Name Change Proposal, the Incentive Plan Proposal, the Non-Plan Grant Proposal, and the Reverse Split Proposal is generally not considered to be a “routine” matter.

Banks or brokers are not permitted to vote on “non-routine” matters if the bank or broker has not received instructions from the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares for Proposals No. 1, 2, 3, 4, 5, and 6.

Banks or brokers may be able to vote on “routine” matters even if they do not receive instructions from you, so long as they hold your shares in their name.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board and will pay all expenses associated therewith. Some of our officers, directors and other employees also may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means.

We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.

PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Business Combination Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. SmartKem Stockholders are urged to read this entire proxy statement/prospectus carefully, including the Business Combination Agreement, for a more complete understanding of the Business Combination.

Overview

SmartKem is asking its shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). SmartKem Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

We may complete the Business Combination only if it is approved by the affirmative vote of the SmartKem Stockholders representing at least a simple majority of the votes cast by holders of SmartKem Common Stock entitled to vote present and voting in person or by proxy at the Special Meeting. If any of the Business Combination Proposal, the Nasdaq Proposal, or the Name Change Proposal fails to receive the approval of the SmartKem Stockholders, the Business Combination will not be completed.

Overview of Business Combination

On August 3, 2026, SmartKem entered into the Business Combination Agreement with Ferrox and SMTK Merger Sub. Pursuant to the Business Combination Agreement, SmartKem will acquire Ferrox in an all-stock transaction for aggregate consideration of $125 million, payable solely in newly issued shares of SmartKem Common Stock, less the outstanding principal, accrued and unpaid interest, and other obligations under certain convertible promissory notes issued by Ferrox to SmartKem in the aggregate original principal amount of $11.4 million. Cash repayments, including interest, of $2,639,698.63 have been made to SmartKem under such notes, consisting of $2,339,698.63 paid on August 27, 2026 and $300,000 paid on September 9, 2026. As a result of the Business Combination, Ferrox will become a wholly-owned subsidiary of SmartKem, and the business of Ferrox will constitute a significant portion of the business of the Post-Closing Company. The business of SmartKem will continue to comprise a portion of the business of the Post-Closing Company.

Upon the effectiveness of the Business Combination, each Ferrox Common Share as of immediately prior to the Closing shall be automatically cancelled and extinguished and converted into the right for the respective Ferrox Holders to receive a portion of the Merger Consideration (defined below), and each Ferrox Holder shall cease to have any other rights with respect to such securities, except as otherwise required under applicable law.

The Business Combination Agreement provides that the “Merger Consideration” shall consist of a number of newly issued SmartKem Common Shares to be issued to the Ferrox Holders (other than in respect of any Dissenting Shares) at the Closing, determined as follows:

A = (B-D)/C

A = the aggregate number of SMTK Common Shares to be issued to the Ferrox Holders, rounded to three decimal places;

B = US$125.00 million;

C = the 30-Day VWAP; and

D = the sum of all outstanding principal amounts and accrued and unpaid interest and other obligations under the Notes as of the Closing Date, unless earlier converted.

For purposes hereof, the Merger Consideration has been estimated assuming a 30-Day VWAP of $0.7667 per share (the 30-Day VWAP for the period ended November 9, 2026) and Notes outstanding at Closing of approximately $9.1 million (principal of $8.8 million outstanding at September 30, 2026 plus accrued interest), resulting in the issuance of 151,232,698 shares of SmartKem Common Stock to the Ferrox Holders.

Ownership of the Post-Closing Company Immediately After the Closing

Immediately after completion of the Business Combination, the SmartKem Stockholders will own a significantly smaller percentage of the Post-Closing Company than they currently own of SmartKem. It is estimated that upon completion of the Business Combination, the current SmartKem Stockholders will own no more than 20% of the Post-Closing Company on a fully diluted basis and the current Ferrox Holders will own at least 80% of the Post-Closing Company on a fully diluted basis.

Structure of the Post-Closing Company Immediately After Closing

Immediately after the Closing, SmartKem will own 100% of the issued and outstanding equity securities of Ferrox, and Ferrox will be a wholly owned subsidiary of SmartKem. The separate legal existence of SMTK Merger Sub shall cease.

Background of the Business Combination

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the SmartKem Board of Directors, the Ferrox Critical Minerals Board of Directors or the representatives of each company, their respective advisors or any other persons.

SmartKem periodically evaluates opportunities to achieve its long-term operational and financial goals, and to enhance stockholder value, including through potential strategic transactions such as business combinations, divestitures, acquisitions and similar transactions. SmartKem’s ongoing evaluation of such opportunities has included, from time to time, among other things, (i) raising additional capital through private placements or public markets, (ii) strategic partnerships and alliances, (iii) acquisitions or business combinations to grow SmartKem’s business and operations and (iv) a possible sale of, or business combination involving, SmartKem.

In April 2025 SmartKem entered into an agreement with an investment bank to raise funds in the public market to enable it to continue its operational progress. By the end of May, market conditions had changed and our investment bank was no longer confident that it could raise the funds required. Instead, they asked us to consider merging with a financial services business on terms that would allow SmartKem to continue its core business. By the end of June, the Board had determined that the proposed transaction was not viable, and we terminated our arrangement with the investment bank.

On August 15, 2025, SmartKem received formal notice from the Staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that we did not satisfy the applicable $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market or the alternative criteria under Listing Rule 5550(b) (the “Equity Rule”). We thereafter submitted our plan to regain compliance with the Equity Rule, subsequent to which we received an extension of 180 calendar days, through February 11, 2026, to regain compliance.

Throughout the middle of 2025, SmartKem sought strategic investments from our commercial partners and, in addition, considered broader strategic options. On August 28, 2025, SmartKem announced that the Board of Directors (the “Board”) had authorized management to consider and pursue strategic alternatives involving the Company. Following the announcement, SmartKem was approached by a wide variety of organizations seeking to enter into various financing transactions. The following describes those that merited due diligence.

On September 2, 2025, SmartKem engaged Anthony Amato and his firm, Bridge Associates International Pharmaceutical Consulting (BAIPC), to support specific strategic initiatives in support of our long-term growth initiatives. Mr. Amato introduced SmartKem to two specific opportunities for evaluation and to an investment bank to (1) assist us in evaluating these opportunities, (2) raise funds to support the ongoing business, and (3) raise funds to support any strategic transaction.

On October 7, 2025, SmartKem signed a non-binding Letter of Intent with Jericho Energy Ventures Inc., an energy innovation company, for a proposed all-stock business combination aimed to establish a U.S.-owned and controlled AI infrastructure company, integrating low-cost domestic energy with advanced semiconductor packaging (the “Jericho LOI”). The Jericho LOI was further extended on November 20, 2025. Our investment bank was unable to raise funds to support the transaction and the Jericho LOI was mutually terminated on February 2, 2026.

We were approached by a third investment bank to consider a merger opportunity with Carbonium Core, Inc., a company intending to develop nuclear grade carbon. SmartKem signed a non-binding LOI with Carbonium Core on February 2, 2026, for a proposed all-stock business combination aiming to establish a U.S.-based advanced materials company. The proposed transaction did not survive detailed due diligence, and such LOI was terminated.

On February 12, 2026, the Staff of the Listing Qualifications Department of Nasdaq (the “Staff”) notified the Company that, based upon the Company’s continued non-compliance with the stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(2), the Staff had determined to delist the Company’s securities from Nasdaq unless the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). SmartKem requested a hearing thereby staying the delisting until the hearing was held in March, 2026 and a decision was made by the Panel.

In early March 2026, SmartKem was approached by Keystone Capital Partners, LLC (“Keystone”), who had previously met with SmartKem in early December 2025, with a financing proposal to (1) provide funds to cure our Nasdaq stockholders’ equity deficiency, (2) provide working capital to SmartKem to fund our continuing business, and (3) provide working capital to support our continued evaluation of strategic alternatives. On March 30, 2026, we entered into a Common Stock Purchase Agreement with Keystone, pursuant to which SmartKem has the right, but not the obligation, to sell to Keystone, and Keystone is obligated to purchase, up to $500,000,000 of SmartKem Common Shares (the “Equity Line of Credit” or “ELOC”). Separately, on March 30, 2026, SmartKem entered into a Securities Purchase Agreement with certain institutional investors, pursuant to which SmartKem issued and sold to such institutional investors in a private placement shares of SmartKem’s Series A Convertible Preferred Stock and accompanying warrants to purchase shares of SmartKem Common Stock (the “Preferred Stock Financing”).

On March 13, 2026, Ian Jenks, SmartKem’s Chief Executive Officer, reviewed an introductory presentation to Ferrox and, subsequently, having completed initial due diligence, arranged a call with Terrence Duffy, Ferrox’s Chief Executive Officer, on March 25, 2026. Following further due diligence, Mr. Jenks sent a briefing note to the Board on April 22, 2026. Further discussions took place between SmartKem and Ferrox in person on May 7, 2026 and on a call on May 27, 2026 where further information was exchanged. On May 28, 2026, Mr. Duffy gave a presentation on Ferrox, focusing on its Tivani Project in South Africa, to the SmartKem Board. Mr Duffy answered a number of queries from board members, including but not limited to describing the transport links from the Tivani Site to the coast, the uses for the critical minerals mined, the political risks of doing business in South Africa and the process by which resources are initially measured and subsequently confirmed. Following such presentation, the Board raised a number of items which they requested SmartKem’s management investigate and report back on. In particular, the Board sought to identify candidates to prepare a fairness opinion for the transaction and to confirm the strategy for raising sufficient funds for the combined entity.

In addition to the above, on March 12, 2026, SRX Global Inc. (“SRX”) funded a bridge loan to Ferrox in the principal amount of $1.5 million pursuant to a convertible promissory note, which SmartKem acquired from SRX by assignment on June 9, 2026. SmartKem subsequently funded additional bridge loans to Ferrox, in each case pursuant to a convertible promissory note, on April 23, 2026, in the principal amount of $2.3 million; on June 22, 2026, in the principal amount of $2.7 million; and on July 27, 2026, in the principal amount of $4.9 million. Each bridge loan was approved by the SmartKem Board. On August 27, 2026, the April 23, 2026 note was repaid in full in the amount of $2,339,698.63, including accrued interest, and on September 9, 2026, a payment of $300,000 was made in respect of the March 12, 2026 note originally issued to SRX. Each of these payments was made by Lionhart UK on behalf of Ferrox, and such payments totaled $2,639,698.63 in the aggregate, including interest.

On October 30, 2026, the maturity date of each of the convertible promissory notes was extended to June 30, 2027.

On April 21, 2026, SmartKem was formally notified that the Nasdaq Hearings Panel determined that the Company had regained compliance with the stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(2) and had otherwise evidenced compliance with all other applicable criteria for continued listing on Nasdaq.

On June 23, 2026, SmartKem held our Annual General Meeting at which the stockholders approved certain issuances of SmartKem Common Stock related to the ELOC and the Preferred Stock Financing.

On July 10, 2026, the SmartKem management team held a review with the authors of the S-K 1300 technical report summary, an independently produced report covering the resources available at the Tivani project. The authors had visited the Tivani site, inspected the core drilling programme and produced what they believed was a conservative projection of available resources. They also noted that, even with this conservative projection, the resources were substantial, that they had only considered half the mine and had made no allowance for the availability of Vanadium. They concluded that, in their opinion, it was worth proceeding with further feasibility.

On July 24, 2026 the Board met for an update on the Ferrox transaction. The Board considered SmartKem’s cash position, the plans for raising further capital in the short term and approved the July 27, 2026 bridge loan to Ferrox. Mr. Jenks introduced the Board to Hyperion as a proposed candidate to provide a fairness opinion. The Board requested further due diligence information on Hyperion, which Hyperion subsequently provided, and SmartKem engaged Hyperion.

On July 30, 2026, Hyperion presented its findings to the Board. The presentation provided a detailed fairness opinion on the proposed business combination of SmartKem and Ferrox. It included valuation methodology, market analysis, transaction terms and associated risks. It concluded that, in Hyperion’s opinion the consideration to be paid by SmartKem to Ferrox, pursuant to the transaction, is fair, from a financial point of view, to SmartKem and its shareholders. The Board had a full and wide-ranging discussion with Hyperion. On August 6, 2026, Hyperion delivered its written report consistent with the findings included in the presentation.

Fairness Opinion

In connection with the Business Combination, the SmartKem Board received a written fairness opinion, dated August 6, 2026, from Hyperion, stating that, as of such date and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be paid by SmartKem to the Ferrox Holders pursuant to the Business Combination Agreement is fair, from a financial point of view, to SmartKem. The written fairness opinion was consistent with the findings that Hyperion presented to the SmartKem Board on July 30, 2026. The SmartKem Board was entitled to rely upon the fairness opinion in connection with its evaluation and approval of the Business Combination. The full text of the fairness opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Hyperion, is attached as Annex B to this proxy statement/prospectus. Stockholders are encouraged to read the fairness opinion in its entirety.

In rendering its opinion, Hyperion, among other things:

●	Reviewed SmartKem’s historical financial statements and public filings;
●	Reviewed Ferrox’s financial statements, internal financial forecasts and technical reports relating to the Tivani Project;
●	Reviewed the Business Combination Agreement and the transaction consideration;
●	Conducted due diligence discussions with management of SmartKem and Ferrox;
●	Reviewed selected public companies, precedent transactions and industry research that it considered relevant; and
●	Performed discounted cash flow, public company, precedent transaction and sensitivity analyses.

The fairness opinion addresses only the fairness, from a financial point of view, to SmartKem of the consideration to be paid in the Business Combination and does not constitute a recommendation to the SmartKem Board or any SmartKem Stockholder as to how to vote with respect to the Business Combination. The opinion does not constitute a valuation or appraisal of SmartKem, Ferrox or any of their respective assets, liabilities or securities.

SmartKem engaged Hyperion to provide the fairness opinion pursuant to an engagement agreement dated July 31, 2026. Hyperion received a fixed fee for the fairness opinion that was not contingent upon the completion of the Business Combination. SmartKem also agreed to reimburse Hyperion for certain reasonable expenses and to indemnify Hyperion and its representatives against certain liabilities arising from its engagement. Hyperion is not an affiliate of SmartKem or Ferrox and, other than its engagement in connection with the fairness opinion, had not provided financial advisory services to SmartKem, Ferrox or their affiliates during the two years preceding the date of the opinion.

Board of Directors’ Reasons for the Business Combination

In considering its decision to approve the Business Combination Agreement and to authorize and approve the Business Combination and, subject to the terms and conditions of the Business Combination Agreement, to recommend the approval of the Business Combination Proposal by the SmartKem Stockholders, the SmartKem Board consulted with SmartKem’s management, as well as SmartKem’s legal and financial advisors, and considered the terms of the proposed Business Combination Agreement, the Business Combination and the other transactions set forth in the Business Combination Agreement, as well as other alternative transactions. The SmartKem Board considered a number of factors in its deliberations, including the following (which factors are not necessarily presented in order of relative importance):

●	The Merger Consideration represented an attractive valuation for SmartKem.
●	The fairness opinion given by Hyperion concluded that, as of August 6. 2026, subject to the assumptions, limitations and qualifications set out therein, the Business Combination is fair, from a financial point of view, to the SmartKem Stockholders.
●	Information concerning the business, assets, liabilities, financial performance and results of operations, and condition and prospects, of SmartKem’s business and Ferrox’s business.
●	Alternative financing options and strategies available to SmartKem if it did not enter into the Business Combination Agreement and continued with a stand-alone plan, and the financial condition of SmartKem, and the Board’s determination that entering into the Business Combination Agreement was the best alternative for SmartKem stockholders and in the best interest of SmartKem.
●	The Business Combination would be subject to the approval of the SmartKem Stockholders, and the SmartKem Stockholders would be free to reject the Business Combination.
●	upon completion of the transaction, SmartKem would be part of a much larger organization that would give SmartKem the opportunity to accelerate growth;
●	the terms of the business combination agreement reflect extensive negotiations between the parties and their respective advisors, and the Board’s belief that the economic and other terms of the business combination agreement and related transaction documents, taken as a whole, were the best that Ferrox would be willing to offer to SmartKem’s stockholders;
●	the Board’s and SmartKem management’s assessment of SmartKem’s future financial performance and prospects on a standalone basis, taking into account, among other things, certain business, financial and execution risks, and certain other risks associated with continuing as an independent company;
●	the review by the Board with its legal and financial advisors, as applicable, of the financial and other terms of the business combination agreement and related transaction documents;
●	the Board’s assessment of the likelihood that the transaction would be completed based on, among other things, the conditions to closing and the assessment of the SmartKem Board, after consulting with counsel, regarding the likelihood of obtaining all required regulatory approvals;
●	the fact that Ferrox’s obligation to complete the transaction is not subject to any financing condition or similar financing contingency.

The SmartKem Board also considered potential drawbacks and risks relating to the Business Combination, including the following (which drawbacks and risks are not necessarily presented in order of relative importance):

●	The possibility that the Business Combination may not close on the anticipated timeline, or at all, and that SmartKem continues to incur substantial expenses in connection with the Business Combination that must be paid regardless of whether the Business Combination closes.
●	The possibility that the Business Combination Agreement may be terminated under certain circumstances, and that the termination fee of $3 million may be payable by SmartKem.
●	The fact that SmartKem management and members of the SmartKem Board may have interests in the Business Combination that are different from those of the SmartKem Stockholders generally.
●	The Post-Closing Company will operate a different business than the current business of SmartKem.
●	The potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the transaction, and the potential effect of the transaction on SmartKem’s business and relations with its customers, suppliers, employees and strategic partners;
●	Various other risks associated with the transaction and the businesses of Ferrox, SmartKem and the Post-Closing Company following the completion of the transaction described in the sections entitled “Risk Factors”.

Board of Directors Approval of the Business Combination

After taking into account all of the factors set forth above, as well as others, the SmartKem Board unanimously agreed at a meeting held on August 2, 2026 that the benefits of the Business Combination outweighed the drawbacks and risks and determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are fair to, and in the best interests of, SmartKem and the SmartKem Stockholders, approved the Business Combination Agreement, authorized and approved the Business Combination upon the terms and conditions set forth in the Business Combination Agreement, and unanimously recommended that the SmartKem Stockholders vote to approve the Business Combination Proposal and the other Required Proposals at the Special Meeting.

Interests of SmartKem’s Directors and Officers and Others in the Business Combination

You should be aware that members of SmartKem’s management and Board have interests in the Business Combination that may be in addition to or different from the interests of the SmartKem Stockholders generally, which will present them with actual or potential conflicts of interest. These interests include their ownership of SmartKem securities and executive compensation components, including incentive equity and bonuses related to the completion of the Business Combination. See the section titled “Executive Compensation of SmartKem” beginning on page 136 of this proxy statement/prospectus for a detailed discussion of these executive compensation components, the section titled “Beneficial Ownership of SmartKem Securities” beginning on page 151 of this proxy statement/prospectus, and the section titled “Proposal 5 — The Non-Plan Grant Proposal” beginning on page 82 of this proxy statement/prospectus for a detailed discussion of these executive compensation components. Additionally, SmartKem’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination and pursuant to the terms of the Business Combination Agreement.

Expected Accounting Treatment

The Business Combination will be accounted for under U.S. GAAP as a reverse asset acquisition, with Ferrox treated as the accounting acquirer and SmartKem treated as the acquired company for financial reporting purposes. Because SmartKem is not expected to meet the definition of a business, the cost of the acquisition, measured as the fair value of the equity interests retained by SmartKem’s pre-Closing security holders, will be allocated to the assets acquired and liabilities assumed on a relative fair value basis, no goodwill will be recognized, and acquired in-process research and development with no alternative future use will be expensed. Ferrox’s historical financial statements will become the historical financial statements of the Post-Closing Company.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Corporate Affairs in the British Virgin Islands necessary to effectuate the Merger.

Vote Required for Approval with Respect to the Business Combination Proposal

The approval of the Business Combination Proposal will require the affirmative vote of stockholders representing at least a majority of the votes cast by holders of shares of SmartKem Common Stock entitled to vote and present and voting in person or by proxy at the Special Meeting. If any Required Proposal fails to receive the required shareholder approval, the Business Combination will not be completed. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting and accordingly will have no effect on the outcome of this proposal. All proposals presented at the Special Meeting are “non-routine” matters and, therefore, there will be no “broker non-votes.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT SMARTKEM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE BUSINESS COMBINATION AGREEMENT

The following description of the Business Combination Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which will be attached to this proxy statement/prospectus as Annex A and is incorporated herein by reference. This summary is not intended to be complete and may not contain all of the information about the Business Combination Agreement that is important to you. You should carefully read the Business Combination Agreement in its entirety.

The representations, warranties and covenants in the Business Combination Agreement were made solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties, including qualifications by confidential disclosure schedules prepared for the purpose of allocating contractual risk among the parties rather than establishing matters as facts. SmartKem Stockholders are not third-party beneficiaries of the Business Combination Agreement and should not rely on the representations, warranties and covenants, or any description thereof, as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

Parties to the Business Combination Agreement

The Business Combination Agreement, dated as of August 3, 2026 (the “Business Combination Agreement”), was entered into by and among SmartKem, Inc., a Delaware corporation (“SmartKem”), SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), and Ferrox Critical Minerals Ltd., a company registered under the laws of the British Virgin Islands (“Ferrox”).

Structure of the Business Combination

At the Closing, Merger Sub will merge with and into Ferrox, with Ferrox continuing as the surviving company and becoming a wholly owned subsidiary of SmartKem (the “Merger”). The Merger will become effective when the articles of merger, with the plan of merger appended thereto, are registered by the Registrar of Corporate Affairs in the British Virgin Islands. At the Effective Time, the separate corporate existence of Merger Sub will cease and Ferrox, as the surviving company, will succeed to the rights, assets, liabilities and obligations of Merger Sub in accordance with the Business Combination Agreement and applicable British Virgin Islands law.

As a result of the Business Combination, Ferrox will become a wholly-owned subsidiary of SmartKem, and the business of Ferrox will become a significant portion of the business of the Post-Closing Company. The business of SmartKem will continue to comprise a portion of the business of the Post-Closing Company.

Unless otherwise determined by Ferrox, SmartKem and Ferrox are required to take the actions necessary to change SmartKem’s legal name to “Ferrox Critical Minerals, Inc.” immediately following the Closing.

Merger Consideration

The aggregate consideration to be paid to the Ferrox Holders shall consist of a number of duly authorized, validly issued, fully paid and non-assessable SmartKem Common Shares determined as follows (the “Merger Consideration”):

A = (B-D)/C

A = the aggregate number of SmartKem Common Shares to be issued to the Ferrox Holders, rounded to three decimal places;

B = US$125.00 million;

C = the 30-Day VWAP (as defined below); and

D = the sum of all outstanding principal amounts and accrued and unpaid interest and other obligations under the Notes (as defined below) as of the Closing Date, unless earlier converted.

At the Effective Time, each Ferrox Common Share (other than any Dissenting Shares) as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right for the respective Ferrox Holders to receive a number of SmartKem Common Shares determined pursuant to the Exchange Ratio (defined below), rounded down to the nearest whole share of SmartKem Common Stock (after aggregating all fractional SmartKem Common Shares issuable to such Ferrox Holder). The “Exchange Ratio” is determined as follows:

A = B/C

A = the number of SmartKem Common Shares issuable as Merger Consideration hereunder in respect of one Ferrox Common Share;

B = the Merger Consideration; and

C = the number of Ferrox Common Shares comprising the Ferrox Issued Share Capital.

The “30-Day VWAP” is the volume-weighted average price of the SmartKem Common Stock on Nasdaq, or another national securities exchange on which the common stock is then traded, for the 30 trading days ending on the first trading day immediately preceding the Closing Date. The “Existing Notes” are convertible promissory notes issued by Ferrox and held by SmartKem with an aggregate original principal amount of $11.4 million. “Additional Notes” are any convertible promissory notes issued by Ferrox to SmartKem after execution of the Business Combination Agreement and before the Closing Date. “Notes” means the Existing Notes and the Additional Notes.

Exchange Procedures

At or before the Closing, SmartKem will deposit the Merger Consideration with Equiniti, acting as exchange agent. Ferrox or Equiniti, with SmartKem’s reasonable cooperation, will send a letter of transmittal to each Ferrox Holder, other than holders of Dissenting Shares. A Ferrox Holder will receive its Merger Consideration after delivering a properly completed and executed letter of transmittal and any other documents reasonably requested by the exchange agent or SmartKem. Any Merger Consideration remaining unclaimed for two years after the Effective Time will be returned to SmartKem, after which an unexchanged holder may look only to SmartKem for delivery of the applicable consideration, without interest but together with any applicable dividends.

Dissenters’ Rights

Under Section 179 of the BVI Business Companies Act (As Revised) of the British Virgin Islands (the “BVI Companies Act”), a Ferrox Holder is entitled to dissent from the Merger. Pursuant to Section 179 of the BVI Companies Act, a dissenting Ferrox Holder will be entitled to payment of the “fair value” of their shares in Ferrox, as determined in accordance with Section 179 of the BVI Companies Act. To the extent that Ferrox and a dissenting Ferrox Holder are unable to agree such fair value, a statutory appraisal process is required to determine the fair value of a dissenting Ferrox Holder’s shares. Any Ferrox Holder who wishes to exercise their statutory right to dissent from the Merger must comply with the procedures and requirements for exercising dissenters’ rights with respect to shares of Ferrox under Section 179 of the BVI Companies Act.

Ferrox Common Shares held by Ferrox Holders who properly exercise and perfect their dissenters’ rights under Section 179 of the BVI Companies Act will not be converted into the right to receive the Merger Consideration; instead, those Ferrox Holders will be entitled to be paid the fair value of those shares. If a Dissenting Share loses its status as such, the share will be converted into the right to receive the Merger Consideration otherwise payable with respect to that share.

Ferrox must promptly notify SmartKem of dissent notices and related communications, and SmartKem will have the right to direct negotiations and proceedings concerning demands for fair value, subject to the terms of the Business Combination Agreement.

SmartKem stockholders do not have appraisal or dissenters’ rights under the Delaware General Corporation Law (“DGCL”) in connection with the Business Combination.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of Ferrox, Merger Sub and SmartKem. The representations and warranties are subject to specified materiality and material adverse effect standards, exceptions in the applicable disclosure schedules and, in the case of certain SmartKem representations, qualifying disclosures in specified SEC filings.

Ferrox’s representations and warranties address, among other matters:

●	organization, qualification, subsidiaries and organizational documents;
●	capitalization; authority, enforceability, required approvals and non-contravention;
●	financial statements, internal controls and absence of undisclosed liabilities;
●	absence of specified changes and conduct of business;
●	tax matters; intellectual property; compliance with law, anti-corruption, anti-money laundering and sanctions;
●	legal proceedings, solvency, title to assets, leased real property, mining claims and related rights, and environmental matters;
●	labor matters, material contracts, books and records, insurance, government contracts and related-party transactions; and
●	information supplied for the registration statement and proxy statement, anti-takeover matters, ownership of SmartKem securities and brokers’ fees.

SmartKem’s representations and warranties address, among other matters:

●	organization, qualification and organizational documents;
●	capitalization; authority, board approval, required stockholder and Series A preferred stockholder approvals, required governmental approvals and non-contravention;
●	SEC filings, financial statements, disclosure controls, internal controls and absence of undisclosed liabilities;
●	Nasdaq listing and maintenance matters; absence of specified changes;
●	tax matters; intellectual property; compliance with law; legal proceedings; title to assets and environmental matters;
●	labor matters, material contracts, books and records, insurance, code of ethics, government contracts and related-party transactions; and
●	brokers’ fees and information supplied for the registration statement and proxy statement.

Merger Sub’s representations and warranties concern its organization, capitalization, authority, non-contravention, required approvals and limited activities.

The representations and warranties generally terminate at the Closing.

Conduct of Business Before Closing

During the period from execution of the Business Combination Agreement until the earlier of the Closing or termination of the agreement, SmartKem is required to conduct its business in the ordinary course consistent with past practice and in material compliance with applicable law and its material contracts, subject to specified exceptions, actions contemplated by the agreement and Ferrox’s consent, not to be unreasonably withheld, delayed or conditioned.

During the same period, Ferrox and its subsidiaries are required to conduct their businesses in the ordinary course consistent with past practice and in material compliance with applicable law and material contracts. Subject to specified exceptions and SmartKem’s prior written consent, not to be unreasonably withheld, delayed or conditioned, Ferrox and its subsidiaries are restricted from taking specified actions, including amendments to organizational documents, issuances or repurchases of equity, dividends, incurrence or guarantee of indebtedness, asset dispositions, acquisitions or joint ventures, formation of subsidiaries, changes in accounting or material tax elections, specified settlements, and entry into, amendment of or termination of material contracts outside the ordinary course.

Regulatory Approvals and Listing

The parties are required to make required governmental filings, provide requested information, cooperate concerning communications with governmental authorities and use commercially reasonable efforts to obtain required consents and remove legal restraints to the transactions. SmartKem is required to use commercially reasonable efforts to cause the SmartKem Common Shares comprising the Merger Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, and to cause the SmartKem Common Stock to be listed under the symbol “FERX,” or another mutually agreed available symbol, at or as promptly as possible after the Closing.

Post-Closing Governance and Management

The parties are required to use reasonable best efforts to cause certain identified persons identified to be elected or appointed to the specified officer and director positions effective as of the Closing. The parties intend that the post-Closing board will consist of seven directors, six designated by Ferrox and one designated by SmartKem, with at least four directors qualifying as independent under Nasdaq requirements. The proposed directors and officers are Terrence Patrick Duffy, Chairman and Chief Executive Officer; Barbra C. Keck, Chief Financial Officer; Allen Palmiere, Chief Operating Officer and Executive Director; David Sims, Independent Director; Ian Jenks, Director; Dana Williams, Independent Director and Chair of the Audit Committee; Michael Young, Independent Director; and Dr. Michael Seeger, Independent Director.

As a condition to the parties’ obligations to close, SmartKem is required to enter into employment agreements with Terrence Duffy and Allen Palmiere, on terms reasonably acceptable to SmartKem and Ferrox. The parties may agree to amend or waive this closing condition in connection with Mr. Duffy’s and Mr. Palmiere’s existing employment agreements with Lionhart (Canada) Ltd. and the related Services Agreement between Lionhart (Canada) Ltd. and the Post-Closing Company, as described elsewhere in this proxy statement/prospectus All existing SmartKem directors other than Ian Jenks and Barbra C. Keck are required to deliver resignations effective as of the Closing.

Director and Officer Indemnification and Insurance

For six years after the Closing, SmartKem is required to indemnify and hold harmless current and former directors and officers of Ferrox and SmartKem, to the fullest extent permitted by applicable law and the relevant organizational documents, with respect to specified claims arising from their service before the Closing. From and after the Closing, SmartKem must maintain directors’ and officers’ liability insurance for SmartKem and its subsidiaries, including Ferrox and its subsidiaries, on commercially available terms with customary coverage limits. Before Closing, SmartKem must purchase and fully prepay a six-year tail endorsement for its existing directors’ and officers’ and fiduciary liability policies, or equivalent coverage if such a tail is unavailable, at Ferrox’s expense. Ferrox must also obtain runoff or tail coverage for its current and former directors and officers with respect to pre-Closing acts or omissions.

No Solicitation; Changes in Recommendation

The Business Combination Agreement generally prohibits each of SmartKem and Ferrox and their respective representatives from soliciting, initiating, knowingly encouraging or facilitating competing acquisition proposals; furnishing nonpublic information in connection with such proposals; engaging in discussions or negotiations concerning such proposals; approving or recommending such proposals; or entering into agreements relating to competing transactions. Each party must promptly notify the other of specified acquisition proposals or inquiries and keep the other informed of material developments.

Prior to the approval of the Business Combination by the SmartKem Stockholders, the SmartKem Board may provide information and engage in discussions concerning a bona fide written acquisition proposal that did not result from a breach of the non-solicitation provisions if the SmartKem Board determines in good faith, after consultation with legal counsel, that the proposal is or is reasonably likely to lead to a superior proposal and that failure to act would be inconsistent with its fiduciary duties. Subject to notice, a four-business-day match right and other conditions, the SmartKem Board may make an adverse recommendation change (a “SmartKem Adverse Recommendation Change”) in response to a superior proposal. Ferrox is subject to generally reciprocal provisions, including the ability of its board, subject to specified conditions, to make an adverse recommendation change (a “Ferrox Adverse Recommendation Change”) in response to a Ferrox superior proposal. Neither party may enter into a definitive competing transaction agreement unless and until the Business Combination Agreement is terminated in accordance with its terms.

Tax Matters

The parties intend that, for U.S. federal income tax purposes, the contemplated transactions, together with concurrent contributions of cash or other property to SmartKem in exchange for SmartKem equity securities and treated as a single integrated transaction, qualify as a reorganization under Section 368(a) of the Internal Revenue Code and be tax-deferred. The parties agree to cooperate in obtaining any tax opinions required in connection with effectiveness of the registration statement and to provide customary tax representation letters.

Lock-Up Agreements

As a condition to Closing, in connection with the Business Combination, all of the executive officers, directors and five percent (5%) stockholders of the Post-Closing Company (calculated on a fully-diluted basis, but disregarding any awards reserved but not yet issued under the Incentive Plan) (the “Locked-Up Persons”) shall enter into a lock-up agreement (the “Lock-Up Agreements”), pursuant to which, among other things, the Locked-Up Persons shall agree to lock up and not sell, transfer or otherwise dispose of their respective SmartKem Common Shares for a period of 120 days after the Closing, subject to customary exceptions.

Conditions to Completion of the Merger

The obligations of each party to complete the Merger are subject to customary mutual conditions, including:

●	the absence of any injunction, order or law that prohibits or makes the transactions illegal;
●	receipt of the required SmartKem stockholder approval and Ferrox Holder approval;
●	effectiveness of the Form S-4, absence of a stop order and resolution of any related SEC proceeding;
●	approval for Nasdaq listing of the SmartKem Common Shares comprising the Merger Consideration and availability of the post-Closing trading symbol;
●	receipt of applicable domestic and foreign antitrust approvals;
●	execution of the Lock-Up Agreements;
●	SmartKem’s entry into the specified employment agreements;
●	receipt by SmartKem of a written fairness opinion from a qualified financial advisor concluding that the contemplated transactions are fair, from a financial point of view, to the SmartKem Stockholders;
●	filing and acceptance of the articles of merger and receipt of a valid and effective certificate of merger from the Registrar of Corporate Affairs in the BVI; and
●	a requirement that immediately following the Effective Time, Ferrox Holders hold at least the minimum percentage of outstanding SmartKem Common Stock required by Ferrox’s mining right or applicable law relating thereto.

Ferrox’s obligation to close is also subject to specified accuracy standards for SmartKem’s representations and warranties, SmartKem’s material performance of its covenants, the absence of an ongoing SmartKem material adverse effect, delivery of specified organizational and officer certificates, effectiveness of agreed officer and director resignations and appointments, and the absence of a continuing Nasdaq delisting or trading suspension or specified noncompliance notice.

SmartKem’s obligation to close is also subject to specified accuracy standards for Ferrox’s representations and warranties, Ferrox’s material performance of its covenants, the absence of an ongoing Ferrox material adverse effect, delivery of specified organizational, officer and tax certificates and transmittal documents, and timely delivery of Ferrox’s audited financial statements that are materially consistent with previously provided unaudited financial statements for the same periods.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated before the Closing:

●	by mutual written consent of SmartKem and Ferrox;
●	by either SmartKem or Ferrox if the Closing has not occurred by March 31, 2027 (the “End Date”), subject to specified limitations and automatic extensions while the SEC review of the Form S-4 remains pending or unresolved;
●	by either SmartKem or Ferrox if a governmental authority has issued a final, nonappealable order permanently prohibiting the transactions;
●	by Ferrox for an uncured breach by SmartKem that would cause specified closing conditions not to be satisfied;
●	by SmartKem for an uncured breach by Ferrox that would cause specified closing conditions not to be satisfied;
●	by SmartKem following an uncured Ferrox material adverse effect;
●	by Ferrox following an uncured SmartKem material adverse effect;
●	by Ferrox following a SmartKem Adverse Recommendation Change; or
●	by Ferrox following a Ferrox Adverse Recommendation Change.

Curable breaches and curable material adverse effects are generally subject to 30-day cure periods following written notice, as specified in the Business Combination Agreement.

Expenses and Termination Payment

Except as otherwise provided in the Business Combination Agreement, each party will pay its own transaction costs and expenses. The Business Combination Agreement provides for a $3.0 million termination payment (“Termination Payment”) in specified circumstances.

SmartKem must pay the Termination Payment to Ferrox if the Business Combination Agreement is terminated following a SmartKem Adverse Recommendation Change. SmartKem may also be required to pay the Termination Payment following the End Date, SmartKem breach or SmartKem material adverse effect terminations if, before termination or the SmartKem special meeting, as applicable, an SmartKem acquisition proposal has been publicly announced and not withdrawn, and within 12 months after the later of termination or the SmartKem special meeting, SmartKem enters into or completes an acquisition proposal, its board publicly accepts or recommends such a proposal, or such a proposal is approved by or submitted for approval to SmartKem stockholders.

Ferrox must pay the Termination Payment to SmartKem if the Business Combination Agreement is terminated following a Ferrox Adverse Recommendation Change. Ferrox may also be required to pay the Termination Payment following the End Date, Ferrox breach or SmartKem material adverse effect termination events if a Ferrox acquisition proposal has been publicly announced and not withdrawn before termination and, within 12 months after termination, Ferrox enters into or completes an acquisition proposal, its board publicly accepts or recommends such a proposal, or such a proposal is approved by or submitted for approval to Ferrox Holders.

A Termination Payment due in connection with an adverse recommendation change must be paid simultaneously with, and as a condition to, the effectiveness of the termination. A Termination Payment triggered by a subsequent acquisition event must be paid within three business days after the earliest applicable triggering event. The parties acknowledge that the Termination Payment is liquidated damages and not a penalty, and receipt of the Termination Payment is intended to preclude further claims by the receiving party, subject to the terms of the Business Combination Agreement.

Effect of Termination; Amendment and Waiver

Upon termination in accordance with its terms, the Business Combination Agreement generally becomes void, except for specified surviving provisions, the confidentiality agreement, any applicable Termination Payment and liability for breach of a representation, warranty, covenant or obligation. The Business Combination Agreement may be amended in writing by the parties, subject to applicable law, and rights or conditions may be waived in writing by the party entitled to the benefit thereof, in each case as provided in the agreement.

PROPOSAL 2: THE NASDAQ PROPOSAL

Overview; Reasons for the Nasdaq Proposal

The Business Combination involves the issuance by SmartKem to the Ferrox Holders of shares of SmartKem Common Stock which will represent greater than 19.99% of the issued and outstanding voting stock of the Post-Closing Company and could result in a change of control under Nasdaq rules.

The SmartKem Common Stock is listed on The Nasdaq Capital Market, and as such, SmartKem is subject to the applicable rules of the Nasdaq, including Nasdaq Listing Rules 5625(b) and 5635(d).

Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities (i) have or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Accordingly, under Nasdaq Rule 5635(a), the issuance of the SmartKem Company Common Stock as Merger Consideration in the Business Combination requires SmartKem stockholder approval.

Additionally, under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Accordingly, under Nasdaq Rule 5635(b), the issuance of the SmartKem Common Shares comprising the Merger Consideration in the Business Combination will result in a “change of control” of SmartKem

Accordingly, by this Proposal 2, SmartKem is seeking such SmartKem Stockholder approval to issue the SmartKem Common Shares as Merger Consideration as described herein.

Vote Required for Approval with Respect to the Nasdaq Proposal

The affirmative vote of holders of a majority of votes properly cast at the Special Meeting is required for approval, for purposes of Nasdaq Listing Rules 5635(a) and (b), of the issuance of shares of SmartKem Common Stock pursuant to the terms of the Business Combination Agreement and the transactions contemplated thereby, including the change of control of SmartKem resulting from the Business Combination.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SMARTKEM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL 3: THE NAME CHANGE PROPOSAL

Overview

At the Special Meeting, the SmartKem Stockholders will be asked to approve an amendment, substantially in the form attached as Annex C to this proxy statement/prospectus, to the amended and restated certificate of incorporation, as amended, of SmartKem to change the corporate name of SmartKem to “Ferrox Critical Minerals, Inc.” effective immediately following the Closing.

Reasons for the Name Change Proposal

Approval by the SmartKem Stockholders of the corporate name change is a condition to completion of the Business Combination, pursuant to the Business Combination Agreement.

Following consummation of the Business Combination, Ferrox’s business will be a significant portion of the business of the Post-Closing Company. The business of SmartKem will continue to comprise a portion of the business of the Post-Closing Company. The corporate name change, if approved by the SmartKem Stockholders, would have the effect of changing SmartKem’s legal name.

SmartKem is also obligated pursuant to the Business Combination Agreement to use its commercially reasonable efforts to cause the SmartKem Common Stock to be listed on Nasdaq under the symbol “FERX” or such other symbol available at Nasdaq and mutually agreed by SmartKem and Ferrox, at or as promptly as possible after the Closing.

Vote Required for Approval with Respect to the Name Change Proposal

The affirmative vote of the holders of a majority of the voting power on the record date for the Stockholder Meeting is required to approve the amendment of our amended and restated certificate of incorporation to effect the name change. Failures to vote, abstentions and “broker non-votes”, if any, will be the equivalent of a vote AGAINST this proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SMARTKEM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE PROPOSAL.

PROPOSAL 4: THE INCENTIVE PLAN PROPOSAL

Overview

The general purpose of our 2021 Equity Incentive Plan, as amended (the “Plan”) is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors, and consultants, and to promote the success of our business.

Our Board believes that the granting of stock options, restricted stock awards, restricted stock units, stock appreciation rights and similar kinds of cash-based and equity-based compensation (collectively, “awards”) promotes continuity of management and provides a critical incentive to align the interests of those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success with the interests of our stockholders.

On November 11, 2026, our Board adopted, subject to approval of our stockholders, an amendment (the “Amendment”) increasing the number of shares of our common stock available for issuance under the Incentive Plan to 10% of the number of SmartKem Common Shares issued and outstanding, subject to future increases pursuant to the “Evergreen Provision” of the Incentive Plan described below. If approved, all of the additional shares may be granted under the Incentive Plan as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). A copy of the Plan Amendment is attached as Annex D.

Following the approval of the Incentive Plan Amendment, the number of shares available for issuance under the Incentive Plan shall be 364,013, which is a number of shares equal to 10% of the issued and outstanding SmartKem Common Shares as of November 9, 2026. Thereafter, as of January 1 of each year, commencing with the year 2027, the aggregate number of shares available for issuance under the Incentive Plan shall automatically increase by a number of shares equal to 10% of the total number of SmartKem Common Shares issued and outstanding on the immediately preceding December 31 (the “Evergreen Provision”)

If our stockholders do not approve the Plan Amendment, the Company will continue to operate the Incentive Plan under its current provisions, but will be limited in its ability to make future grants and incentives under the Incentive Plan to individuals we believe are and in the future will be critical to the Company’s success.

Description of the Existing Plan

The following description of the material terms of the Incentive Plan is intended to be a summary only. This summary is qualified in its entirety by the full text of the Incentive Plan, as amended to date, which is incorporated herein by reference to Exhibits 10.1, 10.2 10.17, and 10.33 to the Company’s Annual Report on Form 10-K filed on April 8, 2026.

Authorized Shares

After taking into account (i) the adjustment provisions of the Incentive Plan, (ii) an amendment to the Incentive Plan approved by our stockholders at the annual meeting of stockholders held on August 25, 2023 that increased the number of shares of our common stock authorized for issuance under the Incentive Plan by 12,362 shares, (iii) an amendment to the Incentive Plan approved by our stockholders at the annual meeting of stockholders held on May 28, 2025 that increased the number of shares of our common stock authorized under the Incentive Plan by 16,000 shares, (iv) an amendment to the Incentive Plan approved by our stockholders at the annual meeting of stockholders held on June 23, 2026 that increased the number of shares of our common stock authorized under the Incentive Plan by 10,017 shares, and (v) the reverse stock split effected by SmartKem on August 20, 2026, the aggregate number of shares of our common stock that are authorized for issuance under the Incentive Plan is 42,890 shares. Of that number, 23,794 shares of our common stock have been issued under the Incentive Plan or are subject to outstanding awards under the Incentive Plan. Thus, without talking into account the Plan Amendment, 18,916 shares of our common stock remain available under the Incentive Plan for future awards. If the Plan Amendment is approved by our stockholders, the number of shares of our common stock reserved for issuance under the Incentive Plan will increase by 321,123 shares, from 42,890 shares to 364,013 shares, subject to the Evergreen Provision.

All shares of common stock reserved for issuance under the Incentive Plan, including to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any shares of Common Stock that become available for issuance under the Incentive Plan pursuant to the Evergreen Provisions, may be granted as ISOs.

If an award granted under the Incentive Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program or, with respect to restricted stock, RSUs, performance units, or performance shares, is forfeited to, or repurchased by, us due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Incentive Plan (unless the Incentive Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the Incentive Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the Incentive Plan (unless the Incentive Plan has terminated). Shares that actually have been issued under the Incentive Plan under any award will not be returned to the Incentive Plan; provided, however, that if shares issued pursuant to awards of restricted stock, RSUs, performance shares, or performance units are repurchased or forfeited to us due to failure to vest, such shares will become available for future grant under the Incentive Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the Incentive Plan. To the extent an award is paid out in cash rather than shares, the cash payment will not result in a reduction in the number of shares available for issuance under the Incentive Plan.

Plan Administration

Our Board or one or more committees appointed by our Board administers the Incentive Plan and is referred to as the “administrator.” Subject to the provisions of the Incentive Plan, the administrator has the power to administer the Incentive Plan and make all determinations deemed necessary or advisable for administering the Incentive Plan, including the power to determine the fair market value of our common stock, select the service providers to whom awards may be granted, determine the number of shares of our common stock covered by each award, approve forms of award agreement for use under the Incentive Plan, determine the terms and conditions of awards (including the exercise price, the time or times when the awards may be exercised, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the Incentive Plan and awards granted under it, prescribe, amend, and rescind rules and regulations relating to the Incentive Plan, including creating sub-plans, and modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator may institute and determine the terms of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price or different terms), awards of a different type and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, determinations, and interpretations are final and binding on all participants.

Eligibility.

Persons eligible to receive options or other awards under the Incentive Plan are all employees, officers, directors, consultants, advisors or other individual service providers of our Company.

As of November 12, 2026, the Company and its subsidiaries had a total of 8 employees, two executive officers and four non-employee directors. As of November 12, 2026, no person is eligible to participate as a result of a determination by the administrator that that person is a prospective employee, director or consultant of our Company or any affiliate. Except with respect to awards identified under the section below titled “New Plan Benefits”, as awards under the Incentive Plan are within the discretion of the administrator, we cannot determine how many individuals in each of the categories described above will receive awards.

Stock Options

Stock options may be granted under the Incentive Plan in such amounts as the administrator determines in accordance with the terms of the Incentive Plan. The exercise price of options granted under the Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant unless the grant of an option would not violate applicable law, including applicable tax laws. On November 9, 2026, the closing sale price of a share of our common stock on The Nasdaq Capital Market was $0.27. The term of an option will be stated in the award agreement, and in the case of an ISO, may not exceed 10 years. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our outstanding stock, the term of an ISO granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After a participant ceases to provide service as an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if the cessation of service is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the Incentive Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights will expire upon the date determined by the administrator and set forth in the award agreement. After a participant ceases to provide service as an employee, director, or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if cessation of service is due to death or disability, the stock appreciation rights will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the Incentive Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash, shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted and Unrestricted Stock

Restricted stock may be granted under the Incentive Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator (if any). The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of the Incentive Plan, will determine any terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. The administrator, in its sole discretion, may issue shares of our common stock under the Incentive Plan that are not subject to vesting or other conditions.

Restricted Stock Units

RSUs may be granted under the Incentive Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of the Incentive Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria, and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares, or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The administrator, in its sole discretion, may grant a RSU with rights to cash dividend equivalents which may be paid during the applicable vesting period or accumulated and paid at the end of the applicable vesting period.

Performance Units and Performance Shares

Performance units and performance shares may be granted under the Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting provisions in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units will have an initial dollar value established by the administrator on or prior to the date of grant. Performance shares will have an initial value equal to the fair market value of our common stock on the date of grant. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof. The administrator, in its sole discretion, may grant a performance unit with rights to cash dividend equivalents which may be paid during the applicable performance and/or vesting period or accumulated and paid at the end of the applicable performance and/or vesting period.

Non-Employee Directors

The Incentive Plan provides that all outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the Incentive Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, the Incentive Plan provides that in any given fiscal year, a non-employee director may not be paid, issued, or granted equity awards (including awards issued under the Incentive Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $500,000 (excluding awards or other compensation paid or provided to him or her as a consultant or employee). The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our outside directors under the Incentive Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, the administrator will adjust the number and class of shares that may be delivered under the Incentive Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the Incentive Plan.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction and all awards will terminate immediately prior to the consummation of such proposed transaction.

Exchange or Change in Control

The Incentive Plan provides that in the event of our merger with or into another corporation or entity or a change in control (as defined in the Incentive Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices, (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control, (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control, (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion, or (v) any combination of the foregoing. The administrator will not be obligated to treat similarly all awards, all awards a participant holds, all awards of the same type, or all portions of awards. In the event that the successor corporation does not assume or substitute for the award (or portions thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciations rights (or portions thereof) that is not assumed or substituted for, all restrictions on restricted stock, RSUs, performance shares, and performance units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any parent or subsidiary. Additionally, in the event an option or stock appreciation right (or portions thereof) is not assumed or substituted for in the event of a merger or change in control, the administrator will notify each participant in writing or electronically that the option or stock appreciation right (or its applicable portion), as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right (or its applicable portion), as applicable, will terminate upon the expiration of such period.

With respect to awards granted to an outside director, in the event of a change in control, the outside director’s options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse, and, with respect to awards with performance- based vesting, all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any parent or subsidiary.

Clawback

Awards will be subject to any Company clawback policy and the administrator also may specify in an award agreement that the participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return, or reimburse us all or a portion of the award and any amounts paid under the award pursuant to the terms of the clawback policy or applicable laws. Effective as of the date our common stock began trading on The Nasdaq Capital Market, we adopted the Policy for Recovery of Erroneously Awarded Compensation (the “Recovery Policy”), in accordance with the requirements of the Nasdaq listing standards and the rules of the SEC implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Recovery Policy requires the administrator to recoup certain cash and equity incentive compensation paid to or deferred by executive officers in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws.

Amendment; Termination

Subject to stockholder approval if required by applicable law, the administrator has the authority to amend, alter, suspend, or terminate the Incentive Plan provided such action does not materially impair the existing rights of any participant. The Incentive Plan automatically will terminate in 2031, unless terminated sooner.

Plan Benefits

Since the adoption of the Incentive Plan through November 12, 2026, we have granted the following stock options under the Incentive Plan to the individuals and groups listed below. In all cases, the securities underlying such stock options were shares of our common stock. These share numbers do not take into account the effect of awards that have been cancelled or forfeited.

	Number of Shares	Number of Shares
	Subject to	Subject to Stock
	Stock Options	Awards
Named Executive Officers
Ian Jenks, Chief Executive Officer	10,652	2
Barbra Keck, Chief Financial Officer	5,204	2
Executive Officer Group(1)	15,856	4
Non-Employee Director Group	5,368	8
Associates of any of such directors, executive officers or nominee	—	—
Each other person who received or is to receive five percent of such options	—	—
Non-Executive Officer Employee Group	2,570	12
(1)	Includes shares of common stock underlying stock options and stock awards listed separately for Mr. Jenks and Ms. Keck, as well as shares of common stock underlying stock options and stock awards issued to all other current executive officers.

Material Federal Income Tax Consequences

The following is a summary of the principal federal income tax consequences of option and other Awards under the Incentive Plan. Optionees and recipients of other rights and awards granted under the Incentive Plan are advised to consult their personal tax advisors before exercising an option or stock appreciation right or disposing of any stock received pursuant to the exercise of an option or stock appreciation right or following vesting of a restricted stock award or restricted stock unit or upon grant of an unrestricted stock award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

Treatment of Options

The Code treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the Incentive Plan, nor will our Company be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. Our Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. We will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of our common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, our Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of the common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will not recognize any income upon grant of the stock appreciation right, nor will our Company be entitled to a deduction at that time. Upon exercise of a stock appreciation right, the holder will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction equal to the fair market value of our common stock at that time.

Treatment of Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or our Company upon the grant of a restricted stock award. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and our Company generally will be entitled to a corresponding deduction equal to the fair market value of the common stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time, less any amount paid by the recipient for the shares. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of our common stock that is the subject of the award when the award is made.

The recipient of a restricted stock unit will recognize ordinary income as and when the units vest and shares of our common stock are issued. The amount of the income will be equal to the fair market value of the shares of our common stock issued at that time, and our Company will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.

The federal income tax consequences of performance share awards, performance unit awards, other cash-based awards and other stock-based awards will depend on the terms and conditions of those awards but, in general, participants will be required to recognize ordinary income in an amount equal to the cash and the fair market value of any fully vested shares of our common stock paid, determined at the time of such payment, in connection with such awards.

Section 409A

If an award is subject to Section 409A of the Code but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described and could result in the imposition of additional taxes and penalties. Participants are urged to consult with their tax advisors regarding the applicability of Section 409A of the Code to their awards.

Potential Limitation on Company Deductions

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees”. The Committee intends to consider the potential impact of Section 162(m) on grants made under the Incentive Plan but reserves the right to approve grants of options and other awards for an executive officer that exceeds the deduction limit of Section 162(m).

Tax Withholding

As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the Incentive Plan to pay any federal, state or local taxes required by law to be withheld.

Vote Required for Approval with Respect to the Name Change Proposal

The affirmative vote of the holders of a majority of the voting power on the record date for the Stockholder Meeting is required to approve the amendment of our 2021 Equity Incentive Plan to increase the number of shares we are permitted to issue thereunder. Failures to vote, abstentions and “broker non-votes”, if any, will be the equivalent of a vote AGAINST this proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SmartKem Stockholders VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 5: THE NON-PLAN GRANT PROPOSAL

Overview

In connection with the Business Combination, it has been proposed that certain equity awards be granted to officers and directors of the Post-Closing Company (collectively, the “Non-Plan Grants”). The Non-Plan Grants would be made separately from, and outside of, the Incentive Plan. The proposed Non-Plan Grants are summarized below. Each Non-Plan Grant is conditioned upon the consummation of the Business Combination and subject to approval by the Compensation Committee of the Post-Closing Company. Each Non-Plan Grant would be granted immediately following the Closing, and would consist of equity in the Post-Closing Company.

Recipient	Role with Post-Closing Company	Proposed Award
Terrence P. Duffy	Chairman and Chief Executive Officer	● Option to purchase 2,000,000 shares of the common stock of the Post-Closing Company ● 2,000,000 Restricted Stock Units (RSUs) of the Post-Closing Company
Allen J. Palmiere	Executive Director and Chief Operating Officer	● Option to purchase 1,500,000 shares of the common stock of the Post-Closing Company ● 1,500,000 Restricted Stock Units (RSUs) of the Post-Closing Company
Barbra C. Keck	Chief Financial Officer	● Option to purchase 1,000,000 shares of the common stock of the Post-Closing Company ● 1,000,000 Restricted Stock Units (RSUs) of the Post-Closing Company
Ian Jenks	Director	● Option to purchase 1,000,000 shares of the common stock of the Post-Closing Company ● 1,000,000 Restricted Stock Units (RSUs) of the Post-Closing Company

Nasdaq Listing Rule 5635(c) requires stockholder approval of certain equity compensation arrangements pursuant to which stock may be acquired by officers, directors, employees or consultants, subject to limited exceptions. Because the Non-Plan Grants would be made outside of a stockholder-approved equity compensation plan, SmartKem is seeking the approval of the SmartKem Stockholders, for purposes of Nasdaq Listing Rule 5635(c), of the issuance of the Non-Plan Grants described above.

Reasons for the Non-Plan Grant Proposal

In proposing the Non-Plan Grants, the parties considered a number of factors. In particular, the parties believe that the Non-Plan Grants will provide appropriate incentives to the recipients in connection with the completion of the Business Combination and the operation and development of the Post-Closing Company following the Closing, align the recipients’ interests with those of the Post-Closing Company’s stockholders and, in the case of certain executive officers of Ferrox, provide an appropriate incentive for them to serve as executive officers of the Post-Closing Company following the Business Combination.

The parties intend to grant the Non-Plan Grants outside of the Incentive Plan in order to preserve the shares available for future awards under the Incentive Plan and thereby maintain the Post-Closing Company’s ability to use equity-based compensation to attract, retain and incentivize employees, directors and other eligible service providers following the Business Combination.

The Non-Plan Grants remain subject to approval of the Compensation Committee of the Post-Closing Company. The SmartKem Board has approved the inclusion of this Proposal No. 5 in this proxy statement; however, the SmartKem Board has not approved the Non-Plan Grants or made any other determination regarding the Non-Plan Grants. The SmartKem Board makes no recommendation as to whether the SmartKem Stockholders should vote for or against this Proposal No. 5.

Effect on the Incentive Plan

Approval of this Proposal 5 will not amend or otherwise modify the terms of the Incentive Plan or increase or decrease the number of shares authorized for issuance under the Incentive Plan. The shares subject to the Non-Plan Grants will be issued outside of the Incentive Plan and, accordingly, will not reduce the number of shares otherwise available for future awards under the Incentive Plan.

Vote Required for Approval with Respect to the Non-Plan Grant Proposal

The affirmative vote of holders of a majority of votes properly cast at the Special Meeting is required for approval, for purposes of Nasdaq Listing Rules 5635(c), of the issuance of the Non-Plan Grants. This Proposal 5 is conditioned upon the approval of each of the Required Proposals.

Recommendation of the Board

THE BOARD EXPRESSES NO VIEW WITH RESPECT TO THE NON-PLAN GRANT PROPOSAL AND MAKES NO RECOMMENDATION AS TO WHETHER THE SMARTKEM STOCKHOLDERS SHOULD VOTE FOR OR AGAINST SUCH PROPOSAL.

PROPOSAL 6: THE REVERSE SPLIT PROPOSAL

Overview

The SmartKem Board has determined that it is advisable and in the best interests of SmartKem and the SmartKem Stockholders for SmartKem to (i) amend its Amended and Restated Certificate of Incorporation (the “First Reverse Split Amendment”) to authorize the SmartKem Board to effect a reverse stock split of SmartKem Common Stock at a specific ratio, ranging from 1:2 to 1:125 (the “First Split Approved Split Ratio”), to be determined by the SmartKem Board without further approval or authorization of the SmartKem Stockholders, at any time prior to the one year anniversary of the date of the Annual Meeting (the “First Reverse Stock Split”), and (ii) thereafter, to again amend our Amended and Restated Certificate of Incorporation (the “Second Reverse Split Amendment,” and together with the First Reverse Split Amendment, the “Reverse Split Amendments”) to authorize the SmartKem Board to effect an additional reverse stock split of our issued shares of common stock at a specific ratio, ranging from 1:2 to 1:125 (the “Second Split Approved Split Ratio,” and together with the First Split Approved Split Ratio, the “Approved Split Ratios”), to be determined by the SmartKem Board without further approval or authorization of the SmartKem Stockholders, at any time following the First Reverse Stock Split and prior to the one year anniversary of the date of the Special Meeting (the “Second Reverse Stock Split” and together with the First Reverse Stock Split, the “Reverse Stock Splits”); provided that, the Approved Split Ratios will not in the aggregate result in a ratio exceeding 1:250. A vote for this Proposal 6 will constitute adoption and approval of each of the Reverse Split Amendments and each of the Reverse Stock Splits that, once effected by filing the applicable Reverse Split Amendment with the Secretary of State of the State of Delaware, will in each case combine between 2 and 250 shares of the SmartKem Common Stock into one share of the SmartKem Common Stock. If implemented, the Reverse Stock Splits will have the effect of decreasing the number of shares of the SmartKem Common Stock issued, but will have no effect on the number of shares of Common Stock we are authorized to issue.

If this Proposal 6 is approved at the Special Meeting, and if the Closing of the Business Combination occurs, then from and after the Closing, the authority granted to the SmartKem Board to effect the Reverse Stock Splits hereunder shall remain and vest in the Board of Directors of the Post-Closing Company. This Proposal 6 should be read with the understanding that from and after the Closing, the determinations described herein shall be made by the Board of Directors of the Post-Closing Company and that the Reverse Stock Splits would affect the Post-Closing Company Common Stock.

The Reverse Stock Splits, if approved and effected, could result in an aggregate reverse stock split ratio of up to 1:250 shares of the SmartKem Common Stock. However, the SmartKem Board reserves the right to elect not to proceed with either or both of the Reverse Stock Splits and to abandon either or both of the Reverse Stock Splits if it determines, in its sole discretion that the applicable Reverse Stock Split is no longer in the best interests of the SmartKem Stockholders. Once this Proposal 6 is approved by the SmartKem Stockholders, no further action by the SmartKem Stockholders will be required for the SmartKem Board to either implement or abandon either or both of the Reverse Stock Splits. For the avoidance of doubt, except as otherwise specified herein, all share and dollar amounts set forth in this Proxy Statement are on a pre-Reverse Stock Splits basis.

If the SmartKem Board does not effect either of the Reverse Stock Splits on or before the one-year anniversary of the approval of Proposal 6, any discretionary authority granted to the SmartKem Board by the SmartKem Stockholders pursuant to Proposal 6 to file either of the Reverse Split Amendments and to effect either of the Reverse Stock Splits, as applicable, will terminate.

By approving Proposal 6, the stockholders would, subject to the limitations described herein, give the SmartKem Board the discretionary authority, but not the obligation, to effect each of the First Reverse Stock Split and the Second Reverse Stock Split, respectively, and full discretion to approve the ratio at which shares of Common Stock will be reclassified, in each case within the applicable Approved Split Ratios. The exact ratio of each of the Reverse Stock Splits, if approved and effected at all, will be (i) with respect to the First Reverse Stock Split, on or before the one-year anniversary of this Special Meeting and (ii) with respect to the Second Reverse Stock Split, on or after the date of the effectiveness of the First Reverse Stock Split and on or before the one-year anniversary this Special Meeting, in each case, to provide the SmartKem Board with the flexibility to determine the appropriate ratio and timing for the applicable Reverse Stock Split based upon our performance and other market factors. The applicable Reverse Split Amendment setting forth the applicable Approved Split Ratio approved by the SmartKem Board will be filed with the Secretary of State of the State of Delaware and any amendment to effect such Reverse Stock Splits at any other Approved Split Ratio will be abandoned. The form proposed to be used for each Reverse Split Amendment is included as Annex E to this Proxy Statement.

Purpose and Rationale for the Reverse Stock Splits

The SmartKem Board strongly believes that the proposed Reverse Stock Splits may make the SmartKem Common Stock more attractive to a broader range of institutional and other investors. It is the understanding of the SmartKem Board that the current market price of the SmartKem Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. It is also the understanding of the SmartKem Board that many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Conversely, the SmartKem Board understands that low-priced stocks attract the interest of short-term traders, which may result in significant volatility due to short sellers of common stock and buy-and-hold decisions of longer investors. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the SmartKem Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, some investors may view the Reverse Stock Splits negatively because it reduces the number of shares of SmartKem Common Stock available in the public market. In addition to the foregoing, the increase in the market price of the SmartKem Common Stock resulting from the Reverse Stock Splits will assist SmartKem in continuing to achieve compliance with the minimum price requirement of The Nasdaq Capital Market and reduce the risk that the SmartKem Common Stock may delisted.

Reducing the number of outstanding shares of the SmartKem Common Stock through the Reverse Stock Splits is intended, absent other factors, to increase the per share market price of the SmartKem Common Stock. However, other factors, such as SmartKem’s financial results, market conditions and the market perception of SmartKem’s business and the Business Combination may adversely affect the market price of the SmartKem Common Stock. As a result, there can be no assurance that the Reverse Stock Splits, if either or both completed, will result in the intended benefits described above, that the market price of the SmartKem Common Stock will increase following the Reverse Stock Splits, or that the market price of the SmartKem Common Stock will not decrease in the future.

Risks of the Proposed Reverse Stock Splits

There can be no assurance that the per share market price of the SmartKem Common Stock following either of the Reverse Stock Splits will increase in proportion to the reduction in the number of shares of the SmartKem Common Stock outstanding before such Reverse Stock Split.

There can be no assurance that the market price per share of the SmartKem Common Stock after either of the Reverse Stock Splits will remain unchanged or increase in proportion to the reduction in the number of shares of the SmartKem Common Stock outstanding before such Reverse Stock Split.

If implemented, the SmartKem Board expects that each of the Reverse Stock Splits will increase the market price of the SmartKem Common Stock. However, the effect of the Reverse Stock Splits upon the market price of the SmartKem Common Stock cannot be predicted with any certainty. It is possible that (i) the per share price of the SmartKem Common Stock after the First Reverse Stock Split will not rise in proportion to the reduction in the number of shares of the SmartKem Common Stock outstanding resulting from the First Reverse Stock Split or (ii) the market price per post-First Reverse Stock Split share may not exceed or remain in excess of the required minimum price for a sufficient period of time to satisfy an exchange’s listing requirements. Even if the Reverse Stock Splits are implemented, the market price of the SmartKem Common Stock may decrease due to factors unrelated to the Reverse Stock Splits. In any case, the market price of the SmartKem Common Stock will be based on other factors which may be unrelated to the number of shares outstanding, including SmartKem’s future performance and prospects and the Business Combination. If the Reverse Stock Splits are consummated and the trading price of the SmartKem Common Stock declines, the percentage decline as an absolute number and as a percentage of SmartKem’s overall market capitalization may be greater than would occur in the absence of such Reverse Stock Split.

There can be no assurance that the Reverse Stock Splits will allow SmartKem to meet all applicable Nasdaq listing requirements or prevent the SmartKem Common Stock from becoming subject to delisting from Nasdaq, which could negatively affect the trading price of the SmartKem Common Stock, reduce the liquidity of the SmartKem Common Stock and restrict SmartKem’s ability to access the capital markets.

The SmartKem Common Stock is listed on The Nasdaq Capital Market. SmartKem must satisfy the continued listing requirements of Nasdaq to maintain the listing of our common stock on The Nasdaq Capital Market.

The SmartKem Board expects that the Reverse Stock Splits will allow SmartKem to continue to achieve the minimum price requirement of The Nasdaq Capital Market. However, there can be no assurance that SmartKem will be able to maintain compliance with The Nasdaq Capital Market continued listing requirements, and if SmartKem is unable to maintain compliance with the continued listing requirements, including the minimum price requirement and the minimum stockholders’ equity requirement, the SmartKem Common Stock may be delisted from The Nasdaq Capital Market, which could reduce the liquidity of the SmartKem Common Stock materially and result in a corresponding material reduction in the price of the SmartKem Common Stock.

In addition, delisting could harm SmartKem’s ability to raise capital through alternative financing sources on terms acceptable to SmartKem, or at all, and may result in the potential loss of confidence by investors, employees, suppliers, customers and business development opportunities. Such a delisting likely would impair your ability to sell or purchase SmartKem Common Stock when you wish to do so. Further, if SmartKem were to be delisted from The Nasdaq Capital Market, the SmartKem Common Stock may no longer be recognized as a “covered security,” and SmartKem would be subject to regulation in each state in which SmartKem offers its securities. Delisting can also lead to a determination that the SmartKem Common Stock is stock is a “penny stock” which will require brokers trading in the SmartKem Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the SmartKem Common Stock. Thus, delisting from The Nasdaq Capital Market could adversely affect SmartKem’s ability to raise additional financing through the public or private sale of equity securities, would significantly impact the ability of investors to trade SmartKem’s securities and would negatively impact the value and liquidity of the SmartKem Common Stock.

A decline in the market price of the SmartKem Common Stock after either or both of the Reverse Stock Splits are approved and effected may result in a greater percentage decline than would occur in the absence of the Reverse Stock Split(s).

If either or both of the Reverse Stock Splits are approved and effected and the market price of the SmartKem Common Stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split(s). The market price of the SmartKem Common Stock will, however, also be based upon SmartKem’s performance and other factors, including the Business Combination, which are unrelated to the number of shares of SmartKem Common Stock outstanding.

The proposed Reverse Stock Splits may decrease the liquidity of the SmartKem Common Stock.

The liquidity of the SmartKem Common Stock may be harmed by the proposed Reverse Stock Splits given the reduced number of shares of SmartKem Common Stock that would be outstanding after the Reverse Stock Split(s), particularly if the market price of the SmartKem Common Stock does not increase as a result of the Reverse Stock Split(s).

Determination of the Ratio for the Reverse Stock Split

If Proposal 6 is adopted and approved by the SmartKem and the SmartKem Board determines that it is in the best interests of SmartKem and its stockholders to implement each Reverse Stock Split, the applicable Approved Split Ratio will be selected by the SmartKem Board, in its sole discretion. However, in the aggregate, the Approved Split Ratio will not be less than a ratio of 1:4 and will not exceed 1:250. In determining which Approved Split Ratio to use, the SmartKem Board will consider numerous factors, including the historical and projected performance of the SmartKem Common Stock, the effect of the Approved Split Ratio on SmartKem’s ability to meet the continued listing requirements of The Nasdaq Capital Market, prevailing market conditions and general economic trends, and will place emphasis on the expected closing price of the SmartKem Common Stock in the period following the effectiveness of each Reverse Stock Split. The SmartKem Board will also consider the impact of the Approved Split Ratios on investor interest in the SmartKem Common Stock. The purpose of selecting a range is to give the SmartKem Board the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to changing market conditions.

Principal Effects of the Reverse Stock Splits

After the effective date of each proposed Reverse Stock Split, each SmartKem Stockholder will own a reduced number of shares of common stock. Except for adjustments that may result from the treatment of fractional shares as described below, the proposed Reverse Stock Split will affect all SmartKem Stockholders uniformly. The proportionate voting rights and other rights and preferences of the holders of the SmartKem Common Stock will not be affected by each Reverse Stock Splits except for adjustments that may result from the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of the SmartKem Common Stock immediately prior to each Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of the SmartKem Common Stock immediately after such Reverse Stock Split. The number of stockholders of record also will not be affected by the proposed Reverse Stock Split.

The following table contains approximate number of issued and outstanding shares of the SmartKem Common Stock, and the estimated per share trading price, following each Reverse Stock Split in a range of Approved Split Ratios, without giving effect to any adjustments for fractional shares of common stock or the issuance of any derivative securities, assuming 3,640,121 shares of Common Stock issued and outstanding immediately prior to the Reverse Split in each case, which was the number of shares of Common Stock issued and outstanding as of November 9, 2026.

After the First Reverse Stock

	Current	1:25	1:75	1:125
Common Stock Authorized(1)	5,000,000,000	5,000,000,000	5,000,000,000	5,000,000,000
Common Stock Issued and Outstanding	3,640,121	145,605	48,535	29,121
Number of Shares of Common Stock Reserved for Issuance(2)	225,220,768	9,008,831	3,002,944	1,801,767
Number of Shares of Common Stock Authorized but Unissued and Unreserved	4,771,139,111	4,990,845,564	4,996,948,521	4,998,169,112
Price per share, based on the closing price of the SmartKem Common Stock on November 9, 2026(3)	$0.27	$6.75	$20.25	$33.75
(1)	The Reverse Stock Splits will not have any impact on the number of shares of common stock we are authorized to issue under our Charter.
(2)

Includes (i) 23,794 shares of common stock issuable upon exercise of stock options, with a weighted average exercise price of $283.07 per share, under the Plan (prior to giving effect to the proposed amendment to the Plan as described in Proposal 4), (ii) 18,916 shares of common stock available for future issuance under our Plan (prior to giving effect to the proposed amendment to the Plan as described in Proposal 4), (iii) 935,278 shares of common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $45.22 per share, 224,242,780 shares of common stock reserved for issuance upon conversion of the outstanding shares of our Series A Preferred Stock.

(3)	The price per share indicated reflects solely the application of the applicable reverse stock split ratio to the closing sale price of a share of our Common Stock on November 9, 2026.

After the effective date of the First Reverse Stock Split, our common stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our common stock.

After the Second Reverse Stock Split

	Current	1:150(4)	1:200(4)	1:250(4)
Common Stock Authorized(1)	5,000,000,000	5,000,000,000	5,000,000,000	5,000,000,000
Common Stock Issued and Outstanding	3,640,121	24,268	18,201	14,561
Number of Shares of Common Stock Reserved for Issuance(2)	225,220,768	1,501,472	1,126,104	900,884
Number of Shares of Common Stock Authorized but Unissued and Unreserved	4,771,139,111	4,998,474,260	4,998,855,695	4,999,084,555
Price per share, based on the closing price of the SmartKem Common Stock on April 30, 2026(3)	$0.27	$40.50	$54.00	$67.50
(1)	The Reverse Stock Splits will not have any impact on the number of shares of common stock we are authorized to issue under our Charter.
(2)

Includes (i) 23,794 shares of common stock issuable upon exercise of stock options, with a weighted average exercise price of $283.07 per share, under the Plan (prior to giving effect to the proposed amendment to the Plan as described in Proposal 4),

(ii) 18,916 shares of common stock available for future issuance under our Plan (prior to giving effect to the proposed amendment to the Plan as described in Proposal 4), (iii) 935,278 shares of common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $45.22 per share, 224,272,780 shares of common stock reserved for issuance upon conversion of the outstanding shares of our Series A Preferred Stock.

(3)	The price per share indicated reflects solely the application of the applicable reverse stock split ratio to the closing price of the common stock on November 9, 2026.
(4)	Represents the aggregate ratio of the First Reverse Stock Split and Second Reverse Stock Split after giving effect to the First Reverse Stock Split.

After the effective date of the Second Reverse Stock Split, our common stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our common stock.

Effect on Outstanding Equity Securities

The Reverse Stock Splits will require that proportionate adjustments be made to the conversion rate, the per share exercise price and the number of shares issuable upon the exercise or conversion of the following outstanding equity securities issued by us, in accordance with the Approved Split Ratio (all figures are as of November 9, 2026 and are on a pre-Reverse Stock Split basis), including:

●	23,794 shares of common stock issuable upon the exercise of stock options, at a weighted average exercise price of $283.07 per share under the Plan;
●	935,278 shares of common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $45.22 per share;
●	18,916 shares of common stock that are available for future issuance under the Plan (before taking into account any amendment to the Plan as described in Proposal 4); and
●	224,242,780 shares of common stock reserved for issuance upon conversion of the Series A Preferred Stock;

The adjustments to the above securities, as required by the Reverse Stock Splits and in accordance with the Approved Split Ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the Reverse Stock Splits as was the case immediately preceding the Reverse Stock Splits.

Effect on our Equity Incentive Plan

As of November 9, 2026, we had 23,794 shares of common stock reserved for issuance pursuant to the exercise of outstanding options issued under the Plan, as well as 18,916 shares of common stock available for issuance under the Plan (prior to giving effect to the proposed amendment to the Plan as described in Proposal 6). Pursuant to the terms of the Plan, the SmartKem Board, or a designated committee thereof, as applicable, will adjust the number of shares of common stock underlying outstanding stock options, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the Plan to equitably reflect the effects of the Reverse Stock Splits. Furthermore, the number of shares available for future grant under the Plan will be similarly adjusted.

Effective Date

Each proposed Reverse Stock Split would become effective on the date of filing of the applicable Reverse Split Amendment with the office of the Secretary of State of the State of Delaware unless another effective date is set forth in such Reverse Split Amendment. On the effective date, shares of common stock issued immediately prior thereto will be combined and reclassified, automatically and without any action on the part of the SmartKem Stockholders, into new shares of common stock in accordance with the applicable Approved Split Ratio set forth in this Proposal 6. If each Reverse Split Amendment is not adopted and approved by the SmartKem Stockholders, the Reverse Stock Splits will not occur.

Treatment of Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Stock Splits. Instead, record holders of our common stock who otherwise would be entitled to receive a fractional share because they hold a number of shares not evenly divisible by the applicable Approved Split Ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. In any event, cash will not be paid for fractional shares.

Record and Beneficial Stockholders

If the Reverse Split Amendments are adopted and approved and the Reverse Stock Splits are authorized by the SmartKem Stockholders and the SmartKem Board elects to implement the Reverse Stock Splits, stockholders of record holding some or all of their shares of common stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of common stock they hold after the Reverse Stock Splits. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the Reverse Split Amendments are adopted and approved and the Reverse Stock Splits are authorized by the stockholders and the SmartKem Board elects to implement the Reverse Stock Splits, stockholders of record holding some or all of their shares in certificated form can surrender certificates representing pre-Reverse Stock Split shares to our transfer agent, Equiniti Trust Company LLC, in exchange for a certificate representing post-Reverse Stock Split shares. Each certificate representing shares before the Reverse Stock Splits would continue to be valid and would represent the adjusted number of whole shares based on the Approved Split Ratio selected by the SmartKem Board. No new post-Reverse Stock Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-REVERSE SPLIT STOCK
CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE
REQUESTED TO DO SO.

Accounting Consequences

The par value per share of common stock would remain unchanged at $0.0001 per share after the Reverse Stock Splits. As a result, on the effective date of the Reverse Stock Splits, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the Approved Split Ratio selected by the SmartKem Board, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding. The shares of common stock held in treasury, if any, will also be reduced proportionately based on the Approved Split Ratio selected by the SmartKem Board. Retroactive restatement will be given to all share numbers in our financial statements, and accordingly all amounts including per share amounts will be shown on a post-split basis. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to this Proposal 6 and we will not independently provide the SmartKem Stockholders with any such right if the Reverse Stock Splits are implemented.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Splits

The following is a summary of material U.S. federal income tax consequences of a Reverse Stock Split to our U.S. Holders (as defined below). The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Stock Split. This discussion only addresses U.S. Holders who hold common stock as capital assets. It does not purport to be complete and does not address U.S. Holders subject to special tax treatment under the Code, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purpose) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Splits to them. In addition, the following discussion does not address the tax consequences of the Reverse Stock Splits under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Splits.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of SmartKem’s common stock that for U.S. federal income tax purposes is: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust with respect to which a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

The Reverse Stock Splits are expected to constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. A U.S. Holder generally will not recognize gain or loss on the deemed exchange of shares pursuant to the Reverse Stock Split, except potentially with respect to any additional fractions of a share of our common stock received as a result of the rounding up of any fractional shares that otherwise would be issued, as discussed below. Subject to the following discussion regarding a U.S. Holder’s receipt of a whole share of SmartKem’s common stock in lieu of a fractional share, a U.S. Holder’s aggregate tax basis in the shares of common stock received in the Reverse Stock Split will equal the U.S. Holder’s basis in its old shares of common stock and such U.S. Holder’s holding period in the shares received will include the holding period in its old shares exchanged. The Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in the recapitalization. U.S. Holders of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

As described above under “Treatment of Fractional Shares,” no fractional shares of SmartKem’s common stock will be issued as a result of the Reverse Stock Splits. Instead, record holders of our common stock who otherwise would be entitled to receive a fractional share because they hold a number of shares not evenly divisible by the Approved Split Ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. A U.S. Holder who receives one whole share of SmartKem’s common stock in lieu of a fractional share may recognize income or gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which such U.S. Holder was otherwise entitled. SmartKem is not making any representation as to whether the receipt of one whole share in lieu of a fractional share will result in income or gain to any stockholder, and stockholders are urged to consult their own tax advisors as to the possible tax consequences of receiving a whole share in lieu of a fractional share in the Reverse Stock Splits.

We will not recognize any gain or loss as a result of the proposed Reverse Stock Splits.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLITS AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLITS IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Required Vote and Recommendation

Approval and adoption of this Proposal 6 requires the affirmative vote of a majority in voting power of the outstanding shares of our common stock.

Recommendation of the SmartKem Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SMARTKEM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE SPLIT PROPOSAL IF PRESENTED AT THE SPECIAL MEETING.

PROPOSAL 7: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Board to submit a proposal to adjourn the Special Meeting to a later date or dates if SmartKem is unable to consummate the Business Combination for any reason. In no event will SmartKem solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Business Combination Agreement or its governing documents or applicable law. The purpose of the Adjournment Proposal is to provide more time to consummate the Business Combination, if necessary and appropriate. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of SmartKem’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the Special Meeting upon approval of the Adjournment Proposal, the Board is empowered under its governing documents and applicable law, subject to certain conditions, to postpone the Special Meeting prior to the meeting being called to order. In such event, SmartKem will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform the SmartKem Stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented at the Special Meeting and is not approved by the SmartKem Stockholders, the Board may not be able to adjourn the Special Meeting to a later date if SmartKem is unable to consummate the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote of the SmartKem Stockholders

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the SmartKem Stockholders represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting and entitled to vote thereon. Presentation of the Adjournment Proposal at the Special Meeting is not conditioned upon the approval of any of the other Proposals.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SmartKem Stockholders VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL IF PRESENTED AT THE SPECIAL MEETING.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined for purposes of this section below, and together, “Holders”) as a result of the Business Combination. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, administrative rulings, published positions of the Internal Revenue Service (the “IRS”) and judicial interpretations thereof, all as currently in effect and all of which are subject to change and to differing interpretations (possibly with retroactive effect) and any such change or interpretation could affect the U.S. federal income tax considerations described herein. This discussion is a summary only and does not address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its particular circumstances, including, but not limited to, the alternative minimum tax, the Medicare tax on net investment income and the different consequences that may apply to taxpayers that are subject to special rules under U.S. federal income tax laws, including but not limited to:

●	banks or other financial institutions;
●	mutual funds;
●	tax-exempt organizations;
●	governments or agencies or instrumentalities thereof;
●	insurance companies;
●	broker-dealers or dealers in securities;
●	traders in securities that elect to use a mark-to-market method of accounting;
●	entities or arrangements treated as partnerships or other pass-through entities (including S corporations) for U.S. federal income tax purposes (and partners or investors therein);
●	former citizens or long-term residents of the United States;
●	holders that exercise appraisal rights;
●	regulated investment companies and real estate investment trusts;
●	holders whose functional currency is not the U.S. dollar;
●	holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”; and
●	holders that hold Ferrox Common Shares or other property as part of a hedge, straddle, constructive sale, conversion or other integrated or similar transaction.

In addition, this discussion does not address any U.S. federal estate, gift, Medicare and any alternative minimum tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of Ferrox Common Shares or SmartKem Common Shares.

U.S. Holders

As used in this section, a “U.S. Holder” is a beneficial owner of Ferrox Common Shares who or that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Subject to the qualifications and limitations set forth herein, the parties intend that, for U.S. federal income tax purposes, the contemplated transactions, together with concurrent contributions of cash or other property to SmartKem in exchange for SmartKem equity securities and treated as a single integrated transaction, qualify as a reorganization under Section 368(a) of the Internal Revenue Code and be tax-deferred. However, it is not a condition to either party’s obligations to complete the transaction that the Business Combination qualify as a reorganization under Section 368(a) of the Code. Moreover, neither SmartKem nor Ferrox will request a ruling from the IRS with respect to the tax treatment of the Business Combination and, as a result, no assurances can be given that the IRS will not challenge the treatment of the Business Combination as a reorganization under Section 368(a) of the Code or that a court would not sustain such challenge.

Assuming the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Ferrox Common Shares generally are not expected to recognize gain or loss as a result of the exchange of Ferrox Common Shares for Post-Closing Company Common Stock in the Business Combination. Each U.S. Holder’s tax basis in the Post-Closing Company Common Stock received in the Business Combination generally is expected to be the same as such Holder’s tax basis in the Ferrox Common Shares exchanged therefor in the Business Combination. The holding period of the Post-Closing Company Common Stock received in the Business Combination by a U.S. Holder generally is expected to include the holding period of the Ferrox Common Shares exchanged therefor in the Business Combination.

If the Business Combination fails to qualify as a “reorganization” under Section 368(a) of the Code, a U.S. Holder of Ferrox Common Shares would recognize gain or loss in an amount equal to the difference between (i) the fair market value of the Post-Closing Company Common Stock received in the Business Combination and (ii) the holder’s basis in the Ferrox Common Shares surrendered therefor. If a U.S. Holder acquired different blocks of Ferrox Common Shares at different times or at different prices, such U.S. Holder should consult its own tax advisor regarding the appropriate manner in which Post-Closing Company Common Stock received in the Business Combination should be allocated among different blocks of Ferrox Common Shares. Gain or loss recognized by a U.S. Holder with respect to Ferrox Common Shares in the Business Combination generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has a holding period of more than one (1) year in such Ferrox Common Shares at the time of the Business Combination. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in the Post-Closing Company Common Stock received in the Business Combination generally would be equal to the fair market value thereof as of the Closing, and the U.S. Holder’s holding period in such Post-Closing Company Common Stock generally would begin on the day following the Business Combination.

U.S. Holders of Ferrox Common Shares are urged to consult their tax advisors regarding the tax consequences to them of the Business Combination in light of their particular circumstances under applicable U.S. federal, state, local and non-U.S. tax laws.

Non-U.S. Holders

As used in this section, a “Non-U.S. Holder” is a beneficial owner of Ferrox Common Shares who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
●	a foreign corporation; or
●	an estate or trust that is not a U.S. Holder.

Subject to the discussion of “U.S. real property holding corporations” below, the Business Combination is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder that receives Post-Closing Company Common Stock in exchange for Ferrox Common Shares in the Business Combination, if the Business Combination qualifies as a “reorganization” under Section 368(a) of the Code. If the Business Combination fails to qualify as a “reorganization” under Section 368(a) of the Code, a Non-U.S. Holder generally is not expected to be subject to U.S. federal income or withholding tax in respect of any gain such Non-U.S. Holder recognizes as a result of the exchange of its Ferrox Common Shares for Post-Closing Company Common Stock in the Business Combination unless such Non-U.S. Holder would be subject to U.S. federal income tax under the rules described above for U.S. Holders.

Under certain circumstances, Non-U.S. Holders could be subject to U.S. federal income tax on any gain realized if SmartKem is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5)-year period ending on the date of the Business Combination or the period during which the Non-U.S. Holder held equity in SmartKem. However, SmartKem believes that it is not, and has not been during such period, a United States real property holding corporation.

SmartKem and SmartKem Stockholders

SmartKem is not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Business Combination.

SmartKem stockholders will not sell, exchange or dispose of any Post-Closing Company Common Stock in the Business Combination. Thus, there will be no U.S. federal income tax consequences to SmartKem stockholders upon the Closing.

Reporting Requirements

Each Holder that receives shares of Post-Closing Company Common Stock in the Business Combination may be required to retain permanent records pertaining to the Business Combination and make such records available to any authorized IRS officers and employees. Such records may include information regarding the number, basis, and fair market value of the Ferrox Common Shares exchanged and Post-Closing Company Common Stock received in exchange therefor.

Additionally, Holders that are required to file U.S. federal income tax returns and who owned immediately before the Business Combination at least one percent (by vote or value) of the total outstanding equity of SmartKem may be required to attach a statement to their U.S. federal income tax returns for the year in which the Business Combination is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the Holder’s tax basis in its Ferrox Common Shares surrendered in the Business Combination, the fair market value of such Ferrox Common Shares, the date of the Business Combination and the name and employer identification number of the parties to the reorganization. Holders should consult their tax advisors regarding the application of these rules.

A Holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on amounts received in the Business Combination, unless such Holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

ALL HOLDERS OF FERROX COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION. THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES CONTAINED HEREIN IS INTENDED TO PROVIDE ONLY A GENERAL DISCUSSION AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. TAX CONSEQUENCES MAY VARY WITH, OR BE DEPENDENT ON, INDIVIDUAL CIRCUMSTANCES. THIS DISCUSSION DOES NOT ADDRESS ANY NON-U.S. TAX CONSIDERATIONS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the combination of the historical financial information of SmartKem, Inc. (“SmartKem”) and Ferrox Critical Minerals Ltd. (“Ferrox”), adjusted to give effect to the proposed merger of SMTK Merger Sub Inc. (“Merger Sub”), a British Virgin Islands company and wholly-owned subsidiary of SmartKem, with and into Ferrox, with Ferrox surviving as a wholly-owned subsidiary of SmartKem (the “Merger”), pursuant to the Business Combination Agreement, dated August 3, 2026, by and among SmartKem, Merger Sub and Ferrox (the “Business Combination Agreement”). Following the Merger, SmartKem will be renamed “Ferrox Critical Minerals, Inc.” (the “Post-Closing Company”).

Ferrox is not a variable interest entity (“VIE”), and the Merger is expected to be accounted for as a reverse asset acquisition under accounting principles generally accepted in the United States (“U.S. GAAP”), with Ferrox treated as the accounting acquirer and SmartKem treated as the acquired company for financial reporting purposes. Because SmartKem is not expected to meet the definition of a business, the Merger will be accounted for as an asset acquisition, under which the cost of the acquisition is allocated to the assets acquired and liabilities assumed on a relative fair value basis, no goodwill is recognized, and acquired in-process research and development (“IPR&D”) with no alternative future use is expensed. The Merger is expected to close in the first quarter of 2027. The unaudited pro forma condensed combined financial information gives effect to the 1-for-50 reverse stock split of SmartKem’s common stock, par value $0.0001 per share, effected on August 20, 2026 (the “Reverse Stock Split”), and all SmartKem share and per share amounts have been adjusted accordingly.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the unaudited condensed consolidated balance sheet of Ferrox as of June 30, 2026 with the unaudited condensed consolidated balance sheet of SmartKem as of June 30, 2026, giving effect to the Merger as if it had been consummated on June 30, 2026.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines Ferrox’s audited consolidated statement of operations for the year ended December 31, 2025 with SmartKem’s audited consolidated statement of operations for the year ended December 31, 2025, and gives effect to the Merger as if it had occurred on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 combines Ferrox’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2026 with SmartKem’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2026, and gives effect to the Merger as if it had occurred on January 1, 2025.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with (i) the audited consolidated financial statements of Ferrox as of and for the years ended December 31, 2025 and 2024 and the unaudited condensed consolidated financial statements of Ferrox as of and for the six months ended June 30, 2026, and the related notes, included elsewhere in this proxy statement/prospectus; (ii) the audited consolidated financial statements of SmartKem as of and for the year ended December 31, 2025, included in SmartKem’s Annual Report on Form 10-K, and the unaudited condensed consolidated financial statements of SmartKem as of and for the six months ended June 30, 2026, included in SmartKem’s Quarterly Report on Form 10-Q, each of which is incorporated by reference into this proxy statement/prospectus; and (iii) the sections entitled “Ferrox Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SmartKem Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the Merger been completed as of the dates indicated, nor is it indicative of the future financial position or results of operations of the Post-Closing Company. The transaction accounting adjustments are preliminary and are based on currently available information and assumptions that management believes are reasonable. The actual adjustments, including the purchase price and its allocation to the assets acquired and liabilities assumed, will be determined as of the closing of the Merger, will be affected by changes in the price of SmartKem common stock through the closing, and may differ materially from those presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2026

(in thousands, except share and per share amounts)

			Transaction
	Ferrox	SmartKem	Accounting		Pro Forma
	(Historical)(1)	(Historical)(2)	Adjustments	Notes	Combined
ASSETS
Current assets
Cash and cash equivalents	$2,388	$3,689	$3,400	(b)	$9,477
Receivables	83	—	—		83
Notes receivable from Ferrox	—	6,213	(6,213)	(d)	—
Loan receivable from related parties	2,290	—	—		2,290
Prepaid expenses and other current assets	—	454	—		454
Total current assets	4,761	10,356	(2,813)		12,304
Deposits for environmental obligations	269	—	—		269
Plant and equipment	9	—	—		9
Exploration and evaluation assets	36,206	—	—		36,206
Total assets	$41,245	$10,356	$(2,813)		$48,788
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	675	675	1,488	(c)	2,838
Loans payable	8,729	—	(6,567)	(d)	2,162
Total current liabilities	9,404	675	(5,079)		5,000
Deferred tax liability	4,172	—	—		4,172
Total liabilities	13,576	675	(5,079)		9,172
Stockholders’ equity
Preferred stock, par value $0.0001 per share	—	—	—		—
Common stock, par value $0.0001 per share	1,081	—	(1,066)	(a)	18
			3	(d)
Additional paid-in capital	162,247	157,436	1,066	(a)	176,475
			3,400	(b)
			(148,193)	(d)
			519	(e)
Accumulated other comprehensive loss	(35,298)	—	—		(35,298)
Accumulated deficit	(100,361)	(147,755)	(1,488)	(c)	(101,579)
			148,544	(d)
			(519)	(e)
Total stockholders’ equity	27,669	9,681	2,266		39,616
Total liabilities and stockholders’ equity	$41,245	$10,356	$(2,813)		$48,788
(1)	Derived from the unaudited condensed consolidated balance sheet of Ferrox as of June 30, 2026.
(2)	Derived from the unaudited condensed consolidated balance sheet of SmartKem as of June 30, 2026, included in SmartKem’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as adjusted to give retroactive effect to the Reverse Stock Split, which resulted in the reclassification of $3 thousand from common stock to additional paid-in capital.

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2025

(in thousands, except share and per share amounts)

			Transaction
	Ferrox	SmartKem	Accounting		Pro Forma
	(Historical)(3)	(Historical)(4)	Adjustments	Notes	Combined
Revenue	$—	$697	$—		$697
Cost of revenue	—	272	—		272
Gross profit	—	425	—		425
Other operating income	—	951	—		951
Operating expenses
Research and development	—	7,017	—		7,017
Exploration and evaluation expenditures	130	—	—		130
General and administrative	62	7,371	1,485	(f)	8,918
Professional fees	5,202	—	—		5,202
Gain on foreign currency transactions (operating)	—	(177)	—		(177)
Acquired in-process research and development	—	—	1,053	(d)	1,053
Transaction costs	—	—	519	(e)	519
Total operating expenses	5,394	14,211	3,057		22,662
Income (loss) from operations	(5,394)	(12,835)	(3,057)		(21,286)
Other income (expense)
Gain (loss) on foreign currency transactions	—	2,375	—		2,375
Other expenses, net	(8)	—	—		(8)
Gain (loss) on change in fair value of loans payable	(556)	—	—		(556)
Financing costs	(291)	—	—		(291)
Interest income (expense), net	18	(73)	—		(55)
Total other income (expense)	(837)	2,302	—		1,465
Income (loss) before income taxes	(6,231)	(10,533)	(3,057)		(19,821)
Income tax expense (benefit)	(31)	(24)	—		(55)
Net income (loss)	$(6,200)	$(10,509)	$(3,057)		$(19,766)
Net income (loss) per share – basic and diluted	$(0.07)	$(64.42)			$(0.11)
Weighted average shares outstanding – basic and diluted	83,929,256	162,969		(i)	179,379,466
(3)	Derived from the audited consolidated statement of operations of Ferrox for the year ended December 31, 2025.
(4)	Derived from the audited consolidated statement of operations of SmartKem for the year ended December 31, 2025, included in SmartKem’s Annual Report on Form 10-K. Historical SmartKem share and per share amounts have been adjusted for the Reverse Stock Split.

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2026

(in thousands, except share and per share amounts)

			Transaction
	Ferrox	SmartKem	Accounting		Pro Forma
	(Historical)(5)	(Historical)(6)	Adjustments	Notes	Combined
Revenue	$—	$20	$—		$20
Cost of revenue	—	4	—		4
Gross profit	—	16	—		16
Other operating income	—	34	—		34
Operating expenses
Research and development	—	1,616	—		1,616
Exploration and evaluation expenditures	592	—	—		592
General and administrative	35	2,442	—		2,477
Professional fees	5,977	—	—	(h)	5,977
Gain on foreign currency transactions (operating)	—	(36)	—		(36)
Transaction costs	—	—	—	(h)	—
Total operating expenses	6,604	4,022	—		10,626
Income (loss) from operations	(6,604)	(3,972)	—		(10,576)
Other income (expense)
Gain (loss) on foreign currency transactions	—	(373)	—		(373)
Bad debt expense / write-off of bad debts	(409)	(45,648)	—		(46,057)
Gain on deconsolidation of subsidiary	—	43,308	—		43,308
Change in fair value of derivative liabilities	—	(3,391)	—		(3,391)
Change in fair value of convertible notes receivable	—	(287)	287	(g)	—
Gain (loss) on change in fair value of loans payable	119	—	67	(g)	186
Expense for ELOC commitment shares	—	(11,874)	—		(11,874)
Origination fees	—	400	(400)	(g)	—
Gain (loss) on settlement of debt	7,664	(371)	—		7,293
Financing costs	(120)	(131)	—	(g)	(251)
Interest income (expense), net	131	(286)	—		(155)
Total other income (expense)	7,385	(18,653)	(46)		(11,314)
Income (loss) before income taxes	781	(22,625)	(46)		(21,890)
Income tax expense (benefit)	(248)	1	—		(247)
Net income (loss)	$1,029	$(22,626)	$(46)		$(21,643)

Net income (loss) per share – basic and diluted	$0.01	$(59.55)			$(0.12)
Weighted average shares outstanding – basic and diluted	103,787,629	379,466		(i)	183,615,552
(5)	Derived from the unaudited condensed consolidated statement of operations of Ferrox for the six months ended June 30, 2026.
(6)	Derived from the unaudited condensed consolidated statement of operations of SmartKem for the six months ended June 30, 2026, included in SmartKem’s Quarterly Report on Form 10-Q. Historical SmartKem share and per share amounts have been adjusted for the Reverse Stock Split.

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of the Merger and Basis of Presentation

Description of the Merger

Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Ferrox, with Ferrox surviving as a wholly-owned subsidiary of SmartKem. At the effective time of the Merger, the holders of Ferrox’s issued share capital (the “Ferrox Holders”) will receive, in the aggregate, a number of newly issued shares of SmartKem common stock equal to (i) $125.0 million, less all outstanding principal, accrued and unpaid interest and other obligations under the convertible promissory notes issued by Ferrox to SmartKem (the “Notes”) as of the closing date, divided by (ii) the volume weighted average price of SmartKem common stock on The Nasdaq Stock Market LLC (“Nasdaq”) for the thirty trading days ending on the trading day immediately preceding the closing date (the “30-Day VWAP”). No cash consideration will be paid.

For purposes of the unaudited pro forma condensed combined financial information, the Merger consideration has been estimated assuming a 30-Day VWAP of $0.7667 per share (the 30-Day VWAP for the period ended November 9, 2026) and Notes outstanding at closing of approximately $9.1 million (principal of $8.8 million outstanding at September 30, 2026 plus accrued interest), resulting in the issuance of 151,232,698 shares of SmartKem common stock to the Ferrox Holders. Based on these assumptions, immediately following the Merger, the Ferrox Holders are expected to own approximately 84.8% of the outstanding common stock of the Post-Closing Company, and SmartKem’s pre-Merger stockholders are expected to own approximately 15.2% (including 25,000,000 shares assumed to be issued under SmartKem’s equity line of credit (the “ELOC”) prior to closing). The actual number of shares issued will depend on the 30-Day VWAP and the Notes balance at closing.

Upon completion of the Merger, the board of directors of the Post-Closing Company will consist of seven directors, six of whom will be designated by Ferrox, and Terrence Duffy, Ferrox’s Chairman and Chief Executive Officer, will serve as Chief Executive Officer of the Post-Closing Company. The Post-Closing Company’s common stock is expected to trade on Nasdaq under the symbol “FERX.”

Accounting for the Merger

Ferrox is not a VIE. Accordingly, the accounting acquirer has been determined under the voting interest model by considering the factors in ASC 805-10-55-11 through 55-15. Ferrox has been determined to be the accounting acquirer because (i) the Ferrox Holders are expected to own approximately 84.8% of the voting common stock of the Post-Closing Company immediately following the Merger, (ii) Ferrox will designate six of the seven members of the Post-Closing Company’s board of directors, (iii) Ferrox’s management will hold the key executive positions of the Post-Closing Company, and (iv) Ferrox is significantly larger than SmartKem based on relative fair value and total assets.

Following the creditors’ voluntary liquidation and deconsolidation of SmartKem’s former operating subsidiary, SmartKem Limited, in June 2026 and the prior assignment of SmartKem’s patent portfolio, SmartKem’s assets consist primarily of cash, the Notes (which will be effectively settled in the Merger) and IPR&D related to its TRUFLEX® process and formulation know-how. Because substantially all of the fair value of the gross assets to be acquired, excluding cash and the Notes, is concentrated in a single identifiable asset (IPR&D), SmartKem is not expected to meet the definition of a business under ASC 805-10-55-3A through 55-9.

Accordingly, the Merger will be accounted for as a reverse asset acquisition under ASC 805-50. The cost of the acquisition is measured as the fair value of the equity interests that SmartKem’s pre-Merger security holders retain in the Post-Closing Company (by analogy to ASC 805-40-30-2), plus any direct and incremental transaction costs incurred by Ferrox, and is allocated to the assets acquired and liabilities assumed on a relative fair value basis. No goodwill is recognized. Acquired IPR&D with no alternative future use is expensed at the acquisition date in accordance with ASC 730, Research and Development. Ferrox does not expect to incur transaction costs. Transaction costs incurred by SmartKem before the closing reduce the net assets acquired.

Because Ferrox is not a VIE, the guidance in ASC 805-10-25-5 regarding the acquisition of a VIE, as amended by Accounting Standards Update (“ASU”) 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, does not apply.

The Notes represent a pre-existing relationship between Ferrox and SmartKem that will be effectively settled in the Merger. The difference between Ferrox’s carrying amount of the Notes and their fair value, as reflected in SmartKem’s financial statements, is recognized by Ferrox as a gain or loss on settlement, by analogy to ASC 805-10-55-21. The closing bonus stock options and restricted stock units that SmartKem expects to grant are compensation for post-combination services of the Post-Closing Company.

Because Ferrox is the accounting acquirer, the historical financial statements of Ferrox will become the historical financial statements of the Post-Closing Company following the Merger, and Ferrox’s historical equity and earnings per share will be retroactively adjusted to reflect the legal capital structure of SmartKem using the Exchange Ratio.

Red River Joint Venture

On July 31, 2009, Ferrox’s subsidiary, Tivani (Pty) Limited (“Tivani”), entered into a Joint Venture Agreement with Red River Exploration and Mining (Pty) Limited (“Red River”), a Broad-Based Black Economic Empowerment (“B-BBEE”) partner, to jointly participate in the prospecting and mining operations of the Tivani Project. Under the agreement, Tivani retains a 100% interest in the joint venture until Red River earns a participating interest. Red River may earn a 26% participating interest by satisfying an amount equal to 26% of the “Agreed Amount,” defined as the greater of (a) the total expenditure by Tivani and other third-party investors on the prospecting and mining operation from the registration of the prospecting right until the operation is profitable and (b) the value of the operation as determined by a bona fide third party for purposes of a listing. Based on cumulative qualifying expenditures of approximately $67 million, the minimum amount required for Red River to earn its interest was approximately $17 million as of June 30, 2026, and this amount continues to increase as additional qualifying expenditures are incurred. The Agreed Amount may be satisfied through cash contributions by Red River or through the application of Red River’s future share of project profits. Until the Agreed Amount has been fully satisfied, Tivani is entitled to 100% of the project’s revenues and economic benefits.

As of June 30, 2026, Red River had not made any payments toward the Agreed Amount, had not earned or vested the 26% participating interest, did not hold legal title to that interest and had not obtained the risks and rewards of ownership associated with it. Accordingly, Red River’s interest does not represent an equity interest in Tivani for accounting purposes, no noncontrolling interest has been recognized in the unaudited pro forma condensed combined financial information, and 100% of the Tivani Project’s net assets and results of operations are attributed to the Post-Closing Company. If Red River earns its participating interest in the future, the Post-Closing Company will recognize a noncontrolling interest at that time.

Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the historical financial statements of SmartKem and Ferrox, adjusted to give effect to the Merger and related transactions (the “transaction accounting adjustments”). SmartKem has elected not to present management’s adjustments. The historical consolidated financial statements of Ferrox are presented in U.S. dollars and prepared in accordance with U.S. GAAP; Ferrox’s consolidated financial statements as of and for the year ended December 31, 2025 have been audited by Davidson & Company LLP.

For purposes of the unaudited pro forma condensed combined financial information, management has performed a preliminary review of SmartKem’s accounting policies to determine whether any adjustments are necessary to conform them to Ferrox’s accounting policies and has not identified any differences that would have a material impact on the unaudited pro forma condensed combined financial information. Because no mineral reserves have been declared, the Post-Closing Company will be an exploration stage issuer under Subpart 1300 of Regulation S-K; Ferrox’s mineral property, which will continue to be carried at Ferrox’s historical cost, will be tested for impairment under ASC 360, and subsequent exploration costs will be expensed until reserves are established. Ferrox capitalizes only the direct costs of acquiring exploration rights and expenses all other exploration and evaluation expenditures as incurred. Following the completion of the Merger, the Post-Closing Company will perform a comprehensive review of SmartKem’s accounting policies, which may identify differences that, when conformed, could have a material impact on the financial statements of the Post-Closing Company.

The transaction accounting adjustments have not been tax-effected, as the acquired IPR&D charge and the other adjustments are not expected to give rise to a tax benefit and SmartKem maintains a full valuation allowance against its net deferred tax assets.

Note 2 — Preliminary Purchase Price and Allocation

The accompanying unaudited pro forma condensed combined financial information reflects an estimated reverse asset acquisition purchase price of approximately $12.6 million, which consists of the following (in thousands, except share and per share amounts):

Number of shares of SmartKem common stock retained by SmartKem’s pre-Merger stockholders (i)	27,010,075
Multiplied by the fair value per share of SmartKem common stock (ii)	$0.2700
Fair value of SmartKem common stock	$7,293
Fair value of SmartKem pre-funded warrants (6,966 shares)	2
Fair value of SmartKem Series A Convertible Preferred Stock (iii)	5,351
Fair value of other SmartKem warrants and stock options (iv)	—
Total estimated purchase price	$12,646

The following is the preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed by Ferrox in the Merger, based on SmartKem’s unaudited condensed consolidated balance sheet as of June 30, 2026, as adjusted (in thousands):

Cash and cash equivalents	3,689
Cash from SmartKem financings after June 30, 2026 (Note 3(b))	3,400
Notes receivable from Ferrox (effectively settled; Note 3(d))	6,213
Prepaid expenses and other current assets	454
Accounts payable and accrued expenses	(675)
Accrued SmartKem transaction costs (Note 3(c))	(1,488)
Net assets acquired	11,593
Acquired in-process research and development (v)	1,053
Total estimated purchase price	$12,646
(i)	Represents 27,010,075 shares of SmartKem common stock expected to be outstanding immediately before the Merger, including 25,000,000 shares assumed to be issued under SmartKem’s equity line of credit before the closing.
(ii)	The fair value per share is based on the $0.27 closing price of SmartKem common stock on Nasdaq on November 9, 2026. The final purchase price will be based on the closing price of SmartKem common stock on the closing date of the Merger.
(iii)	Represents the estimated fair value of the 29,531.5 shares of SmartKem Series A Convertible Preferred Stock outstanding, which will remain outstanding following the Merger, based on an estimated 19,819,832 shares of SmartKem common stock issuable upon conversion and the price in (ii).
(iv)	SmartKem’s outstanding warrants (other than pre-funded warrants) and stock options are out-of-the-money at the assumed share price, and their estimated fair value is not considered material. The accelerated vesting of SmartKem’s outstanding stock options is recorded by SmartKem before the closing and does not affect the net assets acquired.
(v)	IPR&D represents SmartKem’s research and development activities in process at the closing, principally its TRUFLEX® process and formulation know-how. Under U.S. GAAP, the portion of the cost of an asset acquisition allocated to IPR&D with no alternative future use is charged to expense at the acquisition date. The amount allocated to IPR&D will fluctuate with the price of SmartKem common stock until the closing date of the Merger.
(vi)	At a share price 10% below the price in (ii), the estimated purchase price would be less than the net assets acquired by $0.2 million. In an asset acquisition, no gain would be recognized; the cost would be allocated to the assets acquired on a relative fair value basis.

The estimated purchase price will fluctuate with changes in the price of SmartKem common stock until the closing of the Merger. The following table illustrates the effect of a 10% increase or decrease in the price of SmartKem common stock on the estimated purchase price and the amount allocated to acquired IPR&D (in thousands):

	Estimated
	purchase	Acquired
Change in SmartKem share price	price	IPR&D
Decrease of 10% ($0.2430)	11,382	—	(vi)
As presented ($0.2700)	12,646	1,053
Increase of 10% ($0.2970)	13,911	2,318

Note 3 — Transaction Accounting Adjustments

The following transaction accounting adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Each balance sheet adjustment below represents a balanced journal entry; the related debits and credits are presented in thousands.

(a)	Represents the recapitalization of Ferrox’s share capital and the issuance of an estimated 151,232,698 shares of SmartKem common stock, par value $0.0001 per share, to the Ferrox Holders in the Merger.

	Debit	Credit
Dr. Share capital (Ferrox)	1,081
Cr. Common stock (151,232,698 SmartKem shares issued, at par)		15
Cr. Additional paid-in capital		1,066
Total	1,081	1,081

(b)	Reflects the net cash proceeds from SmartKem equity financings completed after June 30, 2026, the shares from which are included in the shares retained by SmartKem’s pre-Merger stockholders: (i) the issuance of 1,250 and 2,500 shares of Series A Convertible Preferred Stock (and related warrants) at additional closings on July 16, 2026 and July 24, 2026, respectively, for aggregate gross proceeds of $3.0 million, and (ii) sales of common stock under the ELOC from July 1, 2026 through August 14, 2026 for gross proceeds of $0.4 million.

	Debit	Credit
Dr. Cash and cash equivalents	3,400
Cr. Additional paid-in capital		3,400
Total	3,400	3,400

(c)	Reflects the accrual of estimated cash transaction costs of SmartKem of $1.5 million, comprising legal fees of $0.3 million, audit and accounting fees of $0.1 million, the fairness opinion of $0.1 million, printing costs of $0.05 million and retention bonuses payable to SmartKem employees of $0.9 million, none of which had been incurred or accrued as of June 30, 2026. These costs are incurred by SmartKem, the accounting acquiree, before the closing of the Merger and therefore reduce the net assets acquired by Ferrox; SmartKem’s equity, as adjusted, is eliminated in adjustment (d). The accelerated vesting of SmartKem’s outstanding stock options ($0.7 million) is also recorded by SmartKem before the closing and has no effect on the net assets acquired or the pro forma statements of operations.

	Debit	Credit
Dr. Accumulated deficit (SmartKem transaction costs)	1,488
Cr. Accounts payable and accrued liabilities		1,488
Total	1,488	1,488

(d)	Represents the reverse asset acquisition of SmartKem by Ferrox, as described in Notes 1 and 2. The adjustment (i) eliminates the historical equity of SmartKem, the accounting acquiree, as adjusted for adjustments (b) and (c); (ii) records the fair value of the SmartKem common stock, pre-funded warrants and Series A Convertible Preferred Stock retained by SmartKem’s pre-Merger security holders of $12,646 thousand as the cost of the acquisition; (iii) records the portion of the cost allocated to acquired IPR&D of $1,053 thousand, which is charged to expense because it has no alternative future use (ASC 730-10-25-2(c)) and is also reflected as a nonrecurring expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025; and (iv) eliminates the Notes payable by Ferrox to SmartKem ($6.6 million, carried at fair value by Ferrox) against SmartKem’s Notes receivable ($6.2 million, carried at fair value by SmartKem), which are effectively settled in the Merger, with the $0.4 million difference recognized as a gain on settlement of a pre-existing relationship by analogy to ASC 805-10-55-21. The gain is not reflected in the unaudited pro forma condensed combined statements of operations because the Notes were issued in 2026 and would not have been outstanding had the Merger occurred on January 1, 2025.

	Debit	Credit
Dr. Loans payable (Notes – effectively settled)	6,567
Dr. Additional paid-in capital (SmartKem historical, as adjusted)	160,836
Dr. Accumulated deficit (acquired IPR&D expensed)	1,053
Cr. Accumulated deficit (SmartKem historical, as adjusted)		149,243
Cr. Notes receivable from Ferrox		6,213
Cr. Common stock (SmartKem shares retained, at par)		3
Cr. Additional paid-in capital (fair value of SmartKem equity retained)		12,643
Cr. Accumulated deficit (gain on settlement of the Notes)		354
Total	168,456	168,456

The Notes outstanding at June 30, 2026 consisted of the $1.5 million March 12, 2026 note (originally issued to SRX Health Solutions Inc. and acquired by SmartKem on June 9, 2026), the $2.3 million April 23, 2026 note and the $2.7 million June 22, 2026 note, carried at fair value by Ferrox ($6.6 million) and by SmartKem ($6.2 million). Transactions in the Notes after June 30, 2026 are not reflected in the unaudited pro forma condensed combined balance sheet, including the $4.9 million July 27, 2026 Note (the net proceeds of which, $4.5 million after the $0.4 million origination fee, Ferrox advanced to Lionhart Capital (UK) Ltd., a related party) and repayments totaling $2.6 million made by Lionhart Capital (UK) Ltd. on behalf of Ferrox on August 27 and September 9, 2026. Principal of $8.8 million was outstanding under the Notes as of September 30, 2026.

(e)	Reflects stock-based compensation of $0.5 million for 5.5 million stock options that SmartKem expects to grant as closing bonus awards to executives of the Post-Closing Company and that are assumed to vest upon the closing of the Merger. The awards represent compensation for post-combination services of the Post-Closing Company and are reflected as an increase to additional paid-in capital and accumulated deficit and, as a nonrecurring item, in transaction costs in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025. The related restricted stock units and the valuation assumptions are described in adjustment (f).

	Debit	Credit
Dr. Accumulated deficit (closing bonus stock options)	519
Cr. Additional paid-in capital		519
Total	519	519

(f)	Represents stock-based compensation expense of $1.5 million for 5.5 million restricted stock units that SmartKem expects to grant as closing bonus awards to SmartKem and Ferrox executives who will serve as executive officers of the Post-Closing Company (Ian Jenks and Barbra C. Keck, 1.0 million each; Allen Palmiere, 2.0 million; Terrence P. Duffy, 1.5 million). As of the date of this proxy statement/prospectus, these restricted stock units, and the related closing bonus stock options described in adjustment (e), have not been granted. For purposes of the unaudited pro forma condensed combined financial information only, their fair value has been estimated as of November 9, 2026, using the $0.27 closing price of SmartKem common stock on that date for the restricted stock units and the Black-Scholes option-pricing model for the stock options ($0.09 per option, based on an exercise price equal to the closing price, an expected term of 2.5 years, expected volatility of 50%, a risk-free interest rate of 4.8% and no expected dividends); November 9, 2026 is not a grant date, and the actual grant-date fair value, which will be determined when the awards are granted, may differ materially. The restricted stock units will vest 50% 180 days after the closing of the Merger and the remaining 50% 360 days after the closing, subject to continued service, and represent compensation for post-combination services rather than part of the cost of the acquisition. Accordingly, no compensation expense or additional paid-in capital related to the restricted stock units is reflected in the unaudited pro forma condensed combined balance sheet. Assuming the Merger and grant occurred on January 1, 2025, the expense would be recognized over the vesting periods, both of which end within 2025; accordingly, the full $1.5 million is reflected in general and administrative expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, and no expense is reflected for the six months ended June 30, 2026. This expense is not expected to recur beyond 360 days after the closing of the Merger.
(g)	Represents the elimination of income and expense between SmartKem and Ferrox related to the Notes for the six months ended June 30, 2026, including (i) SmartKem’s $0.3 million loss on the change in fair value of the Notes receivable, (ii) $0.4 million of origination fees received by SmartKem and (iii) Ferrox’s $0.1 million change in fair value of, and interest on, the Notes. Ferrox’s $0.1 million of financing costs in the period relate to Ferrox shares issued to third parties and have not been eliminated. Of the $0.4 million of origination fees, $0.2 million was added by Ferrox to its loan receivable from Lionhart Capital (UK) Ltd.

(h)	No transaction costs associated with the Merger were incurred or accrued by SmartKem or Ferrox during the six months ended June 30, 2026, and accordingly no adjustment has been made to remove such costs from the historical statements of operations.

(i)	Represents the pro forma weighted average shares outstanding, which assumes that the shares of SmartKem common stock issued to the Ferrox Holders and the shares retained by SmartKem’s pre-Merger stockholders (SmartKem’s historical weighted average shares outstanding plus the shares issued in connection with the Business Combination Agreement) were outstanding as of January 1, 2025. The 5.5 million shares issuable upon settlement of the closing bonus restricted stock units described in adjustment (f) are included only from their assumed vesting dates: 2.75 million shares from June 30, 2025 (180 days after the assumed January 1, 2025 closing) and 2.75 million shares from December 27, 2025 (360 days after the assumed closing), resulting in 1,431,507 weighted average shares for the year ended December 31, 2025; all 5.5 million shares are included for the six months ended June 30, 2026. See Note 4.

Note 4 — Net Loss per Share

The pro forma basic and diluted net loss per share is calculated by dividing the pro forma net loss by the pro forma weighted average shares outstanding. Because Ferrox is the accounting acquirer, the historical per share amounts of the Post-Closing Company will be those of Ferrox, retroactively adjusted for the Exchange Ratio. The pro forma weighted average shares reflect the shares of SmartKem common stock issued to the Ferrox Holders and the shares retained by SmartKem’s pre-Merger stockholders (SmartKem’s historical weighted average shares outstanding plus the shares issued in connection with the Business Combination Agreement), assumed to have been outstanding since January 1, 2025. Shares issuable upon settlement of the closing bonus restricted stock units, which have not yet been granted, are included from their assumed vesting dates (June 30, 2025 and December 27, 2025) for the year ended December 31, 2025 and for the entire six months ended June 30, 2026. Potentially dilutive securities, including the Series A Convertible Preferred Stock, warrants and stock options (including the 5.5 million closing bonus stock options expected to be granted), have been excluded from the computation of diluted net loss per share because their effect would be anti-dilutive. (in thousands, except share and per share amounts):

	Year Ended	Six Months Ended
	December 31, 2025	June 30, 2026
Pro forma net loss	$(19,766)	$(21,643)
Historical SmartKem weighted average shares outstanding	162,969	379,466
Shares issued to investors in connection with the Business Combination Agreement (incl. assumed ELOC shares)	26,496,422	26,496,422
SmartKem pre-funded warrants (nominal exercise price)	6,966	6,966
Shares of SmartKem common stock issued to the Ferrox Holders	151,232,698	151,232,698
Shares issuable upon settlement of closing bonus RSUs, from their assumed vesting dates	1,431,507	5,500,000
Pro forma weighted average shares outstanding – basic and diluted	179,330,562	183,616,552
Pro forma net loss per share – basic and diluted	$(0.11)	$(0.12)

BUsiness of ferrox

Overview

Ferrox Critical Minerals Ltd. (formerly Ferrox Holdings Ltd.) is a British Virgin Islands critical-minerals company focused principally on the development of the Tivani Project in Limpopo Province, South Africa. Tivani is an early-stage mineral project centered on a titaniferous magnetite and ilmenite-bearing intrusive system containing iron, titanium and vanadium. Ferrox’s strategy is to progress the project through staged technical de-risking, mine planning, metallurgical test work, demonstration-scale processing and, subject to financing, permitting, engineering and successful product qualification, larger-scale production.

Ferrox previously announced a demonstration production run targeted for the fourth quarter of 2026. That run will not take place as previously indicated. The technical approvals that Ferrox’s project development framework requires before any production activity have not been met, and preliminary results from recent test work programs indicate a more efficient process route than originally anticipated, which the demonstration run as previously configured would not reflect. Those preliminary results remain subject to independent verification. A demonstration run remains an option, as a separate, supplementary process outside the main project program, which the Ferrox Board may authorize once the required technical approvals have been met and the process route has been settled. Results from any demonstration run will not be used as a basis for project economics ahead of a Preliminary Economic Assessment under S-K 1300.

Ferrox has engaged Sound Mining to optimize the Tivani open-pit mine plan and translate the current mineral-resource model into practical mine scheduling, bench design, dilution and selectivity assumptions, and production planning. TMG has prepared an S-K 1300 Technical Report Summary and updated Mineral Resource Estimate with an effective date of May 20, 2026. The TRS reports Mineral Resources, not Mineral Reserves, and states that the reported Mineral Resources do not have demonstrated economic viability.

Corporate Organization

Ferrox was incorporated under the laws of the British Virgin Islands on April 20, 2006. Its registered office is in Road Town, Tortola, British Virgin Islands. The consolidated financial statements identify Kilvarock Limited and Tivani (Pty) Limited. within the consolidated group. Ferrox holds its interest in the Tivani Project through Kilvarock Limited and Tivani (Pty) Limited.

The project structure includes the Red River Joint Venture. The current TMG TRS describes the joint venture as 74% Tivani and 26% Red River Exploration & Mining (Pty) Ltd., with the Red River interest held by the Bankuna Community Empowerment Trust. This structure is relevant to Ferrox’s South African ownership, community participation and regulatory arrangements. Ferrox’s consolidated financial statements state that, as of June 30, 2026, Red River has made no payment towards the Agreed Amount under the Joint Venture Agreement (a floor of approximately US$17 million) and accordingly had not earned or vested the 26% participating interest; Tivani remains entitled to 100% of the project’s revenues and economic benefits until the Agreed Amount is satisfied. Red River will not receive any income from the joint venture until it has paid its 26% share of development costs incurred to date, as adjusted for additional development costs, or until its 26% share of net income exceeds the amount it is required to contribute, from that time, it will be entitled to 26% of the net income from the joint venture. Red River is not entitled to a royalty. Separately, Tivani is liable for a mineral royalty payable to the South African Revenue Service, as described under “Risk Factors-Changes to South Africa’s tax and mineral royalty regime could increase Ferrox’s operating costs and reduce profitability.”

Business Strategy

Ferrox’s objective is to create value by advancing Tivani from its current resource and development work into a staged operating project while reducing technical, execution, permitting, commercial and financing risk. The principal elements of the strategy are to:

●	complete S-K 1300 technical reporting and additional drilling, geotechnical, mine-planning, metallurgical and engineering work required for subsequent studies;
●	optimize the open-pit development sequence and mine schedule, with particular focus on the Eastern and Central Zones and the selective treatment of massive and disseminated mineralized seams;
●	commission the Tivani wash plant for a stockpile clean-up operation and open a local skills training program, without committing the project to a production decision ahead of the technical work;

●	prepare product samples for testing by prospective customers against their specifications;
●	develop a scalable processing configuration incorporating physical separation and beneficiation steps appropriate to Tivani mineralogy, with later expansion subject to successful engineering and financing;
●	advance offtake, logistics and strategic relationships for titanium and iron products;
●	maintain mining, environmental, water, surface-access, social, rehabilitation and health-and-safety compliance as project activity expands;
●	secure sufficient capital for project development and corporate working capital; and
●	complete the proposed business combination with SmartKem, subject to the Business Combination Agreement and applicable SEC, shareholder and Nasdaq approvals.

The Tivani Project

Location, Property and Access

The Tivani Project is located in Limpopo Province, South Africa, in the greater Tzaneen/Letaba area. The current TMG TRS identifies the mining-right property as the Remaining Extent of Farm Mohlaba’s Location 567 LT. The Mining Right covers approximately 1,274.0949 hectares. Regional roads, communities, commercial services and existing mining and agricultural activity provide the broader setting for the project. Detailed power, water, road, rail and export logistics will depend on final development scale and product destination.

Mineral Tenure, Surface Rights and Ownership

Tivani (Pty) Limited, company registration number 1992/005490/07, is identified in the current TMG TRS as the registered holder of Mining Right LP 30/5/2/2/1/10000MR. The Mining Right became effective on December 11, 2013 for an initial 30-year term expiring December 10, 2043 and grants rights to mine titanium, vanadium and iron. The Mining Right was amended in 2014 to include associated minerals, and the amended mining-right plan reviewed by TMG is dated 2015.

The current TMG TRS also describes surface access for an initial operational area of approximately 21.5169 hectares on Portion 80 of Farm Mohlaba’s Location 567 LT. The TRS references Ministerial approval dated December 29, 2021, Nkuna Traditional Council correspondence and a surface lease with an initial 30-year term and a contractual option to renew for a further 20 years. Rehabilitation financial security is provided through Lombard Guarantee No. M-48250 in the amount of R5,000,000.

TMG has stated that, in the Qualified Person’s opinion, no property, mineral-title or surface-access matter identified in the TRS precludes reporting Mineral Resources at the current stage. TMG nevertheless identifies ongoing matters for management, including reconciliation of the operational surface footprint to surface-rights records, administration of the Red River joint-venture/community structure, and the potential application of section 11 of the Mineral and Petroleum Resources Development Act, 2002 (MPRDA) to changes in controlling interests.

Geology and Mineralization

Tivani is associated with the Rooiwater Igneous Complex and contains laterally extensive titanium- and iron-bearing mineralized horizons. The technical model distinguishes massive magnetite seams and disseminated seams. Historical Ferrox nomenclature has included mineralized horizons M8 through M12, with higher titanium content associated with portions of the massive magnetite sequence. Mineralization includes titaniferous magnetite, ilmenite, hematite and associated silicate gangue, and the project also contains vanadium as V2O5 within the modeled resource.

The TMG resource model for the Eastern and Central Zones uses interpreted mineralized seam wireframes and directly excludes modeled dolerite intrusions, altered dykes and alteration zones before reporting tonnage. Resource estimation uses regularized compositing, block modeling, density relationships and geostatistical estimation informed by drilling and assay data. The project’s geometry, grade distribution, seam continuity, density, weathering and mineralogy are material to open-pit selectivity, dilution, blending and downstream beneficiation.

Mineral Resources

TMG’s current draft S-K 1300 Technical Report Summary reports an updated Mineral Resource Estimate for the Eastern and Central Zones with an effective date of May 20, 2026 and carries forward an Inferred Mineral Resource for the Western Zone from the prior 2022 technical work. The Eastern and Central Zone resources are constrained within optimized open-pit shells and are reported above a net smelter return cut-off of US$7.00 per tonne of in-situ rock in the current draft. Geological losses attributable to modeled dolerite intrusions and alteration zones are removed before reporting.

Category	Tonnes (Mt)	Fe2O3 (%)	V2O5 (%)	TiO2 (%)
Measured	11.2	31.2	0.21	9.1
Indicated	120.0	30.7	0.23	8.8
Inferred	190.0	29.2	0.23	7.8
Total	321.2	29.8	0.23	8.2

Draft combined Eastern + Central Zone Mineral Resource figures shown above are taken from the currently available TMG resource table. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. Inferred Mineral Resources have a lower level of confidence than Measured or Indicated Mineral Resources and cannot be converted directly to Mineral Reserves. Numbers are rounded.

Open-Pit Development Concept and Mine Planning

The current TMG work supports open-pit extraction as the contemplated mining method for the reported Eastern and Central Zone Mineral Resources. The June 2026 resource work describes optimized open-pit shells for both zones and indicates that no modeled mineralized material was assigned to an underground extraction method under the technical and economic parameters used for the resource constraint. In the working resource model, the Eastern optimized pit was approximately 2,020 metres long, 530 metres wide and 320 metres deep with a modeled strip ratio of approximately 3.0:1, while the Central optimized pit was approximately 2,200 metres long, 600 metres wide and 340 metres deep with a modeled strip ratio of approximately 2.3:1. These are resource-constraint outputs and are not a Mineral Reserve mine plan.

Sound Mining has been engaged to optimize the practical open-pit plan. Current planning discussions contemplate ore bench heights of approximately 5 metres and larger waste benches, subject to geotechnical design, equipment selection and final slope criteria. Ferrox expects mine planning to address sequencing, dilution, ore loss, selective extraction of massive versus disseminated material, stockpiling, blending and the interface between early demonstration feed and later production.

Metallurgy and Processing

Historical metallurgical work reviewed by TMG includes gravity separation, dense medium separation (DMS), low-intensity magnetic separation (LIMS), wet high-intensity magnetic separation and other beneficiation testing. TMG notes that disseminated material generally has a lower density than the massive mineralized material and that DMS can be used to reject lower-density material before further processing. Historical heavy-liquid work indicated an approximately 3.3 specific-gravity cut point and suggested that approximately 60% of feed could report to the sinks with approximately 80% of iron and 85% of TiO2, although these historical test results require confirmation in current process design and should not be interpreted as forecast commercial recoveries.

TMG also summarizes historical laboratory results demonstrating that beneficiation can produce upgraded titanium- and iron-rich products. Examples include a 2024 Metchem ilmenite sample assaying approximately 54.31% TiO2, another 2024 ilmenite sample assaying approximately 44.39% TiO2, and a 2025 “Cubex Fe Sample” assaying approximately 65.13% total Fe. These are individual historical test results, not guaranteed product specifications or commercial plant performance.

Management’s longer-term process concept has contemplated staged physical beneficiation followed, where technically and economically justified, by additional upgrading. Preliminary results from recent test work programs indicate a more efficient process route than originally anticipated; these results remain subject to independent verification. Product grade, recovery, mass yield, deleterious elements, moisture, sizing and market acceptance remain subject to verified test work, process design and customer qualification.

Demonstration Production and Site Readiness

Ferrox announced in August 2026 that it was targeting a working demonstration plant during the fourth quarter of 2026. As described under “Overview” above, that demonstration run will not take place as previously indicated. At the mine site, Ferrox is commissioning a wash plant for a stockpile clean-up operation and opening a local skills training program to applicants. These activities are intended to prepare the site, train local residents and demonstrate active development of the Mining Right, without committing the project to a production decision ahead of the technical work.

Any future demonstration run would be a separate, supplementary process outside the main project program and would remain subject to authorization by the Ferrox Board, the required technical approvals, settlement of the process route, commissioning, availability of suitable feed, contractor performance, permitting, water and power availability, metallurgical performance and transport.

Infrastructure

Tivani’s development requires mine access, material handling, water management, electrical supply, processing infrastructure and logistics for concentrate transport. Ferrox has pursued a 500 kVA Eskom power connection for the Tivani mine site and has undertaken site works associated with early operating requirements. The full-scale project’s electrical load, water demand, roads, product storage, loading and export routing will depend on the final mine and process design.

Environmental, Water, Social and Regulatory Matters

Environmental Approvals and Water Use

The current TMG TRS describes a documented environmental, permitting, water-management, social, surface-access and rehabilitation framework appropriate to the Mineral Resource reporting stage. The project holds an Environmental Management Programme approval issued under section 39(4) of the MPRDA. The project also holds Water Use Licence No. 04/B81D/ACGIJ/4399, issued by the Department of Water and Sanitation on March 17, 2016 and amended on April 25, 2022. Ferrox’s management records have described an initial authorized water volume associated with pit dewatering and related project activities.

TMG reports that a 2024 Department of Water and Sanitation follow-up inspection identified continuing Water Use Licence implementation matters and required corrective action. Submission records dated October 2024 indicate that Tivani provided stormwater, environmental-management, aquatic-monitoring, water-demand-management, rehabilitation/landscape and related documents and monitoring records. TMG states that these matters do not preclude Mineral Resource reporting at the current stage but require continuing management as the project advances.

Social and Labour Plan; Community Matters

The current TMG TRS identifies a Social and Labour Plan covering 2024 through 2028 and describes community participation through the Red River Joint Venture and Bankuna Community Empowerment Trust structure. Ferrox is required to manage community engagement, employment and training commitments, local procurement and other social obligations in accordance with applicable South African law and the project’s approvals.

TMG identifies residential settlement over the western portion of the Central Zone as a potential material modifying factor for any future open-pit economic study in that area. The earlier concept study excluded the Sedan farm portion of the extension properties from Phase 1 mining because of proximity to the village of Mmanopi. TMG recommends confirmation of the current settlement and community-agreement status, a social baseline study for the western Central Zone and caution in economic analysis until the potential resettlement requirement is resolved. The Eastern Zone is not identified as affected by this constraint.

Mine Closure and Rehabilitation

The project’s environmental approvals require rehabilitation of disturbed areas and periodic review of financial provision. TMG identifies Lombard Guarantee No. M-48250 in the amount of R5,000,000 as rehabilitation financial security. The 2025 facility review cited by TMG records a R5,000,000 facility limit and exposure with a review period extending to October 31, 2026. Ferrox’s consolidated financial statements report deposits for environmental obligations, consisting of cash and a bank guarantee, of ZAR 4,406,584 ($268,830) as at June 30, 2026 (December 31, 2025 – ZAR 4,279,936; $258,525).

Project Development Program

The next phases of Tivani development are expected to include completion and finalization of S-K 1300 technical reporting; additional drilling and geological work where required; geotechnical and hydrogeological work; open-pit optimization and production scheduling; demonstration mining and processing; metallurgical confirmation; product qualification; environmental and social studies; infrastructure definition; engineering; cost estimation; financing; and, if justified by future studies, staged construction and commissioning of permanent mine and processing facilities.

TMG’s current recommendations include further work on weathered and transition material, titanium recovery assumptions, concentrate quality and potentially deleterious elements; updated RPEEE pit optimization using current costs and commodity prices; and continued management of environmental, social and permitting assumptions. TMG also recommends maintaining a project compliance and assumptions register covering permit obligations, Water Use Licence matters, surface access, Social and Labour Plan commitments, rehabilitation financial provision and resource-reporting assumptions.

Products and Markets

Ilmenite / Titanium Feedstock

Ferrox’s intended titanium product is an ilmenite-rich concentrate. Ilmenite is a principal titanium-bearing mineral and a feedstock for titanium dioxide pigment and titanium-bearing products. Commercial value depends on TiO2 grade, iron content, impurities, mineralogy, particle size, moisture, logistics and customer processing requirements. Ferrox’s current demonstration target of approximately 56% TiO2 is a product-development objective rather than a guaranteed commercial specification.

Magnetite / Iron Concentrate

Ferrox also intends to produce a magnetite-rich iron concentrate. Management’s current demonstration target is approximately 62% Fe. Commercial value will depend on total iron grade, impurities, sizing, moisture, metallurgical properties, transport costs and prevailing iron-ore and specialty-magnetite market conditions.

Vanadium and Other Potential Constituents

The S-K 1300 resource model reports V2O5 grades in addition to iron and titanium. Historical technical work has also identified phosphorus-bearing material and other minerals, but TMG states that certain potential secondary commodities, including ilmenite-bearing topsoil, apatite in phosphorus-rich seams and possible industrial-grade garnet, remain unquantified and are assigned no economic value in the current TRS. Ferrox does not currently base its development plan or Mineral Resource economic rationale on unquantified secondary commodities.

Offtake, Customers and Commercial Relationships

Ferrox has historically pursued discussions with commodity traders, processors and potential customers concerning ilmenite and magnetite products. Management’s commercialization plan is to use product samples prepared for testing by prospective customers to establish product specifications, obtain customer feedback, test logistics and negotiate sales or offtake arrangements that may support later project financing. Any offtake, prepayment or strategic financing arrangement will be dependent on final product quality, volume, pricing, credit, logistics and contractual terms.

Competition

The mining and mineral-processing industries are competitive in the acquisition and development of mineral properties, access to technical personnel and contractors, project financing, permitting capacity, processing infrastructure, transportation and customer relationships. Ferrox may compete with larger producers and development companies that have substantially greater financial, technical, operating and marketing resources. Titanium and iron concentrate markets are also affected by global production capacity, Chinese and other international supply, freight rates, energy costs, customer specifications and substitution among feedstocks. Ferrox’s ability to compete will depend on product quality, cost structure, reliability of supply, logistics, permitting, execution and access to capital.

Employees and Human Capital

Ferrox currently relies on a combination of directors, officers, employees, consultants and contractors in multiple jurisdictions. Tivani’s development requires mining, geology, metallurgy, engineering, environmental and social management, safety, finance, legal, internal-control and public-company reporting capabilities. As activity expands, Ferrox expects to add operating personnel and to continue using specialized contractors and consultants.

Intellectual Property, Technical Data and Know-How

Ferrox’s business depends principally on mineral rights, geological and assay databases, resource models, mine plans, metallurgical data, process know-how, environmental and permitting records, consultant work product, customer information and contractual rights rather than on a portfolio of issued patents. The Company seeks to protect proprietary information through ownership provisions, confidentiality obligations and controlled access to technical data.

Financial Condition and Funding Requirements

Ferrox has not generated sustained commercial production sufficient to fund its operations and has historically financed its activities through private equity issuances, shareholder and related-party funding, convertible loans and other external financing. Principal cash uses include Tivani development, technical studies, professional fees, transaction costs and corporate working capital.

Based on Ferrox’s unaudited condensed consolidated interim financial statements as of June 30, 2026, Ferrox reported cash of $2,388,083, current assets of $4,761,265 and current liabilities of $9,404,124, resulting in a working-capital deficit of $4,642,859. Total assets were $41,244,540, total liabilities were $13,575,604, loans payable were $8,729,340, exploration and evaluation assets were $36,205,986, and the accumulated deficit was $100,361,333. At December 31, 2025, Ferrox reported cash of $18,600, current assets of $577,851 and current liabilities of $13,620,875, resulting in a working-capital deficit of $13,043,024. Total assets were $36,693,164, total liabilities were $17,937,924, loans payable were $5,202,173, exploration and evaluation assets were $35,848,413, and the accumulated deficit was $101,389,987. The interim financial statements state that these conditions, together with Ferrox’s lack of revene sufficient to support its operations, raise substantial doubt about its ability to continue as a going concern.

For the six months ended June 30, 2026, Ferrox recorded a loss from operations of $6,603,748 and net income of $1,028,654, compared with a loss from operations of $676,544 and a net loss of $616,856 for the six months ended June 30, 2025. Net cash used in operating activities was $1,879,037 for the six months ended June 30, 2026, compared with $769,501 for the comparable 2025 period. Net cash provided by financing activities was $6,440,655 and net cash used in investing activities was $2,177,428 during the six months ended June 30, 2026, compared with $767,666 and $9,794, respectively, during the comparable 2025 period. These results reflect the effect of debt settlements and share issuances during 2026 and Ferrox’s continuing need for additional financing. See “Ferrox Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ferrox – Results of Operations – Comparison of Six Months Ended June 30, 2026 and 2025.”

2026 SmartKem Financing

During 2026, Ferrox entered into a series of bridge and convertible note financings that totaled approximately $11.4 million in original principal. Ferrox used the proceeds of these financings to fund development of the Tivani project, including demonstration-production preparation, mine planning, metallurgical, environmental and engineering work and site and toll-milling preparation, as well as for working capital and transaction costs. Of the net proceeds of these financings, $2.1 million in April 2026 and $4.5 million in July 2026 were advanced to Lionhart Capital (UK) Ltd. (“Lionhart UK”), a related company owned 50% by Mr. Duffy and 50% by Strategic Capital Advisors Ltd. The July 2026 advance is expected to be evidenced by an unsecured, non-convertible promissory note maturing on March 31, 2027. Amounts owed by Lionhart UK will remain a receivable of Ferrox following the Closing, to the extent not repaid prior thereto in accordance with their terms. See “Certain Relationships and Related Party Transactions — Transactions with Lionhart Capital (UK) Ltd.”

These financings consisted of: (i) a $1.5 million bridge loan funded by SRX Global Inc. on March 12, 2026, bearing interest at 10% per annum and maturing on October 30, 2026, which was acquired by SmartKem by assignment on June 9, 2026; (ii) a $2.3 million bridge loan funded by SmartKem on April 23, 2026, bearing interest at 5% per annum and maturing on October 30, 2026; (iii) a $2.7 million bridge loan funded by SmartKem on June 22, 2026, bearing interest at 5% per annum and maturing on December31, 2026; and (iv) a $4.9 million bridge loan entered into with SmartKem on July 27, 2026, bearing interest at 5% per annum and maturing on January 31, 2027. Each note is unsecured and is subject to earlier maturity upon an event of default or, if definitive transaction documents relating to a Fundamental Transaction (as defined in the notes) are entered into with the holder, upon the consummation or termination of such transaction. Ferrox paid loan origination fees of $100,000, $200,000, $200,000 and $400,000, respectively, in connection with the notes, which fees were deducted from the amounts funded. The obligations under each note are convertible, in whole or in part, at the option of the holder into ordinary shares of Ferrox at a price per share equal to the lower of (a) the fair market value of an ordinary share as determined by an independent appraisal firm and (b) the value of an ordinary share based on a total equity value of Ferrox at $80 million, calculated on a fully-diluted basis. Upon an event of default, the notes provide for increased interest (compounding monthly under the March 2026 note and at a rate of 15% per annum under the other notes) and a default management fee of $4,500 per day. Lionhart UK, on behalf of Ferrox, made cash repayments to SmartKem totaling $2,639,698.63, including interest, consisting of $2,339,698.63 paid on August 27, 2026 and $300,000 paid on September 9, 2026.

Proposed Business Combination with SmartKem

On August 3, 2026, Ferrox and SmartKem entered into a definitive Business Combination Agreement. Under the Business Combination Agreement, Ferrox Holders are expected to receive aggregate consideration stated at $125 million, reduced by specified Ferrox debt obligations to SmartKem, with consideration payable in newly issued SmartKem common stock. The contemplated transaction is intended to result in Ferrox’s business becoming part of a Nasdaq-listed public company.

Completion is subject to customary and transaction-specific conditions, including required shareholder approvals, SEC review and effectiveness of the Form S-4/proxy materials, Nasdaq listing approval for the shares to be issued, accuracy of representations and warranties, performance of covenants and other closing conditions. Current transaction materials also describe a 120-day lock-up applicable to specified holders and a contractual end date of March 31, 2027, subject to the agreement’s termination provisions.

The transaction may not be completed on the contemplated terms or timetable, or at all. Ferrox will require substantial capital to execute the Tivani development plan irrespective of whether the business combination closes.

Legal Proceedings

Ferrox and its subsidiaries may from time to time become involved in claims, disputes or proceedings arising in the ordinary course of business. Any material pending or threatened proceeding required to be disclosed is described in this proxy statement/prospectus.

Properties and Offices

Ferrox’s principal mineral property is the Tivani Project. The Company’s registered office is in the British Virgin Islands, while project and management activities are conducted through corporate, consultant and South African operating arrangements. The Company’s material property disclosure should be read together with the final S-K 1300 Technical Report Summary filed as an exhibit or incorporated as required by SEC rules.

S-K 1300 Disclosure Controls

Technical information concerning Tivani in the registration statement should be based on and consistent with the final S-K 1300 Technical Report Summary and the work of the applicable Qualified Persons. Ferrox should maintain controls to ensure that resource figures, project-stage descriptions, metallurgical results, property rights, modifying factors and development targets are not presented more favorably or with greater certainty than supported by the underlying technical record.

ferRox MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FERROX

The following discussion and analysis of the financial condition and results of operations of Ferrox Critical Minerals Ltd. (“Ferrox,” the “Company,” “we,” “us” or “our”) should be read together with our audited consolidated financial statements for the years ended December 31, 2025 and 2024 and our unaudited condensed consolidated interim financial statements for the three and six months ended June 30, 2026 and the related notes included elsewhere in this proxy statement/prospectus.

This discussion contains forward-looking statements reflecting management’s current plans, estimates, assumptions and expectations. Actual results and the timing of events may differ materially as a result of risks and uncertainties, including those described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the registration statement.

Interim Financial Information

The following interim financial information is derived from Ferrox’s unaudited condensed consolidated interim financial statements for the three and six months ended June 30, 2026 and 2025 and should be read together with Ferrox’s audited consolidated financial statements for the years ended December 31, 2025 and 2024.

As of June 30, 2026, Ferrox had cash of $2,388,083, current assets of $4,761,265, current liabilities of $9,404,124, total assets of $41,244,540, total liabilities of $13,575,604, loans payable of $8,729,340, exploration and evaluation assets of $36,205,986 and shareholders’ equity of $27,668,936. Ferrox had an accumulated deficit of $100,361,333 and a working-capital deficit of $4,642,859. The interim financial statements state that these conditions raise substantial doubt about Ferrox’s ability to continue as a going concern.

For the six months ended June 30, 2026, Ferrox reported net income of $1,028,654, loss from operations of $6,603,748, professional fees of $5,976,531, exploration and evaluation expenditures of $592,304 and a gain on settlement of debt of $7,664,210. For the three months ended June 30, 2026, Ferrox reported net income of $1,431,138. The comparable six-month and three-month periods in 2025 resulted in net losses of $616,856 and $568,973, respectively.

Overview

Corporate and Operating History

Ferrox is a critical-minerals company focused principally on the development of the Tivani Project in Limpopo Province, South Africa. The Company’s strategy is to advance Tivani from development into staged production of ilmenite and magnetite concentrates.

The Tivani Project is based on a long-life titanomagnetite/ilmenite mineral system. Ferrox’s current development plan includes mine-plan optimization, staged processing, a site wash-plant program and demonstration of -scale toll-milling intended to accelerate product qualification, operating data generation and early revenue potential ahead of full-scale development.

During 2026, Ferrox advanced arrangements for a demonstration production run targeted for the fourth quarter of 2026. That run will not take place as previously indicated; see “Business of Ferrox—Overview.” Ferrox has also engaged Sound Mining for optimization of the open-pit mine plan and has been advancing processing and metallurgical work with South African contractors and technical consultants.

Our Business and Strategy

Management’s strategy is to create value through the following principal initiatives:

●	Advance the Tivani Project through mine planning, permitting, engineering, metallurgical test work, demonstration-scale processing and staged construction.
●	Establish early demonstration production and product qualification for ilmenite and magnetite concentrates, with the objective of generating operating data and potential early cash flow.

●	Progress a scalable processing configuration that can support subsequent expansion of mine and concentrator throughput.
●	Secure strategic financing, offtake and commercial relationships to reduce project-development risk and support construction capital requirements.
●	Develop Ferrox as a publicly traded critical-minerals platform with governance, reporting and internal-control systems appropriate for a Nasdaq-listed issuer.

Summary of Plan of Operations and Expected Trends

General

Ferrox’s historical operations have primarily consisted of project development, exploration and evaluation activities, permitting, engineering, metallurgical test work, corporate administration and financing activities. The Company has historically relied on external financing and related-party funding to support its activities. The Company has not yet established sustained commercial production.

Management expects the nature and level of expenditures to increase as Tivani moves from technical development toward demonstration production and, subject to financing, subsequent mine and processing-plant development. Future periods are also expected to reflect increased public-company costs, including audit, financial reporting, legal, investor relations, insurance, governance, internal controls and Nasdaq/SEC compliance.

Factors That Will Impact Exploration and Project Development Costs

●	Mine planning and resource/reserve work, including open-pit optimization and S-K 1300 technical reporting.
●	Metallurgical and process-development work, including flowsheet refinement, bulk sampling, product specification work and demonstration processing.
●	Site works and infrastructure, including the Tivani wash-plant program and related utilities, water, logistics and support infrastructure.
●	Any demonstration production run, if authorized by the Ferrox Board, including contractor mobilization, ore haulage, processing charges, laboratory analysis and product handling.
●	Environmental, water-use, mining-right, social and other South African regulatory compliance requirements.
●	Engineering and development work for larger-scale concentrator and downstream processing modules.
●	Commodity prices, foreign-exchange rates, energy and fuel costs, contractor availability and the timing and availability of financing.

Factors That Will Impact General and Administrative and Other Operating Costs

●	Additional accounting, finance, legal, tax and compliance personnel and advisers.
●	Costs of maintaining a board and committees that satisfy Nasdaq and SEC requirements.
●	Implementation and enhancement of internal controls over financial reporting, policies, systems and governance processes.
●	Audit, valuation and specialist-accounting costs, including U.S. GAAP conversion and derivative/fair-value work where applicable.
●	Directors’ and officers’ insurance, transfer agent, EDGAR, stock-exchange, investor-relations and other public-company costs.

●	Transaction costs related to the proposed SmartKem business combination and associated financing.

Results of Operations

Description of Expenses

Exploration and evaluation / project-development expenses consist of costs directly attributable to advancing the Tivani Project, including technical consultants, mining and geological work, metallurgical testing, engineering, permitting, environmental work, sampling, pilot or demonstration processing and other expenditures incurred before the relevant accounting criteria for capitalization are met.

General and administrative expenses primarily include management and employee compensation, professional fees, corporate consulting, legal, accounting, audit, travel, office and administrative costs, insurance, public-company readiness expenditures and other costs supporting the corporate organization.

Transaction costs include legal, advisory, due-diligence, valuation, accounting and other professional fees incurred in connection with financing transactions, corporate restructurings and the proposed SmartKem business combination, to the extent required to be expensed under applicable U.S. GAAP.

Comparison of Years Ended December 31, 2026 and 2025

Statements of Operations Data (US$000s) – Six Months Ended June 30, 2026 and 2025	2026	2025	Change $	Change %
General and administrative	35	41	(6)	(15.3)%
Professional fees	5,977	564	5,413	959.6%
Exploration and evaluation expenditures	592	71	521	731.2%
Loss from operations	6,604	676	5,928	876.1%
Financing costs	120	290	(170)	(58.6)%
Gain on settlement of debt	(7,664)	—	(7,664)	—
Interest income	(131)	(9)	(122)	1,335.6%
Gain on change in fair value of loans payable	(119)	(304)	185	(60.9)%
(Income) loss before income taxes	(781)	653	(1,434)	—
Income tax recovery	(248)	(36)	(212)	590.4%
Net (income) loss	(1,029)	617	(1,646)	—

Operating Costs and Expenses

Professional fees were $5,976,531 for the six months ended June 30, 2026, compared with $564,054 for the six months ended June 30, 2025, an increase of $5,412,477. Of that increase, $4,800,000 was a non-cash expense arising from the issuance of 20,000,000 common shares to a financial advisor in consideration for financial advisory services. Excluding that non-cash expense, professional fees were $1,176,531, an increase of $612,477, or approximately 108.6%, reflecting legal, accounting, advisory and transaction costs incurred in connection with the Business Combination and the preparation of this registration statement. See “Certain Relationships and Related Party Transactions.”

Exploration and evaluation expenditures were $592,304 for the six months ended June 30, 2026, compared with $71,262 for the six months ended June 30, 2025, an increase of $521,042, or approximately 731.2%. The increase reflects the resumption and acceleration of work at the Tivani Project following the financings completed during the period, including mine planning, metallurgical, environmental and engineering work and demonstration-production preparation.

General and administrative expenses were $34,913 for the six months ended June 30, 2026, compared with $41,228 for the six months ended June 30, 2025, a decrease of $6,315, or approximately 15.3%. Professional fees are presented separately in the condensed consolidated interim statements of income (loss) and comprehensive income (loss). As a result of the foregoing, loss from operations was $6,603,748 for the six months ended June 30, 2026, compared with $676,544 for the six months ended June 30, 2025, an increase of $5,927,204.

Other Income and Expense

Other income was $7,384,559 for the six months ended June 30, 2026, compared with $23,790 for the six months ended June 30, 2025. Ferrox recorded a gain on settlement of debt of $7,664,210 for the six months ended June 30, 2026, compared with no gain or loss on settlement of debt in the comparative period. In June 2026, Ferrox settled loans and accrued liabilities, substantially all of which were owed to related parties, by issuing common shares. The gain represents the excess of the carrying amount of the obligations settled over the fair value of the common shares issued and is non-cash. See “Certain Relationships and Related Party Transactions.”

Interest income was $130,737 for the six months ended June 30, 2026, compared with $9,107 for the six months ended June 30, 2025. The increase arose principally on the loan receivable from a related party and includes $120,000 of non-cash interest income. Ferrox recorded a bad debt expense of $409,455 for the six months ended June 30, 2026, compared with nil in the comparative period. The bad debt expense represents the write-off of amounts advanced by Tivani (Pty) Limited in connection with site activities and contracted services, which were recorded in loan accounts and were determined during the period to be irrecoverable. The amounts were non-interest bearing and had no fixed terms of repayment. The gain on the change in the fair value of loans payable was $119,067 for the six months ended June 30, 2026, compared with a gain of $304,256 for the six months ended June 30, 2025, a decrease of $185,189, or approximately 60.9%.

Financing costs were $120,000 for the six months ended June 30, 2026, compared with $289,573 for the six months ended June 30, 2025, a decrease of $169,573, or approximately 58.6%. The 2026 amount was non-cash and related to 500,000 common shares issued in respect of financing costs. Income tax recovery was $247,843 for the six months ended June 30, 2026, compared with $35,898 for the six months ended June 30, 2025. The recovery in each period arises from the unwinding of the deferred tax liability recognized on the exploration and evaluation assets.

Ferrox recorded net income of $1,028,654 for the six months ended June 30, 2026, compared with a net loss of $616,856 for the six months ended June 30, 2025. The net income in the 2026 period does not reflect an improvement in operating results. Loss from operations increased by $5,927,204 over the comparative period, and Ferrox used $1,879,037 of cash in operating activities. The net income arose from the non-cash gain on settlement of debt described above, which exceeded the increase in operating expenses. Net income and comprehensive income was $1,272,405 for the six months ended June 30, 2026, compared with $1,112,550 for the six months ended June 30, 2025. The currency translation adjustment was a gain of $243,751 in the 2026 period, compared with a gain of $1,729,406 in the comparative period.

Cash Flows

Net cash used in operating activities was $1,879,037 for the six months ended June 30, 2026, compared with $769,501 for the six months ended June 30, 2025. Although Ferrox recorded net income in the 2026 period, that income included non-cash gains of $7,783,277 and non-cash expenses of $5,329,455, and operating activities consumed cash in both periods. Net cash used in investing activities was $2,177,428 for the six months ended June 30, 2026, compared with $9,794 for the six months ended June 30, 2025. The 2026 amount consists principally of a $2,169,702 advance on a loan receivable from a related party. See “Certain Relationships and Related Party Transactions—Transactions with Lionhart Capital (UK) Ltd.” Net cash provided by financing activities was $6,440,655 for the six months ended June 30, 2026, compared with $767,666 for the six months ended June 30, 2025. The 2026 amount consisted of $6,653,791 of loan draws, less $313,136 of loan repayments, together with $100,000 of proceeds from the issuance of common shares.

Cash was $2,388,083 at June 30, 2026, compared with $18,600 at December 31, 2025. Ferrox had a working capital deficiency of $4,642,859 at June 30, 2026, compared with a working capital deficiency of $13,043,024 at December 31, 2025, the reduction resulting principally from the settlement of accounts payable and accrued liabilities through the issuance of common shares in June 2026.

Comparison of Years Ended December 31, 2025 and 2024

Statements of Operations Data (US$000s)	2025	2024	Change $	Change %
General and administrative	62	67	(5)	(6.5)%
Professional fees	5,202	5,367	(165)	(3.1)%
Exploration and evaluation expenditures	130	202	(72)	(35.7)%
Loss from operations	5,394	5,636	(241)	(4.3)%
Financing costs	291	937	(646)	(69.0)%
Loss on settlement of debt	—	4,234	(4,234)	(100.0)%
Interest expense – other	—	30	(30)	(100.0)%
Interest income	(18)	(20)	2	8.4%
Loss on change in fair value of loans payable	555	138	418	303.5%
Other expenses	8	71	(63)	(88.1)%
Loss before income taxes	6,231	11,025	(4,795)	(43.5)%
Income tax recovery	(31)	(96)	65	67.8%
Net loss	6,200	10,930	(4,730)	(43.3)%

Operating Costs and Expenses

Exploration and evaluation expenditures were $129,806 in 2025 compared with $202,012 in 2024, a decrease of $72,206, or approximately 35.7%. The decrease reflects the timing and level of exploration and evaluation activity recognized as expense during the respective periods. Costs associated with the Tivani mineral property that qualify as acquisition costs remain included in exploration and evaluation assets, while other exploration and evaluation expenditures are expensed in accordance with the Company’s accounting policy.

General and administrative expenses were $62,316 in 2025 compared with $66,618 in 2024, a decrease of $4,302, or approximately 6.5%. Professional fees, which are presented separately in the consolidated statement of loss and comprehensive loss, were $5,202,321 in 2025 compared with $5,366,940 in 2024, a decrease of $164,619, or approximately 3.1%. Professional fees include significant non-cash amounts associated with common shares issued for services.

Financing costs were $290,776 in 2025 compared with $936,572 in 2024, a decrease of $645,796, or approximately 69.0%. The 2025 amount was non-cash and related to common shares issued for financing costs. The Company recorded no loss on settlement of debt in 2025, compared with a loss of $4,233,882 in 2024 arising from debt settlements and conversions.

Other Income and Expense

Other income and expense in 2025 included interest income of $18,267, a $555,296 loss from the change in fair value of loans payable and $8,457 of other expenses. The loss from change in fair value of loans payable increased from $137,614 in 2024. Loss before income taxes decreased to $6,230,705 in 2025 from $11,025,373 in 2024. After a deferred income tax recovery of $30,889, the Company recorded a net loss of $6,199,816 in 2025 compared with $10,929,587 in 2024, an improvement of $4,729,771, or approximately 43.3%.

Liquidity and Capital Resources

Sources and Uses of Liquidity

Ferrox has historically financed its activities through private equity issuances, shareholder and related-party funding, convertible loans and other external financing. The Company’s principal uses of cash have been project-development expenditures at Tivani, general and administrative expenses, professional fees, transaction costs and working capital.

During 2026, Ferrox entered into a series of convertible promissory notes and bridge loans involving SmartKem in original principal amounts of $1.5 million in March 2026, $2.3 million in April 2026, $2.7 million in June 2026 and $4.9 million in July 2026, totaling approximately $11.4 million. The $1.5 million note was originally funded by SRX Health Solutions Inc. and was acquired by SmartKem by assignment on June 9, 2026. On August 27, 2026, Lionhart UK, on behalf of Ferrox, repaid the $2.3 million April 2026 note in full in the amount of $2,339,698.63, consisting of $2,300,000 of principal and $39,698.63 of accrued interest. On September 9, 2026, Lionhart UK made a further payment of $300,000 to SmartKem in respect of the March 2026 note originally issued to SRX. Cash repayments to SmartKem totaled $2,639,698.63 in the aggregate, including interest. Because these transactions occurred after December 31, 2025, they are described below under “Subsequent Events.”

In addition and separate from the cash repayments to SmartKem described above, Lionhart UK transferred $1,364,000 to Ferrox in the British Virgin Islands on August 27, 2026. This transfer does not constitute a repayment to SmartKem. See “Certain Relationships and Related Party Transactions—Transactions with Lionhart Capital (UK) Ltd.”

The Company’s ability to execute its business plan depends on obtaining sufficient financing to fund continuing project-development, demonstration production, working capital and transaction costs. Management expects capital needs to increase materially as Tivani advances toward construction and commercial production.

For the six months ended June 30, 2026, net cash used in operating activities was $1,879,037, net cash provided by financing activities was $6,440,655 and net cash used in investing activities was $2,177,428, resulting in a net increase in cash of $2,384,190 before foreign-exchange effects. Financing activities included $6,653,791 of loan draws, $313,136 of loan repayments and $100,000 of proceeds from the issuance of common shares. Investing activities included a $2,169,702 advance on a loan receivable from a related party. Cash at June 30, 2026 was $2,388,083.

Material Cash Requirements

●	Tivani demonstration-production and toll-milling costs, including mining, transport, processing, laboratory, product handling and associated site activities.
●	Completion of mine planning, metallurgical, environmental, permitting, engineering and S-K 1300 work.
●	Construction and commissioning of the planned Tivani wash plant and related site infrastructure.
●	Development expenditures for the initial larger-scale processing module, subject to final engineering, procurement strategy and financing.
●	Corporate working capital, audit and accounting costs, legal fees, transaction costs and public-company readiness expenditures.

Cash Flows

Cash Flow Data (US$000s)	2025	2024	Change
Net cash used in operating activities	(1,366)	(1,022)	(343)
Net cash used in investing activities	(14)	(28)	14
Net cash provided by financing activities	1,366	1,030	336

Operating Activities

Net cash used in operating activities was $1,365,520 in 2025 compared with $1,022,446 in 2024. The 2025 amount reflects the $6,199,816 net loss adjusted principally for $555,296 of fair-value changes on financial instruments, $4,491,083 of non-cash professional fees, $290,776 of non-cash financing fees, $5,489 of depreciation, deferred income tax recovery of $30,889 and changes in non-cash working capital of $477,459.

Investing Activities

Net cash used in investing activities was $14,280 in 2025 compared with $27,995 in 2024. The 2025 investing outflow consisted of movements in deposits for environmental obligations; there were no purchases of property and equipment recorded in 2025.

Financing Activities

Net cash provided by financing activities was $1,365,973 in 2025 compared with $1,030,208 in 2024. During 2025, the Company received $837,628 from loan draws and $1,041,559 from issuances of common shares for cash, partially offset by $513,214 of loan repayments.

Off-Balance Sheet Arrangements

Except as otherwise disclosed in the consolidated financial statements and this proxy statement/prospectus, management is not presently aware of off-balance-sheet arrangements that have, or are reasonably likely to have, a material current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures or capital resources.

Risks and Uncertainties Associated with Future Results

The Company’s operations are subject to significant exploration, development, financing, commodity-price, foreign-exchange, regulatory, environmental, execution and capital-markets risks. Tivani has not yet achieved sustained commercial production. The economic viability of the project will depend on, among other things, final mine planning, recoveries, product specifications, capital and operating costs, permitting, infrastructure, commodity prices, foreign-exchange rates, customer qualification, availability of financing and successful construction and commissioning.

The proposed SmartKem transaction is subject to transaction documentation, regulatory and SEC review, shareholder approvals, Nasdaq requirements, financing and other conditions. There can be no assurance that the transaction will be completed on the currently contemplated terms or timetable.

Subsequent Events

Business Combination with SmartKem

On August 3, 2026, the Company and SmartKem entered into a definitive business combination agreement (the “Agreement”). Under the Agreement, Ferrox Holders will receive aggregate consideration of $125 million, reduced by the amount of debt obligations of Ferrox to SmartKem pursuant to promissory notes issued by Ferrox and held by SmartKem, payable solely in newly issued shares of SmartKem common stock.

Completion of the Business Combination is subject to customary closing conditions, including (i) approval of the Business Combination by SmartKem’s stockholders and Ferrox’s shareholders, (ii) filing and mailing of a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), (iii) approval for listing on The Nasdaq Stock Market LLC (“Nasdaq”) of the SmartKem common stock to be issued pursuant to the Business Combination Agreement, (iv) filing with the SEC of a registration statement on Form S-4 in connection with registration under the Securities Act of 1933, as amended, of the SmartKem common shares to be issued in the Business Combination, (v) subject to specified materiality standards, the accuracy of the representations and warranties of the transaction parties, and (vi) performance by the transaction parties in all material respects of the obligations required to be performed under the Business Combination Agreement at or prior to closing.

In connection with the Business Combination, on or before closing, SmartKem is expected to enter into lock-up agreements, in form and substance reasonably satisfactory to SmartKem and Ferrox, with each executive officer, director and five percent (5%) stockholder of the post-closing combined SmartKem, effective as of closing for 120 days following closing. Execution of the lock-up agreements is also a condition to the parties’ obligations to consummate the Business Combination. The Business Combination Agreement also contains customary representations, warranties and covenants, including covenants relating to operation of each party’s business between signing and closing, efforts to obtain required approvals and consents, and restrictions on solicitation of competing acquisition proposals.

The Business Combination Agreement may be terminated prior to closing by mutual written consent; by either SmartKem or Ferrox after March 31, 2027 if the Business Combination has not been consummated, subject to specified conditions; by either party following a non-appealable governmental action permanently prohibiting the transaction; or by either party upon an uncured breach by the other party as provided in the Agreement.

Loans from SmartKem

During 2026, the Company entered into a series of convertible promissory note agreements involving SmartKem totaling approximately $11.4 million. The notes bear interest at the contractual rates specified in the respective agreements and are convertible, in whole or in part, into common shares of Ferrox in accordance with their terms.

On March 12, 2026, SRX Health Solutions Inc. funded a bridge loan to the Company in the original principal amount of $1.5 million, evidenced by a Convertible Promissory Note issued by Ferrox to SRX. The note bears interest at 10.0% per annum and matures on October 30, 2026. On June 9, 2026, the note was acquired by SmartKem by assignment. The note is convertible at the option of the holder into common shares of Ferrox at a valuation equal to the lesser of the then-current fair market value of Ferrox and $80 million. The Company paid a loan origination fee of $100,000 in connection with the note. The note may be prepaid in whole, but not in part, prior to maturity; on September 3, 2026, SmartKem consented to a partial prepayment of the note. On September 9, 2026, Lionhart UK made a payment of $300,000 to SmartKem on behalf of the Company in respect of the note.

On April 23, 2026, SmartKem funded a bridge loan to the Company in the original principal amount of $2.3 million, evidenced by a Convertible Promissory Note issued by Ferrox to SmartKem. The note bore interest at 5.0% per annum, was scheduled to mature on October 30, 2026, and was convertible at SmartKem’s option into common shares of Ferrox at a valuation equal to the lesser of the then-current fair market value of Ferrox and $80 million. The Company paid a loan origination fee of $200,000 in connection with the note. On August 27, 2026, Lionhart UK, on behalf of the Company, repaid the note in full in the amount of $2,339,698.63, consisting of $2,300,000 of principal and $39,698.63 of accrued interest.

On June 22, 2026, SmartKem funded an additional bridge loan to Ferrox in the original principal amount of $2.7 million, evidenced by an additional Convertible Promissory Note issued by Ferrox to SmartKem. The note bears interest at 5.0% per annum, matures on December 31, 2026 and is convertible at SmartKem’s option into common shares of Ferrox at a valuation equal to the lower of the then-fair market value of Ferrox or $80 million. The Company paid a loan origination fee of $200,000 in connection with the note. The obligations under the note rank senior to Ferrox’s existing debt obligations, and Ferrox has agreed not to solicit, negotiate or enter into any agreement relating to a Fundamental Transaction with any person other than SmartKem until December 31, 2026.

Each of these Convertible Promissory Notes contains restrictive covenants prohibiting Ferrox and its subsidiaries from taking specified material corporate actions, including, without limitation, redeeming outstanding equity securities, incurring or repaying indebtedness, paying cash dividends, disposing of all or substantially all of its assets, lending money or making advances to any person (including affiliates of Ferrox) and entering into transaction with affiliates. Other than the March 2026 note, which may be prepaid in whole at any time, the notes may be prepaid prior to maturity only with SmartKem’s written consent. The notes also grant SmartKem a right of first refusal with respect to any Fundamental Transaction, as defined in the applicable note, during the term of each note and for 24 months thereafter (or, in the case of the March 2026 note, 90 days thereafter). On September 3, 2026, SmartKem delivered a Waiver and Consent under the notes pursuant to which SmartKem consented to (i) the transfer by Ferrox of a portion of the note proceeds to Lionhart (Canada) Ltd., Tivani (Pty) Ltd., Tivani Projects (Pty) Ltd., Ferrox Holdings (UK) Ltd. And such other parties as SmartKem may approve in writing, provided that such proceeds are used solely for purposes directly related to Ferrox’s business and that Ferrox notifies SmartKem of each transfer, its recipient and the use of proceeds within two business days, and (ii) a partial prepayment of the March 2026 note. Any breach of the Waiver and Consent constitutes an event of default under each of the notes.

On July 27, 2026, the Company entered into an additional bridge loan with SmartKem in the original principal amount of $4.9 million, evidenced by a Convertible Promissory Note issued by Ferrox to SmartKem. The note bears interest at 5.0% per annum and matures on January 31, 2027. The Company incurred transaction costs of approximately $0.4 million.

Settlement of Liabilities

During the six months ended June 30, 2026, the Company repaid $313,136 of loans. On July 1, 2026, the Company paid $1,791,327 to settle the revolving facility ($853,979) and two term loans ($937,348).

Royalty Management Corporation Convertible Loan. Under a convertible loan agreement dated March 1, 2022 (the “RMC Loan Agreement”), Royalty Management Corporation (“RMC”) advanced $250,000 to Ferrox in five tranches between March and September 2022. The loan has been in default since June 2025. Interest accrues at 7% per annum, compounded annually, and at a default rate of 8% per annum on amounts not paid when due. As of September 30, 2026, Ferrox owed RMC approximately $337,375, consisting of $250,000 of principal and approximately $87,375 of accrued interest. RMC is also a Ferrox shareholder and held 3,685,897 Ferrox Common Shares, or approximately 2.63% of the 140,000,000 Ferrox Common Shares outstanding, as of September 30, 2026.

The RMC Loan Agreement requires the outstanding principal and accrued interest to convert into Ferrox Common Shares upon a change of control of Ferrox (including a third-party acquisition of 40% or more of Ferrox’s shares) or a public listing of Ferrox’s shares, and Ferrox expects the Business Combination to trigger this conversion. The stated conversion price of $0.15 per share, as adjusted to reflect Ferrox’s 2024 share consolidation and subsequent share issuances, is approximately $1.017857 per share. Based on the amount owed as of September 30, 2026, conversion would result in the issuance of approximately 331,456 Ferrox Common Shares (which number will increase as interest accrues), which would be exchanged for Merger Consideration on the same basis as other Ferrox Common Shares and in accordance with the BCA. Following conversion, RMC would hold approximately 4,027,353 Ferrox Common Shares, or approximately 2.87% of the Ferrox Common Shares then outstanding.

Stock Transactions

As of September 30, 2026, Ferrox had 140,000,000 common shares issued and outstanding, compared with 132,328,119 common shares issued and outstanding as of June 30, 2026 and 100,000,000 common shares issued and outstanding as of December 31, 2025. On August 31, 2026, Ferrox issued 7,671,881 common shares. Ferrox’s authorized share capital consists of an unlimited number of common shares with a par value of $0.01.

Settlement of liabilities. During 2026, the Company issued 12,023,472 shares in connection with the conversion and settlement of certain debt obligations.

Repurchase of shares. During 2026, the Company repurchased 528,686 shares from various shareholders for $264,343, which remained unpaid and was included in accounts payable and accrued liabilities at June 30, 2026.

Shares issued for services. During 2026, the Company issued 20,000,000 shares in exchange for financial advisory services and 500,000 shares for services and financing costs.

Critical Accounting Estimates

Exploration Costs and Mineral Interests

The accounting for mineral interests and project expenditures requires judgment regarding whether expenditures should be expensed as incurred or capitalized. Management evaluates the nature of the rights held, the stage of each project and the applicable U.S. GAAP guidance when determining the appropriate treatment.

Recoverability and Impairment

The Company evaluates long-lived assets and mineral interests for indicators of impairment and performs recoverability and fair-value assessments when required. Such assessments may require significant estimates regarding future development plans, commodity prices, operating costs, capital expenditures, timing, discount rates and other factors.

Share-Based Compensation

If the Company has issued equity awards, restricted shares, restricted stock units, options or other share-based awards, compensation expense is recognized in accordance with ASC 718 based on the grant-date fair value of the awards and the applicable service, performance or market conditions.

Instruments with Characteristics of Liabilities and Equity

The Company evaluates warrants, convertible instruments and other financing arrangements under applicable U.S. GAAP, including ASC 480 and ASC 815, to determine whether the instruments should be classified as liabilities or equity and whether embedded features require bifurcation or separate derivative accounting. Liability-classified instruments are remeasured at fair value as required, with changes in fair value recognized in earnings.

Recently Adopted Accounting Standards

See Note 2, Significant Accounting Policies, to the audited consolidated financial statements for discussion of recently adopted accounting standards and standards issued but not yet adopted.

Emerging Growth Company Status

The Company expects to evaluate whether it qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 and, if so, whether it will elect to use the extended transition period for complying with new or revised accounting standards and other reduced disclosure requirements available to emerging growth companies.

BUSINESS OF SMARTKEM

Overview

We develop and manufacture custom electronic materials designed to enable the next generation of electronics. Our TRUFLEX® materials integrate into existing manufacturing processes, supporting efficient, scalable production and high-performance outcomes across a broad range of applications. We combine materials science expertise with practical engineering to deliver tailored solutions for partners seeking to innovate in electronics.

During the first quarter of 2026, SmartKem was involved in a number of financing transactions. These included the transfer of our patent portfolio to a third party. The company still owns its process and formulation intellectual property as codified in 40 trade secrets. As previously disclosed the company is continuing to conduct a review of its strategy. In particular it is evaluating its display prototyping activities, its materials formulation activities and the possibility of adding new materials to its portfolio.

In the third quarter of 2026, SmartKem entered into a definitive business combination agreement with Ferrox Critical Minerals, a critical minerals developer whose principal asset is the Tivani Project in Limpopo Provence, South Africa. The Business Combination aims to source critical minerals for SmartKem as well as to provide excess materials to the global market.

Products and Services

We supply our advanced materials as a set of stable liquid inks, with each ink forming a separate layer of the device. Each of the inks forming these layers has been carefully designed to achieve the device performance and electrical stability specified by the customer. We supply the ink set with a detailed process of record (“POR”) for producing the desired device. In addition to supplying our organic thin-film transistor (“OTFT”) stack materials as a package, prospective customers also evaluate the use of our range of interlayer materials as single layers in new and existing chip and display products (in so-called advanced semiconductor packaging). The interlayer materials are being tested as redistribution layers, pixel definition layers, permanent resists, and organic dielectric layers due to their favorable processability, patternability, planarity, and other properties when compared with existing materials. During 2023, we began developing a range of customized dielectric inks for customers’ advanced electronics packaging applications.

Products have been scaled up for formulated ink supply to customers in package sizes ranging from 100ml to several liters, all supplied from our Manchester facility. These are supplied with a certificate of analysis (CoA) and POR, alongside device and design consultancy to ensure successful technology transfer.

In January 2025, we completed the first sale of our TRUFLEX® materials to Chip Foundation under our co-development agreement.

We developed the “MiP4,” a package of four MicroLEDs connected using our chip-first architecture and our unique interlayer dielectric semiconductor materials. A demonstration of the first application of the MiP4 — a 12.3-inch MicroLED Smart Backlight — was unveiled at Taiwan’s largest technical conference, Touch Taiwan 2025. The MicroLED Smart Backlight delivers higher brightness and better contrast in LCD screens that are frequently used in the automotive industry today.

In December 2025, we announced that we had created the world’s first all-organic-transistor (“AOT”) biometric sensor, in collaboration with Shanghai Jiao Tong University (“SJTU”). This novel technology significantly increases the sensitivity of optical detection for flexible biometric applications, such as fingerprint or palm print recognition on curved surfaces, and has the potential to help address challenges such as fingerprint spoofing. By enabling advanced liveness detection techniques, the sensor can capture subtle signals that distinguish real fingerprints from fake ones, whether through multi-wavelength imaging or dynamic imaging that reveals motion or blood flow.

A paper describing this new technology, titled ‘Flexible 256x256 All-Organic-Transistor Active-Matrix Optical Imager with Integrated Gate Driver’ and co-authored by our then Chief Technology Officer, Dr. Simon Ogier, was published by the Institute of Electrical and Electronics Engineers (“IEEE”) and presented by Prof. Xiuyan Li, SJTU at the 71st Annual IEEE International Electron Devices Meeting.

SMARTKEM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SMARTKEM

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is provided in addition to the accompanying consolidated financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes and other financial information included in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties as described under the heading “Cautionary Note on Forward-Looking Statements” above. You should review the disclosure under the heading “Risk Factors” in this proxy statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statement.

Overview

We develop and manufacture custom organic materials. Our advanced TRUFLEX® materials integrate into existing manufacturing processes, supporting efficient, scalable production and high-performance outcomes across a broad range of applications. We combine materials science expertise with practical engineering to deliver tailored solutions for our partners.

We design and develop our materials at our research and development facility in Manchester, UK and provide materials development and technical support to customers and collaborators globally.

Key Factors Affecting Our Performance

There are a number of industry factors that affect our business which include, among others:

Overall Demand for Products and Applications

Our potential for growth depends significantly on the adoption of our materials in the display and sensor markets and our ability to capture a significant share of any market that does develop. We expect that demand for our technology will also fluctuate based on various market cycles, continuously evolving industry supply chains, trade and tariff terms, as well as evolving competitive dynamics in each of the respective markets. These uncertainties make demand difficult to forecast for us and our customers.

Intense and Constantly Evolving Competitive Environment

Competition in the industries we serve is intense. Many companies have made significant investments in product development and production equipment. To remain competitive, market participants must continuously increase product performance, reduce costs, and develop improved ways to serve their customers. To address these competitive pressures, we have invested in research and development activities to support new product development, improve ease of use, lower product costs and deliver higher levels of performance to differentiate our products in the market.

Governmental Trade and Regulatory Conditions

Our potential for growth depends on a balanced and stable trade, political, economic and regulatory environment among the countries where we do business. Changes in trade policy such as the imposition of tariffs or export bans to specific customers or countries could reduce or limit demand for our products in certain markets.

Technological Innovation and Advancement

Innovations and advancements in organic materials continue to expand the potential commercial application for our products. However, new technologies or standards could emerge, or improvements could be made in existing technologies that could reduce or limit the demand for our products in certain markets.

Intellectual Property Issues

We rely on proprietary information relating to product development, manufacturing capabilities and other core competencies of our business. Protection of intellectual property is critical. Therefore, steps such as additional patent applications, confidentiality, and non-disclosure agreements, as well as other security measures are important. While we believe we have a strong proprietary position and there is no actual or, to our knowledge, threatened litigation against us for patent-related matters, litigation or threatened litigation is a common method to effectively enforce or protect intellectual property rights. Such action may be initiated by or against us and would require significant management time and expenses.

Components of Results of Operations

Revenue

Revenue.   Our revenue consists of revenue from the sale of TRUFLEX® inks and demonstration products and revenue earned from various joint development agreements.

Cost of Revenues.   Cost of revenues consists of (1) direct product costs incurred for the raw materials and manufacturing services for our products, (2) fixed product costs primarily relating to production, manufacturing and personnel and (3) depreciation consisting primarily of expenses related to our fixed assets. We expect our cost of goods sold attributable to direct product costs to increase proportionately with increases in revenue, and our cost of goods sold attributable to fixed product costs to remain substantially flat or moderately increase in connection with increases in revenue.

Other Operating Income.   Our Other Operating Income includes government grants received for qualifying research and development projects, and research and development tax credits related to the United Kingdom’s Research and Development tax relief for small and medium-sized enterprises, which is a government tax incentive designed to reward innovative companies for investing in research and development. The income associated with these items is recognized in the period which the research and development expenses occurred.

Operating Expenses

Research and Development.   Research and development expenses consist primarily of compensation and related costs for personnel, including share-based compensation and employee benefits. In addition, research and development expenses include depreciation expenses related to our fixed assets. We expense research and development expenses as incurred. As we continue to invest in developing our technology for new products, we expect research and development expenses to remain flat or moderately increase in absolute dollars but to decline as a percentage of revenue. We do not believe that it is possible at this time to accurately project total program-specific expenses through commercialization. There are numerous factors associated with the successful commercialization of our technology, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and other factors beyond our control will impact our development programs and plans.

General and Administrative.   General and administrative expenses consist primarily of allocated compensation and related costs for personnel, including share-based compensation, employee benefits and travel. In addition, general and administrative expenses include third-party consulting, legal, audit, accounting services, allocations of overhead costs, such as rent, facilities and information technology. We expect general and administrative expenses to increase in absolute dollars in future periods due to additional legal, accounting, insurance, investor relations and other costs associated with being a public company, as well as other costs associated with growing our business.

Non-Operating Income (Expense)

Non-operating income/expense aggregates the following amounts:

Foreign Currency Translation.   Foreign currency translation reflects adjustments made due to currency fluctuations.

Fair Value of Warrant Liability.   The fair value of equity contracts that are classified as a liability.

Interest Income.   Interest income is interest on our cash deposits.

Interest Expense.   Interest expense is related to our short term notes payable.

Income Tax Expense/Refund

Income tax expense/refund consists primarily of income taxes in jurisdictions in which we conduct business.

Results of Operations

Twelve months ended December 31, 2025 compared with the twelve months ended December 31, 2024

Revenue and Cost of Revenue

Our revenue and cost of revenue reflect sales of TRUFLEX® inks and demonstration products, and the direct costs associated with those sales.

Revenues were $697 thousand for the year ended December 31, 2025, compared to $82 thousand for the same period of 2024. The increase in revenues resulted primarily from an increase of $107 thousand in the sale of demonstrator products to potential partners, as we sought to expand our marketing efforts and $508 thousand related to several joint development agreements that were completed in 2025. Cost of revenue was $272 thousand for the twelve months ended December 31, 2025, compared to $32 thousand for the same period of 2024, primarily as a result of a unit increase in the number of products sold during 2025 and costs associated with the completed joint development agreements during 2025.

Other Operating Income.   Other operating income was $1.0 million for both years ended December 31, 2025 and 2024 and is comprised primarily of research grants and research and development tax credits.

Operating Expenses.   Operating expenses increased by $2.7 million to $14.2 million for the year ended December 31, 2025, compared to $11.5 million for the comparable period of 2024.

Research and development expenses, which represented 49.4% and 44.3% of our total operating expenses for the twelve months ended December 31, 2025 and 2024, respectively, increased by $1.9 million to $7.0 million for the year ended December 31, 2025, compared to $5.1 million for the same period of 2024. The increase in research and development expenses was mainly due to the increase in the cost of our prototyping activities.

General and administrative expense, which represented 51.9% and 55.0% of our total operating expenses for the twelve months ended December 31, 2025 and 2024, respectively, increased by $1.1 million to $7.4 million for the year ended December 31, 2025 as compared to $6.3 million for the same period in 2024. This increase was mainly due to increased professional service fees.

Non-Operating Income/(Expenses)

Total non-operating income was $2.3 million for the year ended December 31, 2025, compared to $0.1 thousand for the year ended December 31, 2024. The increase in non-operating income resulted primarily from a gain on foreign currency transactions of $2.4 million in 2025, compared to a loss of $0.1 thousand for the comparable period of 2024. The change from a loss to a gain on foreign currency transactions resulted from fluctuations in U.S. dollar/British pound value affecting transactions denominated in foreign currencies and the translation of foreign currency denominated balances on intra-group loans. There was a decrease of $0.7 million in non-operating income resulting from the change in the valuation of the warrant liability.

Net Loss

Net loss was $10.5 million for the year ended December 31, 2025, an increase of $0.2 million, compared to a net loss of $10.3 million for the year ended December 31, 2024. The increase in net loss in the 2025 period was attributable to the factors described in the preceding paragraphs.

Liquidity and Capital Resources

As of December 31, 2025, our cash and cash equivalents were $0.4 million compared with $7.1 million as of December 31, 2024. We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research and development of our technology and products and expenses related to the marketing and commercialization of our products.

We expect that our cash and cash equivalents of $0.4 million as of December 31, 2025 will not be sufficient to fund our operating expenses and capital expenditure requirements for the next 12 months and that we will require additional capital funding to continue our operations and research and development activity thereafter.

Our expected cash payments over the next twelve months include (a) $2.6 million to satisfy accounts payable and accrued expenses, (b) $271 thousand to satisfy the lease liabilities and (c) $1.1 million to satisfy the note payable. Additional expected cash payments beyond the next twelve months include $312 thousand of lease liabilities.

Our future viability is dependent on our ability to raise additional capital to fund our operations. We will need to obtain additional funds to satisfy our operational needs and to fund our sales and marketing efforts, research and development expenditures, and business development activities. Until such time, if ever, as we can generate sufficient cash through revenue, management’s plans are to finance our working capital requirements through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. If we raise additional funds by issuing equity securities, our existing security holders will likely experience dilution. If we borrow money, the incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations. If we enter into a collaboration, strategic alliance or other similar arrangement, we may be forced to give up valuable rights. There can be no assurance however that such financing will be available in sufficient amounts, when and if needed, on acceptable terms or at all. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding.

There is substantial doubt that we will be able to pay our obligations as they fall due, and this substantial doubt is not alleviated by management plans.

Cash Flow from Operating Activities

Net cash used in operating activities was $7.7 million for the year ended December 31, 2025 and $8.1 million for the year ended December 31, 2024. Our net loss increased by $0.2 million for the year ended December 31, 2025, the non-cash expenses decreased by $1.4 million and the change in operating assets and liabilities increased by $1.9 million.

Cash Flow from Investing Activities

Net cash used in investing activities was $123 thousand for the year ended December 31, 2025, compared to $75 thousand for the year ended December 31, 2024, an increase of $48 thousand. The increase resulted from additional purchases of laboratory and capital equipment in 2025.

Cash Flow from Financing Activities

Net cash provided by financing activities was $1.0 million for the year ended December 31, 2025, compared to $6.5 million for the year ended December 31, 2024, a decrease of $5.5 million. The decrease in net cash provided by financing activities resulted primarily from lower proceeds from offering activities in 2025 compared to 2024.

Contractual Payment Obligations

Our principal commitments primarily consist of obligations under leases for office space and purchase commitments in the normal course of business for research & development facilities and services, communications infrastructure, and administrative services. We expect to fund these commitments from our cash balances and working capital.

Recently Issued Accounting Pronouncements

For recently issued accounting pronouncements, see “Recently Issued Accounting Pronouncements” in Note 2, “Significant Accounting Policies and Recent Accounting Pronouncements” in the Notes to our Consolidated Financial Statements included in this proxy statement/prospectus.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles, which require our management to make estimates that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.

Although there are items within our financial statements that require management to make accounting estimates, we do not believe them to be critical, as defined above.

MANAGEMENT OF SMARTKEM

The following table sets forth the names, positions and ages of our executive officers and directors as of November 12, 2026:

Name	Position	Age
Ian Jenks	Chairman of the Board, Chief Executive Officer and President	72
Barbra C. Keck	Chief Financial Officer	49
Klaas de Boer(1)(2)(3)	Director	61
Steven DenBaars, Ph.D.(1)(2)(3)	Director	64
Melisa Denis(1)(2)(3)	Director	63
Sriram Peruvemba	Director	61
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.

Executive Officers

Ian Jenks has served as our Chief Executive Officer and President since December 2017 and as a member of our board of directors since February 2021. Mr. Jenks has more than 30 years of board-level experience in the industrial technology industry and has served as chief executive officer of companies operating in the United States and Europe. Mr. Jenks founded and since August 2010 has acted as the chief executive officer of Ian Jenks Limited, a consulting company providing consulting services to companies in the industrial technology industry. Mr. Jenks’s past directorships include Techstep ASA, a provider of managed mobile services in the Nordics, Paysafe plc., an international provider of payment processing services, and Brady plc, a provider of commodity trading software. Mr. Jenks has also served and continues to serve as a director of a number of private companies. Mr. Jenks received a B.Sc. in Aeronautical Engineering from Bristol University.

Barbra C. Keck has served as our Chief Financial Officer since December 2022 and served as a member of our board of directors from February 2021 to November 2022. From February 2021 to December 2022, Ms. Keck served as the chief financial officer of Deverra Therapeutics, Inc., a developer of cell therapies. From January 2009 until May 2020, she held positions of increasing responsibility at Delcath Systems, Inc., an interventional oncology company, starting as controller and ultimately becoming a senior vice president in March 2015 and chief financial officer in February 2017. Ms. Keck received an M.B.A. in Accountancy from Baruch College and a Bachelor of Music in Music Education from the University of Dayton.

Non-Employee Directors

Klaas de Boer has served as a member of our board of directors since February 2021 and has served as a member of the board of directors of SmartKem Limited since 2017. From January 2008 until June 2021, Mr. de Boer served as the managing partner of Entrepreneurs Fund Management LLP, a venture capital firm. Mr. de Boer served as a director of Lifeline Scientific Inc., Heliocentris Energy Solutions AG and serves as chair of General Fusion Group Ltd (NASDAQ:GFUZ) and of Xeros Technology Group plc. (AIM: XSG.L) and as senior independent director of CelLBxHealth plc. (AIM: CLBX.L). Mr. de Boer has been a venture capitalist for more than 20 years. Mr. de Boer received his M.Sc. degree in Applied Physics from Delft University of Technology and his M.B.A. from INSEAD.

Steven DenBaars has served as a member of our board of directors since June 2022. Professor DenBaars is a Distinguished Professor of Materials and Co-Director of the Solid-State Lighting and Energy Electronics Center at University of California, Santa Barbara. Professor DenBaars joined UCSB in February 1991 and currently holds the Mitsubishi Chemical Chair in Solid State Lighting and Displays. He has been a member of the board of directors of Aeluma, Inc. (NASDAQ:ALMU), a company engaged in the manufacture of high-performance sensors for mobile devices and vehicles since June 2021. He has been a member of the board of directors of Palomino Laboratories, Inc.(OTC:PALX) a company engaged in the development of GaN microLEDs, since 2025 Professor DenBaars served on the board of directors of Akoustis Technologies, Inc. (NASDAQ:AKTS), a developer and manufacturer of radio frequency filters for mobile devices from May 2015 to November 2024. Professor DenBaars was formerly a co-founder and board member of privately held technology start-up companies, Soraa Inc. and Soraa Laser Diode Inc. Professor DenBaars has a Bachelor of Science in Metallurgical Engineering from the University of Arizona and a Master of Science and a Ph.D. in Material Science and Electrical Engineering from the University of Southern California. Professor DenBaars is a member of the National Academy of Engineering, and a Fellow of IEEE and National Academy of Inventors.

Melisa A. Denis has served as a member of our Board of Directors since November 2023. Since November 20, 2020, she has also served on the board of directors of Hydrofarm Holdings Group, Inc. (NASDAQ: HYFM), where she chairs the Audit Committee. Ms. Denis previously served as a partner at KPMG from 1998 until October 2020, holding several leadership positions, including National Tax Leader for Consumer Goods and leader of the Consumer and Industrial Market for the Dallas practice. Ms. Denis currently serves as Vice Chair of the Board of Regents of the University of North Texas System. She has also served on the advisory board of Women Corporate Directors since 2011 and on the board of directors of Enactus, a global nonprofit organization, since 2019. Ms. Denis is a Certified Public Accountant (CPA) and holds a Bachelor of Science degree in Accounting and a Master of Science degree from the University of North Texas.

Sriram Peruvemba has served as a member of our board of directors since July 2023. From September 2019 until his appointment to the board of directors, Mr. Peruvemba served as a consultant to SmartKem. Since July 2014, he has served as the chief executive officer of Marketer International Inc., a consulting services firm specializing in the global high-tech industry. Prior to that, from December 2009 to April 2013, Mr. Peruvemba was the chief marketing officer for E Ink Holdings, a company specializing in electronic paper displays. Since June 2020, Mr. Peruvemba has served on the board of directors of Datavault AI (previously WiSA Technologies, Inc.,) He has also served as a board member of Visionect d.o.o, an electronics company in Slovenia since September 2017. Mr. Peruvemba has also served as chairman of the board of Omniply, a Montreal-based electronics and display company, since May 2020 and as board member of Azumo Technologies a low power display technology company in Chicago, since July 2023. Mr. Peruvemba has a B.S. from R. V. College of Engineering, Bangalore, an M.B.A. from Barton School of Business, WSU and a post-graduate diploma in management from Indira Gandhi National University.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our code is posted on our website, which is located at www.smartkem.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above or in filings with the SEC.

Insider Trading Policy

The Company has an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities and certain other securities that applies to all Company personnel, including directors, officers, and employees. The Company believes that its insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company.

Director Independence

Pursuant to the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Under such rules, our board of directors has determined that all current members of the board of directors are independent, except Mr. Jenks. Mr. Jenks is not an independent director under these rules because he is an executive officer of the Company. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors and executive officers.

Classified Board of Directors

In accordance with the terms of our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors as follows:

●	Class I director is Mr. DenBaars;
●	Class II directors are Mr. de Boer and Mr. Peruvemba; and
●	Class III directors are Mr. Jenks and Ms. Denis.

At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at an annual meeting of stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors will be fixed from time to time by a resolution of a majority vote of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of our directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a charter adopted by the board of directors. Members serve on these committees until their resignation or until otherwise determined by the board of directors. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act and SEC and Nasdaq rules and regulations.

Audit Committee

Ms. Denis, Mr. de Boer and Mr. DenBaars serve on the audit committee, which is chaired by Ms. Denis. Our board of directors has determined that each has sufficient knowledge in financial and auditing matters to serve on the audit committee and that each is “independent” for audit committee purposes as that term is defined under SEC and Nasdaq Marketplace Rules. The board of directors has designated Ms. Denis as an “audit committee financial expert,” as defined under the applicable rules of the SEC.

The audit committee’s responsibilities include, but are not limited to:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
●	obtaining and reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
●	discussing with our independent registered public accounting firm our understanding of our relationships and transactions with related parties that are significant to us and the auditor’s evaluation of our identification of and disclosure of our relationships and transactions with related parties;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
●	discussing guidelines and policies with respect to risk assessment and risk management and the steps that our management takes to monitor and control financial risk exposure;
●	recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements will be included in our Annual Report on Form 10-K;
●	conducting activities relating to our code of business conduct and ethics;
●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
●	reviewing with legal counsel legal and regulatory matters;
●	annually evaluating the performance of the audit committee and reviewing and reassessing the audit committee charter;
●	reviewing all related person transactions for potential conflict of interest situations and making recommendations to our board of directors regarding all such transactions; and
●	reviewing earnings releases.

Compensation Committee

Mr. DenBaars, Mr. de Boer and Ms. Denis serve on the compensation committee, which is chaired by Mr. DenBaars. Our board of directors has determined that each member of the compensation committee is “independent” as defined under the Nasdaq Marketplace Rules. The compensation committee’s responsibilities include, but are not limited to:

●	annually reviewing and approving the corporate goals and objectives to be considered in determining the compensation of our Chief Executive Officer;
●	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer and (ii) reviewing and recommending to the independent directors on the board of directors regarding grants and awards to our Chief Executive Officer under equity-based plans;
●	determining bases for and fixing compensation levels for all executive officers;
●	reviewing and approving the cash compensation of our other executive officers;
●	reviewing and establishing our overall management compensation, philosophy and policy;
●	supervising, administering, and evaluating our compensation and similar plans and making grants and awards thereunder;
●	reviewing and approving, subject to stockholder approval, the creation or amendment of any incentive, equity-based and other compensatory plans in which executive officers and key employees participate;
●	reviewing and approving any employment agreements, severance agreements, change-in-control arrangements or special employee benefits;
●	reporting to the board of directors significant matters arising from the work of the compensation committee;

●	to the extent applicable under federal securities law, reviewing and discussing the Compensation Discussion and Analysis disclosure;
●	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the Nasdaq Marketplace Rules;
●	reviewing and approving our policies and procedures for the grant of equity-based awards;
●	reviewing and recommending to the board of directors the compensation of our directors; annually evaluating the performance of the compensation committee;
●	annually evaluating the adequacy of the directors’ fees and the composition of the directors’ fees;
●	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and
●	reviewing and approving the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nominating and Corporate Governance Committee

Mr. de Boer, Mr. DenBaars, and Ms. Denis serve on the nominating and corporate governance committee, which is chaired by Mr. de Boer. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” under the Nasdaq Marketplace Rules.

The nominating and corporate governance committee’s responsibilities include, but are not limited to:

●	recommending to the board of directors the size of the board, composition of the board, process for filling vacancies and tenure of the board members;
●	developing and recommending to the board of directors criteria for board and committee membership;
●	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
●	recommending that the board select director nominees for election at each annual meeting of stockholders;
●	reviewing stockholder proposals and proposed responses;
●	developing and recommending to the board a set of corporate governance guidelines applicable to the Company, reviewing the guidelines at least once a year and recommending changes, and overseeing corporate governance practices and procedures;
●	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
●	identifying individuals qualified to become members of the board of directors;
●	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

●	reviewing and discussing with management the disclosure regarding the operations of the nominating and corporate governance committee and director independence;
●	reviewing the adequacy of the committee charter and recommending changes;
●	annually conducting and presenting to the board a performance evaluation of the nominating and corporate governance committee; and
●	overseeing the evaluation of our board of directors and management.

Our board of directors may, from time to time, establish other committees.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common shares to file reports with the SEC regarding their share ownership and changes in their ownership of our common shares. Based on our records and representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during the fiscal year ended December 31, 2025.

EXECUTIVE COMPENSATION OF SMARTKEM

Summary Compensation Table

The following table shows the compensation awarded to or earned by our principal executive officer during the fiscal years ended December 31, 2025 and December 31, 2024, our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2025 and December 31, 2024, and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of December 31, 2025. The persons listed in the following table are referred to herein as the “named executive officers.”

				Stock	Option	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Total
Officer Name and Principal Position	Year	$	$	$	$	$	$
Ian Jenks	2025	414,000	150,000	—	314,116	28,713	906,829
Chief Executive Officer	2024	400,574	76,767	600	604,800	28,550	1,111,291
Barbra Keck	2025	360,150	99,041	—	139,536	21,001	619,728
Chief Financial Officer	2024	329,169	82,500	600	336,000	19,600	767,869
Simon Ogier, Ph.D.(4)	2025	186,525	32,962	—	100,176	41,586	361,249
Chief Technology Officer	2024	202,203	32,110	600	164,640	12,979	412,532
Jonathan Watkins(5)	2025	218,538	—	—	169,951	12,000	400,489
Chief Operating Officer	2024	—	—	—	—	—	—
(1)	The amounts reported represent the aggregate grant-date fair value of the stock awards awarded to the named executive officer, calculated in accordance with ASC 718.
(2)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer, calculated in accordance with ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions.

(3)	Represents our contributions to our workplace pension scheme, the 401(k) Plan (as defined below) and private healthcare insurance.
(4)	Dr. Ogier resigned as SmartKem’ s Chief Technology Officer on April 10, 2026.
(5)	Mr. Watkins resigned as SmartKem’s Chief Operating Officer on August 31, 2026.

In accordance with the U.K. Pensions Act 2008 (the “Pensions Act”), we have established a workplace pensions scheme available for all our employees in the UK, which is equivalent to a defined contribution plan. In accordance with the Pensions Act, all eligible employees are automatically enrolled upon joining our company unless they advise they wish to opt out. As defined by the Pensions Act, the current required contributions are 5% employee and 3% employer. We match employee contributions to a maximum of 6% of base salary. Contributions made by us vest immediately.

We sponsor a 401(k) savings plan (the “401(k) Plan”) for all eligible employees. Under the 401(k) Plan, we do make matching contributions into the 401(k) Plan including the annual required safe harbor match.

Employment and Change in Control Agreements

Ian Jenks Employment Agreement

We have entered into an employment agreement with Mr. Jenks (the “Jenks Employment Agreement”) dated as of February 23, 2021 (the “Commencement Time”) setting forth the terms and conditions of his employment and his expectations as our Chief Executive Officer and President. The Jenks Employment Agreement provides, among other things, for: (i) a term of three years beginning from the Commencement Time, subject to automatic renewal for successive one-year terms unless either party provides sixty (60) days’ prior written notice of its intent not to renew; (ii) an annual base salary of $300,000; (iii) eligibility for an annual bonus having a target of 30% of his then base salary; and (iv) in the event that Mr. Jenks’ employment is terminated without “cause” or he resigns “for good reason” (each as defined in the Jenks Employment Agreement), or his employment is terminated at the end of any term, as the result of our company providing notice of non-renewal, subject to execution and non-revocation of a release of claims in our favor, Mr. Jenks will be eligible for: (a) payments equal to six (6) months of Mr. Jenks’ base salary (at the rate in effect immediately prior to the date of termination), less applicable withholdings and authorized deductions, to be paid in equal installments in accordance with our customary payroll practices, (b) a pro-rata bonus for the year of termination and (c) in the event Mr. Jenks timely elects to continue his health insurance employee benefits pursuant to COBRA, monthly payments equal to the applicable COBRA costs for a period of six (6) months. Mr. Jenks is subject to non-compete and non-solicit provisions, which apply during the term of his employment and for a period of 12 months following termination of his employment for any reason. The Jenks Employment Agreement also contains customary confidentiality and assignment of inventions provisions. In September 2023, the compensation committee approved an increase to Mr. Jenks’ annual base salary to $400,000 from $300,000, effective September 1, 2023, and increased Mr. Jenks’ annual target bonus percentage to 50% of his base salary from 30% of his base salary.

On September 3, 2025, the Company and Mr. Jenks entered into an amendment (the “Amendment”) to the Employment Agreement, dated February 2, 2021, between the Company and Mr. Jenks (the “Employment Agreement”). The Amendment increases Mr. Jenks’s cash severance entitlement from six (6) months of base salary to twelve (12) months of base salary if his employment is terminated by the Company without “Cause” or if he resigns for “Good Reason,” as those terms are defined in the Employment Agreement. The Amendment was approved by the Compensation Committee on September 3, 2025.

Barbra Keck Employment Agreement

On March 29, 2023, we entered into an employment agreement with Ms. Keck (the “Keck Employment Agreement”) setting forth the terms and conditions of her employment and her expectations as Chief Financial Officer. The Keck Employment Agreement provides, among other things, for: (i) a term of three years beginning from December 14, 2022, the date of Ms. Keck’s appointment as Chief Financial Officer, subject to automatic renewal for successive one year terms unless either party provides sixty (60) days prior written notice of its intent not to renew; (ii) an annual base salary of $300,000 (subject to adjustment upwards to $350,000 in the board of directors’ discretion, but at the latest immediately upon the listing of the Company’s common stock on either The Nasdaq Stock Market or the NYSE American Exchange); (iii) eligibility for an annual bonus having a maximum of 40% of her then base salary; and (iv) in the event that Ms. Keck’s employment is terminated without “cause” or she resigns “for good reason” (each as defined in the Keck Employment Agreement), or her employment is terminated at the end of any term as the result of the Company providing notice of non-renewal, subject to execution and non-revocation of a release of claims in the Company’s favor, Ms. Keck will be eligible for: (a) payments equal to twelve (12) months of her base salary (at the rate in effect immediately prior to the date of termination), less applicable withholdings and authorized deductions, to be paid in equal installments in accordance with our customary payroll practices), (b) a pro-rata bonus for the year of termination and (c) in the event Ms. Keck timely elects to continue any health insurance employee benefits pursuant to COBRA, monthly payments equal to the applicable COBRA costs for a period of six (6) months. Ms. Keck is subject to non-compete and non-solicit provisions, which apply during the term of her employment and for a period of twelve (12) months following termination of her employment for any reason. The Keck Employment Agreement also contains customary confidentiality and assignment of inventions provisions. Effective on May 31, 2024, the date the Company’s common stock became listed on Nasdaq, Ms. Keck’s salary was increased to $350,000.

One-Time Bonuses

On February 28, 2025, the compensation committee approved one-time bonuses to Mr. Jenks and Ms. Keck in amounts equal to $150,000 and $99,041 respectively.

Retention Bonuses

On September 4, 2026, the Compensation Committee of SmartKem recommended, and on September 16, 2026, the SmartKem Board approved, a transaction retention bonus plan for SmartKem’s Chief Executive Officer, Chief Financial Officer, and independent directors.

The transaction retention bonus plan is structured to promote retention and incentivize efforts through the consummation of the Business Combination.

The aggregate amount of the retention bonuses is up to $750,000. Half of the retention amount (Tranche 1) became payable upon approval of the transaction retention bonus plan by the Board of Directors, and the balance (Tranche 2) will become payable upon the effectiveness of this proxy statement/prospectus. The retention amounts are subject to a 100% clawback for any recipient who resigns before the earlier of the closing of the Business Combination or June 30, 2027.

The retention amount for each recipient is as follows:

Recipient	Retention Bonus	Tranche 1	Tranche 2
Ian Jenks, Chief Executive Officer	$200,000	$100,000	$100,000
Barbra Keck, Chief Financial Officer	$150,000	$75,000	$75,000
Steven DenBaars, Independent Director	$100,000	$50,000	$50,000
Melisa Denis, Independent Director	$100,000	$50,000	$50,000
Klaas de Boer, Independent Director	$100,000	$50,000	$50,000
Sri Peruvemba, Independent Director	$100,000	$50,000	$50,000

Non-Plan Grants

Subject to the approval of Proposal 5 (the Non-Plan Grant Proposal) by the SmartKem Stockholders and by the Compensation Committee of the Post-Closing Company, and conditioned upon the Closing of the Business Combination, the following equity awards have been proposed for certain officers and directors of the Post-Closing Company, which equity awards are not subject to the Incentive Plan. See “Proposal 5 — The Non-Plan Grant Proposal” for more detailed discussion.

Recipient	Role with Post-Closing Company	Proposed Award
Terrence P. Duffy	Chairman and Chief Executive Officer	● Option to purchase 2,000,000 shares of the common stock of the Post-Closing Company ● 2,000,000 Restricted Stock Units (RSUs) of the Post-Closing Company
Allen J. Palmiere	Executive Director and Chief Operating Officer	● Option to purchase 1,500,000 shares of the common stock of the Post-Closing Company ● 1,500,000 Restricted Stock Units (RSUs) of the Post-Closing Company
Barbra C. Keck	Chief Financial Officer	● Option to purchase 1,000,000 shares of the common stock of the Post-Closing Company ● 1,000,000 Restricted Stock Units (RSUs) of the Post-Closing Company
Ian Jenks	Director	● Option to purchase 1,000,000 shares of the common stock of the Post-Closing Company ● 1,000,000 Restricted Stock Units (RSUs) of the Post-Closing Company

Outstanding Equity Awards as of December 31, 2025

The following table presents information regarding the outstanding options held by each of our named executive officers as of December 31, 2025.

			Option Awards
			Number of Securities Underlying		Option	Option
			Unexercised Options (#)		Exercise	Expiration
Name	Grant Date	Type	Exercisable	Unexercisable	Price ($)	Date(1)
Ian Jenks	03/31/2021	ISO	341	—	$3,500.00	03/30/2031
	08/07/2022	ISO	73	12	$35.00	08/06/2032
	06/14/2024	ISO	320	—	$325	06/14/2034
	06/14/2024	ISO	2,062	1,273	$325	06/14/2034
	04/15/2025	ISO	1,419	1,987	$125	04/14/2035
	09/03/2025	NQSO	1,000	2,200	$58,000	09/02/2035
Barbra Keck	03/31/2021	NQSO	10	—	$3,500.00	03/30/2031
	08/07/2022	NQSO	2	1	$3,500.00	08/06/2032
	12/14/2022	NQSO	192	64	$325.00	12/13/2032
	06/14/2024	ISO	1,250	750	$125.50	06/14/2034
	04/15/2025	ISO	630	882	$58.00	04/14/2035
	09/03/2025	NQSO	44	977	$977	09/02/2035
Simon Ogier, Ph.D.(2)	03/31/2021	NQSO	106	—	$3,500.00	03/31/2031
	07/08/2022	NQSO	21	3	$3,500.00	07/08/2032
	06/14/2024	NQSO	612	367	$325.00	06/14/2034
	04/15/2025	NQSO	647	905	$125.50	04/14/2035
Jonathan Watkins(3)	04/15/2025	NQSO	1,091	1,537	$125.50	04/14/2035
(1)	The expiration date shown is the normal expiration date and the latest date that options may be exercised subject to certain extraordinary events.
(2)	Dr. Ogier resigned as SmartKem’s Chief Technology Officer on April 10, 2026.
(3)	Mr. Watkins resigned as SmartKem’s Chief Operating Officer on August 31, 2026.

Director Compensation

The following table sets forth information concerning the compensation paid to our directors during 2025.

		Cash	Stock	Stock Option
		Compensation(5)	Awards	Awards	Total
Director Name	Year	$	$	$	$
Klaas de Boer(1)	2025	55,000	—	44,105	99,105
Steven DenBaars(2)	2025	55,000	—	44,105	99,105
Sri Peruvemba(3)	2025	55,000	—	44,105	99,105
Melisa Denis(4)	2025	60,000	—	44,105	104,105

(1)The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2025 held by Mr. de Boer was 1,342.

(2)The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2025 held by Mr. DenBaars was 1,338.

(3)The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2025 held by Mr. Peruvemba was 1,366.

(4)The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2025 held by Ms. Denis was 1,328.

(5)All directors were paid for the first quarter of 2025; the remaining three quarters have been accrued.

Non-Employee Director Compensation

On March 31, 2021, the board of directors, upon recommendation of the Compensation Committee, adopted a non-employee director compensation policy (the “Policy”), pursuant to which each non-employee employee director is entitled to receive an annual cash retainer of $36,000. On July 31, 2024, the Board approved (i) an increase to the annual cash retainer to $55,000 and (ii) an annual $5,000 cash retainer to the Audit Committee chairperson. In addition, each non-employee director was initially granted options to purchase 360 shares of common stock, which will vest 25% on the one-year anniversary of the grant date and the remainder in equal monthly installments over three years and is entitled in each subsequent year to receive options to purchase 120 shares of common stock, which will vest on the one-year anniversary of the grant date. All equity awards granted pursuant to the Policy are subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and/or the UK Tax-Advantaged Sub-Plan.

Policies and Practices Related to the Timing of Grants of Certain Equity Awards

Equity grants to new employees and directors may be made at the board of directors meeting following their hiring or appointment. To the extent that we make equity grants to existing employees or directors, we typically have done so at board meetings at which officer bonuses are also determined. We do not have a practice of granting equity awards annually. We do not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information about the company based on equity award grant dates.

MANAGEMENT OF POST-CLOSING COMPANY FOLLOWING THE BUSINESS COMBINATION

Pursuant to the Business Combination Agreement, the Board of Directors of the Post-Closing Company is expected to consist of seven (7) directors immediately following the closing, six (6) of whom shall be designated by Ferrox and one (1) of whom shall be designated by SmartKem, provided that at least four (4) of such directors shall qualify as “Independent Directors” under applicable Nasdaq requirements.

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and officers following the completion of the Business Combination.

Name	Age	Position
Terrence P. Duffy	62	Chairman and Chief Executive Officer
Allen J. Palmiere	73	Executive Director and Chief Operating Officer
Barbra C. Keck	49	Chief Financial Officer
David K. Sims	66	Independent Director
Ian Jenks	71	Director
Dana Williams	60	Independent Director and Chair of Audit Committee
Michael Young	49	Independent Director
Dr. Michael Seeger	57	Independent Director

The biographical information concerning the executive officers and directors is set forth below as of the date of this proxy statement/prospectus.

Officers, Directors and Key Employees

Terrence P. Duffy, Chairman and Chief Executive Officer. Mr. Terrence P. Duffy, 62, has served as Chairman and Chief Executive Officer of Ferrox since January 2012. Mr. Duffy has more than 30 years of experience in capital markets, investment management, private equity and mining-related corporate advisory. In 1993, Mr. Duffy founded Lionhart Investments Ltd. in London, United Kingdom, an early hedge fund advisory firm focused on alternative investment strategies. Lionhart subsequently expanded into private equity and corporate advisory activities, with a focus on natural resources and mining companies. Through Lionhart, Mr. Duffy advised and supported the development and public market positioning of mining companies, including Petra Diamonds and Eastern Platinum. Earlier in his career, Mr. Duffy served as Head Trader, Global Equity Derivatives at First Interstate Capital Markets. Mr. Duffy holds a Bachelor of Science in Mathematics and Computer Science from Purdue University. Mr. Duffy is an employee of Lionhart (Canada) Ltd. and will serve as the Chairman and Chief Executive Officer of the Post-Closing Company on a full-time basis pursuant to the Services Agreement.

Allen J. Palmiere, Executive Director and Chief Operating Officer. Mr. Allen J. Palmiere, 73, has more than 35 years of experience in the mining industry in both financial and operational roles, with international experience including South Africa, Central America, Guyana, Brazil, and ten years in China. His areas of practice include operations, executive management, debt and equity financing, and mergers and acquisitions. Mr. Palmiere’s previous executive positions include Chief Executive Officer and Director of Gold Resource Corp. (NASDAQ: GORO); Chairman and Chief Executive Officer of HudBay Minerals Inc. (TSX: HBM); Executive Chairman of Barplats Investments Limited; President and Chief Executive Officer of Breakwater Resources Ltd.; President and Chief Executive Officer of Adriana Resources Inc.; President and Chief Executive Officer of Silk Road Resources Ltd.; and Vice President and Chief Financial Officer of Zemex Corporation. He has also served as a director of a number of public companies. Mr. Palmiere is a CPA, CA and holds a Bachelor of Commerce from the University of British Columbia. Mr. Palmiere is an employee of Lionhart (Canada) Ltd. and will serve as an Executive Director and the Chief Operating Officer of the Post-Closing Company on a full-time basis pursuant to the Services Agreement.

Barbra C. Keck, Chief Financial Officer. Ms. Keck has served as the Chief Financial Officer of SmartKem since December 2022 and served as a member of SmartKem’s board of directors from February 2021 to November 2022. From February 2021 to December 2022, Ms. Keck served as the chief financial officer of Deverra Therapeutics, Inc., a developer of cell therapies. From January 2009 until May 2020, she held positions of increasing responsibility at Delcath Systems, Inc., an interventional oncology company, starting as controller and ultimately becoming a senior vice president in March 2015 and chief financial officer in February 2017. Ms. Keck received an M.B.A. in Accountancy from Baruch College and a Bachelor of Music in Music Education from the University of Dayton.

David K. Sims, Independent Director. Mr. David K. Sims, 66, has been a director of Ferrox since October 2013. Mr. Sims is the sole Director of Sentinel International Management SA, based in Anguilla, BWI. He founded the firm in 1997 as part of the Beacon Group of Companies, licensed in the British Virgin Islands. From 1997 to 2018, the Group provided director and administration services to alternative investment funds and other entities and now provides consulting services. Mr. Sims has more than 35 years of experience in offshore financial services, including the structuring and administration of investment vehicles domiciled primarily in the British Virgin Islands and the Cayman Islands and provision of fiduciary services to clients. He currently serves as a director of several international investment funds and insurance companies. Earlier in his career, he held senior positions with Citco Fund Services and Cito (BVI) Ltd. Mr. Sims holds a Bachelor of Commerce (Hons) in Taxation and CTA from the University of Cape Town.

Ian Jenks, Director. Mr. Jenks has served as the Chief Executive Officer and President of SmartKem since December 2017 and as a member of SmartKem’s board of directors since February 2021. Mr. Jenks has more than 30 years of board-level experience in the industrial technology industry and has served as chief executive officer of companies operating in the United States and Europe. Mr. Jenks founded and since August 2010 has acted as the chief executive officer of Ian Jenks Limited, a consulting company providing consulting services to companies in the industrial technology industry. Mr. Jenks’s past directorships include Techstep ASA, a provider of managed mobile services in the Nordics, Paysafe plc., an international provider of payment processing services, and Brady plc, a provider of commodity trading software. Mr. Jenks has also served and continues to serve as a director of a number of private companies. Mr. Jenks received a B.Sc. in Aeronautical Engineering from Bristol University

Dana Williams, Independent Director and Chair of Audit Committee. Ms. Williams is a finance professional and mining engineer with executive and board experience. Since 2016, she has operated Dana Williams Accounting & Consulting Ltd., providing board, chief executive officer, chief financial officer and chief operating officer services. From 2021 to 2022, she served as an independent director of Great Panther Mining, including service as chair of its audit committee. Her other experience includes providing chief financial officer services through BDO CFO for Hire, serving as chief financial officer and chief operating officer of Ecora Engineering & Development, and serving as chief executive officer of the Toronto Police Fund. From 2012 to 2016, Ms. Williams was chief operating officer of Steadfast in Sydney, where she was part of the executive team that led its initial public offering and served on the boards of 15 subsidiaries. From 2008 to 2012, she served in chief financial officer roles with HUB International/Worldwide Broker Network, with responsibilities that included accounting, treasury, risk management, strategic planning and acquisition integration. From 2005 to 2007, Ms. Williams was controller of RAM Reinsurance, where she participated in its Nasdaq initial public offering and implemented Sarbanes-Oxley controls. Her earlier roles included vice president at Marsh, senior manager at Deloitte, and senior design engineer and production supervisor at Westmin Resources. Ms. Williams holds a Bachelor of Engineering in Mining from McGill University and a Master of Business Administration. She is a U.S. Certified Public Accountant.

Michael Young, Independent Director. Mr. Young is a founding partner of Cottingham Capital, an investment company focused on real estate and technology investment, where he has served as Managing Partner since its inception in January 2017. Prior to January 2017, Mr. Young served as the Managing Director and Co-Head of Trading of GMP Securities, L.P., a Canadian investment bank. Mr. Young currently serves on the board of directors of SRX Global Inc., a NYSE American-listed company, where he has served since 2019. Mr. Young has previously served on the boards of Aerues Inc., an anti-microbial copper coating technology company, XIB I Capital Corp., a capital pool company, Nuuvera Corp. and ICC Labs. Mr. Young holds a diploma in Finance from George Brown College. Mr. Young’s qualifications include his extensive senior level executive management and trading experience in the Canadian and U.S. capital markets and his experience on other public company boards of directors.

Dr. Michael Seeger, Independent Director. Dr. Michael Seeger is an internationally experienced mining executive, mining engineer and project finance specialist with more than 30 years of leadership experience spanning mine development, operations, project financing and corporate strategy across Europe, Africa, Australia and the Americas. His career combines practical mine-building experience with extensive commercial and financing expertise, and he has participated in mining projects from greenfield concept through construction and commercial production. Dr. Seeger began his mining career with Iscor Mining in South Africa, gaining operational experience across coal, iron ore and deep-level underground and gold and platinum mining. He subsequently served as a Project Mining Engineer within the team developing the Hillendale titanium operation through implementation into production. He later led international mine and smelter performance-improvement programs for major mining and metals companies including Newmont, AngloGold Ashanti, RAG and VALCO Aluminum. He also founded and managed an open-cast mining contractor serving Anglo American and was a co-founder of the coal project portfolio that evolved into ASX-listed Universal Coal plc. He is the Founder and Managing Director of MX Mining Capital Partners GmbH, a German-based mining advisory and project finance firm specializing in the financing and development of critical minerals projects. His current work spans copper, titanium, vanadium, graphite, tungsten, fluorspar, scandium and other strategic minerals, working with mining companies, strategic investors, commercial banks, development finance institutions and export credit agencies. Dr. Seeger holds a PhD, MSc Eng in Mineral Economics and BSc Eng in Mining Engineering from the University of the Witwatersrand, South Africa. He is the author of Mining Capital: Methods, Best-Practices and Case Studies for Financing Mining Projects (Springer Nature, 2019) and Mining Capital: Capital Architecture and the Financing of Mining Projects (Second Edition, 2026).

EXECUTIVE COMPENSATION — POST-CLOSING COMPANY

Compensation Tables and Narratives

Summary Compensation Table

The following table presents the compensation awarded to or earned by Terrence P. Duffy, our Chairman and Chief Executive Officer, during the fiscal year ended December 31, 2025. Ferrox had no Chief Financial Officer during 2025. Allen J. Palmiere was not a Ferrox employee or director during 2025, and David K. Sims was not an executive officer for SEC disclosure purposes; neither is included in the 2025 executive compensation schedule.

Change in
Pension
Value and
Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(a)	($)	($)	($)	($)	($)(b)
Terrence P. Duffy, Chairman & Chief Executive Officer	2025	$0	$0	$0	$0*	$0*	$0*	$0	$0

Totals in the above table may not equal the summation of the columns due to rounding to the nearest dollar. * $0 is used only where the currently available financial-statement record does not identify an option award, non-equity incentive plan payment, or pension/deferred-compensation amount; legal and accounting confirmation is still required.

(a)	The audited 2025 financial statements report $4,491,083 of non-cash professional fees associated with common shares issued to service providers, plus $290,776 of share-based financing costs. The portion, if any, reportable as compensation to each named executive officer must be allocated and confirmed before filing.
(b)	Ferrox had no Chief Financial Officer during fiscal 2025. David K. Sims was not an executive officer for SEC disclosure purposes, and Allen J. Palmiere was appointed Chief Operating Officer effective April 1, 2026; neither is included in the 2025 schedule.

Ferrox Employment Agreements

Terrence P. Duffy Employment Agreement

Effective November 1, 2026, Lionhart (Canada) Ltd. entered into an employment agreement with Mr. Duffy pursuant to which he serves as Chairman and Chief Executive Officer of Lionhart (Canada) Ltd. and, pursuant to an existing services agreement (which will be terminated and replaced with the Services Agreement at the Closing) between Lionhart (Canada) Ltd. and Ferrox, of Ferrox. The agreement supersedes Mr. Duffy’s prior employment agreement with Lionhart (Canada) Ltd., effective April 1, 2026 and has an indefinite term. The agreement provides for an initial annual base salary of $475,000. Mr. Duffy is eligible for an annual short-term incentive opportunity with a target equal to 100% of his base salary, with the potential to earn a higher amount if he materially exceeds his targets, and a discretionary annual long-term equity incentive opportunity of $900,000, which may consist of stock options, compensation recoupment (clawback) policies. The targets to which these bonuses are subject will be set annually by the Compensation Committee of the Post-Closing Company. Mr. Duffy may resign upon eight weeks’ notice. The employer may terminate Mr. Duffy’s employment for just cause without notice or pay in lieu of notice. Upon a termination without cause or a resignation for good reason, Mr. Duffy is generally entitled to a lump-sum severance payment equal to 24 months of base salary and a prorated bonus, together with continued benefits for the 24-month severance period. If such a termination or resignation occurs within 12 months following, or in connection with an impending, change in control, Mr. Duffy is entitled to 24 months of severance and benefits, accelerated vesting of unvested options and restricted stock units (“RSUs”) and an extended option exercise period of up to 24 months following termination. The agreement contains full-time service and no-other-employment covenants applicable during the term, continuing confidentiality and work-product obligations and 12-month post-employment covenants not to solicit employees or consultants of Lionhart (Canada) Ltd. or Ferrox.

The agreement also provides that Mr. Duffy will receive an initial grant under a Ferrox equity incentive plan of options to purchase 2,000,000 shares of Post-Closing Company Common Stock at an exercise price set as of the grant date. The options will vest on the grant date and be exercisable for five years. In addition to these options, Mr. Duffy is entitled to receive an award of 2,000,000 RSUs in respect of Post-Closing Company Common Stock, subject to the approval of the Compensation Committee of the Post-Closing Company and the execution of definitive equity-award documentation, of which 1,000,000 RSUs will vest 180 days following the Merger and the remaining 1,000,000 RSUs will vest 360 days following the Merger. See “Proposal 5 – The Non-Plan Grant Proposal” for additional discussion.

Mr. Duffy will serve as the Chairman and Chief Executive Officer of the Post-Closing Company on a full-time basis pursuant to the Services Agreement, as described below.

Allen J. Palmiere Employment Agreement

Effective November 1, 2026, Lionhart (Canada) Ltd. entered into an employment agreement with Mr. Palmiere under which he serves as Chief Operating Officer for Lionhart (Canada) Ltd. and, under an existing services agreement (which will be terminated and replaced with the Services Agreement at the Closing) between Lionhart (Canada) Ltd. and Ferrox, for Ferrox. The agreement supersedes Mr. Palmiere’s prior employment agreement with Lionhart (Canada) Ltd., effective April 1, 2026, and has an indefinite term. The agreement provides for an initial annual base salary of $350,000. He is eligible for an annual short-term incentive opportunity with a target of 100% of salary, with the potential to earn a higher amount if he materially exceeds his targets, and a discretionary long-term equity incentive opportunity of $750,000 per year, which may consist of stock options, deferred share units, RSUs or other long-term equity performance instruments. Bonuses are subject to Ferrox’s compensation recoupment (clawback) policies. The targets to which these bonuses are subject will be set annually by the Compensation Committee of the Post-Closing Company. Mr. Palmiere may resign on eight weeks’ notice. The employer may terminate for just cause without notice or pay in lieu; without cause, the agreement provides for a lump-sum severance payment based on 24 months of salary and prorated bonus, together with continuation of benefits for the 24-month severance period. Resignation for good reason generally carries the same severance. If termination without cause or resignation for good reason occurs within 12 months after, or in connection with an impending, change in control, the agreement provides for 24 months of severance and benefits, acceleration of unvested options and RSUs, and an extended option exercise period of up to 24 months following termination. The agreement includes full-time-service and no-other-employment restrictions during the term, continuing confidentiality and work-product obligations, and 12-month post-employment non-solicitation restrictions relating to employees and consultants of Lionhart (Canada) Ltd. and Ferrox.

The agreement also provides that Mr. Palmiere will receive an initial grant under a Ferrox equity incentive plan of options to purchase 1,500,000 shares of Post-Closing Company Common Stock at an exercise price set as of the grant date. The options will vest on the grant date and be exercisable for five years. In addition to these options, Mr. Palmiere is entitled to receive an award of 1,500,000 RSUs in respect of Post-Closing Company Common Stock, subject to the approval of the Compensation Committee of the Post-Closing Company and the execution of definitive equity-award documentation, of which 750,000 RSUs will vest 180 days following the Merger and the remaining 750,000 RSUs will vest 360 days following the Merger. See “Proposal 5 – The Non-Plan Grant Proposal” for additional discussion.

Mr. Palmiere will serve as an Executive Director and the Chief Operating Officer of the Post-Closing Company on a full-time basis pursuant to the Services Agreement, as described below.

The agreements, as amended, do not contain a separate post-employment non-competition covenant. The post-employment restrictive covenants consist of the continuing confidentiality and work-product obligations and the 12-month non-solicitation restrictions described above.

Services Agreement

At the Closing, the Post-Closing Company and Lionhart (Canada) Ltd. will enter into a Services Agreement which will govern the services that Mr. Duffy and Mr. Palmiere will provide to the Combined Company in their capacities as the Chairman and Chief Executive Officer, and Executive Director and Chief Operating Officer, respectively, of the Post-Closing Company. Mr. Duffy and Mr. Palmiere will serve in such capacities for the Post-Closing Company on a full-time basis.

The principal terms of the Services Agreement are as follows. The Post-Closing Company and Lionhart (Canada) Ltd. will enter into the Services Agreement at the Closing, upon which the existing services agreement between Lionhart (Canada) Ltd. and Ferrox will automatically terminate. Pursuant to the Services Agreement, Lionhart (Canada) Ltd. will provide operational management services to the Post-Closing Company, including the services of Mr. Duffy and Mr. Palmiere on a full-time basis as the Post-Closing Company’s Chairman/Chief Executive Officer and Executive Director/Chief Operating Officer, respectively; provided that all cash, debt and financial management functions, including the administration of the Post-Closing Company’s bank accounts, will remain under the purview of the Post-Closing Company’s Chief Financial Officer. The services provided by Lionhart (Canada) Ltd. will be exclusive to the Post-Closing Company. In consideration for the services, Lionhart (Canada) Ltd. will invoice the Post-Closing Company monthly for the out-of-pocket costs incurred in providing the services during the preceding month, including the applicable salaries, benefits and other reasonable expenses, subject to a maximum monthly fee of US$140,000. The Services Agreement will have an initial one-year term and will automatically renew for successive one-year periods unless either party provides notice of non-renewal at least 60 days prior to the expiration of the then-current term; provided, however, that the Services Agreement will automatically terminate if Mr. Duffy ceases to provide services as the Post-Closing Company’s Chief Executive Officer, including as a result of termination by the Post-Closing Company’s Board of Directors. The Services Agreement will also contain customary confidentiality provisions, subject to applicable law, customary non- competition and non-solicitation provisions, and customary provisions regarding the assignment of intellectual property and work made for hire. The Services Agreement will be governed by Delaware law and provide for jurisdiction in Delaware.

DESCRIPTION OF THE POST-CLOSING COMPANY SECURITIES

The following is a summary of information concerning capital stock of SmartKem and certain provisions of SmartKem’s Certificate of Incorporation and Bylaws currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”), as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Certificate of Incorporation, Bylaws and the applicable portions of the DGCL carefully.

General

We have authorized capital stock consisting of 5,000,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our Certificate of Incorporation and our Bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding convertible preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preferred Stock

We currently have 10,000,000 shares of preferred stock authorized and available for issuance in one or more series. Our board of directors has the authority, without further action by the stockholders to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. Currently 31,412 shares have been designated as Series A Convertible Preferred Stock, stated value $1,000 per share (the “Series A Preferred Stock”) and 29,531.5 shares of Series A Preferred Stock are currently outstanding.

Series A Preferred Stock

Voting Rights

Holders of Series A Preferred Stock have no voting power except as required by the Delaware General Corporation Law or as set forth in the Certificate of Designations with respect to certain protective matters requiring the consent of the Required Holders.

Conversion

Each share of Series A Preferred Stock is convertible at any time at the option of the holder into shares of Common Stock at a conversion rate determined by dividing the conversion amount by the conversion price of $0.5812 per share, with alternate conversion options available following stockholder approval (at 90% of the lowest VWAP during the five preceding trading days) or upon a triggering event (at 80% of such VWAP, with the conversion amount subject to a required premium of 125%), in each case subject to a 4.99% beneficial ownership limitation (adjustable to 9.99% upon 61 days’ prior written notice).

Dividends

Dividends are payable when and as declared by the Board of Directors in its sole discretion, in cash, securities or other assets, on the stated value of each share, provided that upon the occurrence and continuance of a triggering event, default dividends accrue at a rate of 15.0% per annum.

Ranking

The Series A Preferred Stock ranks senior to the Common Stock and all other junior capital stock with respect to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Liquidation

Upon a liquidation event, holders of Series A Preferred Stock are entitled to receive, before any payment to holders of junior stock, an amount per share equal to the sum of (i) the Black-Scholes value of the outstanding portion of all Warrants held by such holder and (ii) the greater of (A) 125% of the applicable conversion amount and (B) the amount per share such holder would receive upon conversion immediately prior to such event.

Warrants

SmartKem currently has outstanding 935,278 warrants to purchase SmartKem Common Stock, including 867,249 warrants to purchase SmartKem Common Stock which were issued to holders of the Series A Preferred Stock in connection with SmartKem’s Series A Preferred Stock financing, which had its initial closing in March 2026 and additional closings in June and July 2026 (the “Warrants”). The terms of the Warrants are described below.

Cashless Exercise

The Warrants provide for cashless exercise in the event a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Warrants is not effective.

Beneficial Ownership Limitation

The exercise of the Warrants is subject to a beneficial ownership limitation of 4.99% of the outstanding shares of Common Stock (adjustable to 9.99% upon 61 days’ prior written notice by the holder).

Anti-Dilution and Price Adjustments

The exercise price of the Warrants is subject to customary adjustments for stock dividends, stock splits and similar transactions, as well as full ratchet anti-dilution protection upon the issuance of shares of Common Stock or Common Stock equivalents (other than certain excluded securities) at a price per share below the then-effective exercise price. The exercise price is also subject to adjustment upon certain stock combination events and is subject to periodic adjustment to the market price of the Common Stock for a period of 180 calendar days.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of Delaware law and certain provisions included in our Certificate of Incorporation and in our Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our Certificate of Incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences, or relative, participating, optional, and other special rights, if any, and any qualifications, limitations, or restrictions, of the shares of such series.

Removal of Directors

Our Certificate of Incorporation provides that stockholders may only remove a director for cause.

Director Vacancies

Our Certificate of Incorporation authorizes only our board of directors to fill vacant directorships.

No Cumulative Voting

Our Certificate of Incorporation does not provide stockholders with the right to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our Certificate of Incorporation and Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the chairperson of our board of directors, the chief executive officer, or our board of directors.

Advance Notice Procedures for Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices before notice of the meeting is issued by our secretary, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Action by Written Consent

Our Certificate of Incorporation and Bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amending our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that the affirmative vote of at least 66⅔% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class, is required to amend certain provisions of our Certificate of Incorporation.

Our Bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least 66⅔% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class. Additionally, our Certificate of Incorporation provides that our bylaws may be amended, altered or repealed by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of any exchange upon which our common stock may become listed, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Jurisdiction

Our Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware, is the exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) (A) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Although our Certificate of Incorporation contains the exclusive forum provisions described above, it is possible that a court could find that such provision is inapplicable for a particular claim or action or that such provision is unenforceable, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.

Listing

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “SMTK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial ownership of SmartKem securities

Securities Authorized for Issuance Under SmartKem Equity Compensation Plans

General

The 2021 Equity Incentive Plan (the “2021 Plan”) was approved by our board of directors and stockholders on February 23, 2021. The general purpose of the 2021 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors, and consultants, and to promote the success of our business.

The following table provides information with respect to our compensation plans under which equity compensation was authorized as of December 31, 2025.

Number of securities remaining
	Number of securities to	Weighted average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected in
Plan category	warrants and rights (a)	warrants and rights (b)	column a) (c)
Equity compensation plans approved by security holders(1)(2)(3)	32,862	$295.50	4
Equity compensation plans not approved by security holders	—	$—	—
Total	32,862	$295.50	4
(1)	The amounts shown in this row include securities under the 2021 Plan.
(2)	In accordance with the “evergreen” provision in our 2021 Plan, an additional 1,300 shares were automatically made available for issuance on the first day of 2025, which represents the maximum number of shares that can be added to the plan as a result of the evergreen provision.
(3)	An additional 16,000 shares were approved at the Annual Meeting of Stockholders on May 28, 2025.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 9, 2026, by:

●	each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, and subject to applicable community property laws, we believe, based on the information furnished to us, the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The percentage of beneficial ownership is based on 3,640,121 shares of our common stock outstanding as of November 9, 2026. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of our common stock as to which such person or entity has the right to acquire within 60 days of November 9, 2026, through the exercise of any option or other right. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner named below is c/o SmartKem, Inc., 3 Germay Drive, Unit 4 #1029, Wilmington, DE, 19804.

	Shares	Percentage
	Beneficially	Beneficially
Name of Beneficial Owner	Owned (#)	Owned (%)
Executive Officers and Directors:
Ian Jenks(1)	7,982	*
Barbra Keck(2)	3,859	*
Klaas de Boer(3)	1,290	*
Steven DenBaars(4)	957	*
Sri Peruvemba(5)	969	*
Melisa Denis(6)	932	*
All directors and current executive officers as a group:	15,989	0.3%

* Less than 1%

(1)	Includes 211 shares of our common stock held and options to acquire 7,771 shares of our common stock exercisable within 60 days of November 9, 2026.
(2)	Includes 2 shares of our common stock held and options to acquire 3,857 shares of our common stock exercisable within 60 days of November 9, 2026.
(3)

Includes (i) 230 shares of our common stock held by Mr. de Boer’s spouse in our private placement that closed in February 2021, (ii) options to acquire 943 shares of our common stock exercisable within 60 days of November 9, 2026, (iii) 115 shares of common stock issuable upon exercise of certain warrants held by Mr. de Boer’s spouse and (iv) 2 shares of common stock held by Mr. de Boer.

(4)	Includes 17 shares of our common stock held and options to acquire 940 shares of our common stock exercisable within 60 days of November 9, 2026.
(5)	Includes 2 shares of our common stock held and options to acquire 967 shares of our common stock exercisable within 60 days of November 9, 2026.
(6)	Includes 2 shares of our common stock held and options to acquire 930 shares of our common stock exercisable within 60 days of November 9, 2026.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SmartKem

The following is a description of transactions since January 1, 2025, and each currently proposed transaction in which:

●	The Company (“we”) has been or is to be a participant;
●	the amount involved exceeded or will exceed the lesser of $120,000 or 1% of our total assets at year-end for our last two completed fiscal years; and
●	any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.”

2026 Debt Conversion Agreement

On February 5, 2026, we entered into a debt conversion agreement with SmartKem Limited, a wholly owned subsidiary of the Company, and a creditor (the “Creditor”), pursuant to which we agreed to issue to the Creditor (i) 7,702 shares of the Company’s common stock, par value $0.0001 per share, at an ascribed price of $2.75 per share and (ii) pre-funded warrants to purchase 6,965 shares of Common Stock in satisfaction of approximately $2,016,821 owed to the Creditor by SmartKem Limited.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firms, corporations or other entities in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest (collectively “related parties”), are not permitted to enter into a transaction with us without the prior consent of our board of directors acting through the Audit Committee or, in certain circumstances, the chairman of the Audit Committee. Any request for us to enter into a transaction with a related party, in which the amount involved exceeds $100,000 and such related party would have a direct or indirect interest must first be presented to our Audit Committee, or in certain circumstances the chairman of our Audit Committee, for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee, or the chairman of our Audit Committee, is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the benefits to us, the availability of other sources of comparable products or services and the extent of the related party’s interest in the transaction.

Director Independence

Pursuant to the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under such rules, our board of directors has determined that all current members of the board of directors are independent, except Mr. Jenks. Mr. Jenks is not an independent director under these rules because he is an executive officer of the Company. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors and executive officers.

Ferrox

The following is a description of transactions since January 1, 2025 involving any director, executive officer or holder of 10% or more of Ferrox’s shares. The amounts of the loans and other obligations presented in this section are their contracted amounts and have not been adjusted to fair value.

Transactions with Marta Miraglia

Marta Miraglia represents Coral Bay Capital Ltd., a corporate director of Ferrox. On August 31, 2026, Ferrox issued 300,000 new Ferrox Common Shares to Marta Miraglia. As of September 30, 2026, Marta Miraglia held 1,550,000 Ferrox Common Shares directly and had a total direct and indirect interest of 11,132,314 Ferrox Common Shares, representing approximately 8.0% of the shares in issue, as described below under “Transactions with Talon Management Limited and Photon Global Ltd.”

Transactions with Talon Management Limited and Photon Global Ltd.

Talon Management Limited (“Talon”) is a company incorporated in the Cayman Islands. Terrence P. Duffy, a director of Ferrox, and Marta Miraglia, who represents Coral Bay Capital Ltd., a corporate director of Ferrox, are directors of Talon. Talon is a related person of Ferrox because of these common directorships and because Talon has been a long-standing lender to Ferrox and its subsidiaries and formerly provided services to Ferrox under a services agreement. As of September 30, 2026, Talon held 4,678,565 Ferrox Common Shares. Photon Global Ltd. (“Photon”), another entity related to Ferrox, held 4,903,749 Ferrox Common Shares. Marta Miraglia’s indirect interest in Ferrox includes the shares held by both Talon and Photon. In addition, Marta Miraglia directly holds 1,550,000 Ferrox Common Shares. Marta Miraglia’s total direct and indirect interest is 11,132,314 Ferrox Common Shares, representing approximately 8.0% of the shares in issue, consisting of 1,550,000 shares held directly, 4,678,565 shares held by Talon and 4,903,749 shares held by Photon.

Talon either lent monies to Ferrox directly or acquired, by assignment, loans and other amounts that Ferrox and its subsidiaries owed to other lenders and creditors. Between June 10, 2026 and July 1, 2026, Ferrox settled all of these obligations in full. Ferrox issued a total of 7,156,121 Ferrox Common Shares to Talon at a total deemed value of approximately $7,195,319, and paid a total of $986,327 in cash to settle all loans and accrued liabilities. Each of the loan settlements is documented in a Deed of Release and Indemnity between Talon and Ferrox, under which Talon released Ferrox and its subsidiaries, Kilvarock Limited and Tivani (Pty) Limited, from all claims relating to the settled obligations.

Credit Facility

On September 15, 2014, Ferrox entered into a Credit Facility Agreement with Talon, under which Talon agreed to lend Ferrox up to $3,000,000. The parties extended the maturity date to December 31, 2025 in a First Extension Agreement dated December 31, 2019, and to December 31, 2026 in a Second Extension Agreement dated December 31, 2025. As of June 30, 2026, Ferrox owed $1,344,301.72 of principal and accrued interest under the facility. On July 1, 2026, Ferrox repaid $853,979 in cash. Ferrox settled the remaining $490,322.72 (including principal and interest) by issuing 490,323 Ferrox Common Shares to Talon, at a deemed issue price of $1.00 per share, on June 30, 2026. No prepayment penalty was payable. The facility was fully discharged under a Deed of Release and Indemnity effective July 1, 2026.

Former KT24 Holdings bridge loan

Ferrox borrowed under a bridge loan facility from KT24 Holdings Ltd. (“KT24”). Under a share purchase agreement dated April 29, 2016, KT24 assigned all of its rights under the loan to Talon. On June 10, 2026, Ferrox issued 1,382,827 Ferrox Common Shares to Talon, at a deemed issue price of $1.0226 per share, in full satisfaction of all amounts owing under the loan, for a total deemed value of $1,414,056.87. The loan was settled before its repayment date of December 31, 2026, and no prepayment premium, fee or penalty was payable. The loan was fully discharged under a Deed of Release and Indemnity effective June 10, 2026.

Former Octagon Asset Management bridge loan

Under a Bridge Loan and Assignment Agreement dated December 2, 2016 among Ferrox, Talon and Octagon Asset Management Inc. (“Octagon”), Octagon assigned to Talon all of its rights under a bridge loan it had made to Ferrox. On June 10, 2026, Ferrox issued 386,813 Ferrox Common Shares to Talon, at a deemed issue price of $1.0206 per share, in full satisfaction of the $394,781.13 outstanding under the loan. The loan was fully discharged under a Deed of Release and Indemnity effective June 10, 2026.

Liabilities assumed from Remick Holdings Limited and Remick Investments Limited

Ferrox assumed certain debts and liabilities of Remick Holdings Limited and Remick Investments Limited through a three-way amalgamation with those companies effective June 23, 2009. The assumed amounts totaled $813,387.33 and consisted of $65,618.46 of shareholder loans payable, $198,566.17 of loans payable and $549,202.70 of accounts payable and accrued liabilities. At the time of the amalgamation, all of these amounts were owed to Photon, to which they had been assigned by Starbrite Capital Inc. and Talon. By an assignment dated June 10, 2026, Photon assigned the full $813,387.33 to Talon. On June 10, 2026, Ferrox issued 813,387 Ferrox Common Shares to Talon, at a deemed issue price of $1.00 per share, in full satisfaction of these amounts. No prepayment penalty or other amount was payable. The obligations were fully discharged under a Deed of Release and Indemnity effective June 10, 2026.

Tivani credit facility

On March 16, 2015, Talon entered into a Credit Facility Agreement with Tivani (Pty) Limited (“Tivani”), a subsidiary of Ferrox, under which Talon agreed to lend Tivani up to ZAR 5,000,000. Under Amendment No. 1 dated June 30, 2016, Talon irrevocably waived all past, present and future interest on the facility. Amendment No. 2 extended the maturity date to December 31, 2026. Under a Three-Party Loan Assignment Agreement dated June 25, 2026 between Tivani, Ferrox and Talon, Ferrox assumed Tivani’s rights and obligations under the facility. At that time, principal of ZAR 2,205,981.07 was outstanding and no other amounts were owed. On July 1, 2026, Ferrox settled the facility in full by paying $132,348 in cash. No prepayment penalty was payable. The facility was fully discharged under a Deed of Release and Indemnity effective July 1, 2026.

Talon accrued fees

Ferrox owed Talon accrued fees of $2,915,896 under its former services agreement with Talon. On June 10, 2026, Ferrox issued 2,915,896 Ferrox Common Shares to Talon, at a deemed issue price of $1.00 per share, in full satisfaction of this amount. No cash was paid.

Accrued fees formerly owed to John Thomas Drics

Ferrox owed accrued fees of $1,166,875 to John Thomas Drics, which were subsequently acquired by Talon. On June 10, 2026, Ferrox issued 1,166,875 Ferrox Common Shares to Talon, at a deemed issue price of $1.00 per share, in full satisfaction of this amount. No cash was paid.

The following table summarizes the settlement of the Talon obligations:

			Ferrox	Deemed	Deemed
			Common	price per	value of
		Cash paid	Shares	share	shares
Obligation	Settlement date	($)	issued	($)	($)
Credit Facility (Sept. 15, 2014)	June 30 – July 1, 2026	853,979	490,323	1.00	490,322.72
Former KT24 bridge loan	June 10, 2026	—	1,382,827	1.0226	1,414,056.87
Former Octagon Asset Management bridge loan	June 10, 2026	—	386,813	1.0206	394,781.13
Remick (RIL/RHL) assumed liabilities	June 10, 2026	—	813,387	1.00	813,387.00
Tivani credit facility (ZAR)	July 1, 2026	132,348	—	—	—
Talon accrued fees	June 10, 2026	—	2,915,896	1.00	2,915,896.00
Former John Thomas Drics accrued fees	June 10, 2026	—	1,166,875	1.00	1,166,875.00
Total		986,327	7,156,121		7,195,318.72

Transactions with Photon Global Ltd.

Photon is a related party of Ferrox because Marta Miraglia’s indirect interest in Ferrox includes the shares held by Photon. On June 10, 2026, Ferrox issued a total of 3,121,000 new Ferrox Common Shares to Photon in settlement of accrued fees owed by Ferrox, consisting of 1,200,000 shares in settlement of accrued fees owed to David W. J. McAdam and 1,921,000 shares in settlement of accrued fees owed to Jeffrey B. Ahbe. As of September 30, 2026, Photon held 4,903,749 Ferrox Common Shares.

Transactions with Shorecrest Capital

Shorecrest Capital (“Shorecrest”) is a related party of Ferrox because it holds 10% or more of the Ferrox Common Shares. On June 10, 2026, Ferrox issued 20,000,000 new Ferrox Common Shares to Shorecrest in exchange for financial advisory services. As of September 30, 2026, Shorecrest held 20,100,000 Ferrox Common Shares, representing approximately 14.4% of the shares in issue.

Transactions with Allen J. Palmiere

Allen J. Palmiere is the Chief Operating Officer of Ferrox and will become an Executive Director of the Post-Closing Company following the consummation of the Business Combination. On August 31, 2026, Ferrox issued 500,000 new Ferrox Common Shares to Mr. Palmiere. As of September 30, 2026, Mr. Palmiere held 7,423,077 Ferrox Common Shares, representing approximately 5.3% of the shares in issue.

Transactions with David K. Sims

David K. Sims is an independent director of Ferrox. On June 25, 2026, Ferrox issued 102,250 new Ferrox Common Shares to Mr. Sims in settlement of a $102,250 invoice. On August 31, 2026, Ferrox issued a further 1,000,000 new Ferrox Common Shares to Mr. Sims. As of September 30, 2026, Mr. Sims held 3,102,250 Ferrox Common Shares, representing approximately 2.2% of the shares in issue.

Transactions with Terrence P. Duffy

Terrence P. Duffy is the Chairman, Chief Executive Officer and a director of Ferrox and will serve as Chairman and Chief Executive Officer of the Post-Closing Company following the consummation of the Business Combination. Mr. Duffy is a related party of Ferrox because of these positions. Mr. Duffy provides his services as Chief Executive Officer of Ferrox under an employment agreement with Lionhart (Canada) Ltd. effective April 1, 2026 and the related services arrangements between Lionhart (Canada) Ltd. and Ferrox. Mr. Duffy is also a director of Talon, Photon and Tivani, the sole director and a 50% owner of Lionhart Capital (UK) Ltd., and a director and 50% owner of Lionhart (Canada) Ltd. See “Transactions with Talon Management Limited and Photon Global Ltd.” above and “Transactions with Lionhart Capital (UK) Ltd.” and “Transactions with Lionhart (Canada) Ltd.” below.

Transactions with Lionhart Capital (UK) Ltd.

Terrence P. Duffy, the Chairman, Chief Executive Officer and a director of Ferrox, is the sole director of Lionhart Capital (UK) Ltd. (“Lionhart UK”) and owns 50% of Lionhart UK. The remaining 50% of Lionhart UK is owned by Strategic Capital Advisors Ltd. Lionhart UK is a private limited company incorporated in England and Wales (company number 15769941). Lionhart UK was formerly named “Ferrox Critical Minerals Ltd.” and changed its name to Lionhart Capital (UK) Ltd. pursuant to a special resolution passed on September 7, 2026, as certified by the Registrar of Companies for England and Wales on September 8, 2026. Lionhart UK is a separate legal entity from Ferrox Critical Minerals Ltd., the British Virgin Islands company that is a party to the Business Combination Agreement. Lionhart UK is not a subsidiary of Ferrox and will not become a subsidiary of the Post-Closing Company.

On June 17, 2024, Lionhart UK and Ferrox entered into a Services Agreement pursuant to which Lionhart UK provides resource-based project development, asset, cash and debt management, financial supervision, operational management and related consulting services, as directed by Ferrox from time to time. To date, no fees have been charged under the Services Agreement.

During 2026, an aggregate of $6.6 million of financing proceeds was advanced to Lionhart UK for Ferrox’s account, consisting of $2.1 million in April 2026 and $4.5 million in July 2026. Including the related origination fees incurred by Ferrox, the principal amounts on which interest accrues are $2.3 million for the April 2026 advance and $4.9 million for the July 2026 advance. The April 2026 advance is evidenced by a promissory note issued by Lionhart UK to Ferrox, executed on August 21, 2026 to record the terms of the advance made effective April 23, 2026 (the “April Note”). The April Note had a principal amount of $2,300,000, consisting of $2,100,000 of net cash proceeds paid to Lionhart UK at Ferrox’s direction and a $200,000 origination fee, bore simple interest at 6.00% per annum and matured on August 27, 2026. The April Note was unsecured and non-convertible and was governed by the laws of England and Wales. Under the April Note, amounts paid by Lionhart UK to SmartKem for Ferrox’s account at Ferrox’s written direction are deemed payments to Ferrox. On August 28, 2026, the parties acknowledged that, upon confirmation and application of the August 27, 2026 payment, all amounts due under the April Note had been paid and the April Note was discharged in full. The July 27, 2026 advance, together with the treatment of the residual interest under the April 2026 Note, is expected to be evidenced by a separate promissory note (the “July Note”).

The July Note provides for a principal amount of $4,900,000, consisting of $4,500,000 of cash advanced and a $400,000 origination fee. Interest accrues on the outstanding principal at a rate of 6% per annum, calculated on the basis of actual days elapsed and a 365-day year. Payments are applied first to accrued interest and then to principal. The remaining $7,939.73 of accrued interest under the April 2026 Note was added to the principal of the July Note effective August 27, 2026, and interest under the July Note does not otherwise compound. All amounts outstanding under the July Note are due on March 31, 2027, unless extended by written agreement of the parties, and may be prepaid at any time without premium or penalty. The July Note is unsecured and non-convertible and does not confer on Ferrox any voting, director-appointment, profit-sharing or ownership rights in Lionhart UK. The July Note is governed by the laws of England and Wales.

On behalf of Ferrox, Lionhart UK paid $2,339,698.63 to SmartKem on August 27, 2026 and a further $300,000 to SmartKem on September 9, 2026, for aggregate cash payments to SmartKem of $2,639,698.63, including interest. Separately, Lionhart UK transferred $1,364,000 to Ferrox in the British Virgin Islands on August 27, 2026. This transfer to Ferrox is separate from the cash repayments to SmartKem.

As of September 30, 2026, the outstanding balance under the July Note was $3,287,847.08, consisting of $3,276,536.30 of principal and $11,310.78 of accrued and unpaid interest. This balance reflects credit for the $1,364,000 payment made on August 27, 2026 and the $300,000 payment made on September 9, 2026, and includes the $7,939.73 of residual interest transferred from the April 2026 note. The April 2026 note was satisfied through the August 27, 2026 payment and the transfer of the residual interest to the July Note, and no amounts under the April 2026 note were forgiven. The amounts described above are contractual amounts and may differ from the carrying amount of the receivable in Ferrox’s financial statements, which is subject to any applicable credit-loss or fair-value adjustments.

The amounts outstanding from Lionhart UK will remain a receivable of Ferrox following the Closing, to the extent not repaid prior thereto in accordance with their terms, and will not be forgiven, converted into equity or released in connection with the Business Combination. Accordingly, the Merger Consideration will not be reduced in respect of this receivable. This treatment does not affect the separate adjustment to the Merger Consideration under the Business Combination Agreement for Ferrox’s outstanding obligations to SmartKem. The receivable is an unsecured obligation of a company that is not part of the Post-Closing Company, and the amount at which it is reported in the Post-Closing Company’s financial statements will depend on an assessment of its recoverability under applicable accounting standards. There can be no assurance that the receivable will be repaid in full or at all.

Transactions with Lionhart (Canada) Ltd.

Services Agreement and Addendum. The directors of Lionhart (Canada) Ltd. (“Lionhart Canada”) are Terrence P. Duffy, a director of Ferrox, and his wife, Kim Duffy. Terrence P. Duffy and Kim Duffy each own 50% of Lionhart Canada. Lionhart Canada provides management services to Ferrox under an existing services agreement (which will be terminated and replaced with the Services Agreement at the Closing) between Ferrox and Lionhart Canada dated as of January 1, 2026, as amended by an Addendum dated as of April 1, 2026. Under these agreements, Lionhart Canada provides asset, cash and debt management, finance supervisory, operational management and administrative services to Ferrox, including the services of Terrence P. Duffy as Chief Executive Officer, Allen Palmiere as Chief Operating Officer, Saad Hussain as Vice President and Miraglia as Global Administrator of Ferrox, each of whom is employed by Lionhart Canada, and of other non-executive employees. Ferrox pays Lionhart Canada a minimum of $140,000 per month, payable 30 days in arrears, to provide administrative services and to pay the salaries of these individuals, subject to adjustment if additional executives, directors or employees are added to Ferrox’s payroll in Canada. Ferrox also pays Lionhart Canada an administrative fee of up to $125,000 per year for accounting, tax, website, email and other expenses incurred by Lionhart Canada on Ferrox’s behalf. Under the Addendum, Lionhart Canada and its affiliates, employees and agents are not liable to Ferrox for losses arising from the services unless the losses result directly from their willful misconduct or bad faith, as determined by a court, and Ferrox has agreed to indemnify Lionhart Canada for losses arising from Lionhart Canada’s indemnification of Terrence P. Duffy, Allen Palmiere or Saad Hussain for services provided to Ferrox. Lionhart Canada is required to repay compensation that Ferrox would be entitled to recover under Ferrox’s compensation recoupment (clawback) policy.

The existing services agreement, dated as of January 1, 2026, is governed by British Virgin Islands law. As originally executed, it provided for a term expiring on the fifth anniversary of its effective date, subject to a one-year extension by mutual written agreement and permits either Ferrox or Lionhart Canada to terminate it at any time, with or without cause, by written notice effective five days after delivery. On termination, Ferrox must pay all fees earned and expenses incurred through the termination date. Ferrox must approve expenses in advance, and Lionhart Canada must obtain Ferrox’s written approval before incurring any expense in excess of $100,000. The services may be performed in the Republic of South Africa or elsewhere as required. The agreement does not restrict Lionhart Canada or its principals from providing other services to Ferrox, and Lionhart Canada must disclose to Ferrox any entity in which it or its participants hold an interest. The Addendum dated April 1, 2026 amended the term of the agreement to provide that it is effective as of April 1, 2026, and continues for an indefinite term. The existing services agreement will be terminated and replaced with the Services Agreement at the Closing.

Lionhart Canada charged Ferrox $357,550 for the six months ended June 30, 2026 and $420,000 for the three months ended September 30, 2026 under these arrangements. Following the Closing, the Combined Company expects these arrangements to continue, subject to review under the Post-Closing Company’s related person transactions policy. As a result of his ownership interest in Lionhart Canada and his positions with Ferrox and the Post-Closing Company, Mr. Duffy has interests in these arrangements that may differ from, or conflict with, the interests of Ferrox and the Post-Closing Company.

COMPARISON OF RIGHTS OF POST-CLOSING COMPANY STOCKHOLDERS AND FERROX HOLDERS

Upon consummation of the Business Combination, Ferrox Holders who receive SmartKem Common Shares will become stockholders of the Post-Closing Company. Ferrox is a company registered under the laws of the British Virgin Islands and is governed by the BVI Companies Act and other applicable laws of the British Virgin Islands, while SmartKem is incorporated under the laws of the State of Delaware. Accordingly, the rights of former Ferrox Holders as stockholders of the Post-Closing Company will be governed by the DGCL and the Certificate of Incorporation and Bylaws of the Post-Closing Company rather than the BVI Companies Act, other applicable laws of the British Virgin Islands and Ferrox’s memorandum and articles of association.

The following is a summary of certain material differences between the rights of Ferrox Holders and the rights of stockholders of the Post-Closing Company. This summary is not intended to be a complete discussion of the respective rights and is qualified in its entirety by reference to the BVI Companies Act, Ferrox’s memorandum and articles of association, the DGCL and the Post-Closing Company’s Certificate of Incorporation and Bylaws.

Subject	Ferrox	Post-Closing Company

Organizational Documents	The rights of Ferrox holders are governed by the BVI Companies Act, other applicable laws of the British Virgin Islands and Ferrox’s memorandum and articles of association.	The rights of Post-Closing Company stockholders are governed by the DGCL and the Post-Closing Company’s Certificate of Incorporation and Bylaws.

Authorized Capital	Ferrox is authorized to issue an unlimited number of shares. As of September 30, 2026, 140,000,000 Ferrox Common Shares were issued and outstanding.	The Post-Closing Company is authorized to issue 5,000,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock.

Voting Rights

Under the BVI Companies Act, unless otherwise specified in the BVI Companies Act or Ferrox’s memorandum or articles of association, a resolution of members is passed if approved by more than 50% of the votes of those members entitled to vote and voting on the resolution, or such higher majority as may be required by the memorandum or articles of association.

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders, including the election of directors. Directors are elected by a plurality of the shares entitled to vote in the election. With respect to matters other than the election of directors, when a quorum is present, the affirmative vote of a majority of the voting powers of the shares present in person or represented by proxy and entitled to vote on the matter is generally required, except as otherwise required by law.

Quorum for Stockholder Meetings

The quorum for a meeting of the members of a company for the purposes of a resolution of members is that fixed by the memorandum or articles but, where no quorum is so fixed, a meeting of members is properly constituted for all purposes if at the commencement of the meeting there are present in person or by proxy, members entitled to exercise at least 50% of the votes.

The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for the transaction of business at meetings of stockholders.

Subject	Ferrox	Post-Closing Company

Number of Directors

Under the BVI Companies Act, a BVI company must have one or more directors. Subsequent directors may be appointed by the members unless the memorandum or articles provide otherwise, or by the directors where permitted by the memorandum or articles.

The number of directors is fixed from time to time by resolution of a majority of the directors then in office.

Classification of Board of Directors

The BVI Companies Act does not prescribe a classified or staggered board structure. The terms and appointment of directors are subject to the BVI Companies Act and the company’s memorandum and articles of association.

The Certificate of Incorporation provides that the board of directors is divided into three classes, designated Class I, Class II and Class III, with each class serving staggered three-year terms. At each annual meeting of stockholders, the successors to the class of directors whose terms expire at such meeting will be elected for three-year terms.

Election of Directors

Under Ferrox’s memorandum and articles of association directors may be appointed by Resolution of Shareholders or Resolution of Directors (as such terms are defined in the memorandum and articles of association) for such term as the shareholders or directors shall determine.

Any such appointment(s) shall be subject to the current specified maximum number of directors which is 12.

The Bylaws provide that directors will be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Stockholders do not have cumulative voting rights in the election of directors.

Cumulative Voting

The BVI Companies Act does not provide shareholders with a statutory right to cumulative voting in the election of directors. Voting rights are subject to the company’s memorandum and articles of association.

The Certificate of Incorporation does not provide stockholders with cumulative voting rights in the election of directors.

Removal of Directors

Subject to the memorandum or articles, a director may be removed by resolution of the members. Such resolution may be passed at a meeting called for that purpose or by a written resolution passed by at least 75% of the votes of the members entitled to vote. Where permitted by the memorandum or articles, a director may also be removed by resolution of the directors.

The Certificate of Incorporation provides that stockholders may remove a director only for cause.

Vacancies on the Board of Directors	Unless the memorandum or articles provide otherwise, the directors may appoint one or more directors to fill a vacancy on the board.	The Certificate of Incorporation authorizes only the board of directors to fill vacant directorships.

Subject	Ferrox	Post-Closing Company

Director Nominations by Shareholders

Ferrox’s memorandum and articles of association do not give shareholders express rights to nominate directors, and they set no nomination procedure. However directors are elected by resolution of shareholders or by resolution of directors, and no person may be appointed as a director unless he has consented in writing to act. Shareholders entitled to exercise 30 per cent or more of the voting rights in respect of a matter may requisition a meeting of shareholders, and shareholders holding a majority of the votes may also elect directors by written resolution.

The Bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely written notice. To be timely, a stockholder’s notice generally must be delivered to and received at the Post-Closing Company’s principal executive offices not less than 90 nor more than 120 days prior to the meeting.

Stockholder Proposals

The memorandum and articles of association of the Company do not establish any advance notice requirements or specific procedures for shareholders seeking to propose matters to be acted upon at meetings of shareholders. Meetings of shareholders may be convened by any director, and the directors are required to convene a meeting of shareholders upon the written request of shareholders entitled to exercise 30 per cent or more of the voting rights in respect of the matter for which the meeting is requested. Any action that may be taken by shareholders at a meeting may also be taken by written resolution of shareholders without the need for notice.

The Bylaws establish advance notice requirements for stockholders seeking to propose matters to be acted upon at stockholder meetings, subject to the specific procedures and information requirements set forth in the Bylaws and applicable federal securities laws.

Special Meetings of Stockholders

Under the BVI Companies Act, directors may convene meetings of members at such times and in such manner and places as the directors consider necessary or desirable. The directors are also required to convene a meeting upon the written request of members entitled to exercise the percentage of voting rights specified in the memorandum or articles or, if no percentage is specified, at least 30% of the voting rights in respect of the matter for which the meeting is requested.

Except as otherwise required by law, special meetings of stockholders may be called only by the chairperson of the board of directors, the chief executive officer or the board of directors.

Notice of Meetings of Stockholders

Notice of meetings of shareholders is governed by Ferrox’s memorandum and articles of association and the applicable provisions of the BVI Companies Act. The articles require not less than 7 days’ notice, which may be waived by shareholders holding at least 90 per cent of the voting rights.

Notice of stockholder meetings is governed by the Bylaws and applicable provisions of the DGCL.

Subject	Ferrox	Post-Closing Company

Proxies

A shareholder may vote in person or by proxy, subject to Ferrox’s memorandum and articles of association and the BVI Companies Act. The instrument appointing a proxy must be produced at the place designated for the meeting before the time for holding the meeting.

A stockholder may vote in person or by duly authorized proxy, subject to the Bylaws, the DGCL and applicable federal securities laws.

Stockholder Action by Written Consent

Under the Ferrox’s memorandum and articles of association, any action that may be taken by shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing by a majority of the votes of the shares entitled to vote, without the need for any notice (save that the removal of a director by written resolution requires the consent of at least 75 per cent of the shareholders entitled to vote). Where a resolution is not passed unanimously, a copy must be sent to all non-consenting shareholders.

The Certificate of Incorporation and Bylaws provide that actions required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Dividends

Directors may generally authorize a distribution if they are satisfied on reasonable grounds that immediately after the distribution the company will satisfy the statutory solvency test. The directors’ resolution must contain a statement to that effect. An improper distribution may be recoverable from the member in specified circumstances.

Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, as may be declared by the board of directors from legally available funds.

Liquidation Rights

Under Ferrox’s memorandum of association, each Class A share confers upon the holder the right to an equal share in the distribution of the surplus assets of Ferrox on its liquidation. Ferrox is authorised to issue only one class of shares, and accordingly no class of shares ranks in priority to the Class A shares on a liquidation.

In the event of liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution after payment of debts and other liabilities and satisfaction of any liquidation preference of outstanding preferred stock.

Limitation of Personal Liability of Directors

Ferrox’s memorandum and articles of association do not contain any provision limiting or eliminating the personal liability of directors to the Company or its shareholders for breach of duty. See Indemnification and Advancement section below.

The Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a directors will not be personally liable to the Post-Closing Company or its stockholders for monetary damages for breach of fiduciary duty as a director. This limitation does not apply to liability (i) for any breach of the director’s duty of loyalty to the Post-Closing Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any

Subject	Ferrox	Post-Closing Company

transaction from which the director derived an improper personal benefit.

Indemnification and Advancement

Subject to the BVI Companies Act and the company’s memorandum and articles, a BVI company may indemnify a director against expenses, including legal fees, judgments, fines and amounts paid in settlement reasonably incurred in connection with certain proceedings, provided that the director acted honestly and in good faith and in what he or she believed to be in the best interests of the company and, in criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

The Post-Closing Company’s certificate of incorporation and bylaws will provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the DGCL. In addition, effective upon consummation of the Business Combination, the Post-Closing Company will enter into indemnification agreements with its directors, officers and key employees that will require the Post-Closing Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Amendments to Governing Documents

Under the BVI Companies Act, subject to the memorandum and articles, the members may amend the memorandum or articles by resolution. The memorandum may authorize the directors to amend the memorandum or articles, subject to certain statutory limitations. An amendment generally takes effect upon registration by the Registrar.

The Certificate of Incorporation requires the affirmative vote of at least 66⅔% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class, to amend certain provisions. The Bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least 66⅔% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class. The board of directors is also authorized to amend, alter or repeal the Bylaws.

Exclusive Forum

Ferrox’s memorandum and articles of association do not contain an exclusive forum provision. Ferrox is a BVI business company governed by the laws of the British Virgin Islands, including the BVI Companies Act, and claims relating to its internal affairs, including derivative actions and claims for breach of fiduciary duty by its directors, are generally governed by BVI law and may be brought before the courts of the British Virgin Islands.

The bylaws provide that, unless Post-Closing Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Post-Closing Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Post-Closing Company to Post-Closing Company or its shareholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine.

Subject	Ferrox	Post-Closing Company

Merger, Sale, or other Disposition of Assets

The approval requirements for a merger, consolidation, arrangement, or sale or other disposition of assets are governed by the BVI Companies Act and the Company’s memorandum and articles of association.

The approval requirements for a merger, consolidation, sale of all or substantially all assets or similar transactions are governed by the DGCL and the Post-Closing Company’s Certificate of Incorporation and Bylaws.

Interested Person Business Combinations

Neither the BVI Companies Act nor the Company’s memorandum and articles of association contain provisions equivalent to Section 203 of the DGCL restricting business combinations between the Company and an interested shareholder. Accordingly, such transactions are subject to the general approval requirements of the BVI Companies Act and the memorandum and articles of association. Directors who are interested in a transaction must disclose their interest to the other directors, but may, following such disclosure, vote on and be counted in the quorum in respect of a matter relating to the transaction.

The Post-Closing Company is subject to Section 203 of the DGCL, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.

For a discussion of the differences in taxation between Post-Closing Company and Ferrox, we strongly urge you to review carefully the discussion under “Material U.S. Federal Income Tax Considerations” beginning on page 93 of this proxy statement/prospectus and to seek advice based on your particular circumstances from an independent tax advisor.

DISSENTERS’ RIGHTS

SmartKem Stockholders

Under the Delaware General Corporation Law, the SmartKem Stockholders are not entitled to appraisal or dissenters’ rights in connection with the Business Combination.

Ferrox Holders

Under Section 179 of the BVI Business Companies Act (As Revised) of the British Virgin Islands (the “BVI Companies Act”), Ferrox Holders who comply with the statutory procedures for exercising dissenters’ rights in connection with the Business Combination will be entitled to demand payment of the fair value of their Ferrox Common Shares rather than receive the Merger Consideration otherwise payable pursuant to the Business Combination. Ferrox Holders seeking to exercise dissenters’ rights must deliver the required notices and otherwise comply with the requirements of Section 179 of the BVI Companies Act. The fair value of such Ferrox Common Shares will be determined in accordance with the procedures set forth in the BVI Companies Act.

A Ferrox Holder who properly exercises and perfects dissenters’ rights will not receive the Merger Consideration with respect to the Ferrox Common Shares for which dissenters’ rights are exercised unless such Ferrox Holder withdraws, waives or otherwise loses those rights. If a Ferrox Holder fails to comply with the applicable statutory requirements or otherwise loses dissenting shareholder status, the Ferrox Holder will be entitled to receive the Merger Consideration that would have been payable had the Ferrox Holder not exercised dissenters’ rights.

The foregoing summary is qualified in its entirety by Section 179 of the BVI Companies Act, and Ferrox Holders are urged to read that provision carefully and to consult their legal advisors regarding the exercise of dissenters’ rights.

STOCKHOLDER COMMUNICATIONS AND DELIVERY OF DOCUMENTS TO STOCKHOLDERS

SmartKem Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of SmartKem, Inc., 3 Germay Drive, Unit 4 #1029, Wilmington, DE 19804, Attn: Barbra C. Keck. Following the Business Combination, such communications should be sent in care of [        ] at [         ]. Each communication will be forwarded, depending on the subject matter, to the applicable board of directors, the appropriate committee chairperson or all non-management directors.

Pursuant to the rules of the SEC, SmartKem and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of SmartKem’s annual report to stockholders and SmartKem’s proxy statement. Upon written or oral request, SmartKem will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may request that SmartKem deliver single copies of such documents in the future. Stockholders may notify SmartKem of their requests by writing SmartKem at 3 Germay Drive, Unit 4 #1029, Wilmington, DE 19804, Attn: Barbra C. Keck. Following the Business Combination, such requests should be made by writing to [          ].

LEGAL MATTERS

Meister Seelig & Schuster PLLC will pass upon the validity of the SmartKem Common Shares issued in connection with the Business Combination and upon certain U.S. federal income tax consequences to the SmartKem Stockholders as a result of the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of SmartKem for the year ended December 31, 2025 appearing in this proxy statement/prospectus, have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in its report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Ferrox for the year ended December 31, 2025 appearing in this proxy statement/prospectus, have been audited by Davidson & Company LLP, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, SmartKem and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of SmartKem’s annual report to stockholders and SmartKem’s proxy statement. Upon written or oral request, SmartKem will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may request that SmartKem deliver single copies of such documents in the future. Stockholders may notify SmartKem of their requests by writing SmartKem at 3 Germay Drive, Unit 4 #1029, Wilmington, DE 19804, Attn: Barbra C. Keck. Following the Business Combination, such requests should be made by writing to [  ].

TRANSFER AGENT AND REGISTRAR

The transfer agent for the shares of the Post-Closing Company Common Stock will be Equiniti.

OTHER MATTERS

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

As of the date of this proxy statement/prospectus, the Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/ prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

WHERE YOU CAN FIND MORE INFORMATION

SmartKem has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by SmartKem with the SEC at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

SmartKem files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SmartKem at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC.

Any requests for copies of information, reports or other filings with the SEC should be directed to SmartKem, Inc., 3 Germay Drive, Unit 4 #1029, Wilmington, DE 19804, Attn: Barbra C. Keck. You may also obtain these documents by requesting them in writing from SmartKem’s proxy solicitor at:

Individuals can call toll-free at:
Banks and brokers can call collect at:
Email:

If you are a SmartKem Stockholder and would like to request documents, please do so at least one week prior to the Special Meeting date to receive them before the Special Meeting. If you request any documents from SmartKem, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

All information contained in this document relating to SmartKem has been supplied by SmartKem, and all such information relating to Ferrox has been supplied by Ferrox. Information provided by either SmartKem or Ferrox does not constitute any representation, estimate, or projection of the other.

This document is a proxy statement/prospectus of SmartKem for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us, or Ferrox that is different from, or in addition to, that contained in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

SmartKem, Inc.

SmartKem, Inc.

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2026 and December 31, 2025	F-31
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2026 and 2025	F-32
Unaudited Condensed Consolidated Statements of Stockholders’ Equity / (Deficit) for the three and six months ended June 30, 2026 and 2025	F-33
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2026 and 2025	F-35
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-36

Ferrox Critical Minerals Ltd. (formerly Ferrox Holdings Ltd.)

Ferrox Critical Minerals Ltd.

Unaudited Condensed Consolidated Interim Balance Sheets	F-80
Unaudited Condensed Consolidated Interim Statements of Income (Loss) and Comprehensive Income (Loss)	F-81
Unaudited Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity	F-82-F-83
Unaudited Condensed Consolidated Interim Statements of Cash Flows	F-84
Notes to the Unaudited Condensed Consolidated Interim Financial Statements	F-85-F-95

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

SmartKem, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SmartKem, Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the financial statements, historical share and per-share information for periods prior to the August 2026 reverse stock split has been retrospectively adjusted to reflect the reverse stock split. Such retrospectively adjusted information is not covered by our opinion on the financial statements, and we do not express an opinion or other form of assurance on that information.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has has incurred recurring losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2023

New York, NY

March 31, 2025

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

SmartKem, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of SmartKem, Inc. and Subsidiaries (the “Company”) as of December 31, 2025, the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

We also have audited the adjustments to the 2024 financial statements to retrospectively apply the adjustments to share and per share data as a result of the August 2026 reverse stock split, as described in Note 2. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2024 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2024 financial statements taken as a whole.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses, and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ CBIZ CPAS P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2023 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024).

New York, NY April 7, 2026, except for the effects of the restatement as discussed in Note 2 to the consolidated financial statements, as to which the date is November 12, 2026

SMARTKEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except number of shares and per share data)

	December 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$374	$7,141
Accounts receivable	3	—
Research and development tax credit receivable	549	519
Prepaid expenses and other current assets	575	849
Total current assets	1,501	8,509
Property, plant and equipment, net	180	269
Right-of-use assets, net	607	120
Other assets, non-current	—	6
Total assets	$2,288	$8,904
Liabilities and stockholders’ (deficit) / equity
Current liabilities
Accounts payable and accrued expenses	$4,603	$1,791
Lease liabilities, current	271	47
Notes payable, net	928	—
Deferred revenue	108	450
Total current liabilities	5,910	2,288
Lease liabilities, non-current	312	25
Total liabilities	6,222	2,313
Contingencies (Note 7)	—	—
Stockholders’ (deficit) / equity:
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, 0 and 856 shares issued and outstanding, at December 31, 2025 and December 31, 2024, respectively	—	—
Common stock, par value $0.0001 per share, 300,000,000 shares authorized, 136,787 and 71,805 shares issued and outstanding, at December 31, 2025 and December 31, 2024, respectively*	—	—
Additional paid-in capital*	124,773	122,316
Accumulated other comprehensive loss	(3,578)	(1,105)
Accumulated deficit	(125,129)	(114,620)
Total stockholders’ (deficit) / equity	(3,934)	6,591
Total liabilities and stockholders’ (deficit) / equity	$2,288	$8,904

*reflects a one-for-fifty (1:50) reverse stock split effected on August 20, 2026

The accompanying notes are an integral part of these consolidated financial statements.

SMARTKEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except number of shares and per share data)

	Year Ended December 31,
	2025	2024
Revenue	$697	$82
Cost of revenue	272	32
Gross profit	425	50
Other operating income	951	1,017
Operating expenses
Research and development	7,017	5,111
General and administrative	7,371	6,342
(Gain) / loss on foreign currency transactions	(177)	78
Total operating expenses	14,211	11,531
Loss from operations	(12,835)	(10,464)
Non-operating income / (expense)
Gain / (loss) on foreign currency transactions	2,375	(544)
Change in fair value of the warrant liability	—	672
Interest, net	(73)	7
Total non-operating income / (expense)	2,302	135
Loss before income taxes	(10,533)	(10,329)
Income tax refund / (expense)	24	(1)
Net loss	$(10,509)	$(10,330)
Preferred stock deemed dividends	—	(9,224)
Net loss attributed to common stockholders	$(10,509)	$(19,554)
Common share data:
Basic net loss per common share*	$(64.48)	$(158.41)
Weighted average shares outstanding – basic*	162,969	65,208
Diluted net loss per common share*	$(64.48)	$(299.88)
Weighted average shares outstanding – diluted*	162,969	65,208
Dividends per common share*	$—	$(141.47)
Net loss	$(10,509)	$(10,330)
Other comprehensive loss:
Foreign currency translation	(2,473)	473
Total comprehensive loss	$(12,982)	$(9,857)

*reflects a one-for-fifty (1:50) reverse stock split effected on August 20, 2026

The accompanying notes are an integral part of these consolidated financial statements.

SMARTKEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

						Accumulated
	Preferred Stock		Common stock		Additional	other		Total
	$0.0001 par value		$0.0001 par value*		paid-in	comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	capital*	income / (loss)	deficit	equity
Balance at January 1, 2025	856	$—	71,805	$—	$122,316	$(1,105)	$(114,620)	$6,591
Stock-based compensation expense	—	—	—	—	1,040	—	—	1,040
Issuance of common stock to vendor	—	—	9,800	—	1,258	—	—	1,258
Conversion of Preferred stock into common stock	(856)	—	13,816	—	—	—	—	—
Exercise of warrants into common stock	—	—	41,366	0	0	—	—	—
Fair value of warrants issued related to note payable	—	—	—	—	159	—	—	159
Foreign currency translation adjustment	—	—	—	—	—	(2,473)	—	(2,473)
Net loss	—	—	—	—	—	—	(10,509)	(10,509)
Balance at December 31, 2025	—	$—	136,787	$0	$124,773	$(3,578)	$(125,129)	$(3,934)

						Accumulated
	Preferred Stock		Common stock		Additional	other		Total
	$0.0001 par value		$0.0001 par value*		paid-in	comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	capital*	income / (loss)	deficit	equity
Balance at January 1, 2024	13,765	$—	17,794	$—	$104,757	$(1,578)	$(95,066)	$8,113
Stock-based compensation expense	—	—	—	—	829	—	—	829
Issuance of stock awards	—	—	68	—	21	—	—	21
Issuance of common stock to vendor	—	—	2,600	—	253	—	—	253
Exchange of Preferred stock into common stock warrants	(6,356)	—	—	—	—	—	—	—
Deemed dividend on extinguishment of Preferred stock	—	—	—	—	7,094	—	(7,094)	—
Cashless exercise of warrants into common stock	—	—	8	—	—	—	—	—
Fair value of warrants reclassified from liability to equity	—	—	—	—	700	—	—	700
Issuance of common stock and warrants, net of issuance costs	—	—	32,390	—	6,508	—	—	6,508
Deemed dividend on general release and amendment of Preferred stock	—	—	—	—	2,130	—	(2,130)	—
Conversion of preferred stock into common stock	(6,553)	—	14,985	—	—	—	—	—
Exercise of warrants into common stock	—	—	3,960	—	—	—	—	24
Foreign currency translation adjustment	—	—	—	—	—	473	—	473
Net loss	—	—	—	—	—	—	(10,330)	(10,330)
Balance at December 31, 2024	856	$—	71,805	$—	$122,316	$(1,105)	$(114,620)	$6,591

*reflects a one-for-fifty (1:50) reverse stock split effected on August 20, 2026

The accompanying notes are an integral part of these consolidated financial statements.

SMARTKEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flow from operating activities:
Net loss	$(10,509)	$(10,330)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	212	258
Stock-based compensation expense	1,040	850
Issuance of common stock to vendor	1,258	253
Right-of-use asset amortization	205	268
(Loss) / gain on foreign currency transactions	(2,552)	647
Change in fair value of the warrant liability	—	(672)
Debt discount amortization	87	—
Change in operating assets and liabilities:
Accounts receivable	(3)	269
Research and development tax credit receivable	(29)	84
Prepaid expenses and other assets	268	(33)
Accounts payable and accrued expenses	2,811	504
Lease liabilities	(182)	(281)
Other current liabilities	(342)	87
Net cash used in operating activities	(7,736)	(8,096)
Cash flows from investing activities:
Purchases of property, plant and equipment	(123)	(75)
Net cash used by investing activities	(123)	(75)
Cash flow from financing activities:
Proceeds from the issuance of common stock and warrants in private placement	—	3,300
Proceeds from the issuance of common stock and warrants in public placement	—	4,350
Payment of issuance costs	—	(1,142)
Proceeds from the issuance of debt	1,000	—
Proceeds from the exercise of warrants	—	24
Net cash provided by financing activities	1,000	6,532
Effect of exchange rate changes on cash	92	(56)
Net change in cash	(6,767)	(1,695)
Cash, beginning of period	7,141	8,836
Cash, end of period	$374	$7,141
Supplemental disclosure of cash and non-cash investing and financing activities
Right-of-use asset and lease liability additions	$708	$82

The accompanying notes are an integral part of these consolidated financial statements.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.ORGANIZATION & BUSINESS

Organization & Reverse Recapitalization

SmartKem, Inc. (“SmartKem” or the “Company”) a Delaware corporation, formerly known as Parasol Investments Corporation (“Parasol”), was formed on May 13, 2020, and is the successor, as discussed below, of SmartKem Limited, which was formed under the Laws of England and Wales. The Company was founded as a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of SmartKem Limited following the closing of the Exchange described below.

On February 23, 2021, Parasol entered into a Securities Exchange Agreement (“the Exchange Agreement”), with SmartKem Limited. Pursuant to the Exchange Agreement all of the equity interests in SmartKem Limited, except certain deferred shares which had no economic or voting rights (the “Deferred Shares”) and which were purchased by Parasol for an aggregate purchase price of $1.40, were exchanged for shares of Parasol common stock, par value $0.0001 per share (“common stock”), and SmartKem Limited became a wholly owned subsidiary of Parasol (the “Exchange”).

As a result of the Exchange, Parasol legally acquired the business of SmartKem Limited, and continues as the existing business operations of SmartKem Limited as a public reporting company under the name SmartKem, Inc.

Business

We are seeking to change the world of electronics with a new class of transistor developed using our proprietary advanced semiconductor materials that we believe has the potential to revolutionize the display industry. Our TRUFLEX® semiconductor polymers enable low-temperature printing processes that are compatible with existing manufacturing infrastructure to deliver low-cost, high-performance displays. Our semiconductor platform can be used in a range of display technologies, including MicroLED, liquid crystal display (“LCD”), and AMOLED, as well as in applications in advanced computer and artificial intelligence chip packaging, sensors, and logic.

We design and develop our materials at our research and development facility in Manchester, UK, and provide prototyping services at the Centre for Process Innovation in Sedgefield, UK. We also operate a field application office in Hsinchu, Taiwan, in close proximity to our collaboration partner, The Industrial Technology Research Institute of Taiwan. Together with our collaboration partners, we are developing a commercial-scale production process and Electronic Design Automation (“EDA”) tools for our materials to demonstrate the commercial viability of manufacturing a new generation of displays using our materials.

During the first quarter of 2026, SmartKem was involved in a number of financing transaction. These included the transfer of our patent portfolio to a third party. The company still owns its process and formulation intellectual property as codified in 40 trade secrets. As previously disclosed the company is continuing to conduct a review of its strategy. In particular it is evaluating its display prototyping activities, its materials formulation activities and the possibility of adding new materials to its portfolio.

The consolidated entity presented is referred to herein as “SmartKem”, “we”, “us”, “our”, or the “Company”, as the context requires and unless otherwise noted.

Certain Risk and Uncertainties

The Company’s activities are subject to significant risks and uncertainties including the risk of failure to secure additional funding to properly execute the Company’s business plan. The Company is subject to risks that are common to companies in the growth stage, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, reliance on third party manufacturers, protection of proprietary technology, and compliance with regulatory requirements.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN:

Basis for Presentation

These consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and accounting principles generally accepted in the United States of America (“US GAAP”) as defined by the Financial Accounting Standards Board (FASB) within the FASB Accounting Standards Codification (“ASC”) and are presented in thousands, except number of shares and per share data.

Reverse Stock Split

All share numbers and per share amounts presented in these financial statements, including these footnotes reflect a one-for-fifty (1:50) reverse stock split effected on August 20, 2026. The split reduced the number of issued and outstanding shares without affecting the number of authorized shares or the par value of the Common Stock. No fractional shares were issued; instead, shareholders of our common stock who otherwise would have been entitled to receive a fractional share received an additional fraction of a share of common stock to round up to the next whole share.

Going Concern

As of December 31, 2025, we have incurred recurring losses including net losses of $10.5 million and $10.3 million for the years ended December 31, 2025, and 2024, respectively. Our working capital deficit is $4.4 million as of December 31, 2025. We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, further development of our technology and products and expenses related to the commercialization of our products.

The Company expects that its cash and cash equivalents of $0.4 million as of December 31, 2025, will not be sufficient to fund its operating expenses and capital expenditure requirements for the 12 months from the issuance of these financial statements and that the Company will require additional capital funding to continue its operations and research development activity thereafter. It is possible this period could be shortened if there are any significant increases in spending or more rapid progress of development programs than anticipated.

Our future viability is dependent on our ability to raise additional capital to fund our operations. We will need to obtain additional funds to satisfy our operational needs and to fund our sales and marketing efforts, research and development expenditures, and business development activities. Until such time, if ever, as we can generate sufficient cash through revenue, management’s plans are to finance our working capital requirements through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. If we raise additional funds by issuing equity securities, our existing security holders will likely experience dilution. If we borrow money, the incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations. If we enter into a collaboration, strategic alliance or other similar arrangement, we may be forced to give up valuable rights. There can be no assurance however that such financing will be available in sufficient amounts, when and if needed, on acceptable terms or at all. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding.

There is substantial doubt that the Company will be able to pay its obligations as they fall due, and this substantial doubt is not alleviated by management plans. The consolidated financial statements as of December 31, 2025 have been prepared assuming that the Company will continue as a going concern. Accordingly, the consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basis of Consolidation

The consolidated financial statements include the accounts of SmartKem, Inc. and its wholly-owned subsidiary, SmartKem Limited. The Company does not have any non-consolidated subsidiaries. All intercompany balances and transactions have been eliminated on consolidation, including unrealized gains and losses on transactions between the companies.

Comprehensive loss

Comprehensive loss of all periods presented is comprised primarily of net loss and foreign currency translation adjustments.

Management’s Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the Company’s consolidated financial statements relates to the fair value of stock-based compensation expense and for the valuation allowance of deferred taxes. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the consolidated financial statements, actual results may materially vary from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of 90 days or less at acquisition to be cash equivalents. As of December 31, 2025 and 2024, the Company did not have any cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect and do not bear interest. The Company considers the following factors when determining the collectability of specific customer accounts: customer creditworthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. These receivables have historically been paid timely. Due to the nature of the accounts receivable balance, the Company believes there is no significant risk of non-collection. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, allowances for credit losses would be required. There was no allowance for credit losses recorded as of December 31, 2025 and 2024.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Periodically, the Company maintains deposits in financial institutions in excess of government insured limits.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, less accumulated depreciation. Maintenance and repairs are expensed when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation and amortization are provided using the accelerated declining balance method in amounts considered to be sufficient to amortize the cost of the assets to operations over their estimated useful lives. Property, plant and equipment is depreciated over an estimated useful life of approximately 4 years.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

Management continually evaluates whether events or changes in circumstances might indicate that the remaining estimated useful life of long-lived assets may warrant revision, or that the remaining balance may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted cash flows in measuring whether the long-lived asset should be written down to fair value. Measurement of the amount of impairment would be based on generally accepted valuation methodologies, as deemed appropriate. If the carrying amount is greater than the undiscounted cash flows, the carrying amount of the asset is reduced to the asset’s fair value. An impairment loss is recognized immediately as an operating expense in the consolidated statements of operations. As of December 31, 2025, and 2024, Company’s management believed that no impairment of the Company’s long-lived assets was required.

Non-retirement Post-employment Benefits

The company records employee severance benefits as non-retirement post-employment benefits that are accounted for under the guidance of ASC 712-10 Compensation - Nonretirement Postemployment Benefits. A liability is accrued when it becomes probable that a payment will be made, and the amount is estimable. In most cases, a payment is not deemed probable until the employer makes the decision to terminate the employee. All severance payments identified were paid and expensed in the period incurred.

Leases

Operating lease assets are included within operating lease right-of-use assets, and the corresponding operating lease obligation on the consolidated balance sheets as of December 31, 2025 and 2024. The Company has elected not to present short-term leases as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Company’s leases do not provide an implicit rate of return, the Company used an incremental borrowing rate based on inception date of the lease agreement in determining the present value of lease payments.

Revenue

The Company applies the provisions of ASC 606, Revenue from Contracts with Customers. The Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration the Company expects to be entitled to. In order to achieve that core principle, the Company applies the following five step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contact and (5) recognize revenue when a performance obligation is satisfied.

The Company’s current contracts with customers do not contain significant estimates or judgments. A portion of the Company’s revenue contains a single performance obligation that is recognized upon fulfilment of the sales order. The company also recognized a portion of revenue related to the certain agreements over time based on output method. The Company received cancellation notification from two customers in fourth quarter 2025 and recognized remaining contract liability.

In 2025, the Company recorded $147 thousand related to the sale of the of materials to various customers which was recognized at the point of the sale. The Company also recorded $550 thousand related to the recognition of income over the project term related to two project agreements that had been cancelled in 2025. In 2024, the Company recorded $40 thousand related to the sale of the of materials to various customers which was recognized at the point of the sale. The Company also recorded $42 thousand related to the recognition of income over the project term related to a project agreements that had been completed in 2024.

Customer A and B comprised of 60% and 19% of revenue for the year ended December 31, 2025. No customers comprised over 10% of revenue for the year ended December 31, 2024.

The Company derives its revenues primarily from sales of TRUFLEX® inks and of demonstrator units to customers evaluating organic semiconductor technology. The transaction price is stated in each customer agreement and is allocated to a single performance

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

obligation. Revenue is recognized upon shipment of each TRULFEX® ink or demonstrator, at a point in time. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. Costs incurred to obtain a contract will be expensed as incurred when the amortization period is less than a year.

Contract Liability

The Company has recognized contract liabilities, primarily related to advance payments received from collaboration agreements for services to be performed in future periods. These contract liabilities are expected to be recognized as revenue within the next 12 month. The Company’s balance on January 1, 2024 was $360 thousand. During 2024, the Company added $128 thousand related to new advanced deposits collected, offset by a release of $42 thousand for the recognition of revenue related to the completion of the performance obligation contracts and foreign currency translations of $4 thousand. The Company’s balance as of December 31, 2024 was $450 thousand. During 2025, the Company added $3 thousand related to new advanced deposits collected, offset by a release of $391 thousand for the recognition of revenue related to the completion of the performance obligation contracts and foreign currency translations of $46 thousand. The Company’s balance as of December 31, 2025 was $108 thousand.

Research and Development Expenses

The Company expenses research and development costs as incurred. Research and development costs include salaries, employee benefit costs, direct project costs, supplies and other related costs. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received.

Patent and Licensing Costs

Patent and licensing costs are expensed as incurred because their realization is uncertain. These costs are classified as research and development expenses in the accompanying consolidated statements of operations and comprehensive loss.

Other Operating Income

The Company’s other operating income includes government grants received for qualifying research and development projects, and research and development tax credits related to the United Kingdom’s Research and Development tax relief for small and medium-sized enterprises, which is a government tax incentive designed to reward innovative companies for investing in research and development. Such incentives are recorded as other income when it is probable the amounts are collectible and can be reasonably estimated.

The Company has applied the guidance of IAS 20, Accounting for Government Grants and Disclosure of Government Assistance to account for grants and recognition of the other operating income related to the grant. The government grant is recognized only when there is reasonable assurance that a) the Company will comply with any conditions attached to the grant and, (b) the grant will be received. The grant is recognized as income over the period necessary to match the related costs, for which the grant is intended to compensated, on a systematic basis. A grant receivable as compensation for costs already incurred or for immediate financial support, with no future related costs, is recognized as other operating income in the period in which it is receivable.

For the year ended December 31, 2025 and 2024, the Company recorded grant income and research & development tax credits of $1.0 million for both years, which are recorded as other operating income in the accompanying consolidated statements of operations. As of December 31, 2025 and 2024, the Company had receivables related to research & development tax credits for payments not yet received of $0.5 million for both years.

Share-based compensation

All share-based payments, including grants of stock options, are measured based on the fair value of the share-based awards at the grant date and recognized over their respective vesting periods. Outstanding options generally expire 10 years after the grant date. The Company has issued options that vest based on service requirements and issued options that vest based on performance requirements. Options become exercisable when service requirements are met. In the case of performance-based options, options become exercisable when there is a liquidity event, such as a change in control, sale, or admission (listing as a public company or initial public offering

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(“IPO”)), and the employee, or consultant, must be providing services to the Company at the time of the event. Due to the Exchange, all options outstanding immediately prior to the event with a performance obligation requirement became vested and exercisable.

The estimated fair value of stock options at the grant date is determined using the Black-Scholes pricing model. The Black-Scholes option pricing model requires inputs such as the fair value of common stock on date of grant, expected term using a simplified method, expected volatility, dividend yield, and risk-free interest rate. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The Company records forfeitures when they occur.

Functional Currency and Operations

The Company’s functional currency is USD. The functional currency of the Company’s foreign operation is the respective local currency. Assets and liabilities of foreign operations denominated in local currencies are translated at the spot rate in effect at the applicable reporting date. The consolidated statements of operations and comprehensive loss are translated at the weighted average rate of exchange during the applicable period. The resulting unrealized gain/loss is recognized as foreign currency translation as a component of other comprehensive income.

Income Taxes

Valuation allowance of deferred tax assets

Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

We considered the positive and negative evidence bearing upon its ability to realize the deferred tax assets. In addition to the Company’s history of cumulative losses, the Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets. Accordingly, a full valuation allowance has been provided against its net deferred tax assets at both December 31, 2025 and 2024. Should the Company change its determination, based on the evidence available as to the amount of its deferred tax assets that can be realized, the valuation allowance will be adjusted with a corresponding impact to the provision for income taxes in the period in which such determination is made and which may be material.

As of December 31, 2025, and 2024, there were no material uncertain tax positions.

Contingent Liabilities

A provision for contingent liabilities is recorded when it is both probable that a liability has been incurred, and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. From time to time, the Company may be party to certain litigation and disputes arising in the normal course of business. As of December 31, 2025, the Company is not a party to any litigation or disputes.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business as one operating segment: Semiconductor materials.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basic and Diluted Loss Per Share

Basic net loss per share is determined by dividing net loss by the weighted average shares of common stock outstanding during the period, without consideration of potentially dilutive securities, except for those shares that are issuable for little or no cash consideration. Diluted net loss per share is determined by dividing net loss by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive effect, if any, of potentially dilutive common shares, such as stock options and warrants calculated using the treasury stock method. In periods with reported net operating losses, all common stock options and warrants are generally deemed anti-dilutive such that basic net loss per share and diluted net loss per share are equal.

The following potentially dilutive securities were excluded from the computation of earnings per share as of December 31, 2025 and 2024 because their effects would be anti-dilutive:

	December 31,
	2025	2024
Common stock warrants	46,007	89,007
Assumed conversion of preferred stock	—	39,464
Stock options	32,862	12,398
Total	78,869	140,869

Recently Issued Accounting Pronouncement

On November 2024, the FASB issued Accounting Standards Update (ASU) No. 2024-03, Income Statement (Topic 220): Reporting Comprehensive Income - Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses, which requires public companies to disclose, in interim and annual reporting periods, additional information about certain expenses in the financial statements. The amendments in this pronouncement will be effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and is effective on either a prospective basis or retrospective basis. The Company is currently assessing the potential impacts of adoption on its consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses, which provides a practical expedient for estimating expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under Topic 606, Revenue from Contracts with Customers. ASU 2025-05 is effective for annual periods beginning after December 15, 2025 and interim periods within those annual reporting periods and should be applied prospectively, with early adoption permitted. The Company is assessing the impact of adopting this standard.

In December 2025, the FASB issued ASU 2025-12, Codification Improvements, which clarifies various topics in the Accounting Standards Codification to improve consistency and address technical corrections. Key improvements include clarifying the calculation of diluted earnings per share (EPS) when a loss from continuing operations exists. The amendments in this update are effective for the Company beginning January 1, 2027, with early adoption permitted. The Company is assessing the impact of adopting this standard.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow Scope Improvements. This update clarifies the applicability of interim reporting guidance and the form and content of interim financial statements. It also establishes a disclosure principle requiring an entity to disclose material events and changes occurring since the end of the last annual reporting period. ASU 2025-11 is effective for the Company for interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is assessing the impact of adopting this standard.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities. This update establishes authoritative guidance for the recognition, measurement, presentation, and disclosure of government grants received by business entities. ASU 2025-10 is effective for the Company for interim periods within annual reporting periods beginning after December 15, 2028, with early adoption permitted. The Company is assessing the impact of adopting this standard.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Organization for Economic Co-operation and Development (“OECD”) reached an agreement among various countries to implement a minimum 15% tax rate on certain multinational enterprises, commonly referred to as Pillar Two. Many countries continue to announce changes in their tax laws and regulations based on Pillar Two Proposals. We are continuing to evaluate the impact of these proposed and enacted legislative changes as new guidance becomes available. Given the numerous proposed changes in law and uncertainty regarding such proposed changes, the impact cannot be determined at this time.

Recently Adopted accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures which applies to all entities subject to income taxes. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to provide more detailed income tax disclosures. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. The Company adopted ASU 2023-09 on a prospective basis for the year ended December 31, 2025.

3.PREPAID EXPENSES AND OTHER CURRENT ASSETS:

Prepaid expenses and other current assets consist of the following:

	December 31,	December 31,
(in thousands)	2025	2024
Advances and retainers	$54	$—
Prepaid insurance	152	194
Deferred research & development costs	—	138
Research grant receivable	88	62
Prepaid facility costs	68	67
Prepaid software licenses	52	66
VAT receivable	—	319
Tax Receivable	117	—
Other receivable and other prepaid expenses	44	3
Total prepaid expenses and other current assets	$575	$849

4.PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment consist of the following:

	December 31,	December 31,
(in thousands)	2025	2024
Plant and equipment	$1,786	$1,562
Furniture and fixtures	114	106
Computer hardware and software	106	98
	2,006	1,766
Less: Accumulated depreciation	(1,826)	(1,497)
Property, plant and equipment, net	$180	$269

Depreciation expense was $0.2 million and $0.3 million for the year ended December 31, 2025 and 2024, respectively, and is classified as research and development expense.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of the following:

	December 31,	December 31,
(in thousands)	2025	2024
Accounts payable - trade	$4,435	$843
Payroll liabilities	39	397
Accrued expenses – other	129	158
VAT payable	—	287
Accrued expenses – audit & accounting fees	—	106
Total accounts payable and accrued expenses	$4,603	$1,791

6.LEASES:

The Company has operating leases consisting of office space, lab space, and equipment with remaining lease terms of less than 3 years, subject to certain renewal options as applicable.

The Company evaluates the nature of each lease at the inception of an arrangement to determine whether it is an operating or financing lease and recognizes the right of use asset and lease liability based on the present value of future minimum lease payments over the expected lease term. The Company’s leases do not generally contain an implicit interest rate and therefore the Company uses the incremental borrowing rate it would expect to pay to borrow on a similar collateralized basis over a similar term in order to determine the present value of its lease payments.

On May 22, 2025, the Company renewed its lease for research & development, engineering, testing and corporate offices in Manchester, England. The renewed lease term expires in 2028 with an option for the Company to end the lease in 2027.

On July 14, 2025, the Company entered into a sublease agreement for its office in Taoyuan City, Taiwan. The lease term expires in 2028 and can be terminated with 60 days’ notice.

The Company is not the lessor in any lease agreement, and no related party transactions for lease arrangements have occurred.

The table below presents certain information related to the lease costs for the Company’s operating leases for the periods ended:

	Year Ended December 31,
(in thousands)	2025	2024
Operating lease cost	$297	$293
Short-term lease cost	40	29
Total lease cost	$337	$322

The total lease cost is included in the consolidated statements of operations as follows:

	Year Ended December 31,
(in thousands)	2025	2024
Research and development	$328	$293
General and administrative	9	29
Total lease cost	$337	$322

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Right of use lease assets and lease liabilities for our operating leases were recorded in the consolidated balance sheets as follows:

	December 31,	December 31,
(in thousands)	2025	2024
Assets
Right of use assets - Operating Leases	$607	$120
Total lease assets	$607	$120
Liabilities
Current liabilities:
Lease liability, current - Operating Leases	$271	$47
Noncurrent liabilities:
Lease liability, non-current - Operating Leases	312	25
Total lease liabilities	$583	$72

The Company had no right of use lease assets or lease liabilities classified financing leases as of December 31, 2025 and 2024.

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of the period ended:

	Year Ended December 31,
	2025	2024
Weighted average remaining lease term (in years) – operating leases	2.27	1.47
Weighted average discount rate – operating leases	10.64%	10.31%

Undiscounted operating lease liabilities as of December 31, 2025, by year and in the aggregate, having non-cancelable lease terms in excess of one year were as follows:

December 31,
(in thousands)	2025
2026	$323
2027	310
2028	23
Total undiscounted lease payments	656
Less imputed interest	(73)
Total net lease liabilities	$583

7.NOTES PAYABLE:

Notes payable consist of the following:

	December 31, 2025
(in thousands)	Gross	Discount	Net
Notes Payable, Current	$1,100	$(172)	$928
Total Notes Payable	$1,100	$(172)	$928

Senior Secured Loan

On October 31, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain purchasers (the “Purchasers”), pursuant to which the Company issued and sold to the Purchasers in a private placement: (i) Senior Secured Notes (the “Notes”) in the aggregate principal amount of $1,100,000 and (ii) warrants (the “Note Warrants”) exercisable for up to an aggregate of 8,000 shares of the Company’s common stock, at an exercise price of $137.50 per share for an aggregate purchase price of $1,000,000.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Notes mature on April 30, 2026 and do not bear interest prior to an event of default. If an event of default occurs, interest will accrue at an interest rate equal to the lesser of 10% of the accrued principal amount due and owing under the Notes per annum or the maximum rate permitted under applicable law. The Notes are not convertible into shares of the Company’s common stock.

In connection with the issuance of the Notes, on October 31, 2025, the Company and its subsidiaries entered into a security agreement with The Hewlett Fund LP, as collateral agent (the “Security Agreement”). Pursuant to the Security Agreement, each of the Company and its subsidiaries granted the collateral agent a security interest in substantially all of their assets for the benefit of the Purchasers.

The Note Warrants have an exercise price of $137.50 per share. The Note Warrants are exercisable upon issuance and will expire five (5) years from the date of issuance. The Note Warrants are exercisable in whole or in part in cash. If at the time of exercise more than six months after the issuance date there is no effective registration statement registering, or the prospectus contained therein is not available for the resale or other disposition of the shares of common stock underlying the Note Warrants, then the Note Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Note Warrants.

A holder of the Note Warrants will not have the right to exercise any portion of its Note Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder prior to issuance of the Warrants, 9.99%) of the number of shares of the Company’s common stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to us. In the event of certain fundamental transactions, the holder of the Note Warrants will have the right to receive the Black Scholes Value of its Notes Warrants calculated pursuant to a formula set forth in the Note Warrants.

The securities described above were sold to the Purchasers without registration under the Securities Act or state securities laws in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

As of March 18, 2026 the Notes are no longer outstanding. Please see Note 15 for additional information.

8.COMMITMENTS AND CONTINGENCIES:

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the consolidated financial statements.

9.STOCKHOLDERS’ EQUITY:

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.

Pursuant to the terms of the Series A-1 Certificate of Designation, on May 7, 2025, the remaining 856 outstanding shares of Series A-1 Preferred Stock automatically converted into an aggregate of 13,816 shares of common stock and pre-funded Class C Warrants to purchase 25,649 shares of common stock. The Company filed a Certificate of Elimination with respect to the Series A-1 Certificate of Designation, pursuant to which, effective May 7, 2025, all matters set forth in the Series A-1 Certificate of Designation were eliminated from the Company’s Amended and Restated Certificate of Incorporation.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2025, there were no shares of Series A-1 Preferred Stock outstanding.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws do not provide for cumulative voting rights. The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

The Company has never paid any cash dividends to shareholders and does not anticipate paying any cash dividends to shareholders in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Market Information

The Company’s common stock has been trading on the Nasdaq Stock Market LLC under the symbol “SMTK” since May 31, 2024.

Common Stock Issued to Vendors for Services

During the twelve months ended December 31, 2025, 490,000 shares of our common stock were issued to a vendor in consideration for services provided.

Common Stock Warrants

A summary of the Company’s warrants to purchase common stock activity is as follows:

				Weighted-
				Average
			Weighted-	Remaining
			Average	Contractual
	Number of	Exercise Price	Exercise	Term
	Shares	per Share	Price	(Years)
Warrants outstanding at January 1, 2025	103,433	$17.50 - $3,500.00	$274.00	2.26
Issued	8,000		137.50
Exercised	(4)		17.50
Expired	(51,000)		150.00
Warrants outstanding at December 31, 2025	60,429	$17.50 - $3,500.00	$314.01	2.81

During the year ended December 31, 2025, 4 Class B Warrants were exercised at an exercise price of $17.50.

During the year ended December 31, 2025, 8,000 Note Warrants were issued at an exercise price of $137.50.

On December 31, 2025, 51,000 Class D Warrants expired.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The company accounted for Note Warrants issued by first considering the criteria under ASC 480 for liability classification, then evaluating the indexation requirements and the scope exception in ASC 815-10 and finally assessing additional equity considerations under ASC 815-40-25 to determine if the warrants should be classified as equity. The Company determined that the Note Warrants associated the Notes qualified for equity classification.

Since the Note Warrants are deemed to be classified as equity, the proceeds received are allocated between the Notes and the Note Warrants using the relative fair value method. The fair value of the Note Warrants is calculated using a Black-Scholes calculation using the following inputs:

October 31,
2025
Expected term (years)	2.5
Risk-free interest rate	3.60%
Expected volatility	50%
Expected dividend yield	0%

A summary of the Company’s pre-funded warrants to purchase common stock activity is as follows:

		Weighted-
		Average
	Number of	Exercise
	Shares	Price
Pre-funded warrants outstanding at January 1, 2025	46,375	$0.32
Issued	25,649	0.0050
Exercised	(41,378)	0.0050
Expired	—	—
Pre-funded warrants outstanding at December 31, 2025	30,646	$0.4839

The Company’s pre-funded warrants have no expiration date and may be exercised at any time until all of the pre-funded warrants are exercised in full.

During the year ended December 31, 2025, 25,649 Class C Warrants were issued at an exercise price of $0.0050.

During the year ended December 31, 2025, 41,378 prefunded warrants were exercised at an exercise price of $0.0050.

10.SHARE-BASED COMPENSATION:

On February 23, 2021, the Company approved the 2021 Equity Incentive Plan (“2021 Plan”), in which a maximum aggregate number of shares of common stock that may be issued under the 2021 Plan is 65,000 shares. Subject to the adjustment provisions of the 2021 Plan, the number of shares of the Company’s common stock available for issuance under the 2021 Plan will also include an annual increase on the first day of each fiscal year beginning with 2022 fiscal year and ending on the Company’s 2031 fiscal year in an amount equal to the least of: 1) 1,300 shares of the Company’s common stock; 2) four percent (4%) of the outstanding shares of the Company’s common stock on the last day of the immediately preceding fiscal year; or 3) such number of shares of the Company’s common stock as the administrator may determine.

At the 2023 Annual Meeting, the Company’s stockholders approved an amendment (the “2023 Plan Amendment”) to the Company’s 2021 Plan, increasing the number of the shares of common stock reserved for issuance under the 2021 Plan from 2,500 shares to 14,862 shares. The Company’s Board of Directors (the “Board”) had previously approved the 2023 Plan Amendment, subject to stockholder approval.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At the 2025 Annual Meeting, the Company’s stockholders approved an amendment (the “2025 Plan Amendment”) to the Company’s 2021 Plan, (i) increasing the number of the shares of common stock, reserved for issuance thereunder from 16,873 shares to 32,873 shares, and (ii) setting the “evergreen” share amount to 4% of the outstanding shares of common stock. The Company’s Board of Directors had previously approved the 2025 Plan Amendment, subject to stockholder approval.

Determining the appropriate fair value of share-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for share options, the expected life of the option, and expected share price volatility. The Company uses the Black-Scholes option pricing model to value its share option awards. The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, the share-based compensation expense could be materially different for future awards.

	September 3,	April 15,	June 14,
	2025	2025	2024
Expected term (years)	5.75	5.75	5.73
Risk-free interest rate	3.78%	4.04%	4.21%
Expected volatility	50%	50%	50%
Expected dividend yield	0%	0%	0%

The Company estimates its expected volatility by using a combination of historical share price volatilities of similar companies within our industry. The risk-free interest rate assumption is based on observed interest rates for the appropriate term of the Company’s options on a grant date. The contractual term is 10 years, and the expected option term is lower.

The following table reflects share activity under the share option plans for the year ended December 31, 2025:

			Weighted-
			Average
		Weighted-	Remaining	Weighted-	Aggregate
		Average	Contractual	Average	Intrinsic
	Number of	Exercise	Term	Fair Value at	Value
	Shares	Price	(Years)	Grant Date	(in thousands)
Options outstanding at January 1, 2025	12,398	$615.50	9.06	$177.00
Granted	20,639	104.49
Exercised	—	—
Forfeited	(160)	524.00
Expired	—	—
Options outstanding at December 31, 2025	32,877	$295.00	8.95	$156.00
Options exercisable at December 31, 2025	16,080	$421.85	8.72		$359.50

The weighted average grant-date fair value of the stock options granted during the years ended December 31, 2025 and 2024 was approximately $53.61 and $167.70 per share, respectively.

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of our common stock at the end of the year for those options that had exercise prices lower than the fair value of our common stock.

Stock-based compensation, including stock options is included in the consolidated statements of operations as follows:

	Year Ended December 31,
(in thousands)	2025	2024
Research and development	$291	$268
General and administration	749	582
Total	$1,040	$850

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2025, there was $1.8 million of compensation cost related to non-vested stock option awards not yet recognized that will be recognized on a straight-line basis through the end of the vesting periods in September 2028. The amount of future stock option compensation expense could be affected by any future option grants or by any forfeitures.

11.INCOME TAXES:

United States and foreign profit/(loss) from operations before income taxes was as follows:

	December 31,
	2025	2024
United States	(2,291)	(1,294)
Foreign	(8,242)	(9,035)
Loss before income taxes	$(10,533)	$(10,329)

The Company adopted ASU 2023-09 “Income Taxes (Topic 740): Improvements To Income Tax Disclosures” on a prospective basis beginning with the year ended December 31, 2025. The following table presents required disclosure pursuant to ASU 2023-09 and reconciles the U.S. federal statutory tax amount and rate to our actual global effective amount and rate for the year ended December 31, 2025:

	For the year ended December 31, 2025
(in thousands)	Amount	Percentage
U.S. federal statutory tax rate	$(2,212)	21.0%
State and local income taxes, net of federal income tax effect (1)	1	0.0%
Foreign tax effects
United Kingdom
Statutory tax rate difference between United Kingdom and the United States	(326)	3.1%
Changes in valuation allowances	1,362	(12.9)%
Nondeductible research expense	723	(6.9)%
Other	(54)	0.5%
Effect of changes in tax laws or rates enacted in the current period	—	0.0%
Effect of cross-border tax laws	—	0.0%
Tax credits	—	0.0%
Changes in valuation allowances	364	(3.5)%
Nontaxable or nondeductible items
Stock compensation	109	(1.0)%
Other	1	0.0%
Changes in unrecognized tax benefits	—	0.0%
Other adjustments	7	(0.1)%
Provision for income taxes and effective tax rate	$(24)	0.2%

(1)   During the year ended December 31, 2025, state taxes in California made up the majority of tax effects in this category.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the required disclosures prior to the adoption of ASU 2023-09 and reconciles the U.S. federal statutory income tax rate to the actual global effective income tax rate for the year ended December 31, 2024:

For the year ended December 31,
(in thousands)	2024
Taxes at domestic rate	21.0%
State and local income taxes	0.0%
Non-US statutory rates	3.5%
Permanent items	-2.4%
Nondeductible Research Expense	-6.1%
Change in valuation allowance	-17.2%
Warrant revaluation	1.4%
Prior year true-up	0.2%
Effective tax rate	0.4%

The components of income tax provision/(benefit) are as follows:

	December 31,
	2025	2024
Current
Federal	$—	$—
State	1	1
Foreign	(25)	—
Total Current	$(24)	$1

Deferred
Federal	—	—
State	—	—
Foreign	—	—
Total Deferred	—	—
Total	$(24)	$1

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences that give rise to deferred tax assets and liabilities are as follows:

	December 31,
	2025	2024
Deferred tax assets/(liabilities):
Net operating loss carryforwards	$14,817	$12,356
Stock Compensation	378	263
Property plant and equipment	(45)	(67)
Other	49	79
	15,199	12,631
Valuation allowance	(15,199)	(12,631)
Deferred tax assets, net of allowance	$—	$—

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded a full valuation allowance against its net deferred tax assets as of December 31, 2025, and 2024. The Company considered the positive and negative evidence bearing upon its ability to realize the deferred tax assets. In addition to the Company’s history of cumulative losses, the Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets. Accordingly, a full valuation allowance has been provided against its net deferred tax assets. When the Company changes its determination as to the amount of its deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to the provision for income taxes in the period in which such determination is made.

As of December 31, 2025, and 2024, the Company had United Kingdom net operating loss carry-forwards of approximately $51.8 million and $43.3 million, respectively. The United Kingdom net operating loss carry-forwards were generated in the tax years from 2009 to 2025 with an unlimited carry-forward period.

As of December 31, 2025, and 2024, the Company had United States federal net operating loss carry-forwards of approximately $8.3 million and $6.4 million, respectively. The United States federal net operating loss carry-forwards were generated in the tax years from 2020 to 2025 with an unlimited carry-forward period. As of December 31, 2025, and 2024, the Company had U.S. state net operating loss carry-forwards of approximately $1.8 million and $1.8 million, respectively. The U.S. state net operating loss carry-forwards were generated in the tax years from 2021 to 2025 expiring at various dates through 2045.

The Company has no uncertain tax positions, or penalties and interest accrued, that if recognized would reduce net operating loss carry-forwards or affect tax expense.

The Company files tax returns as prescribed by the tax laws in the Unites States and United Kingdom in which they operate. In the normal course of business, the Company is subject to examination by the federal jurisdiction based on the statute of limitations. As of December 31, 2025, open years related to the United States and United Kingdom are 2021 to 2024.

The Company has no open tax audits with any taxing authority as of December 31, 2025. As of December 31, 2025 and December 31, 2024, the Company had no accrued interest and penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statements of operations.

The Company adopted ASU 2023-09 on a prospective basis for the year ended December 31, 2025 and has included the following table as a result of adoption, which presents income taxes paid (net of refunds received) for the year ended December 31, 2025:

For the year ended December 31,
(in thousands)	2025
U.S. Federal	$—
State:
California	1
Other states	(0)
State subtotal	1
Foreign:
United Kingdom	(25)
Foreign subtotal	(25)
Total cash paid for income taxes (net of refunds)	$(24)

The Company had $1 thousand of income taxes paid for the year ended December 31, 2024, prior to the adoption of ASU 2023-09.

On July 4, 2025, the One Big Beautiful Bill Act was enacted, introducing significant changes to U.S. federal tax law, including modifications to corporate tax rates, deductions, and tax credit provisions. As of December 31, 2025, the Company completed its analysis and determined that no material adjustments resulted from the new legislation.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.DEFINED CONTRIBUTION PENSION:

The Company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the Company in an independently administered fund. The pension cost charge represents contributions payable by the Company to the fund. Pension cost is included in the consolidated statements of operations as follows:

	Year Ended December 31,
(in thousands)	2025	2024
Research and development	$156	$64
General and administration	65	55
Total	$221	$119

As of December 31, 2025, there was $6 thousand owed to the pension scheme that is recorded under accounts payable and accrued expenses on the consolidated balances sheets. As of December 31, 2024, there was $16 thousand owed to the pension scheme.

13.RELATED PARTY TRANSACTIONS:

The were no related party transaction during the year ended December 31, 2025.

14.SEGMENT REPORTING:

We manage our business activities on a consolidated basis and operate as a single operating segment. Our income is mostly generated from R&D grants and R&D tax credits. The accounting policies of the semiconductor materials are the same as those described in Note 2 – Summary of Significant Accounting Policies.

Our CODM is our Chief Executive Officer and President, Ian Jenks. The CODM uses net income, as reported on our Consolidated Statements of Comprehensive Income, in evaluating performance of the segment and determining how to allocate resources of the Company as a whole and making decisions on perspective joint development and collaboration agreements. The CODM does not review assets in evaluating the results of the segment, and therefore, such information is not presented.

The following table provides the net losses of the segment:

	Year Ended December 31,
	2025	2024
Revenue	$697	$82
Cost of revenue	272	32
Gross profit	425	50
Other operating income	951	1,017
Operating expenses
Research and development	7,017	5,111
General and administrative	7,371	6,342
(Gain)/loss on foreign currency transactions	(177)	78
Total operating expenses	14,211	11,531
Loss from operations	(12,835)	(10,464)
Total non-operating income/(expense)	2,302	135
Loss before income taxes	(10,533)	(10,329)
Income tax refund	24	(1)
Net loss	$(10,509)	$(10,330)

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.SUBSEQUENT EVENTS:

2021 Plan

Under the evergreen adjustment provisions of the 2021 Plan, on January 1, 2026, the number of shares of the Company’s common stock available for issuance under the 2021 Plan was increased by 273,588. After giving effect to the increase, the total number of shares of common stock that may be issued under the 2021 Plan is 1,916,714.

Warrant Exercises

Since December 31, 2025 38,611 shares of the Company’s common stock were issued upon the exercise of 38,620 Pre-Funded Warrants and Class C Warrants.

January 2026 Registered Direct Offering

On January 30, 2026, the Company entered into a securities purchase agreement (the “January 2026 RDO Purchase Agreement”) with an institutional investor, pursuant to which the Company agreed to sell to such investor 13,543 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a purchase price of $25.00 per share and 13,678 pre-funded warrants (the “January 2026 Pre-Funded Warrant”) to purchase 13,678 shares of Common Stock at a purchase price of $25.00 per January 2026 Pre-Funded Warrant and an exercise price of $0.0001 per share (the “January 2026 Offering”). The Shares were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-281608), which was declared effective by the Securities and Exchange Commission on August 22, 2024 and a related base prospectus and prospectus supplement thereunder. The gross proceeds from the January 2026 Offering were $680,500, prior to deducting offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

Debt Conversion Agreement

On February 5, 2026, the Company entered into a debt conversion agreement (the “Debt Conversion Agreement”) with SmartKem Limited, a wholly owned subsidiary of the Company, and a creditor (the “Creditor”), pursuant to which the Company agreed to issue to the Creditor (i) 7,703 shares of Common Stock, at an ascribed price of $137.50 per share and (ii) pre-funded warrants (the “February 2026 Pre-Funded Warrant”) to purchase 6,966 shares of Common Stock in satisfaction of approximately $2,016,821 owed to the Creditor by SmartKem Limited. The February 2026 Pre-Funded Warrants are immediately exercisable at an exercise price of $0.0001 per share and may be exercised at any time until the February 2026 Pre-Funded Warrants are exercised in full.

Nasdaq Listing Deficiencies

On February 12, 2026, the Listing Qualifications Department of Nasdaq notified the Company that, based upon the Company’s continued non-compliance with the Equity Rule, the Staff had determined to delist the Company’s securities from Nasdaq unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company timely requested a hearing, which stayed the delisting and suspension of the Company’s securities pending the decision of the Hearings Panel. There can be no assurance that the Company will be able to evidence compliance with the Equity Rule or other applicable requirements for continued listing on The Nasdaq Capital Market prior to the hearing or that the Panel will grant the Company a further extension period in accordance with the Nasdaq Listing Rules.

On March 5, 2026, the Company received an additional letter (the “Bid Price Deficiency Letter”) from the Listing Qualifications Department of Nasdaq indicating that the Company is not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”) for continued listing on the Nasdaq Capital Market. Based on the closing bid price of the Company’s common stock between January 21, 2026, and March 4, 2026, the Company no longer meets the minimum bid price requirement. The Bid Price Deficiency Letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Senior Secured Note Financing

On March 18, 2026, the Company entered into a Securities Purchase Agreement (the “March 2026 Purchase Agreement”) with certain accredited investors (each the “Note Buyer”, collectively the “Note Buyers”), pursuant to which the Company agreed to issue and sell to the Note Buyers senior secured promissory notes (the “March 2026 Notes”) in the aggregate original principal amount of $3,750,000 for an aggregate purchase price of $2,625,000, reflecting an original issue discount of approximately 30%.

The March 2026 Notes do not bear interest unless an Event of Default has occurred, in which case interest accrues at a rate of 14% per annum. The March 2026 Notes mature on the six-month anniversary of the original issuance date, subject to extension at the option of each Note Buyer in the event that an Event of Default has occurred. In addition, if the Company or any of its subsidiaries consummates a subsequent placement of securities, each Note Buyer may elect to exchange all or any portion of the then outstanding principal amount of its March 2026 Note into the securities being issued in such subsequent placement, with the aggregate amount of such securities valued at 120% of the exchanged principal amount.

In connection with the March 2026 Purchase Agreement, the Company and its subsidiaries entered into a Security and Pledge Agreement (the “March 2026 Security Agreement,” and together with the March 2026 Purchase Agreement, the March 2026 Notes, and the March 2026 Guaranties (as defined below), the “March 2026 Transaction Documents”) in favor of the collateral agent (the “Collateral Agent”) for the benefit of the Note Buyers. Pursuant to the March 2026 Security Agreement, the Grantors granted to the Collateral Agent a first priority perfected security interest in all existing and future assets of the Company and its direct and indirect subsidiaries, including a pledge of all of the capital stock of each subsidiary, as security for the Company’s obligations under the March 2026 Transaction Documents.

In connection with the March 2026 Security Agreement, the Company and its subsidiaries also entered into an Intellectual Property Security Agreement (the “IP Security Agreement”), pursuant to which the Grantors granted to the Collateral Agent a continuing security interest in certain of their intellectual property, as additional collateral security for the obligations under the March 2026 Transaction Documents. In addition, each subsidiary of the Company executed and delivered Guaranties (the “Guaranties”) in favor of the Collateral Agent, for the benefit of the Buyers, pursuant to which each such subsidiary unconditionally and irrevocably guaranteed the payment and performance of all of the Company’s obligations under the March 2026 Purchase Agreement, the March 2026 Notes, and the other March 2026 Transaction Documents.

As discussed below, on March 30, 2026 all Note Buyers elected to exchange all of the then outstanding principal into securities issued in a private placement of preferred stock and warrants.

Notes Payable

On March 18, 2026, the Company entered into Settlement Agreements and Releases (collectively, the “Settlement Agreements”) with the Purchasers of the Notes issued by the Company on October 31, 2025, pursuant to a Securities Purchase Agreement dated June 14, 2023 (as amended, the “Prior Purchase Agreement”). The Settlement Agreements were entered into to resolve certain claims alleged by the Purchasers against the Company in connection with the Notes, which claims the Company denied. Pursuant to the Settlement Agreements, the Company agreed to (i) repay each Purchaser the outstanding principal amount of its respective Note in full within two (2) business days following the effective date of the Settlement Agreements, and (ii) pay to the Holders an aggregate cash settlement payment of $300,000 by wire transfer of immediately available funds.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, pursuant to the Settlement Agreements, the Company agreed to assign, transfer, and convey to SmartKem IP LLC, a Delaware limited liability company, certain of the Company’s right, title, and interest in and to certain patents and patent applications, together with all continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, foreign counterparts, and all rights to sue for past, present, and future infringement thereof. In furtherance thereof, the Company and its subsidiary, SmartKem Ltd, a corporation organized under English law (the “Assignor”), entered into an Intellectual Property Assignment Agreement (the “IP Assignment Agreement”) with SmartKem IP LLC (the “Assignee”), pursuant to which the Assignor irrevocably conveyed, transferred, and assigned to the Assignee certain of the Assignor’s right, title, and interest in and to certain patents, patent applications, and related intellectual property rights, together with all royalties, fees, income, and proceeds related thereto, and all claims and causes of action with respect thereto.

In connection with the Settlement Agreements, the Company and the Holders entered into Waiver and Termination Agreements (the “Waiver and Termination Agreements”) with respect to the Prior Purchase Agreement. Pursuant to the Waiver and Termination Agreements, the Holders agreed to (i) waive compliance with the Lower Priced Issuance provision set forth in Section 4.12(c) of the Prior Purchase Agreement with respect to the sale of securities pursuant to the Prior Purchase Agreement, (ii) amend Section 4.12(c) of the Prior Purchase Agreement to reset the price threshold thereunder to the lowest price per share at which securities are sold in the contemplated registered direct and private placement offering by the Company, and (iii) subject to the Company’s payment of the settlement payment and completion of the patent assignment contemplated by the Settlement Agreements, terminate the Variable Rate Transaction provision set forth in Section 4.12(b) of the Prior Purchase Agreement.

March 2026 Registered Direct Offering

On March 20, 2026, the Company entered into a securities purchase agreement (the “March 2026 RDO Purchase Agreement”) with certain institutional investors, pursuant to which the Company agreed to sell to such investors 227,307 Shares of the Company’s Common Stock at a purchase price of $11.52 per share (the “March 2026 Offering”). The Shares were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-281608), which was declared effective by the Securities and Exchange Commission on August 22, 2024 and a related base prospectus and prospectus supplement thereunder. The gross proceeds from the March 2026 Offering were $2,617,440, prior to deducting offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

Preferred Stock Offering and Warrants

On March 30, 2026, the Company entered into a securities purchase agreement (the “Preferred Stock Purchase Agreement” with certain institutional investors (collectively, the “Buyers”), including certain Note Buyers pursuant to which the Company agreed to issue and sell to the Buyers in a private placement (the “Private Placement”) (i) 11,411.5 shares of the Company’s newly designated Series A Convertible Preferred Stock, par value $0.0001 per share, with a stated value of $1,000 per share, convertible into shares of Common Stock at an initial conversion price of $29.11 per share, subject to adjustment as set forth in the certificate of designations and (ii) warrants to purchase up to 465,040 shares of Common Stock at an initial exercise price of $29.11 per share, subject to adjustment. The purchase price under the Preferred Stock Purchase Agreement was satisfied in cash and by exchange of $2,625,000 March 2026 Notes. The gross proceeds from the Private Placement were $4,629,200, prior to deducting offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

SMARTKEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equity Line of Credit

On March 30, 2026, the Company entered into a common stock purchase agreement (the “ELOC Purchase Agreement”) with an equity line investor (the “ELOC Investor”), pursuant to which the Company has the right, but not the obligation, to sell to the ELOC Investor, and the ELOC Investor is obligated to purchase, up to the lesser of (a) $500,000,000 and (b) 19.99% of the Company’s outstanding shares of Common Stock as of the date of the ELOC Purchase Agreement, which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the ELOC Purchase Agreement under applicable rules of the Trading Market (as defined under the ELOC Purchase Agreement), (unless stockholder approval is obtained or applicable sales qualify as “at market” under applicable rules of The Nasdaq Stock Market LLC), from time to time during the period commencing on the effective date of a registration statement registering the resale of shares issuable under the ELOC Purchase Agreement and ending upon termination of the ELOC Purchase Agreement. Sales of Common Stock to the Investor under the ELOC Purchase Agreement, if any, will be made by the Company at its sole discretion from time to time by delivering purchase notices to the Investor (each, a “VWAP Purchase”). The purchase price per share for each VWAP Purchase will be equal to 90% of the lesser of (i) the lowest sale price of the Common Stock on the applicable purchase date and (ii) the volume weighted average price of the Common Stock during the applicable purchase period. The ELOC Investor’s aggregate committed obligation under any single VWAP Purchase shall not exceed $5,000,000. The ELOC Purchase Agreement prohibits the Company from issuing shares to the ELOC Investor to the extent such shares, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates, would cause the ELOC Investor’s beneficial ownership to exceed 4.99% of the outstanding shares of Common Stock.

SMARTKEM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except number of shares and per share data)

	June 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$3,689	$374
Accounts receivable	—	3
Research and development tax credit receivable	—	549
Note receivables	6,213	—
Prepaid expenses and other current assets	454	575
Total current assets	10,356	1,501
Property, plant and equipment, net	—	180
Right-of-use assets, net	—	607
Total assets	$10,356	$2,288
Liabilities and stockholders’ (deficit) / equity
Current liabilities
Accounts payable and accrued expenses	$675	$4,603
Lease liabilities, current	—	271
Notes payable, net	—	928
Deferred revenue	—	108
Total current liabilities	675	5,910
Lease liabilities, non-current	—	312
Total liabilities	675	6,222
Contingencies (Note 11)	—	—
Stockholders’ equity / (deficit):
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, 26,411.5 and 0 shares issued and outstanding, at June 30, 2026 and December 31, 2025, respectively	—	—
Common stock, par value $0.0001 per share, 5,000,000,000 shares authorized, 513,652 and 136,787 shares issued and outstanding, at June 30, 2026 and December 31, 2025, respectively*	0	0
Additional paid-in capital*	157,436	124,773
Accumulated other comprehensive loss	—	(3,578)
Accumulated deficit	(147,755)	(125,129)
Total stockholders’ equity / (deficit)	9,681	(3,934)
Total liabilities and stockholders’ equity / (deficit)	$10,356	$2,288

*reflects a one-for-fifty (1:50) reverse stock split effected on August 20, 2026

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SMARTKEM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except number of shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$—	$32	$20	$55
Cost of revenue	—	28	4	29
Gross profit	—	4	16	26
Other operating income	—	279	34	530
Operating expenses
Research and development	703	2,426	1,616	3,923
General and administrative	778	2,360	2,442	4,369
Gain on foreign currency transactions	(82)	(131)	(36)	(226)
Total operating expenses	1,399	4,655	4,022	8,066
Loss from operations	(1,399)	(4,372)	(3,972)	(7,510)
Non-operating (expense) / income
Gain / (loss) on foreign currency transactions	437	1,970	(373)	2,939
Loss on the write-off of bad debts	(45,648)	—	(45,648)	—
Gain on deconsolidation of investment of subsidiary	43,308	—	43,308	—
Change in fair value of derivative liabilities	—	—	(3,391)	—
Change in fair value of convertible notes receivable	(287)	—	(287)	—
Expense for commitment shares issued upon signing the equity line of credit (ELOC)	—	—	(11,874)	—
Origination fees	400	—	400	—
Loss on settlement of debt	—	—	(371)	—
Transaction costs related to debt financing	(64)	—	(131)	—
Interest, net	(3)	3	(286)	13
Total non-operating (expense) / income	(1,857)	1,973	(18,653)	2,952
Loss before income taxes	(3,256)	(2,399)	(22,625)	(4,558)
Income tax (expense) / refund	(1)	(1)	(1)	24
Net loss	$(3,257)	$(2,400)	$(22,626)	$(4,534)
Common share data:
Basic and diluted net loss per common share*	$(6.93)	$(14.87)	$(59.62)	$(30.79)
Weighted average shares outstanding - basic and diluted*	470,209	161,420	379,466	147,286
Net loss	$(3,257)	$(2,400)	$(22,626)	$(4,534)
Other comprehensive loss:
Foreign currency translation	2,668	(2,064)	3,578	(3,069)
Total comprehensive loss	$(589)	$(4,464)	$(19,048)	$(7,603)

*reflects a one-for-fifty (1:50) reverse stock split effected on August 20, 2026

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SMARTKEM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY / (DEFICIT)

(Unaudited)

(in thousands, except share data)

	Preferred Stock		Common stock		Additional	Accumulated other		Total
	$0.0001 par value		$0.0001 par value*		paid-in	comprehensive	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital*	income / (loss)	deficit	equity / (deficit)
Balance at January 1, 2026	—	$—	136,787	$0	$124,773	$(3,578)	$(125,129)	$(3,934)
Stock-based compensation expense	—	—	—	—	255	—	—	255
Exercise of stock options into common stock	—	—	102	—	—	—	—	—
Cashless exercise of warrants into common stock	—	—	38,613	—	—	—	—	—
Common stock issued for settlement of debt	—	—	7,703	—	342	—	—	342
Issuance of common stock and warrants, net of issuance costs	—	—	13,543	—	555	—	—	555
Issuance of common stock, net of issuance costs	—	—	227,307	0	2,466	—	—	2,465
Issuance of Series A-1 Preferred Stock and warrants, net of issuance costs	5,786.5	—	—	—	4,446	—	—	4,446
Exchange of notes payable for Series A-1 Preferred Stock	5,625.0	—	—	—	7,862	—	—	7,862
Issuance of Series A-1 Preferred Stock for equity line of credit (ELOC)	10,000.0	—	—	—	11,874	—	—	11,874
Foreign currency translation adjustment	—	—	—	—	—	910	—	910
Net loss	—	—	—	—	—	—	(19,369)	(19,369)
Balance at March 31, 2026	21,411.5	$—	424,055	$0	$152,572	$(2,668)	$(144,498)	$5,406
Stock-based compensation expense	—	—	—	—	212	—	—	212
Fair value of warrants issued related to broker fees	—	—	—	—	3	—	—	3
Issuance of Series A-1 Preferred Stock and warrants, net of issuance costs	5,000.0	—	—	—	3,041	—	—	3,041
Exercise of warrants into common stock	—	—	6,997	—	37	—	—	37
Issuance of common stock pursuant to equity line of credit (ELOC)	—	—	82,600	0	1,571	—	—	1,571
Foreign currency translation adjustment	—	—	—	—	—	2,668	—	2,668
Net loss	—	—	—	—	—	—	(3,257)	(3,257)
Balance at June 30, 2026	26,411.5	$—	513,652	$0	$157,436	$—	$(147,755)	$9,681

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SMARTKEM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY / (DEFICIT)

(Unaudited)

(in thousands, except share data)

	Preferred Stock		Common stock		Additional	Accumulated other		Total
	$0.0001 par value		$0.0001 par value*		paid-in	comprehensive	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital*	income / (loss)	deficit	equity
Balance at January 1, 2025	856	$—	71,805	$—	$122,316	$(1,105)	$(114,620)	$6,591
Stock-based compensation expense	—	—	—	—	250	—	—	250
Issuance of common stock to vendor	—	—	600	—	85	—	—	85
Foreign currency translation adjustment	—	—	—	—	—	(1,005)	—	(1,005)
Net loss	—	—	—	—	—	—	(2,134)	(2,134)
Balance at March 31, 2025	856	$—	72,405	$—	$122,651	$(2,110)	$(116,754)	$3,787
Stock-based compensation expense	—	—	—	—	260	—	—	260
Issuance of common stock to vendor	—	—	2,600	—	290	—	—	290
Conversion of Preferred stock into common stock	(856)	—	13,816	—	—	—	—	—
Exercise of warrants into common stock	—	—	4	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	(2,064)	—	(2,064)
Net loss	—	—	—	—	—	—	(2,400)	(2,400)
Balance at June 30, 2025	—	$—	88,825	$—	$123,201	$(4,174)	$(119,154)	$(127)

*reflects a one-for-fifty (1:50) reverse stock split on effected on August 20, 2026

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SMARTKEM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flow from operating activities:
Net loss	$(22,626)	$(4,534)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	65	113
Stock-based compensation expense	467	510
Issuance of common stock to vendor	—	375
Right-of-use asset amortization	123	124
Loss / (gain) on foreign currency transactions	336	(3,165)
Gain on deconsolidation of subsidiary	(43,308)	—
Loss on write-off of bad debts	45,648	—
Expense for commitment shares issued upon signing the equity line of credit (ELOC)	11,874	—
Change in fair value of derivative liabilities	3,391	—
Change in fair value of convertible notes receivable	287	—
Debt discount amortization	283	—
Loss on the extinguishment of debt	371	—
Transactions costs allocable to notes payable and equity line of credit (ELOC)	131	—
Change in operating assets and liabilities:
Research and development tax credit receivable	—	(259)
Prepaid expenses and other assets	(120)	(523)
Accounts payable and accrued expenses	(258)	1,154
Lease liabilities	(57)	(88)
Other current liabilities	—	172
Net cash used in operating activities	(3,393)	(6,121)
Cash flows from investing activities:
Payment for convertible notes receivable	(6,500)	—
Deconsolidation of subsidiary	(852)	—
Net cash used by investing activities	(7,352)	—
Cash flow from financing activities:
Gross proceeds received related to Common Stock and Warrants Purchase Agreement	681	—
Payments for financing expense related to Common Stock and Warrants Purchase Agreement	(127)	—
Payment for legal expenses related to extinguishment of debt	(10)	—
Gross proceeds received related to note payable	2,625	—
Payment for legal expense related to notes payable	(50)	—
Principal payment for the settlement of note payable	(1,100)	—
Payment for a release of claims related to notes payable	(300)	—
Gross proceeds received related to Common Stock Purchase Agreement	2,617	—
Payment for financing expense related to Common Stock Purchase Agreement	(189)	—
Gross proceeds received related to Preferred Stock and Warrants Purchase Agreement	8,630	—
Payment for financing expense related to Preferred Stock and Warrants Purchase Agreement	(1,104)	—
Payment for financing expense related to equity line of credit (ELOC)	(17)	—
Principal payment on the financing of the director and officer insurance policy	(112)	—
Proceeds received for exercise of common stock warrants	37	—
Proceeds received related to equity line of credit (ELOC)	1,571	—
Net cash provided by financing activities	13,152	—
Effect of exchange rate changes on cash	908	132
Net change in cash	3,315	(5,989)
Cash, beginning of period	374	7,141
Cash, end of period	$3,689	$1,152
Supplemental disclosure of cash and non-cash investing and financing activities
Right-of-use asset and lease liability additions	—	653
Initial classification of fair value of derivative liability	1,460	—
Debt discount related to notes payable	1,125	—
Conversion of debt to preferred stock and warrants	7,862	—
Financing of directors’ and officers’ liability insurance with debt	112	—

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

1.	GENERAL

Organization

SmartKem, Inc. (“SmartKem” or the “Company”) a Delaware corporation, formerly known as Parasol Investments Corporation (“Parasol”), was formed on May 13, 2020, and is the successor, as discussed below, of SmartKem Limited, which was formed under the Laws of England and Wales. The Company was founded as a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of SmartKem Limited following the closing of the Exchange described below.

On February 23, 2021, Parasol entered into a Securities Exchange Agreement (the “Exchange Agreement”), with SmartKem Limited. Pursuant to the Exchange Agreement all of the equity interests in SmartKem Limited, except certain deferred shares which had no economic or voting rights, and which were purchased by Parasol for an aggregate purchase price of $1.40, were exchanged for shares of Parasol common stock, par value $0.0001 per share (“common stock”), and SmartKem Limited became a wholly owned subsidiary of Parasol (the “Exchange”).

As a result of the Exchange, Parasol legally acquired the business of SmartKem Limited, and continues as the existing business operations of SmartKem Limited as a public reporting company under the name SmartKem, Inc.

Business

On June 12, 2026, SmartKem Limited (subsidiary of SmartKem, Inc) entered Creditors’ Voluntary Liquidation and was deconsolidated following the appointment of an administrator. As a result, SmartKem Limited’s assets, liabilities, operations, and results are no longer included in the Company’s consolidated financial statements beginning June 12, 2026.

Upon liquidation and deconsolidation, the development and manufacturing of our custom electronic materials was taken over by SmartKem, Inc. The design and develop our materials continue to take place at our research and development facility in Manchester, UK by a team of people hired from the subsidiary. We operate with an international footprint, providing materials development, prototyping and technical support to customers and collaborators globally. Our advanced TRUFLEX® materials integrate into existing manufacturing processes, supporting efficient, scalable production and high-performance outcomes across a broad range of electronic applications. We combine materials science expertise with practical engineering to deliver tailored solutions for partners seeking to innovate in electronics.

During the first six months of 2026, SmartKem was involved in a number of financing transactions. These included the transfer of our patent portfolio to a third party. The company still owns its process and formulation intellectual property as codified in 40 trade secrets. As previously disclosed, the Company is continuing to conduct a review of its strategy. In particular, it is evaluating its display prototyping activities, its materials formulation activities, and the possibility of adding new materials to its portfolio.

SmartKem, Inc.is referred to herein as “SmartKem”, “we”, “us”, “our”, or the “Company”, as the context requires and unless otherwise noted.

Risk and Uncertainties

The Company’s activities are subject to significant risks and uncertainties including the risk of failure to secure additional funding to properly execute the Company’s business plan. The Company is subject to risks that are common to companies in the growth stage, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, reliance on third party manufacturers, protection of proprietary technology, and compliance with regulatory requirements.

Going Concern

The Company has incurred continuing losses including net losses of $22.6 million for the six months ended June 30, 2026. The Company’s cash as of June 30, 2026 was $3.7 million with net cash used in operating activities of $3.4 million for the six months ended June 30, 2026. The Company anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to research funding and further development of our technology and products.

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

The Company expects that its cash and cash equivalents of $3.7 million as of June 30, 2026 will not be sufficient to fund its operating expenses for the 12 months from the issuance of these financial statements. In the event that the Company is unable to raise additional capital in the near term, it may have to curtail its operations or seek protection under applicable bankruptcy or insolvency laws.

The Company’s future viability will continue to be dependent on its ability to raise additional capital to fund its operations. The Company will need to obtain additional funds to satisfy its operational needs. Until such time, if ever, as the Company can generate sufficient cash through revenue, management’s plans are to finance the Company’s working capital requirements through a combination of equity offerings, including the issuance of Common Stock pursuant to the ELOC Purchase Agreement (as defined in Note 8), debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. If the Company raises additional funds by issuing equity securities, the Company’s existing security holders will likely experience dilution. If the Company borrows money, the incurrence of indebtedness would result in increased debt service obligations and could require the Company to agree to operating and financial covenants that could restrict its operations. If the Company enters into a collaboration, strategic alliance or other similar arrangement, it may be forced to give up valuable rights. There can be no assurance, however, that such financing will be available in sufficient amounts, when and if needed, on acceptable terms or at all. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding.

There is substantial doubt that the Company will be able to pay its obligations as they fall due, and this substantial doubt is not alleviated by management plans. The condensed consolidated financial statements as of June 30, 2026 have been prepared assuming that the Company will continue as a going concern. Accordingly, the consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

Reverse Stock Split

All share numbers and per share amounts presented in these financial statements, including these footnotes reflect a one-for-fifty (1:50) reverse stock split effected on August 20, 2026. The split reduced the number of issued and outstanding shares without affecting the number of authorized shares or the par value of the Common Stock. No fractional shares were issued; instead, stockholders of our common stock who otherwise would have been entitled to receive a fractional share received an additional fraction of a share of common stock to round up to the next whole share.

Basis of Presentation

The unaudited interim condensed consolidated financial statements of the Company as of June 30, 2026 and December 31, 2025 and for the three and six months ended June 30, 2026 and 2025 should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”), which was filed with the SEC on April 8, 2026 and may also be found on the Company’s website (www.smartkem.com). In these notes to the interim condensed consolidated financial statements the terms “us,” “we” or “our” refer to the Company and its consolidated subsidiaries.

These interim condensed consolidated financial statements are unaudited and were prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting and with the SEC’s instructions to Form 10-Q and Article 10 of Regulation S-X. They include the accounts of all wholly owned subsidiaries and all significant inter-company accounts and transactions have been eliminated in consolidation. Amounts are presented in thousands, except number of shares and per share data.

The preparation of interim condensed consolidated financial statements requires management to make assumptions and estimates that impact the amounts reported. These interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company’s results of operations, financial position and cash flows for the interim periods ended June 30, 2026 and 2025; however, certain information and footnote disclosures normally included in our

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

audited consolidated financial statements included in our Annual Report have been condensed or omitted as permitted by GAAP. It is important to note that the Company’s results of operations and cash flows for interim periods are not necessarily indicative of the results of operations and cash flows to be expected for a full fiscal year or any interim period.

Reverse Stock Split

All share numbers and per share amounts presented in these financial statements, including these footnotes reflect a one-for-fifty (1:50) reverse stock split effected on August 20, 2026.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Other than the policies listed below, there have been no material changes to the Company’s significant accounting policies as set forth in Note 3 Summary of Significant Accounting Policies to the consolidated financial statements included in the Company’s Annual Report.

Management’s Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the Company’s consolidated financial statements relate to the valuation of common stock, fair value of stock options and fair value of derivative liabilities. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the consolidated financial statements, actual results may materially vary from these estimates.

Deconsolidation of Subsidiary

The Company consolidates entities in which it has a controlling financial interest in accordance with ASC 810, Consolidation. When the Company ceases to have a controlling financial interest in a subsidiary, including as a result of the voluntary liquidation or dissolution of a subsidiary, the Company deconsolidates the subsidiary as of the date control is lost. The Company recognizes a gain or loss on deconsolidation based on the difference between the carrying amount of the subsidiary’s net assets, including amounts attributable to noncontrolling interests, and the fair value of any consideration received and any retained interest in the former subsidiary. Any retained interest is initially measured at fair value on the date control is lost and subsequently accounted for in accordance with applicable U.S. GAAP. The results of operations and cash flows of the subsidiary are included in the Company’s consolidated financial statements through the date of deconsolidation.

Notes Receivable

The Company accounts for its notes receivable in accordance with ASC 825, Financial Instruments, and ASC 820, Fair Value Measurement. Upon initial recognition of certain notes receivable, the Company may elect the fair value option, which permits eligible financial assets to be measured at fair value with changes in fair value recognized in earnings each reporting period. The fair value option election is irrevocable and is made on an instrument-by-instrument basis upon the initial recognition of the financial asset.

The Company elected the fair value option for its convertible promissory notes receivable issued by Ferrox Critical Minerals Ltd. (“Ferrox”). Management believes that accounting for the notes receivable at fair value provides more relevant information regarding the economic characteristics of the instruments, including the impact of the embedded conversion features and changes in the underlying value of the investee.

The notes receivable are initially recorded at fair value and subsequently remeasured at fair value at each reporting date. Changes in fair value are recognized within other income (expense), net, in the condensed consolidated statements of operations. The Company does not separately recognize interest income, amortization of discounts or premiums, or an allowance for expected credit losses

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

related to financial instruments for which the fair value option has been elected, as such considerations are incorporated into the fair value measurement.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

●	Level 1: Quoted prices in active markets for identical assets or liabilities.
●	Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
●	Level 3: Unobservable inputs which are supported by little, or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the period ended June 30, 2026. The carrying value of the Company’s cash, accounts receivable, other receivables, and accounts payable approximate fair value because of the short-term maturity of these financial instruments.

The fair value of the notes receivable is determined using valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Because the notes are not traded in active markets and contain significant unobservable assumptions, including estimates of enterprise value, expected transaction outcomes, timing assumptions, probabilities of conversion or repayment, and appropriate discount rates, the notes receivable are classified as Level 3 assets within the fair value hierarchy established by ASC 820.

Management evaluates the valuation methodologies and significant assumptions used in measuring fair value at each reporting date and updates those assumptions as necessary to reflect current facts and circumstances.

Issuance Costs

The Company assessed the issuance cost in connection with the issuance of an equity offering. ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, Expenses of Offering, states that specific incremental costs directly attributable to a proposed or actual offering of equity securities may properly be deferred and charged against the gross proceeds of the offering. Analogizing to that guidance, specific incremental costs directly attributable to the issuance of an equity contract to be classified in equity should generally be recorded as a reduction in equity. However, issuance costs for equity contracts that are classified as a liability should be expensed immediately. The issuance costs are allocated to the equity and liability components of the underlying transaction on a basis of the allocated fair value of the gross proceeds in the overall transactions.

Direct and incremental legal and accounting costs associated with the Company’s issuance of common stock, preferred stock and warrants are deferred and classified as a component of other assets on the consolidated balance sheet until completion of the issuance. Upon completion of the issuance, deferred offering costs are reclassified from other assets to equity in additional paid-in capital and recorded against the net proceeds received in the issuance. For the period ended June 30, 2026, we recorded $539 thousand of offering costs of which $489 thousand were recorded in additional paid-in capital and $50 thousand were recorded as non-operating expenses.

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business as one operating segment: Semiconductor materials.

Recent Accounting Pronouncements

On November 2024, the FASB issued Accounting Standards Update (ASU) No. 2024-03, Income Statement (Topic 220): Reporting Comprehensive Income - Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses, which requires public companies to disclose, in interim and annual reporting periods, additional information about certain expenses in the financial statements. The amendments in this pronouncement will be effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and is effective on either a prospective basis or retrospective basis. The Company is currently assessing the potential impacts of adoption on its consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses, which provides a practical expedient for estimating expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under Topic 606, Revenue from Contracts with Customers. ASU 2025-05 is effective for annual periods beginning after December 15, 2025 and interim periods within those annual reporting periods and should be applied prospectively, with early adoption permitted. The adoption of this guidance did not have a material impact in the interim condensed consolidated financial statements of the Company.

In December 2025, the FASB issued ASU 2025-12, Codification Improvements, which clarifies various topics in the Accounting Standards Codification to improve consistency and address technical corrections. Key improvements include clarifying the calculation of diluted earnings per share (EPS) when a loss from continuing operations exists. The amendments in this update are effective for the Company beginning January 1, 2027, with early adoption permitted. The Company is assessing the impact of adopting this standard.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow Scope Improvements. This update clarifies the applicability of interim reporting guidance and the form and content of interim financial statements. It also establishes a disclosure principle requiring an entity to disclose material events and changes occurring since the end of the last annual reporting period. ASU 2025-11 is effective for the Company for interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is assessing the impact of adopting this standard.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities. This update establishes authoritative guidance for the recognition, measurement, presentation, and disclosure of government grants received by business entities. ASU 2025-10 is effective for the Company for interim periods within annual reporting periods beginning after December 15, 2028, with early adoption permitted. The Company is assessing the impact of adopting this standard.

The Organization for Economic Co-operation and Development (“OECD”) reached an agreement among various countries to implement a minimum 15% tax rate on certain multinational enterprises, commonly referred to as Pillar Two. Many countries continue to announce changes in their tax laws and regulations based on Pillar Two Proposals. We are continuing to evaluate the impact of these proposed and enacted legislative changes as new guidance becomes available. Given the numerous proposed changes in law and uncertainty regarding such proposed changes, the impact cannot be determined at this time.

3.DECONSOLIDATION OF SUBSIDIARY

On June 12, 2026, SmartKem Limited, a corporation organized under English law and the Company’s wholly owned subsidiary, was placed into creditors Voluntary Liquidation. SmartKem Limited is under the control of an administrator which oversees the liquidation process. The Company assessed the inherent uncertainties associated with the outcome of the voluntary creditors liquidation process and the anticipated duration thereof, and concluded that it was appropriate to deconsolidate SmartKem, Limited effective on the date the administrator was appointed.

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

SmartKem, Ltd. developed and manufactured custom electronic materials designed to enable the next generation of electronics. The advanced TRUFLEX® materials integrated into existing manufacturing processes, supporting efficient, scalable production and high-performance outcomes across a broad range of electronic applications. It combined materials science expertise with practical engineering to deliver tailored solutions for partners seeking to innovate in electronics.

All development and manufacturing activities have been transferred to SmartKem, Inc and continue to be done in the Manchester, UK facility by a team of employees hired from SmartKem, Ltd.

The Company did not receive any consideration in the deconsolidation of SmartKem Limited.

The following table presents the assets and liabilities of SmartKem Limited:

June 12
2026
Assets
Current assets
Cash and cash equivalents	$33
Accounts receivable	3
Research and development tax credit receivable	543
Prepaid expenses and other current assets	239
Total current assets	818
Property, plant and equipment, net	113
Right-of-use assets, net	479
Other assets, non-current	592
Total deconsolidated assets	$1,410
Liabilities
Current liabilities
Accounts payable and accrued expenses	$1,635
Lease liabilities, current	353
Deferred revenue	107
Total current liabilities	2,095
Lease liabilities, non-current	167
Total deconsolidated liabilities	2,262
Deconsolidated net liabilities	$(852)

Net liabilities of SmartKem Limited excludes $45.6 million of net intercompany trade and notes payables to SmartKem, Inc. as of June 12, 2026. Upon deconsolidation, these intercompany balances were reestablished as third-party balances by SmartKem, Inc. and management assessed their collectability. Based on the facts and circumstances existing at June 12, 2026, management determined the receivables due from SmartKem Limited were not collectible and recorded a bad debt expense of approximately $45.6 million, which is included in non-operating expense for the three and six months ended June 30, 2026

The Company recognized a gain on deconsolidation of investment of SmartKem Limited of approximately $43.3 million, which is included in non-operating expense for the three and six months ended June 30, 2026. The gain included approximately $0.1 million of cumulative foreign currency translation losses reclassified from accumulated other comprehensive income. The Company did not receive any consideration in the deconsolidation and retained no ownership interest in SmartKem Limited following the deconsolidation.

4.NOTES RECEIVABLE

During the six months ended June 30, 2026, the Company entered into a series of convertible promissory note agreements with Ferrox Critical Minerals Ltd. (“Ferrox”). As of June 30, 2026, the aggregate principal balance of the notes was approximately $6.5 million. The notes bear interest at the contractual rates specified in the respective agreements and can be converted, all or in part into ordinary shares of Ferrox at any time. The Company elected the fair value option under ASC 825, Financial Instruments, for the Ferrox notes receivable upon initial recognition.

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

The Company believes the fair value option election provides financial statement users with more relevant information regarding the economic characteristics of the notes, including the impact of the embedded conversion features and the relationship between the debt instruments and the underlying equity value of Ferrox.

As a result of this election, the notes receivable are reported at fair value at each reporting date, with changes in fair value recognized in earnings within other income (expense), net.

As of June 30, 2026, the fair value of the Ferrox notes receivable was $6.2 million.

Because the notes receivable are carried at fair value pursuant to ASC 825, the Company does not recognize an allowance for expected credit losses under ASC 326 for these instruments.

On April 23, 2026, the Company funded a bridge loan to Ferrox Critical Minerals (“Ferrox”), in the original principal amount of $2.3 million, which loan was evidenced by a Convertible Promissory Note issued by Ferrox to the Company. The Convertible Promissory Note shall accrue interest at a rate of 5.0% per annum and will mature on October 30, 2026. The Convertible Promissory Note is convertible at the option of the company into ordinary shares of Ferrox at a valuation equal to the lower of the then- fair market value of Ferrox or $80 million. Pursuant to the terms of the Convertible Promissory Note, the Company was paid an origination fee of $0.2 million.

On June 9, 2026, the Company entered into a Note Purchase and Assignment Agreement with SRX Global, Inc., a Delaware corporation, pursuant to which the company purchased a Convertible Promissory Note issued by Ferrox, dated March 12, 2026, in the original principal amount of $1.5 million. The Convertible Promissory Note shall accrue interest at a rate of 10% per annum and will mature on October 30,2026. The Convertible Promissory Note is convertible at the option of the company into ordinary shares of Ferrox at a valuation equal to the lower of the then- fair market value of Ferrox or $80 million.

On June 22, 2026, the Company funded an additional bridge loan to Ferrox in the original principal amount of $2.5 million, which loan was evidenced by an additional Convertible Promissory Note issued by Ferrox to the Company. The Convertible Promissory Note shall accrue interest at a rate of 5.0% per annum and will mature on December 31, 2026. The Convertible Promissory Note is convertible at the option of the company into ordinary shares of Ferrox at a valuation equal to the lower of the then- fair market value of Ferrox or $80 million. Pursuant to the terms of the Note, the Company was paid an origination fee of $0.2 million.

Each of these Convertible Promissory Notes contained a restrictive covenant prohibiting Ferrox from taking material corporate actions including, without limitation, redeeming any of its outstanding equity securities, repaying indebtedness, paying cash dividends and disposing of all or substantially all of its assets. Additionally, the Convertible Promissory Notes grant the company the right of first refusal during the term of each of the notes and for a period of 24 months thereafter, with respect to any Fundamental Transaction (as defined therein) by Ferrox.

5.PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	June 30,	December 31,
(in thousands)	2026	2025
Advances and retainers	$180	$54
Prepaid insurance	127	152
Research grant receivable	—	88
Prepaid facility costs	—	68
Prepaid software licenses	23	52
Tax receivable	96	117
Other receivable and other prepaid expenses	28	44
Total prepaid expenses and other current assets	$454	$575

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

6.PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	June 30,	December 31,
(in thousands)	2026	2025
Plant and equipment	$—	$1,786
Furniture and fixtures	—	114
Computer hardware and software	—	106
	—	2,006
Less: Accumulated depreciation	—	(1,826)
Property, plant and equipment, net	$—	$180

Depreciation expense was $65.3 thousand and $113.0 thousand for the six months ended June 30, 2026 and 2025, respectively and is classified as research and development expense.

7.ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	June 30,	December 31,
(in thousands)	2026	2025
Accounts payable - trade	$380	$4,435
Payroll liabilities	257	39
Accrued expenses	38	129
Total accounts payable and accrued expenses	$675	$4,603

On February 5, 2026, the Company entered into a debt conversion agreement (the “Debt Conversion Agreement”) with SmartKem Limited, a wholly owned subsidiary of the Company, and a creditor (the “Creditor”), pursuant to which the Company agreed to issue to the Creditor (i) 7,703 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at an ascribed price of $137.50 per share and (ii) pre-funded warrants (the “Pre-Funded Warrant”) to purchase 6,696 shares of Common Stock in satisfaction of approximately $2 million owed to the Creditor by SmartKem Limited.

8.LEASES

The Company’s former subsidiary, SmartKem Limited had operating leases consisting of office space, lab space and equipment with remaining lease terms of 1 to 3 years. As of June 12, 2026, all lease agreements are under the management and control of the administrator.

The table below presents certain information related to the lease costs for the Company’s operating leases for the periods ended:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Operating lease cost	$76	$68	$148	$141
Short-term lease cost	140	9	141	12
Total lease cost	$216	$77	$289	$153

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

The total lease cost is included in the unaudited condensed consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Research and development	$215	$75	$287	$148
General and administrative	1	2	2	5
Total lease cost	$216	$77	$289	$153

As a result of the deconsolidation of SmartKem Limited, the Company does not have any Right of use lease assets or lease liabilities as of June 30, 2026. Right of use lease assets and lease liabilities for the Company’s operating leases were recorded in the unaudited condensed consolidated balance sheet as follows:

	June 30,	December 31,
(in thousands)	2026	2025
Assets
Right of use assets - Operating Leases	$—	$607
Total lease assets	$—	$607
Liabilities
Current liabilities:
Lease liability, current - Operating Leases	$—	$271
Noncurrent liabilities:
Lease liability, non-current - Operating Leases	—	312
Total lease liabilities	$—	$583

9.NOTES PAYABLE

Notes payable consist of the following:

	June 30, 2026			December 31, 2025
(in thousands)	Gross	Discount	Net	Gross	Discount	Net
Notes Payable, Current	$—	$—	$—	$1,100	$(172)	$928

Senior Secured Notes Financing

On March 18, 2026, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Buyers”), pursuant to which the Company agreed to issue and sell to the Buyers senior secured promissory notes (the “Notes”) in the aggregate original principal amount of $3.75 million for an aggregate purchase price of $2.6 million, reflecting an original issue discount of approximately 30%. The Notes contained an exchange feature that was determined to be a derivative liability. Please see Note 10 for additional information.

As of March 31, 2026, the Notes had been exchanged into the March 30, 2026 Preferred Stock and Warrant offering and are no longer outstanding. Please see Note 12 for additional information.

Settlement and Release Agreements

On March 18, 2026, the Company entered into Settlement Agreements and Releases (collectively, the “Settlement Agreements”) with certain holders (collectively, the “Holders”) of those certain Senior Secured Notes (the “Prior Notes”) issued by the Company on October 31, 2025, pursuant to a Securities Purchase Agreement dated June 14, 2023 (as amended, the “Prior Purchase Agreement”). The Settlement Agreements were entered into to resolve certain claims alleged by the Holders against the Company in connection with the Prior Notes, which claims the Company denied. Pursuant to the Settlement Agreements, the Company agreed to (i) repay each Holder the outstanding principal amount of its respective Prior Note in full within two (2) business days following the effective date of the Settlement Agreements, and (ii) pay to the Holders an aggregate cash settlement payment of $300,000 by wire transfer of immediately available funds.

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

In addition, pursuant to the Settlement Agreements, the Company agreed to assign, transfer, and convey to SmartKem IP LLC, a Delaware limited liability company, certain of the Company’s right, title, and interest in and to certain patents and patent applications, together with all continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, foreign counterparts, and all rights to sue for past, present, and future infringement thereof. In furtherance thereof, the Company and its subsidiary, SmartKem Ltd, a corporation organized under English law (the “Assignor”), entered into an Intellectual Property Assignment Agreement (the “IP Assignment Agreement”) with SmartKem IP LLC (the “Assignee”), pursuant to which the Assignor irrevocably conveyed, transferred, and assigned to the Assignee certain of the Assignor’s right, title, and interest in and to certain patents, patent applications, and related intellectual property rights, together with all royalties, fees, income, and proceeds related thereto, and all claims and causes of action with respect thereto. The Company also agreed to maintain the employment of a designated patent liaison for a period of six (6) months following the effective date of the Settlement Agreements to provide the Holders with information, assistance, and support relating to the Assigned IP.

The Settlement Agreements contain mutual releases pursuant to which the Holders released the Company and its affiliates, and the Company released the Holders and their affiliates, from any and all claims arising under the Prior Notes and the Prior Purchase Agreement, other than with respect to the obligations set forth in the Settlement Agreements.

10. FAIR VALUE MEASUREMENTS:

The table below presents activity within Level 3 of the fair value hierarchy, our liabilities carried at fair value for the period ended June 30, 2026:

(in thousands)	Derivative Liability
Balance at January 1,2026	$—
Fair value of the derivative liabilities	(1,460)
Total change in the liability included in earnings	(3,391)
Reclass from liability to equity	4,851
Balance at June 30, 2026	$—

The $4.9 million related to the fair value of the derivative is included in the exchange of the notes payable for Series A-1 Preferred Stock.

The valuation of the derivative liability, preferred stock warrants and the preferred stock was determined using option pricing models. These models use inputs such as the underlying price of the shares issued at the measurement date, expected volatility, risk free interest rate and expected life of the instrument. Since our common stock was not publicly traded until February 2022 there has been insufficient volatility data available. Accordingly, we have used an expected volatility based on historical common stock volatility of our peers.

The fair value of the derivative liability and preferred stock warrants was determined by using an option pricing model assuming the following:

	June 22	May 13	March 30	March 18
	2026	2026	2026	2026
Expected term (years)	2.99	2.50	3.00	0.50
Risk-free interest rate	4.16%	3.99%	3.78%	3.67%
Expected volatility	50.0%	50.0%	50.0%	50.0%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

The fair value of the preferred stock was determined by using an option pricing model assuming the following:

	June 22	March 30
	2026	2026
Expected term (years)	10.00	10.00
Risk-free interest rate	4.41%	4.26%
Expected volatility	50.0%	50.0%
Expected dividend yield	0.0%	0.0%

Additionally, the Company had determined that the derivative liability was most appropriately classified within Level 3 of the fair-value hierarchy by evaluating each input for the option pricing models against the fair-value hierarchy criteria and using the lowest level of input as the basis for the fair-value classification as called for in ASC 820. There are six inputs: closing price of the Company’s common stock on the day of evaluation; the exercise price of the warrants; the remaining term of the warrants; the volatility of the Company’s stock over that term; annual rate of dividends; and the risk-free rate of return. Of those inputs, the exercise price of the warrants and the remaining term are readily observable in the warrant agreements. The annual rate of dividends is based on the Company’s historical practice of not granting dividends. The closing price of SmartKem stock would fall under Level 1 of the fair-value hierarchy as it is a quoted price in an active market (ASC 820-10). The risk-free rate of return is a Level 2 input as defined in ASC 820-10, while the historical volatility is a Level 3 input as defined in ASC 820. Since the lowest level input is a Level 3, the Company determined the warrant liability was most appropriately classified within Level 3 of the fair value hierarchy.

The table below presents activity within Level 3 of the fair value hierarchy, our notes receivable carried at fair value for the period ended June 30, 2026:

Convertible Note
(in thousands)	Receivable
Balance at January 1,2026	$—
Initial recognition of notes receivable	6,500
Change in fair value recognized in earnings	(287)
Balance at June 30, 2026	$6,213

The fair value of the notes receivable is determined using valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Because the notes are not traded in active markets and contain significant unobservable assumptions, including estimates of enterprise value, expected transaction outcomes, timing assumptions, probabilities of conversion or repayment, and appropriate discount rates, the notes receivable are classified as Level 3 assets within the fair value hierarchy established by ASC 820.

	Quoted Prices	Significant Other	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2026
Description
Notes Receivable:
Ferrox notes receivable	$—	$—	$6,213	$6,213
Total	$—	$—	$6,213	$6,213

The fair value of the Ferrox notes receivable was estimated using a probability-weighted expected return methodology that considered multiple potential outcome scenarios, including repayment at maturity, conversion into equity securities, and the anticipated business combination transaction between the Company and Ferrox.

Significant unobservable inputs included estimates of Ferrox enterprise value, expected transaction outcomes, discount rates, timing assumptions, and probabilities assigned to each scenario. Changes in any of these significant unobservable inputs could result in a materially different fair value measurement in future periods.

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

11.CONTINGENCIES

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the interim condensed consolidated financial statements.

12.  STOCKHOLDERS’ EQUITY

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.

Series A Preferred Stock

On March 30, 2026, the Company filed a Certificate of Designation of Preferences, Rights and Limitations with the Secretary of State of the State of Delaware designating 31,412 shares out of the authorized but unissued shares of its preferred stock as Series A Preferred Stock with a stated value of $1,000 per share (the “Series A Certificate of Designation”). The following is a summary of the principal terms of the Series A Preferred Stock as set forth in the Series A Certificate of Designation:

Voting Rights

Holders of Series A Preferred Stock have no voting power except as required by the Delaware General Corporation Law or as set forth in the Certificate of Designations with respect to certain protective matters requiring the consent of the Required Holders.

Conversion

Each share of Series A Preferred Stock is convertible at any time at the option of the holder into shares of Common Stock at a conversion rate determined by dividing the conversion amount by the conversion price of $29.06 per share or with alternate conversion options at 90% of the lowest VWAP during the five preceding trading days or upon a triggering event at 80% of such VWAP, with the conversion amount subject to a required premium of 125%, in each case subject to a 4.99% beneficial ownership limitation (adjustable to 9.99% upon 61 days’ prior written notice) and a $2.25 conversion floor price after shareholder approval.

Dividends

Dividends are payable when and as declared by the Board of Directors in its sole discretion, in cash, securities or other assets, on the stated value of each share, provided that upon the occurrence and continuance of a triggering event, default dividends accrue at a rate of 15.0% per annum.

Ranking

The Series A Preferred Stock ranks senior to the Common Stock and all other junior capital stock with respect to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Liquidation

Upon a liquidation event, holders of Series A Preferred Stock are entitled to receive, before any payment to holders of junior stock, an amount per share equal to the sum of (i) the Black-Scholes value of the outstanding portion of all Warrants held by such holder and (ii) the greater of (A) 125% of the applicable conversion amount and (B) the amount per share such holder would receive upon conversion immediately prior to such event.

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

Series A Preferred Stock and Warrants

On March 30, 2026, the Company entered into a securities purchase agreement (the “Preferred Stock Purchase Agreement”) with certain institutional investors, including certain holders of convertible notes (the “March 2026 Notes”) of the Company (collectively, the “Buyers”) pursuant to which the Company issued and sold to the Buyers in a private placement (the “Private Placement”) (i) 11,411.5 shares of the Company’s newly designated Series A Convertible Preferred Stock, par value $0.0001 per share, with a stated value of $1,000 per share, convertible into shares of Common Stock at an initial conversion price of $29.06 per share (the “Series A Preferred Stock”) and (ii) warrants to purchase up to 490,861 shares of Common Stock at an initial exercise price of $29.06 per share, subject to adjustment (the “2026 Warrants”).

The purchase price under the Preferred Stock Purchase Agreement was satisfied in cash and by exchange of $2.6 million March 2026 Notes. The gross proceeds from the Private Placement were $4.6 million prior to deducting offering expenses payable by the Company.

On June 22, 2026, at an Additional Closing pursuant to the Preferred Stock Purchase Agreement, the Company issued and sold, and certain Buyers purchased, in a private placement: 5,000 shares of the Series A Preferred Stock and warrants to purchase up to 215,073 shares of Common Stock at an initial exercise price of $29.06 per share, subject to adjustment (the “2026 Warrants”) for aggregate proceeds of approximately $4.0 million.

As of June 30, 2026, there were 26,411.5 shares of Series A-1 Preferred Stock outstanding, including the Commitment Shares (discussion further below).

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws do not provide for cumulative voting rights. The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at all meetings of the stockholders.

Dividends

The Company has never paid any cash dividends to stockholders and do not anticipate paying any cash dividends to stockholders in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Market Information

The Company’s common stock trades on the Nasdaq Stock Market LLC under the symbol “SMTK”.

March 2026 Registered Direct Offering

On March 20, 2026, the Company entered into a securities purchase agreement (the “March 2026 RDO Purchase Agreement”) with certain institutional investors, pursuant to which the Company issued and sold to such investors 227,307 shares of the Company’s Common Stock at a purchase price of $11.52 per share (the “March 2026 Offering”).

The Company received gross proceeds of $2.6 million, before deducting offering expenses payable by the Company.

Equity Line of Credit

On March 30, 2026, the Company entered into a Common Stock Purchase Agreement (the “ELOC Purchase Agreement”) with an equity line investor (the “Investor”), pursuant to which the Company has the right, but not the obligation, to sell to the Investor, and the Investor is obligated to purchase, up to  lesser of (a) $500,000,000 and (b) 19.99% of the Company’s outstanding shares of Common Stock as of the date

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

of the ELOC Purchase Agreement, which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the ELOC Purchase Agreement under applicable rules of the Trading Market (as defined under the ELOC Purchase Agreement), (unless stockholder approval is obtained or applicable sales qualify as “at market” under applicable rules of The Nasdaq Stock Market LLC), from time to time during the period commencing April 8, 2026 (the effective date of the Company’s registration statement on Form S-1 registering the resale of shares issuable under the ELOC Purchase Agreement) and ending upon termination of the ELOC Purchase Agreement. Sales of Common Stock to the Investor under the ELOC Purchase Agreement, if any, will be made by the Company at its sole discretion from time to time by delivering purchase notices to the Investor (each, a “VWAP Purchase”). The purchase price per share for each VWAP Purchase will be equal to 90% of the lesser of (i) the lowest sale price of the Common Stock on the applicable purchase date and (ii) the volume weighted average price of the Common Stock during the applicable purchase period.

In connection with signing the ELOC Purchase Agreement, the Company issued 10,000 shares of Series A Preferred Stock to the Investor as Commitment Shares. An expense of $11.9 million was recorded for the commitment shares issued upon signing the ELOC.

During the six months ended June 30, 2026, the Company sold 82,600 shares of Common Stock for gross proceeds of approximately $1.6 million under the ELOC Purchase Agreement.

Common Stock Warrants

A summary of the Company’s warrants to purchase common stock activity is as follows:

				Weighted-
				Average
			Weighted-	Remaining
			Average	Contractual
	Number of	Exercise Price	Exercise	Term
	Shares	per Share	Price	(Years)
Warrants outstanding at January 1, 2026	60,481	$17.50 - $3,500.00	$314.00	2.81
Issued	708,376		29.08
Exercised	(2,130)		—
Expired	(564)		17.50 - 3,500.00
Warrants outstanding at June 30, 2026	766,163	$17.50 - $3,500.00	$49.06	2.54

During the quarter ended June 30, 2026, 273 common stock warrants were issued at an exercise price of $31.25, 2,164 common stock warrants were issued at an exercise price of $36.320 and 215,073 common stock warrants were issued at an exercise price of $29.06. During the quarter ended June 30, 2026, 2,130 common stock warrants were exercised at a price of $17.50.

A summary of the Company’s pre-funded warrants to purchase common stock activity is as follows:

		Weighted-
		Average
	Number of	Exercise
	Shares	Price
Pre-funded warrants outstanding at January 1, 2026	30,650	$0.4850
Issued	20,644	0.0050
Exercised	(43,489)	0.0050
Expired	—	—
Pre-funded warrants outstanding at June 30, 2026	7,805	$1.8812

During the quarter ended June 30, 2026, 4,868 prefunded warrants were exercised at a price of $0.0050.

13.SHARE-BASED COMPENSATION

On February 23, 2021, the Company approved the 2021 Equity Incentive Plan (the “2021 Plan”), in which a maximum aggregate number of shares of common stock that may be issued under the 2021 Plan is 65,000 shares. Subject to the adjustment provisions of the 2021 Plan, the number of shares of the Company’s common stock available for issuance under the 2021 Plan will also include an

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

annual increase on the first day of each fiscal year beginning with 2022 fiscal year and ending on the Company’s 2031 fiscal year in an amount equal to the least of: 1) 1,300 shares of the Company’s common stock; 2) four percent (4%) of the outstanding shares of the Company’s common stock on the last day of the immediately preceding fiscal year; or 3) such number of shares of the Company’s common stock as the administrator may determine.

At the 2023 Annual Meeting, the Company’s stockholders approved an amendment (the “2023 Plan Amendment”) to the Company’s 2021 Plan, increasing the number of the shares of common stock reserved for issuance under the 2021 Plan from 2,500 shares to 14,862 shares. The Company’s Board of Directors had previously approved the 2023 Plan Amendment, subject to stockholder approval.

At the 2025 Annual Meeting, the Company’s stockholders approved an amendment (the “2025 Plan Amendment”) to the Company’s 2021 Plan, (i) increasing the number of the shares of common stock, reserved for issuance thereunder from 16,873 shares to 32,873 shares, and (ii) setting the “evergreen” share amount to 4% of the outstanding shares of common stock. The Company’s Board of Directors had previously approved the 2025 Plan Amendment, subject to stockholder approval.

At the 2026 Annual Meeting, the Company’s stockholders approved an amendment (the “2026 Plan Amendment”) to the Company’s 2021 Plan, increasing the number of the shares of common stock reserved for issuance under the 2021 Plan to 42,892 shares. The Company’s Board of Directors had previously approved the 2026 Plan Amendment, subject to stockholder approval.

Determining the appropriate fair value of share-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for share options, the expected life of the option, and expected share price volatility. The Company uses the Black-Scholes option pricing model to value its share option awards. The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, the share-based compensation expense could be materially different for future awards.

The following table reflects share activity under the share option plans for the six months ended June 30, 2026:

			Weighted-
			Average
		Weighted-	Remaining	Weighted-	Aggregate
		Average	Contractual	Average	Intrinsic
	Number of	Exercise	Term	Fair Value at	Value
	Shares	Price	(Years)	Grant Date	(in thousands)
Options outstanding at January 1, 2026	32,877	$295.00	8.95	$156.00
Granted	—	—
Exercised	(102)	1.75
Forfeited	(8,958)	324.11
Expired	—	—
Options outstanding at June 30, 2026	23,817	$283.50	8.50	$137.00
Options exercisable at June 30, 2026	14,376	$376.00	8.33		$0.00

Stock-based compensation is included in the unaudited interim condensed consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Research and development	$17	$75	$74	$147
General and administration	195	184	393	362
Total	$212	$259	$467	$509

Total compensation cost related to non-vested stock option awards not yet recognized as of June 30, 2026 was $1.0 million and will be recognized on a straight-line basis through the end of the vesting periods in September 2028. The amount of future stock option compensation expense could be affected by any future option grants or by any forfeitures.

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

14.BASIC AND DILUTED LOSS PER SHARE

Basic net loss per share is determined by dividing net loss by the weighted average shares of common stock outstanding during the period, without consideration of potentially dilutive securities, except for those shares that are issuable for little or no cash consideration. Diluted net loss per share is determined by dividing net loss by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive effect, if any, of potentially dilutive common shares, such as stock options and warrants calculated using the treasury stock method. In periods with reported net operating losses, all common stock options and warrants are generally deemed anti-dilutive such that basic net loss per share and diluted net loss per share are equal.

The following potentially dilutive securities were excluded from the computation of earnings per share as of June 30, 2026 and 2025 because their effects would be anti-dilutive:

	June 30,
	2026	2025
Common stock warrants	753,811	89,007
Assumed conversion of preferred stock	908,862	—
Stock options	23,817	26,443
Total	1,686,490	115,450

15.DEFINED CONTRIBUTION PENSION

Until the deconsolidation of SmartKem Limited, the Company operated a defined contribution pension scheme for its UK employees. The assets of the scheme were held separately from those of the Company in an independently administered fund. The pension cost charge represents contributions payable by the Company to the fund. Pension cost is included in the unaudited interim condensed consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Research and development	$14	$37	$34	$58
General and administration	20	18	42	38
Total	$34	$55	$76	$96

16.SEGMENT REPORTING

We manage our business activities on a consolidated basis and operate as a single operating segment: Semiconductor materials. Until the deconsolidation of SmartKem Limited, our revenue was mostly generated from R&D grants and R&D tax credits. The accounting policies of the semiconductor materials are the same as those described in Note 2 – Summary of Significant Accounting Policies.

Our CODM is our Chief Executive Officer and President, Ian Jenks. The CODM uses net loss, as reported on our Consolidated Statements of Comprehensive Income, in evaluating performance of the Semiconductor materials segment and determining how to allocate resources of the Company as a whole and making decisions on perspective joint development and collaboration agreements. The CODM does not review assets in evaluating the results of the Semiconductor materials segment, and therefore, such information is not presented.

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

The following table provides the net losses of the Semiconductor materials segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$—	$32	$20	$55
Cost of revenue	—	28	4	29
Gross profit	—	4	16	26
Other operating income	—	279	34	530
Operating expenses
Research and development	703	2,426	1,616	3,923
General and administrative	778	2,360	2,442	4,369
Loss / (gain) on foreign currency transactions	(82)	(131)	(36)	(226)
Total operating expenses	1,399	4,655	4,022	8,066
Loss from operations	(1,399)	(4,372)	(3,972)	(7,510)
Total non-operating (expense) / income	(1,857)	1,973	(18,653)	2,952
Loss before income taxes	(3,256)	(2,399)	(22,625)	(4,558)
Income tax refund	(1)	(1)	(1)	24
Net loss	$(3,257)	$(2,400)	$(22,626)	$(4,534)

17.SUBSEQUENT EVENTS

Series A Convertible Preferred Stock

On July 16, 2026, at an Additional Closing pursuant to the Preferred Stock Purchase Agreement, the Company issued and sold, and certain Buyers purchased, in a private placement: 1,250 shares of the Series A Preferred Stock and 53,769 2026 Warrants to purchase shares of Common Stock for aggregate gross proceeds of approximately $1.0 million.

On July 24, 2026, at an Additional Closing pursuant to the Preferred Stock Purchase Agreement, the Company issued and sold, and certain Buyers purchased, in a private placement: 2,500 shares of the Series A Preferred Stock and 107,541 2026 Warrants to purchase shares of Common Stock for aggregate gross proceeds of approximately $2.0 million.

Ferrox Critical Minerals Bridge Loan

On July 27, 2026, the Company funded an additional bridge loan to Ferrox in the original principal amount of $4.5 million, which loan was evidenced by a Convertible Promissory Note issued by Ferrox to the Company. The Convertible Promissory Note shall accrue interest at a rate of 5.0% per annum and will mature on January 31, 2027. Pursuant to the terms of the Note, the Company was paid an origination fee of $0.4 million.

Business Combination with Ferrox Critical Minerals

On August 3, 2026, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”), as unanimously approved by the Board, by and among the Company, SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), and Ferrox.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, the Company shall acquire Ferrox in an all-stock transaction, for an aggregate purchase price of approximately $125 million (the “Business Combination”).

SMARTKEM, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

The completion of the Business Combination is subject to customary closing conditions, including (i) approval of the Business Combination by the Company’s stockholders and Ferrox’s shareholders, (ii) filing and mailing of a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), (iii) the shares of the Company’s common stock to be issued pursuant to the Business Combination Agreement having been approved for listing on The Nasdaq Stock Market LLC (“Nasdaq”), (iv) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (“Securities Act”) of the Company’s common shares to be issued in the Business Combination, (v) subject to specified materiality standards, the accuracy of the representations and warranties of the parties thereto (the “Transaction Parties”); and (vi) the performance by the Transaction Parties in all material respects with all obligations required to be performed under the Business Combination Agreement at or prior to the date (the “Closing Date”) of the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”).

In connection with the Business Combination, on or before the Closing, the Company is expected to enter into Lock-Up Agreements, in form and substance reasonably satisfactory to the Company and Ferrox, with each of the executive officers, directors and five percent (5%) stockholders of the Post-Closing Company, each to be effective as of the Closing for 120 days following the Closing. The execution of the Lock-Up Agreements is also a condition to the Transaction Parties’ obligations to consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties of the Transaction Parties. The Business Combination Agreement also contains customary covenants and agreements, including covenants and agreements relating to (i) the conduct of the Company’s business and Ferrox’s business between the date of the signing of the Business Combination Agreement and the Closing, (ii) the efforts of the Transaction Parties to cause the Business Combination to be completed, including obtaining all approvals, consents, registrations, authorizations and other confirmations from any third party necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement, and (iii) covenants by each of the Company and Ferrox not to solicit any Acquisition Proposal (as such term is defined in the Business Combination Agreement) from third parties.

The Business Combination Agreement may be terminated prior to the Closing by: (a) by mutual written consent of each of the Transaction Parties; (b) by either the Company or Ferrox, after the March 31, 2027 (the “End Date”), if the Business Combination has not been consummated (subject to certain conditions); (c) by either the Company or Ferrox if a governmental body has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination; (d) by Ferrox upon the Company’s breach of the Business Combination Agreement which is not timely cured; (e) by the Company upon Ferrox’s breach of the Business Combination Agreement which is not timely cured; (f) by the Company, if there will have occurred any Ferrox Material Adverse Effect (as such term is defined in the Business Combination Agreement) (subject to certain conditions); (g) by Ferrox, if there will have occurred any SMTK Material Adverse Effect (as such term is defined in the Business Combination Agreement) (subject to certain conditions); or (h) subject to certain conditions, by either the Company or Ferrox, if one of them should receive an unsolicited Superior Proposal (as such term is defined in the Business Combination Agreement). If the Business Combination Agreement is terminated by a Transaction Party in connection with such Transaction Party’s receipt of an unsolicited Superior Proposal, the terminating Transaction Party shall, subject to certain conditions, be required to make a Termination Payment to the other Transaction Party in the amount of $3 million.

Equity Line of Credit

Since June 30, 2026, the Company has issued 51,622 shares of its Common Stock pursuant to the ELOC Purchase Agreement for gross proceeds of approximately $0.4 million.

Ferrox Critical Minerals Ltd.

(formerly Ferrox Holdings Ltd.)

Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Expressed in U.S. dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of

Ferrox Critical Minerals Ltd.

Opinion on the consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Ferrox Critical Minerals Ltd. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of loss and comprehensive loss, shareholders’ equity, and cash flows for the years ended December 31, 2025 and 2024, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2026.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants	Vancouver, Canada

September 2, 2026

DAVIDSON & COMPANY LLP	1200 – 609 Granville Street PO BOX 10372, Pacific Centre Vancouver, BC V7Y 1G6 T 604 687 0947	1020 – 10201 Southport Rd SW Calgary, AB T2W 4X9 T 403 259 4519	davidson-co.com

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

CONSOLIDATED BALANCE SHEET

(expressed in United States dollars)

As at	Note	December 31, 2025	December 31, 2024
Assets
Current
Cash		$18,600	$—
Receivables	4	559,251	214,815
Total current assets		577,851	214,815
Non-current assets
Deposits for environmental obligations	5	258,525	214,095
Plant and equipment		8,375	12,538
Exploration and evaluation assets	6	35,848,413	31,423,213
Total assets		$36,693,164	$31,864,661
Liabilities
Current
Accounts payable and accrued liabilities	7	$8,418,702	$8,558,660
Loans payable	8, 13	5,202,173	4,302,299
Total current liabilities		13,620,875	12,860,959
Non-current liabilities
Deferred tax liability	10	4,317,049	3,547,870
Total liabilities		17,937,924	16,408,829
Shareholders’ equity
Share capital	9	757,936	516,296
Additional paid-in capital		154,928,915	149,347,137
Accumulated other comprehensive loss		(35,541,624)	(39,217,430)
Accumulated deficit		(101,389,987)	(95,190,171)
Total shareholders’ equity		18,755,240	15,455,832
Total liabilities and shareholders’ equity		$36,693,164	$31,864,661

Subsequent events (Note 15)

Approved by the Board on

	Director	Director

Terrence Duffy -Director

See accompanying notes to the consolidated financial statements

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

CONSOLIDATED STATEMENT OF LOSS AND COMPREHENSIVE LOSS

(expressed in United States dollars)

For the years ended	Note	December 31, 2025	December 31, 2024
Expenses
General and administrative		$62,316	$66,618
Professional fees	12	5,202,321	5,366,940
Exploration and evaluation expenditures		129,806	202,012
Loss from operations		5,394,443	5,635,570
Other expenses (income)
Financing costs		290,776	936,572
Loss on settlement of debt	8	—	4,233,882
Interest expense – other		—	30,335
Interest income		(18,267)	(19,948)
Loss (gain) on change in fair value of loans payable	13	555,296	137,614
Other expenses		8,457	71,348
Loss before income taxes		6,230,705	11,025,373
Provision for tax	10	(30,889)	(95,786)
Net loss after tax		6,199,816	10,929,587
Other comprehensive income (loss)
Currency translation adjustment		3,675,806	(822,791)
Net loss and comprehensive loss		$2,524,010	$11,752,378
Loss per share:
Basic and diluted loss per share	14	$(0.07)	$(0.19)
Weighted average number of shares	14	83,929,256	56,265,336

See accompanying notes to the consolidated financial statements

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(expressed in United States dollars)

		Shareholders’ Equity
						Accumulated
				Treasury		other
		Common shares		shares	Additional	comprehensive	Accumulated
	Note	Shares	Amount	Shares	paid-in capital	loss	Deficit	Total
Balance, December 31, 2024		75,836,079	$516,296	24,163,921	$149,347,137	$(39,217,430)	$(95,190,171)	$15,455,832
Issuance of common shares for cash		4,313,650	43,137	(4,313,650)	998,422	—	—	1,041,559
Issuance of common shares for services	9	18,643,718	186,437	(18,643,718)	4,304,646	—	—	4,491,083
Issuance of common shares for financing costs	9	1,206,553	12,066	(1,206,553)	278,710	—	—	290,776
Currency translation adjustment		—	—	—	—	3,675,806	—	3,675,806
Net loss for the year		—	—	—	—	—	(6,199,816)	(6,199,816)
Balance, December 31, 2025		100,000,000	$757,936	—	$154,928,915	$(35,541,624)	$(101,389,987)	$18,755,240

		Shareholders’ Equity
						Accumulated
				Treasury		other
		Common shares		shares	Additional	comprehensive	Accumulated
	Note	Shares	Amount	Shares	paid-in capital	loss	Deficit	Total
Balance, December 31, 2023		30,680,357	$306,804	5,858,104	$137,282,282	$(38,394,639)	$(84,260,584)	$14,933,863
Issuance of shares on recapitalization	9	24,206,488	—	—	—	—	—	—
Treasury shares issued		—	—	36,109,845	—	—	—	—
Issuance of common shares for cash		3,213,132	32,131	(3,213,132)	948,968	—	—	981,099
Issuance of common shares for services	9	13,613,617	136,136	(13,055,682)	4,839,017	—	—	4,975,153
Issuance of common shares for financing costs	9	1,535,214	15,352	(1,535,214)	921,220	—	—	936,572
Loans extinguished through issuance of shares	8	2,587,271	25,873	—	5,355,650	—	—	5,381,523
Currency translation adjustment		—	—	—	—	(822,791)	—	(822,791)
Net loss for the year		—	—	—	—	—	(10,929,587)	(10,929,587)
Balance, December 31, 2024		75,836,079	$516,296	24,163,921	$149,347,137	$(39,217,430)	$(95,190,171)	$15,455,832

See accompanying notes to the consolidated financial statements

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

CONSOLIDATED STATEMENT OF CASH FLOWS

(expressed in United States dollars)

For the years ended	Note	December 31, 2025	December 31, 2024
Operating activities
Net loss		$(6,199,816)	$(10,929,587)
Adjustments for items not involving cash:
Change in fair value of financial instruments	13	555,296	137,614
Loss on settlement of debt	8	—	4,233,882
Depreciation		5,489	—
Non-cash professional fees		4,491,083	4,975,153
Non-cash financing fees		290,776	936,572
Deferred income taxes (recovery)	10	(30,889)	(95,786)
Net changes in non-cash working items	11	(477,459)	(280,294)
Net cash used for operating activities		(1,365,520)	(1,022,446)
Financing activities
Repayment on loans	8	(513,214)	(311,674)
Draws on loans	8	837,628	360,783
Proceeds from issuance of common shares		1,041,559	981,099
Net cash provided by financing activities		1,365,973	1,030,208
Investing activities
Purchase of property and equipment		—	(12,538)
Movement in deposits for environmental obligations	5	(14,280)	(15,457)
Net cash used for investing activities		(14,280)	(27,995)
Net change in cash during the year		$(13,827)	$(20,233)
Impact due to changes in exchange rates on cash held		32,427	(9,611)
Cash
Beginning of the year		$—	$29,844
End of the year		$18,600	$—

Supplemental cash flow information (Note 11)

See accompanying notes to the consolidated financial statements

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

1.Nature of operations and going concern

Ferrox Critical Minerals Ltd. (the “Company” or “Ferrox”) (formerly Ferrox Holdings Ltd.) is involved in the acquisition of businesses involved in exploration and development of properties for the mining of precious, bulk & base metals, specialty and/or industrial commodities. It was incorporated in the British Virgin Islands (“BVI”) as a BVI Business Company on April 20, 2006, with a registered office address of Caribbean Chambers, P.O. Box 4428, Road Town, Tortola, and British Virgin Islands.

Going concern

The Company’s consolidated financial statements have been prepared on a going concern basis which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As of December 31, 2025, the Company has an accumulated deficit of $101 million (2024 - $95 million), working capital deficit of $13,043,024 (2024 – $12,646,144) and has not yet generated revenues sufficient to support its operations.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern for the 12 months following the date these consolidated financial statements were available for issuance. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain necessary additional capital to fund ongoing exploration, appraisal and development projects and/or obtain mineral producing properties to attain future profitable operations. No assurance can be given that the Company will be successful in these efforts.

Management has several plans in various stages of progress to source additional funding to provide operating capital for continued growth of the Company. As a result, these consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.Basis of presentation

The consolidated financial statements (the “financial statements”) are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

a)Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Kilvarock Limited (“Kilvarock”) and Tivani Proprietary Limited (“Tivani”). Subsidiaries are entities in which the Company has a controlling voting interest or where it is the primary beneficiary of a variable interest entity. Subsidiaries are fully consolidated from the date control is transferred to the Company and are de-consolidated from the date control ceases. The consolidated financial statements include all the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiaries after eliminating intercompany balances and transactions.

b)Foreign currency translation

These financial statements are presented in United States dollars (“USD”). The functional currency of the Company and its subsidiary, Kilvarock, is USD. The functional currency of the Company’s subsidiary, Tivani Proprietary Limited, is South African Rand (“ZAR”). Adjustments resulting from the translation of Tivani’s financial statements to reporting currency are accumulated and reported as a part of “Accumulated Other Comprehensive Loss”, a separate component of shareholders’ equity.

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

2.Basis of presentation (continued)

c)Foreign currency transactions

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items denominated in foreign currency at year-end exchange rates are recognized in profit or loss.

d)Use of estimates

The preparation of these consolidated financial statements and accompanying notes in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and the reported amount of expenses during the reporting periods. The more significant areas requiring the use of management’s estimates and assumptions relate to asset impairments, fair value of shares issued for services and financing costs, fair value of loans payable, foreign exchange rates, applicable tax rates, and deferred tax asset valuation allowances. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain and bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

e)Subsequent events

The Company has evaluated subsequent events through to September 2, 2026, the date that the consolidated financial statements were available to be issued which is the date the consolidated financial statements were authorized for issuance by the Board of Directors.

3.Significant accounting policies

a)Cash

Cash includes cash on hand and cash deposits held at financial institutions. The Company’s deposits are held in high grade credit institutions. At certain times, amounts on deposit may exceed federal deposit insurance limits.

b)Exploration and evaluation assets

The Company’s operations are currently in the exploration stage and have not yet realized any revenues from operations. The Company holds one exploration permit in South Africa. All direct costs incurred to acquire exploration rights for the property were capitalized, as these expenditures provided the Company with the legal right to explore the property and extract mineral resources. There is no certainty that costs incurred to acquire exploration rights will result in discoveries of commercial quantities of minerals.

As the Company has not yet demonstrated the existence of proven mineral reserves, all exploration and evaluation expenditures, other than the costs of acquiring exploration rights, are expensed in the consolidated statement of loss and comprehensive loss as incurred.

Once proven mineral reserves have been established, subsequent exploration, evaluation and development costs will be capitalized as exploration and evaluation assets.

On the commencement of production, depletion of the exploration and evaluation assets will be provided on a units-of-production basis using estimated reserves as the depletion base.

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

3.Significant accounting policies (continued)

If the property is subsequently abandoned or impaired, any capitalized costs will be charged to the consolidated statement of loss and comprehensive loss as an impairment expense.

All cost recoveries attributable to selling economic interests in exploration rights are credited against the exploration and evaluation expenditure assets.

c)Impairment of long-lived assets

The Company’s long-lived assets consist of exploration and evaluation assets. The Company currently holds one mineral property located in South Africa, which constitutes a separate asset group for impairment assessment purposes. Exploration and evaluation assets are reviewed for impairment whenever facts and circumstances indicate that their carrying amount may not be recoverable.

The carrying amounts of exploration and evaluation assets are reviewed at each reporting date to determine whether any indicators of impairment are present. Indicators of impairment include, but are not limited to:

•	The right to explore in the area has expired during the period or will expire in the near future and is not expected to be renewed;
•	Substantive expenditure on further exploration for and evaluation of mineral resources in the area is neither budgeted nor planned;
•

Exploration for and evaluation of mineral resources in the area has not led to the discovery of commercially viable quantities of mineral resources and the Company has decided to discontinue such activities in the area; and

•

Sufficient data exist to indicate that, although development in the area is likely to proceed, the carrying amount of the exploration and evaluation assets are unlikely to be recovered in full from successful development or by sale.

Where an indicator of impairment exists for an unproved property, an impairment loss will be recognized based on the amount by which the carrying amount of a long-lived asset (or asset group) exceeds its fair value. During the years ended December 31, 2025 and 2024, there was no impairment of long-lived assets required.

d)Financial instruments

The Company recognizes financial assets and financial liabilities when it becomes a party to the contractual provisions of the instrument.

Financial instruments include cash, receivables, deposits for environmental obligations, accounts payable and accrued liabilities and loans payable.

Initial Measurement

Financial instruments are initially recorded at fair value.

Transaction costs are capitalized for financial instruments measured at amortized cost and expensed as incurred for instruments measured at fair value through earnings.

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

3.Significant accounting policies (continued)

Subsequent Measurement

Financial assets are subsequently measured at amortized cost, fair value through profit or loss or fair value through other comprehensive income depending on the nature of the financial asset and its classification. All of the Company’s financial assets are measured at amortized cost.

Financial liabilities are subsequently measured at amortized cost unless the liability is a derivative instrument, the fair value option has been elected or another standard requires fair value measurement. The Company’s accounts payable and accrued liabilities have been measured at amortized cost. The fair value option has been elected for loans payable (see Note 3(e)).

Derecognition

Financial assets are derecognized when contractual rights to the cash flows expire or the assets are transferred and substantially all risks and rewards of ownership have been surrendered.

Financial liabilities are derecognized when the obligation has been extinguished, cancelled, or has expired.

e)Loans payable

The Company has elected the fair value option for its loans. As such, the loans are carried on the consolidated balance sheet at their fair value and changes in fair value are recorded in loss (gain) on change in fair value of loans payable in the consolidated statement of loss and comprehensive loss.

The impact of loan modifications and amendments is recognized through the fair value measurement, and as such the Company does not evaluate changes to its debt arrangements to determine whether the changes represent a modification or extinguishment to the original debt arrangement. Losses on settlement of debt are recorded in the consolidated statement of losses and comprehensive loss upon settlement of the debt.

Debt issuance costs and costs incurred to extend existing loan arrangements are immediately expensed.

f)Income taxes

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statements and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Deferred tax assets are recognized to the extent that it is believed that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. If it is determined that the Company would be able to realize the deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

3.Significant accounting policies (continued)

Uncertain tax positions are recorded in accordance with ASC 740, Income Taxes, on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. As of December 31, 2025 and December 31, 2024, the Company has not recognized a liability for any uncertain tax positions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

g)Fair value of financial instruments

Fair value is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Fair value measurement is categorized within a fair value hierarchy based on the nature of the valuation inputs (Levels 1, 2 or 3). The three levels are defined based on the observability of significant inputs to the measurement, as follows:

•	Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
•

Level 2 inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•

Level 3 inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

Determination of fair value and the resulting hierarchy requires the use of observable market data whenever available. The classification of an asset or liability in the hierarchy is based upon the lowest level of input that is significant to the measurement of fair value.

The carrying value of the Company’s cash, deposits for environmental obligations, receivables, and accounts payable and accrued liabilities approximate their fair values due to the short-term nature of these balances.

h)Loss per share

The Company presents basic loss per share for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share adjusts the figures used in the determination of basic loss per share to take into account the after-income tax effect of interest and other financing costs associated with dilutive potential common shares and the weighted average number of additional common shares that would have been outstanding assuming conversion of all dilutive potential common shares.

Diluted loss per share is the same as basic loss per share due to the lack of dilutive items in the Company for the fiscal years ended December 31, 2025 and 2024.

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

3.Significant accounting policies (continued)

i)Segment reporting

Management has determined that the Company operates and reports in one segment, which focuses on the exploration and development of mineral properties. The operating segment is reported in a manner consistent with the internal reporting provided to the chief operating decision maker (“CODM”) who is identified as the Chief Executive Officer. The majority of non-current assets are located in South Africa. The CODM manages operations on a consolidated basis and regularly reviews operating expenses as the primary measure for assessing the Company’s performance and allocating resources. Performance and capital allocation decisions are made at the Company level and based on the single operating segment for which the key measure is U.S. GAAP operating expenses and aligned with the consolidated statement of loss and comprehensive loss.

j)Treasury stock

The Company accounts for common shares issued and held by its agent, Ferrox Management Limited for $nil consideration as treasury stock. Treasury stock is recorded at par value as a reduction of shareholders’ equity until transferred to third parties in exchange for services, financing arrangements or cash proceeds.

k)Stock-based payments

The Company accounts for common shares issued for services and financing arrangements at the fair value of the common shares issued on the date of issuance.

l)Accounting standards and interpretations issued but not yet effective

The following amendments to existing standards have been issued up to and including the date of issuance of these financial statements, however are not yet effective for the Company:

In November 2024, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2024-04, Debt, Debt with Conversion and Other Options. ASU 2024-04 is intended to clarify requirements for determining whether certain settlements of convertible debt instruments, including convertible debt instruments with cash conversion features or convertible debt instruments that are not currently convertible, should be accounted for as an induced conversion. This ASU is effective for all entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the potential impact of this guidance.

4.	Receivables

	December 31, 2025	December 31, 2024
Amounts receivable related to issuance of shares	$189,000	$5,000
Other receivables	370,251	209,815
	$559,251	$214,815

Amounts receivable related to issuance of shares were received subsequent to year end.

Other receivables consist of amounts receivable from a third party, which are non-interest bearing and have no set terms of repayment.

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

5.Deposits for environmental obligations

The Company has provided a deposit (consisting of cash and a bank guarantee) to the Department of Mineral Resources to serve as security for the estimated future environmental damage caused by Tivani. As of December 31, 2025, the balance of deposits for environmental obligations is $258,525 (2024 - $214,095). The deposit is denominated in South African Rand and consisted of ZAR 4,279,936 (2024 - ZAR 4,043,528). The increase reflects interest earned on the cash deposit and the effect of foreign currency translation.

6.Exploration and evaluation assets

The Company’s unproved mineral properties as of December 31, 2025 and 2024 amounts to $35,848,413 and $31,423,213, respectively. These amounts reflect the Company’s exploration and evaluation projects, which are pending the determination of proven and probable reserves and were not being depleted for the years ended December 31, 2025 and 2024, respectively. These assets will be reclassified to proven mineral properties upon commencement of production and then subsequently depleted. During the years ended December 31, 2025 and 2024, the Company recognized no impairment related to unproved mineral properties.

On July 31, 2009, Tivani entered into a Joint Venture Agreement with Red River Exploration and Mining (Proprietary) Limited (“RR Ltd.”) to jointly participate in the prospecting and mining operations of Red River through the Red River Joint Venture (“RR JV”). Under the terms of the Agreement, Tivani retains a 100% interest in the RR JV until RR Ltd. earns a participating interest. RR Ltd. may earn a 26% participating interest in the RR JV by satisfying an amount equal to 26% of the “Agreed Amount.” The Agreed Amount is defined as the greater of:

a)

the total expenditure by Tivani and other third-party investors on the prospecting and mining operation as of the date of the registration of the prospecting right until the date that the mining operation is profitable; and

b)

the value of the prospecting and/or mining operation as determined by a bona fide third party for the purposes of listing Tivani on a stock exchange or prospecting or mining operation on a recognized stock exchange.

As of December 31, 2025, the Company had determined that cumulative qualifying expenditures incurred on this project amounted to approximately $67 million (2024 - $67 milion). Accordingly, the minimum amount required for RR Ltd. to earn its 26% participating interest was approximately US$17 million. This amount represents a floor amount only, as the Agreed Amount continues to accumulate as additional qualifying expenditures are incurred prior to the project becoming profitable.

The Agreed Amount may be satisfied either through direct cash contributions from RR Ltd. or through the application of RR Ltd.’s future share of project profits. Until the Agreed Amount has been fully satisfied, Tivani remains entitled to 100% of the project’s revenues and economic benefits.

As of December 31, 2025, RR Ltd. had not made any payments toward the Agreed Amount, either through cash contributions or through the allocation of project profits. Accordingly, the 26% participating interest had not been earned or vested as of year-end. As a result, RR Ltd. did not hold legal title to the participating interest and had not obtained the significant risks and rewards of ownership associated with the 26% interest as of December 31, 2025 or 2024.

	December 31, 2025	December 31, 2024
Opening balance	$31,423,213	$32,429,233
Foreign exchange adjustments	4,425,200	(1,006,020)
Ending balance	$35,848,413	$31,423,213

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

7.Accounts payable and accrued liabilities

	December 31, 2025	December 31, 2024
Accounts payable and accrued liabilities	$1,214,931	$1,354,889
Service fees payable	7,203,771	7,203,771
	$8,418,702	$8,558,660

The Company has $7,203,771 in service fees payable, denominated in U.S. dollars, related to legacy consulting and advisory agreements entered into prior to January 1, 2024. The obligations do not have a fixed repayment date and are payable upon the occurrence of specified future events linked to financing, including equity and debt financing, asset sales, business combinations, positive cash flow generation and other liquidity events.

$1,921,000 is payable if the Company (i) is in a cash flow positive position, (ii) is sold or (iii) is in receipt of financing proceeds that are not restricted for a specific purpose. The obligation is subordinated to certain financing arrangements and must be repaid prior to any equity dividend distributions. $1,200,000 is payable upon receipt of financing greater than $10,000,000 and $2,915,896 is payable upon receipt of financing greater than $3,000,000. $1,166,875 is payable upon the occurrence of specified financing events, with settlement amounts dependent on the amount of proceeds received. In certain scenarios, the counterparty can request settlement in shares.

In June 2026, all outstanding service fees payable were settled in full through the issuance of shares, refer to Note 15.

8.Loans

The Company has elected to account for its loans under the fair value option, and any effects of embedded features, extensions and amendments are reflected through the changes in fair value.

The Company’s borrowing arrangements consist of term loans, convertible loans and a revolving facility with the following balances on December 31:

	2025	2024
Term loans (i)	$3,310,337	$2,906,387
Convertible loans (ii)	492,730	272,001
Revolving facility (iii)	1,399,106	1,123,911
	$5,202,173	$4,302,299

Refer to Note 13 for the continuity of the loans.

The loans were originally issued between September 30, 2014 and October 3, 2023, with each loan being extended through extension agreements.

(i) Term loans

Term loans are issued with interest rates from 5% to 10% with a stated maturity date of December 31, 2025. All loans are denominated in USD except for two loans issued by Tivani with an outstanding principal balance of ZAR 2,704,271. The ZAR loan bears no interest and has no fixed terms of repayment.

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

8.Loans (continued)

(ii)Convertible loans

Convertible loans are issued mainly to shareholders with stated interest rates ranging from 5% to 7%. The convertible loans have maturity dates that range from July 15, 2025 to December 31, 2026. The convertible loans outstanding are as follows:

	2025	2024
$290,768 convertible loan at 5% stated interest. The loan matures on December 31, 2026 (extended from March 31, 2025). The loan is convertible at the option of the Company at $0.05 per share (unadjusted for 2024 dilution and reverse split)	$173,765	$207,327
$250,000 convertible loan at 7% stated interest. The loan matured on June 15, 2025 and is in default. The loan is convertible at the option of the Company at $0.15 per share (unadjusted for 2024 dilution and reverse split). Conversion cannot be effected if by doing so the shareholder will exceed a 9.99% share ownership cap. The loan will automatically convert upon a change of control event or a go-public event. The Company had not received a demand for repayment as of December 31, 2025	318,965	64,674
	$492,730	$272,001

The following convertible loans were settled during the year ended December 31, 2024:

(i)

Three convertible loans at $50,000 each, for a combined total of $150,000 at a 5% stated interest rate. The loans had a maturity date of December 31, 2025. The loans were convertible at the option of the Company at $0.05 per share.

On April 30, 2024, the Company exercised its conversion option and issued a total of 299,214 shares. The conversion ratio was amended based on renegotiated terms upon settlement, resulting in a loss from debt extinguishment of $487,102.

(ii)	$100,000 convertible loan at 5%. The loan had a maturity date of January 31, 2024. The loan was convertible at the option of the Company at $0.05 per share.

On April 30, 2024, the Company exercised its conversion option and issued 196,930 shares. The conversion ratio was amended based on renegotiated terms upon settlement, resulting in a loss on settlement of debt of $321,968.

(iii)	$1,000,000 convertible loan at 5%. The loan had a maturity date of January 31, 2024. The loan was convertible at the option of the Company at $0.05 per share.

On April 30, 2024, the Company exercised its conversion option and issued 2,091,127 shares. The conversion ratio was amended based on renegotiated terms upon settlement, resulting in a loss from debt extinguishment of $3,424,812.

Post-dilution and reverse split in 2024, the conversion prices were adjusted from $0.05 to $0.48 and $0.15 to $1.43 in accordance with customary anti-dilution provisions.

(iii)Revolving facility

The Company has a $3,000,000 revolving facility with a shareholder of which $1,612,572 has not been drawn at December 31, 2025. The interest rate is 5% with a stated maturity date of December 31, 2026.

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

8.Loans (continued)

The future contractual payments on all of the loans are as follows:

2026	$5,118,817
$5,118,817

9.Share capital

The authorized share capital of the Company is comprised of an unlimited number of common shares with a par value of $0.01. As of December 31, 2025, 100,000,000 (2024 - 75,836,079) common shares were issued and outstanding. Each common share is entitled to one vote per share at the meetings of the shareholders. The common shares share proportionately in the remaining available assets.

In June 2024, the Company issued 24,206,488 common shares to certain existing shareholders to enable them to be substantially aligned with the implied value of the Company as of the date determined by the Board. The Company had an aggregate of 31,053,374 common shares outstanding immediately before this transaction, and certain current investors participated in this transaction. All shares issued in this transaction were common shares. The transaction was conducted at the discretion of the Board and was not based on any investors’ pre-existing contractual right to receive additional shares or anti-dilution protection. In connection with the transaction, the Company recorded $1,160,504 as professional fees in the consolidated statement of loss and comprehensive loss for investors who are current service providers to the Company representing stock-based compensation. The remainder of the shares issued were accounted for as a share recapitalization recorded at $nil consideration.

On July 1, 2024, the Company completed a 26-for-1 reverse stock split of its common shares. All share and per-share information presented in these consolidated financial statements has been retroactively adjusted to reflect the reverse stock split for all periods presented.

During the year ended December 31, 2024, the Company issued 2,587,271 common shares in connection with the conversion and settlement of certain debt obligations (Note 8). There were no loan conversions in 2025.

During the years ended December 31, 2025, the Company issued 19,850,271 (2024 – 15,148,831) common shares to service providers in consideration for professional services and financing costs. The shares were measured at their fair value on the grant date, and the corresponding expense of $4,781,859 (2024 - $5,911,725) was recognized in professional fees and financing costs.

Treasury shares represent common shares issued and held by the Company’s agent, Ferrox Management Limited, on behalf of the Company, and are presented as a deduction from shareholders’ equity. These shares were issued for nil consideration. As at December 31, 2025, no treasury shares were held by the Company (2024 - 24,163,921).

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

10.Income taxes

Net loss before income taxes is as follows:

	2025	2024
Domestic – BVI	$(5,990,613)	$(10,599,236)
Foreign – outside of BVI	(240,092)	(426,137)
	$(6,230,705)	$(11,025,373)

Income tax expense (recovery) is comprised of the following:

	2025	2024
Current tax expense (recovery)
Domestic – BVI	$—	$—
Foreign – outside of BVI	—	—
	$—	$—

	2025	2024
Deferred tax expense (recovery)
Domestic – BVI	$—	$—
Foreign – outside of BVI	(30,889)	(95,786)
	$(30,889)	$(95,786)

The actual income tax provision differs from the expected amount calculated by applying the BVI corporate tax rate to loss before tax. A reconciliation of income taxes at the statutory rate with the reported taxes is as follows.

	2025		2024
Loss before tax	$(6,230,705)%		$(11,025,373)%
BVI income tax	—	—	—	—
Foreign tax effects
South Africa Statutory tax rate difference between
South Africa and BVI	(64,825)	1.04	(115,057)	1.04
Nontaxable or nondeductible items	33,936	(0.54)	19,271	(0.17)
Deferred tax recovery	$(30,889)%	0.50	$(95,786)%	0.87

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

10.Income taxes (continued)

Deferred taxes result from the temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. The table below summarizes the principal components of the deferred tax assets (liabilities) as follows:

	2025	2024
Deferred tax assets
Loss carryforwards	$969,538	$867,614
Unrealized foreign exchange loss	1,436,558	1,543,765
Deferred tax assets	2,406,096	2,411,379
Valuation allowance	—	—
Net deferred tax asset	2,406,096	2,411,379
Deferred tax liabilities
Exploration and evaluation assets	$(6,723,145)	$(5,959,249)
Deferred tax liabilities	(6,723,145)	(5,959,249)
Deferred tax assets	2,406,096	2,411,379
Net deferred tax liability	(4,317,049)	(3,547,870)

As at December 31, 2025, the Company has South African net operating loss carryforwards of $3,590,883 (December 31, 2024 - $3,213,386). The net operating losses may be carried forward indefinitely.

11.Supplementary cash flow information

	2025	2024
Changes in non-cash working capital
Receivables	$(305,102)	$(207,720)
Accounts payable and accrued liabilities	(172,357)	(72,574)
Changes in non-cash working capital	$(477,459)	$(280,294)

The Company recognizes interest paid in operating cash flows. The interest paid is as follows:

	2025	2024
Interest paid	$175,645	$143,683

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

12.Related party transactions and balances

Related parties include directors, officers, principal shareholders and entities that are controlled by, under common control with, or subject to significant influence by such persons or by the Company. The Company has identified certain lenders and shareholders as related parties based on common directors, officers or signatories, principal ownership interests, family relationships, shared corporate administrators or addresses, and other indicators of influence.

Shares held by related parties

As at December 31, 2025 and 2024, the following common shares were held by related parties, including key management personnel, immediate family members of key management personnel, and entities under common control with such individuals. The balances reflect beneficial ownership at year-end and may include shares held directly or through controlled entities. Collectively, the holdings of related parties represent a significant ownership interest in the Company and may influence matters requiring shareholder approval.

	2025	2024
Shares held	42,084,333	31,982,591
Percentage ownership	42.08%	42.17%

Loans advanced by related parties

During the years ended December 31, 2025 and 2024, the Company entered into transactions with related parties in the normal course of financing its operations. These transactions included loans payable, extensions and amendments of loan arrangements, issuance or reissuance of common shares in connection with financing arrangements and services, and settlement of certain obligations through the issuance of shares. As at December 31, 2025, related party loans payable were approximately $3,575,092 (2024 - $3,285,520) and have been included in loans payable on the consolidated balance sheet.

Accounts payable due to related parties

As at December 31, 2025, accounts payable and accrued liabilities included $102,250 due to a related party (2024 - $102,250).

Transactions with related parties

During the years ended December 31, 2025 and 2024, the Company incurred professional fees in the amount of $75,211 (2024 - $1,125,498) with related parties in the normal course of operations. These services included management, advisory, consulting, corporate administration, accounting, regulatory, and other professional services provided by executive directors. Professional fees were recognized in the consolidated statement of loss and comprehensive loss as the related services were rendered. The amounts charged by related parties were based on the terms agreed between the parties and may differ from those that would have been obtained from unrelated parties. Certain professional fees were settled through the issuance of common shares. Such transactions were measured at the fair value of the shares issued on the grant date and recognized as professional fees in the period the related services were received.

During the year ended December 31, 2025, 8,056,810 common shares were issued from treasury to related parties in settlement of professional services. During the year ended December 31, 2024, 21,519,013 common shares were issued to related parties with 11,914,049 issued as part of the share recapitalization, 2,091,126 issued for loan conversions, 87,019 issued for loan extensions and the remainder 7,426,819 issued in settlement of professional services. The Company recognized the applicable expenses or settlement amounts arising from these issuances. Transfers of existing common shares between shareholders did not affect the total number of issued and outstanding common shares, and the Company received no cash proceeds or other consideration from those shareholder transfers.

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

13.Fair value

The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as at December 31, 2025 and 2024, along with the associated change in fair value of the years ended December 31, 2025 and 2024.

	Level 3 fair value measurements
	2025
		Convertible	Revolving
	Term loans	loans	facility	Total
Opening balance	$2,906,387	$272,001	$1,123,911	$4,302,299
Issued during the year	250,000	—	587,628	837,628
Repayments during the year	(137,500)	—	(375,714)	(513,214)
Change in fair value	271,286	220,729	63,281	555,296
Foreign currency	20,164	—	—	20,164
Closing balance	$3,310,337	$492,730	$1,399,106	$5,202,173

	Level 3 fair value measurements
	2024
		Convertible	Revolving
	Term loans	loans	facility	Total
Opening balance	$2,630,342	$1,689,952	$947,505	$5,267,799
Issued during the year	—	—	360,783	360,783
Repayments during the year	(94,674)	—	(217,000)	(311,674)
Debt converted	—	(1,147,641)	—	(1,147,641)
Change in fair value	375,301	(270,310)	32,623	137,614
Foreign currency	(4,582)	—	—	(4,582)
Closing balance	$2,906,387	$272,001	$1,123,911	$4,302,299

Interest is calculated and accrued at the stated interest rate in the loan agreement.

Regular loans and revolving facility

The aggregate unpaid principal balance of the term loans is $3,399,613 (2024 - $3,399,613).

The fair value is calculated using a discounted cash flow methodology. The model uses risk-adjusted discount rates which are based on the prevailing U.S. dollar risk-free yield curve and the CCC credit spread. The model incorporates the following inputs:

Inputs	2025	2024
Risk-free rate	3.67%	4.16%
Credit spread	9.96%	10.09%
Risk-adjusted rate	13.63%	14.25%

Convertible loans

The aggregate unpaid principal of the convertible loans is $1,040,769 (2024 - $1,040,769), of which $750,000 is outstanding for more than 90 days as at December 31, 2025.

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

13.Fair value (continued)

The fair value is calculated using a binomial lattice model based on a modified Cox-Ross-Rubinstein framework. The value of the embedded conversion option was calculated using a with-and-without approach. The model incorporates the following inputs:

Inputs	2025	2024
Share price	$0.24	$0.28
Volatility	100%	100%
Risk-free rate	3.48%	4.23% - 4.37%
Credit spread	9.96%	10.09%
Risk-adjusted rate	13.44%	14.32% - 14.46%

The fair value of the Company’s debt instruments was determined using valuation techniques incorporating significant unobservable inputs, including share price, risk-free rate, credit spread and risk-adjusted rate. Certain debt instruments matured during the year and were valued using assumptions applicable at their respective maturity dates. The ranges disclosed include assumptions used for all instruments measured at fair value at year end.

14.Loss per share

Basic loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the year.

The Company had no dilutive securities outstanding during the years ended December 31, 2025 and 2024. Accordingly, basic and diluted loss per share are the same.

	2025	2024
Net loss attributable to common shareholders	$(6,199,816)	$(10,929,587)
Weighted average common shares outstanding	83,929,256	56,265,336
Basic and diluted loss per share	$(0.07)	$(0.19)

All shares and per share data have been retroactively restated to reflect the reverse stock split effected on July 1, 2024.

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

15.Subsequent events

Business Combination with SmartKem, Inc. (“SmartKem”)

On August 3, 2026, the Company and SmartKem entered into a definitive business combination agreement (the “Agreement”). Under the Agreement, Ferrox shareholders will receive aggregate consideration of $125M (reduced by the amount of the debt obligations of Ferrox to SmartKem pursuant to promissory notes issued by Ferrox and held by SmartKem), payable solely in newly issued shares of SmartKem common stock.

The completion of the Business Combination is subject to customary closing conditions, including (i) approval of the Business Combination by SmartKem’s stockholders and Ferrox’s shareholders, (ii) filing and mailing of a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), (iii) the shares of SmartKem’s common stock to be issued pursuant to the Business Combination Agreement having been approved for listing on The Nasdaq Stock Market LLC (“Nasdaq”), (iv) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (“Securities Act”) of the SmartKem’s common shares to be issued in the Business Combination, (v) subject to specified materiality standards, the accuracy of the representations and warranties of the parties thereto (the “Transaction Parties”); and (vi) the performance by the Transaction Parties in all material respects with all obligations required to be performed under the Business Combination Agreement at or prior to the date (the “Closing Date”) of the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”).

In connection with the Business Combination, on or before the Closing, SmartKem is expected to enter into Lock-Up Agreements, in form and substance reasonably satisfactory to SmartKem and Ferrox, with each of the executive officers, directors and five percent (5%) stockholders of the post-Closing combined SmartKem, each to be effective as of the Closing for 120 days following the Closing. The execution of the Lock-Up Agreements is also a condition to the Transaction Parties’ obligations to consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties of the Transaction Parties. The Business Combination Agreement also contains customary covenants and agreements, including covenants and agreements relating to (i) the conduct of SmartKem’s business and Ferrox’s business between the date of the signing of the Business Combination Agreement and the Closing, (ii) the efforts of the Transaction Parties to cause the Business Combination to be completed, including obtaining all approvals, consents, registrations, authorizations and other confirmations from any third party necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement, and (iii) covenants by each of SmartKem and Ferrox not to solicit any Acquisition Proposal (as such term is defined in the Business Combination Agreement) from third parties.

The Business Combination Agreement may be terminated prior to the Closing by: (a) by mutual written consent of each of the Transaction Parties; (b) by either SmartKem or Ferrox, after the March 31, 2027 (the “End Date”), if the Business Combination has not been consummated (subject to certain conditions); (c) by either SmartKem or Ferrox if a governmental body has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination; (d) by Ferrox upon SmartKem’s breach of the Business Combination Agreement which is not timely cured; (e) by SmartKem upon Ferrox’s breach of the Business Combination Agreement.

Loan from SmartKem

During 2026, the Company entered into a series of convertible promissory note agreements with SmartKem totaling approximately $11.4M. The notes bear interest at the contractual rates specified in the respective agreements and can be converted, all or in part into common shares of Ferrox at any time.

On March 12, 2026, SRX Health Solutions Inc. (“SRX”) funded a bridge loan to the Company, in the original principal amount of $1.5M, which loan was evidenced by a Convertible Promissory Note issued by Ferrox to SRX. The

FERROX CRITICAL MINERALS LTD.

(formerly Ferrox Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in United States dollars)

For the years ended December 31, 2025 and 2024

15.Subsequent events (continued)

Convertible Promissory Note shall accrue interest at a rate of 10.0% per annum and will mature on October 30, 2026.

On June 9, 2026, the Convertible Promissory Note was purchased and assigned to SmartKem. The Convertible Promissory Note is convertible at the option of the purchaser into common shares of Ferrox at a valuation equal to the lower of the then- fair market value of Ferrox or $80M. The Company incurred transaction costs of $0.1M.

On April 23, 2026, SmartKem funded a bridge loan to the Company, in the original principal amount of $2.3M, which loan was evidenced by a Convertible Promissory Note issued by Ferrox to SmartKem. The Convertible Promissory Note shall accrue interest at a rate of 5.0% per annum and will mature on October 30, 2026. The Convertible Promissory Note is convertible at the option of SmartKem into common shares of Ferrox at a valuation equal to the lower of the then- fair market value of Ferrox or $80M. The Company incurred transaction costs of $0.2M. This loan was repaid by Ferrox in August 2026.

On June 22, 2026, SmartKem funded an additional bridge loan to Ferrox in the original principal amount of $2.7M, which loan was evidenced by an additional Convertible Promissory Note issued by Ferrox to SmartKem. The Convertible Promissory Note shall accrue interest at a rate of 5.0% per annum and will mature on December 31, 2026. The Convertible Promissory Note is convertible at the option of SmartKem into common shares of Ferrox at a valuation equal to the lower of the then- fair market value of Ferrox or $80M. The Company incurred transaction costs of $0.2M.

Bridge Loan

On July 27, 2026, the Company entered into an additional bridge loan with SmartKem in the original principal amount of $4.9M, which loan was evidenced by a Convertible Promissory Note issued by Ferrox to SmartKem. The Convertible Promissory Note shall accrue interest at a rate of 5.0% per annum and will mature on January 31, 2027. The Company incurred transaction costs of $0.4M.

Settlement of liabilities

During 2026, the Company repaid approx. $2M of loans existing at December 31, 2025.

Stock transactions

Subsequent to December 31, 2025, the Company had the following transactions:

(a)Settlement of liabilities

During 2026, the Company issued 11,921,222 shares in settlement of approx. $10.3M of liabilities existing at December 31, 2025.

(b)Repurchase of shares

During 2026, the Company repurchased 528,686 shares from various shareholders for $264,343.

(c)Shares issued for services

During 2026, the Company issued 20,102,250 shares in exchange for services.

(d)Shares issued for financing fees

During 2026, the Company issued 500,000 shares in settlement of financing fees.

Ferrox Critical Minerals Ltd.

Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2026 and 2025

(Expressed in United States dollars)

FERROX CRITICAL MINERALS LTD.

UNAUDITED CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(expressed in United States dollars)

As at	Note	June 30, 2026	December 31, 2025
Assets
Current
Cash		$2,388,083	$18,600
Receivables	3	83,480	559,251
Loan receivable from related parties	10	2,289,702	—
Total current assets		4,761,265	577,851
Non-current assets
Deposits for environmental obligations	4	268,830	258,525
Plant and equipment		8,459	8,375
Exploration and evaluation assets	5	36,205,986	35,848,413
Total assets		$41,244,540	$36,693,164
Liabilities
Current
Accounts payable and accrued liabilities	6	$674,784	$8,418,702
Loans payable	7, 11	8,729,340	5,202,173
Total current liabilities		9,404,124	13,620,875
Non-current liabilities
Deferred tax liability		4,171,480	4,317,049
Total liabilities		13,575,604	17,937,924
Shareholders’ equity
Share capital, $0.01 par value, unlimited shares authorized, 132,328,119 and 100,000,000 shares issued and outstanding as at June 30, 2026 and December 31, 2025, respectively	8	1,081,216	757,936
Additional paid-in capital		162,246,926	154,928,915
Accumulated other comprehensive loss		(35,297,873)	(35,541,624)
Accumulated deficit		(100,361,333)	(101,389,987)
Total shareholders’ equity		27,668,936	18,755,240
Total liabilities and shareholders’ equity		$41,244,540	$36,693,164

Subsequent events (Note 13)

Approved by the Board on September 30-2026

Director	Director

See accompanying notes to the unaudited condensed consolidated interim financial statements

FERROX CRITICAL MINERALS LTD.

UNAUDITED CONDENSED CONSOLIDATED INTERIM STATEMENTS OF INCOME (LOSS)
AND COMPREHENSIVE INCOME (LOSS)

(expressed in United States dollars)

		Three-months ended		Six-months ended
	Note	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Expenses
General and administrative		$18,982	$21,195	$34,913	$41,228
Professional fees	8	5,674,406	403,165	5,976,531	564,054
Exploration and evaluation expenditures		427,455	43,417	592,304	71,262
Loss from operations		6,120,843	467,777	6,603,748	676,544
Other income (expenses)
Financing costs	8	(120,000)	—	(120,000)	(289,573)
Gain on settlement of debt	6, 7	7,664,210	—	7,664,210	—
Interest income		126,039	4,596	130,737	9,107
Bad debt expense		(2,556)	—	(409,455)	—
Gain (loss) on change in fair value of loans payable	11	(238,899)	(126,484)	119,067	304,256
Income (loss) before income taxes		1,307,951	(589,665)	780,811	(652,754)
Income tax recovery		(123,187)	(20,692)	(247,843)	(35,898)
Net income (loss) after tax		1,431,138	(568,973)	1,028,654	(616,856)
Other comprehensive income
Currency translation adjustment		1,310,738	926,105	243,751	1,729,406
Net income and comprehensive income		$2,741,876	$357,132	$1,272,405	$1,112,550
Earnings per share:
Basic earnings (loss) per share	12	$0.01	$(0.01)	$0.01	$(0.01)
Weighted average number of shares		107,533,637	78,676,367	103,787,629	77,767,455
Diluted earnings (loss) per share	12	$0.01	$(0.01)	$0.01	$(0.01)
Diluted weighted average number of shares		107,533,637	78,676,367	110,586,715	77,767,455

See accompanying notes to the unaudited condensed consolidated interim financial statements

FERROX CRITICAL MINERALS LTD.

UNAUDITED CONDENSED CONSOLIDATED INTERIM STATEMENTS OF SHAREHOLDERS’ EQUITY

(expressed in United States dollars)

	Shareholders’ Equity
					Accumulated
					other
		Common Shares		Additional	comprehensive	Accumulated
	Note	Shares	Amount	paid-in capital	loss	Deficit	Total
Balance, March 31, 2026		100,000,000	$757,936	$154,928,915	$(36,608,611)	$(101,792,471)	$17,285,769
Issuance of common shares for cash		333,333	3,333	96,667	—	—	100,000
Issuance of common shares for services	8	20,000,000	200,000	4,600,000	—	—	4,800,000
Issuance of common shares for financing costs	8	500,000	5,000	115,000	—	—	120,000
Loans extinguished through issuance of shares		4,168,249	41,682	958,698	—	—	1,000,380
Payables settled through issuance of shares		7,855,223	78,552	1,806,702	—	—	1,885,254
Shares repurchased		(528,686)	(5,287)	(259,056)	—	—	(264,343)
Currency translation adjustment		—	—	—	1,310,738	—	1,310,738
Net income for the period		—	—	—	—	1,431,138	1,431,138
Balance, June 30, 2026		132,328,119	$1,081,216	$162,246,926	$(35,297,873)	$(100,361,333)	$27,668,936

	Shareholders’ Equity
					Accumulated
					other
		Common Shares		Additional	comprehensive	Accumulated
	Note	Shares	Amount	paid-in capital	loss	Deficit	Total
Balance, December 31, 2025		100,000,000	$757,936	$154,928,915	$(35,541,624)	$(101,389,987)	$18,755,240
Issuance of common shares for cash		333,333	3,333	96,667	—	—	100,000
Issuance of common shares for services	8	20,000,000	200,000	4,600,000	—	—	4,800,000
Issuance of common shares for financing costs	8	500,000	5,000	115,000	—	—	120,000
Loans extinguished through issuance of shares		4,168,249	41,682	958,698	—	—	1,000,380
Payables settled through issuance of shares		7,855,223	78,552	1,806,702	—	—	1,885,254
Shares repurchased		(528,686)	(5,287)	(259,056)	—	—	(264,343)
Currency translation adjustment		—	—	—	243,751	—	243,751
Net income for the period		—	—	—	—	1,028,654	1,028,654
Balance, June 30, 2026		132,328,119	$1,081,216	$162,246,926	$(35,297,873)	$(100,361,333)	$27,668,936

See accompanying notes to the unaudited condensed consolidated interim financial statements

FERROX CRITICAL MINERALS LTD.

UNAUDITED CONDENSED CONSOLIDATED INTERIM STATEMENTS OF SHAREHOLDERS’ EQUITY

(expressed in United States dollars)

	Shareholders’ Equity
				Treasury		Accumulated
		Common Shares		Shares	Additional	other	Accumulated
	Note	Shares	Amount	Shares	paid-in capital	comprehensive loss	Deficit	Total
Balance, March 31, 2025		77,829,115	$536,226	22,170,885	$149,762,437	$(38,414,129)	$(95,238,054)	$16,646,480
Issuance of common shares for cash		1,150,000	11,500	(1,150,000)	398,500	—	—	410,000
Issuance of common shares for services	8	200,000	2,000	(200,000)	46,000	—	—	48,000
Currency translation adjustment		—	—	—	—	926,105	—	926,105
Net loss for the period		—	—	—	—	—	(568,973)	(568,973)
Balance, June 30, 2025		79,179,115	$549,726	20,820,885	$150,206,937	$(37,488,024)	$(95,807,027)	$17,461,612

	Shareholders’ Equity
				Treasury		Accumulated
		Common shares		Shares	Additional	other	Accumulated
	Note	Shares	Amount	Shares	paid-in capital	comprehensive loss	Deficit	Total
Balance, December 31, 2024		75,836,079	$516,296	24,163,921	$149,347,137	$(39,217,430)	$(95,190,171)	$15,455,832
Issuance of common shares for cash		1,619,483	16,195	(1,619,483)	463,382	—	—	479,577
Issuance of common shares for services	8	517,000	5,170	(517,000)	118,910	—	—	124,080
Issuance of common shares for financing costs	8	1,206,553	12,065	(1,206,553)	277,508	—	—	289,573
Currency translation adjustment		—	—	—	—	1,729,406	—	1,729,406
Net loss for the period		—	—	—	—	—	(616,856)	(616,856)
Balance, June 30, 2025		79,179,115	$549,726	20,820,885	$150,206,937	$(37,488,024)	$(95,807,027)	$17,461,612

See accompanying notes to the unaudited condensed consolidated interim financial statements

FERROX CRITICAL MINERALS LTD.

UNAUDITED CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(expressed in United States dollars)

For the six-months ended	Note	June 30, 2026	June 30, 2025
Operating activities
Net income (loss)		$1,028,654	$(616,856)
Adjustments for items not involving cash:
Change in fair value of financial instruments	11	(119,067)	(304,256)
Gain on settlement of debt	6, 7	(7,664,210)	—
Non-cash professional fees	8	4,800,000	124,080
Non-cash financing fees	8	120,000	289,573
Non-cash interest income		(120,000)	—
Bad debt expense		409,455	—
Income tax recovery		(247,843)	(35,898)
Net changes in non-cash working items	9	(86,026)	(226,144)
Net cash used for operating activities		(1,879,037)	(769,501)
Financing activities
Repayment on loans	7	(313,136)	(284,360)
Draws on loans	7	6,653,791	572,449
Proceeds from issuance of common shares		100,000	479,577
Net cash provided by financing activities		6,440,655	767,666
Investing activities
Purchase of property and equipment		—	(3,731)
Movement in deposits for environmental obligations	4	(7,726)	(6,063)
Advances on loan receivable	10	(2,169,702)	—
Net cash used for investing activities		(2,177,428)	(9,794)
Net change in cash during the period		$2,384,190	$(11,629)
Impact due to changes in exchange rates on cash held		(14,707)	31,351
Cash
Beginning of period		$18,600	$—
End of period		$2,388,083	$19,722

Supplemental cash flow information (Note 9)

See accompanying notes to the unaudited condensed consolidated interim financial statements

FERROX CRITICAL MINERALS LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(expressed in United States dollars)

For the three and six months ended June 30, 2026 and 2025

1.Nature of operations and going concern

Ferrox Critical Minerals Ltd. (the “Company” or “Ferrox”) is involved in the acquisition of businesses involved in exploration and development of properties for the mining of precious, bulk & base metals, specialty and/or industrial commodities. It was incorporated in the British Virgin Islands (“BVI”) as a BVI Business Company on April 20, 2006, with a registered office address of Caribbean Chambers, P.O. Box 4428, Road Town, Tortola, and British Virgin Islands.

Going concern

The Company’s consolidated financial statements have been prepared on a going concern basis which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As of June 30, 2026, the Company has an accumulated deficit of $100 million (December 31, 2025 - $101 million), a working capital deficit of $5 million (December 31, 2025 – $13 million) and has not yet generated revenues sufficient to support its operations.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern for the 12 months following the date these consolidated financial statements were available for issuance. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain necessary additional capital to fund ongoing exploration, appraisal and development projects and/or obtain mineral producing properties to attain future profitable operations. No assurance can be given that the Company will be successful in these efforts.

Management has several plans in various stages of progress to source additional funding to provide operating capital for continued growth of the Company. As a result, these consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.Basis of presentation

The condensed consolidated interim financial statements (the “financial statements”) are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

These financial statements should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2025 (the “Annual Financial Statements”). These financial statements have been prepared using the same accounting policies that were described in Note 3 to the Annual Financial Statements.

a)Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Kilvarock Limited (“Kilvarock”) and Tivani Proprietary Limited (“Tivani”). Subsidiaries are entities in which the Company has a controlling voting interest or where it is the primary beneficiary of a variable interest entity. Subsidiaries are fully consolidated from the date control is transferred to the Company and are de-consolidated from the date control ceases. The consolidated financial statements include all the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiaries after eliminating intercompany balances and transactions.

b)Foreign currency translation

These financial statements are presented in United States dollars (“USD”). The functional currency of the Company and its subsidiary, Kilvarock, is USD. The functional currency of the Company’s subsidiary, Tivani Proprietary Limited, is South African Rand (“ZAR”). Adjustments resulting from the translation of Tivani’s financial statements to reporting currency are accumulated and reported as a part of “Accumulated Other Comprehensive Loss”, a separate component of shareholders’ equity.

FERROX CRITICAL MINERALS LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(expressed in United States dollars)

For the three and six months ended June 30, 2026 and 2025

2.Basis of presentation (continued)

c)Foreign currency transactions

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items denominated in foreign currency at year-end exchange rates are recognized in profit or loss.

d)Use of estimates

The preparation of these condensed consolidated interim financial statements and accompanying notes in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and the reported amount of expenses during the reporting periods. The more significant areas requiring the use of management’s estimates and assumptions relate to asset impairments, fair value of shares issued for services and financing costs, fair value of loans payable, foreign exchange rates, applicable tax rates, and deferred tax asset valuation allowances. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain and bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

e)Subsequent events

The Company has evaluated subsequent events through to September 30, 2026, the date that the condensed consolidated interim financial statements were available to be issued which is the date the consolidated financial statements were authorized for issuance by the Board of Directors.

f)Accounting standards and interpretations issued but not yet effective

On November 2024, the FASB issued Accounting Standards Update (ASU) No. 2024-03, Income Statement (Topic 220): Reporting Comprehensive Income - Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses, which requires public companies to disclose, in interim and annual reporting periods, additional information about certain expenses in the financial statements. The amendments in this pronouncement will be effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and is effective on either a prospective basis or retrospective basis. The Company is currently assessing the potential impacts of adoption on its consolidated financial statements and related disclosures.

3.Receivables

	June 30, 2026	December 31, 2025
Amounts receivable related to issuance of shares	$5,050	$189,000
Other receivables	78,430	370,251
	$83,480	$559,251

Amounts receivable related to issuance of shares were received subsequent to period end.

Other receivables are non-interest bearing and have no set terms of repayment. During the three and six month periods ended June 30, 2026, it was determined that a portion of the other receivables were no longer collectible resulting in these amounts being impaired.

FERROX CRITICAL MINERALS LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(expressed in United States dollars)

For the three and six months ended June 30, 2026 and 2025

4.Deposits for environmental obligations

The Company has provided a deposit (consisting of cash and a bank guarantee) to the Department of Mineral Resources to serve as security for the estimated future environmental damage caused by Tivani. As of June 30, 2026, the balance of deposits for environmental obligations is $268,830 (2025 - $258,525). The deposit is denominated in South African Rand and consisted of ZAR 4,406,584 (2025 - ZAR 4,279,936). The increase reflects interest earned on the cash deposit and the effect of foreign currency translation.

5.Exploration and evaluation assets

The Company’s unproved mineral properties as of June 30, 2026 and December 31, 2025 amount to $36,205,986 and $35,848,413, respectively. These amounts reflect the Company’s exploration and evaluation projects, which are pending the determination of proven and probable reserves and were not being depleted. These assets will be reclassified to proven mineral properties upon commencement of production and then subsequently depleted. As at June 30, 2026 and December 31, 2025, the Company recognized no impairment related to unproved mineral properties.

On July 31, 2009, Tivani entered into a Joint Venture Agreement with Red River Exploration and Mining (Proprietary) Limited (“RR Ltd.”) to jointly participate in the prospecting and mining operations of Red River through the Red River Joint Venture (“RR JV”). Under the terms of the Agreement, Tivani retains a 100% interest in the RR JV until RR Ltd. earns a participating interest. RR Ltd. may earn a 26% participating interest in the RR JV by satisfying an amount equal to 26% of the “Agreed Amount.” The Agreed Amount is defined as the greater of:

a)	the total expenditure by Tivani and other third-party investors on the prospecting and mining operation as of the date of the registration of the prospecting right until the date that the mining operation is profitable; and
b)	the value of the prospecting and/or mining operation as determined by a bona fide third party for the purposes of listing Tivani on a stock exchange or prospecting or mining operation on a recognized stock exchange.

As of June 30, 2026, the Company had determined that cumulative qualifying expenditures incurred on this project amounted to approximately $67 million (December 31, 2025 - $67 million). Accordingly, the minimum amount required for RR Ltd. to earn its 26% participating interest was approximately US$17 million. This amount represents a floor amount only, as the Agreed Amount continues to accumulate as additional qualifying expenditures are incurred prior to the project becoming profitable.

The Agreed Amount may be satisfied either through direct cash contributions from RR Ltd. or through the application of RR Ltd.’s future share of project profits. Until the Agreed Amount has been fully satisfied, Tivani remains entitled to 100% of the project’s revenues and economic benefits.

As of June 30, 2026, RR Ltd. had not made any payments toward the Agreed Amount, either through cash contributions or through the allocation of project profits. Accordingly, the 26% participating interest had not been earned or vested as of period-end. As a result, RR Ltd. did not hold legal title to the participating interest and had not obtained the significant risks and rewards of ownership associated with the 26% interest as of June 30, 2026 or December 31, 2025.

	June 30, 2026	December 31, 2025
Opening balance	$35,848,413	$31,423,213
Foreign exchange	357,573	4,425,200
Ending balance	$36,205,986	$35,848,413

FERROX CRITICAL MINERALS LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(expressed in United States dollars)

For the three and six months ended June 30, 2026 and 2025

6.Accounts payable and accrued liabilities

	June 30, 2026	December 31, 2025
Accounts payable and accrued liabilities	$674,784	$1,214,931
Service fees payable	—	7,203,771
	$674,784	$8,418,702

At December 31, 2025, the Company had $7,203,771 in service fees payable, denominated in U.S. dollars, related to legacy consulting and advisory agreements entered into prior to January 1, 2024. The obligations do not have a fixed repayment date and are payable upon the occurrence of specified future events linked to financing, including equity and debt financing, asset sales, business combinations, positive cash flow generation and other liquidity events.

$1,921,000 is payable if the Company (i) is in a cash flow positive position, (ii) is sold or (iii) is in receipt of financing proceeds that are not restricted for a specific purpose. The obligation is subordinated to certain financing arrangements and must be repaid prior to any equity dividend distributions. $1,200,000 is payable upon receipt of financing greater than $10,000,000 and $2,915,896 is payable upon receipt of financing greater than $3,000,000. $1,166,875 is payable upon the occurrence of specified financing events, with settlement amounts dependent on the amount of proceeds received. In certain scenarios, the counterparty can request settlement in shares.

On June 10, 2026, all outstanding service fees payable were settled in full and certain accounts payables were settled through the issuance of shares resulting in a gain on settlement of $5,970,770. Refer to Note 8.

7.Loans

The Company has elected to account for its loans under the fair value option, and any effects of embedded features, extensions and amendments are reflected through the changes in fair value.

The Company’s borrowing arrangements consist of term loans, convertible loans and a revolving facility with the following balances on:

	June 30, 2026	December 31, 2025
Term loans (i)	$976,859	$3,310,337
Convertible loans (ii)	6,898,502	492,730
Revolving facility (iii)	853,979	1,399,106
	$8,729,340	$5,202,173

Refer to Note 11 for the continuity of the loans.

The loans were originally issued between September 30, 2014 and March 12, 2026, with each loan being extended through extension agreements.

(i)Term loans

Term loans are issued with interest rates from 5% to 10% with a stated maturity date of December 31, 2026. All loans are denominated in USD except for one loan issued by Tivani with an outstanding principal balance of ZAR 498,290. The ZAR loan bears no interest and has no fixed terms of repayment.

On June 10, 2026, a portion of the Company’s outstanding term loans was settled through the issuance of 2,184,615 common shares resulting in a gain on settlement of debt of $1,494,403.

FERROX CRITICAL MINERALS LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(expressed in United States dollars)

For the three and six months ended June 30, 2026 and 2025

7.Loans (continued)

(ii)Convertible loans

Convertible loans are issued mainly to shareholders with stated interest rates ranging from 5% to 10%. The convertible loans have maturity dates that range from July 15, 2025 to December 31, 2026. The convertible loans outstanding are as follows:

	June 30,	December 31,
	2026	2025
$290,768 convertible loan at 5% stated interest. The loan matured on March 31, 2025 and was extended to December 31, 2026. The loan was converted on June 10, 2026 at the option of the Company at $0.05 per share.	$—	$173,765
$250,000 convertible loan at 7% stated interest. The loan matured on June 15, 2025 and is in default. The loan is convertible at the option of the Company at $0.15 per share. Conversion cannot be effected if by doing so the shareholder will exceed a 9.99% share ownership cap. The loan will automatically convert upon a change of control event or a go-public event. The Company had not received a demand for repayment as of December 31, 2025.	331,330	318,965

On March 12, 2026, SRX Health Solutions Inc. (“SRX”) funded a bridge loan to the Company, in the original principal amount of $1.5M, which loan was evidenced by a Convertible Promissory Note issued by Ferrox to SRX. The Convertible Promissory Note shall accrue interest at a rate of 10.0% per annum and will mature on October 30, 2026. On June 9, 2026, the Convertible Promissory Note was purchased and assigned to SmartKem, Inc. (“SmartKem”). The Convertible Promissory Note is convertible at the option of the holder into common shares of Ferrox at a valuation equal to the lower of the then- fair market value of Ferrox or $80M. The Company incurred transaction costs of $0.1M.

	1,545,207	—
On April 23, 2026, SmartKem funded a bridge loan to the Company, in the original
principal amount of $2.3M, which loan was evidenced by a Convertible Promissory Note issued by Ferrox to SmartKem. The Convertible Promissory Note shall accrue interest at a rate of 5.0% per annum and will mature on October 30, 2026. The Convertible Promissory Note is convertible at the option of SmartKem into common shares of Ferrox at a valuation equal to the lower of the then- fair market value of Ferrox or $80M. The Company incurred transaction costs of $0.2M. This loan was repaid by Ferrox in August 2026 (see Note 13).	2,321,348	—
On June 22, 2026, SmartKem funded an additional bridge loan to Ferrox in the original principal amount of $2.7M, which loan was evidenced by an additional Convertible Promissory Note issued by Ferrox to SmartKem. The Convertible Promissory Note shall accrue interest at a rate of 5.0% per annum and will mature on December 31, 2026. The Convertible Promissory Note is convertible at the option of SmartKem into common shares of Ferrox at a valuation equal to the lower of the then- fair market value of Ferrox or $80M. The Company incurred transaction costs of $0.2M.	2,700,617	—
	$6,898,502	$492,730

On June 10, 2026, the Company exercised its conversion option and issued 1,493,310 shares to settle the $290,768 convertible loan. The loan had a maturity date of December 31, 2026 and was convertible at the option of the Company at $0.05 per share. The conversion ratio was amended based on renegotiated terms upon settlement, resulting in a loss from debt extinguishment of $173,608.

(iii)Revolving facility

The Company has a $3,000,000 revolving facility with a shareholder of which $2,146,021 has not been drawn at June 30, 2026. The interest rate is 5% with a stated maturity date of December 31, 2026. The facility was paid down with 490,323 shares on June 30, 2026 resulting in a gain on settlement of debt of $372,645. The facility was fully repaid on July 1, 2026, refer to Note 13.

The future contractual payments on all of the loans are as follows:

2026	$8,722,645

FERROX CRITICAL MINERALS LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(expressed in United States dollars)

For the three and six months ended June 30, 2026 and 2025

8.Share capital

The authorized share capital of the Company is comprised of an unlimited number of common shares with a par value of $0.01. As of June 30, 2026, 132,328,119 (December 31, 2025 – 100,000,000) common shares were issued and outstanding. Each common share is entitled to one vote per share at the meetings of the shareholders. The common shares participate proportionately in the remaining available assets.

During the three and six months ended June 30, 2026, the Company issued 333,333 shares (three months ended June 30, 2025 – 1,150,000, six months ended June 30, 2025 – 1,619,483) for $100,000 of cash proceeds (three months ended June 30, 2025 – $410,000, six months ended June 30, 2025 – $479,577).

During the three and six months ended June 30, 2026, the Company repurchased 528,686 shares for $264,343. There were no share repurchases in 2025.

On May 1, 2026, the Company entered into an agreement for financial advisory services. As consideration for these services, the Company issued 20,000,000 shares. The shares were measured at their fair value on the grant date, and the corresponding expense of $4,800,000 was recognized in professional fees. As a result of this transaction, the financial advisor is a related party of the Company (principal shareholder). Refer to Note 10.

During the three and six months ended June 30, 2026, the Company issued 500,000 shares for services and financing costs (three months ended June 30, 2025 – 200,000, six months ended June 30, 2025 – 1,723,553). The shares were measured at their fair value on the grant date, and the corresponding expense of $120,000 (three months ended June 30, 2025 – $48,000, six months ended June 30, 2025 – $413,653) was recognized in professional fees and financing costs.

During the three and six months ended June 30, 2026, the Company issued 12,023,472 common shares in connection with the conversion and settlement of certain debt obligations. Refer to Notes 6 and 7.

9.Supplementary cash flow information

	Six-months ended	Six-months ended
	June 30, 2026	June 30, 2025
Changes in non-cash working capital
Receivables	$69,235	$(129,755)
Accounts payable and accrued liabilities	(155,261)	(96,389)
Changes in non-cash working capital	$(86,026)	$(226,144)

As at June 30, 2026, $264,343 (June 30, 2025 - $nil) of repurchased shares are outstanding in accounts payable and accrued liabilities.

The Company recognizes interest paid in operating cash flows. The interest paid is as follows:

	Six-months ended	Six-months ended
	June 30, 2026	June 30, 2025
Interest paid	$85,327	$99,896

10.Related party transactions and balances

Related parties include directors, officers, principal shareholders and entities that are controlled by, under common control with, or subject to significant influence by such persons or by the Company. The Company has identified certain lenders and shareholders as related parties based on common directors, officers or signatories, principal ownership interests, family relationships, shared corporate administrators or addresses, and other indicators of influence.

FERROX CRITICAL MINERALS LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(expressed in United States dollars)

For the three and six months ended June 30, 2026 and 2025

10.Related party transactions and balances (continued)

Shares held by related parties

As at June 30, 2026 and December 31, 2025, the following common shares were held by related parties, including key management personnel, immediate family members of key management personnel, and entities under common control with such individuals. The balances reflect beneficial ownership at period-end and may include shares held directly or through controlled entities. Collectively, the holdings of related parties represent a significant ownership interest in the Company and may influence matters requiring shareholder approval.

	June 30, 2026	December 31, 2025
Shares held	58,722,985	42,084,333
Percentage ownership	44.38%	42.08%

Loans advanced by related parties

During the quarter ended June 30, 2026, the Company entered into transactions with related parties in the normal course of financing its operations. These transactions included loans payable, extensions and amendments of loan arrangements, issuance or reissuance of common shares in connection with financing arrangements and services, and settlement of certain obligations through the issuance of shares. As at June 30, 2026, related party loans payable were approximately $986,327 (December 31, 2025 - $3,575,092) and have been included in loans payable on the consolidated balance sheet.

Loan receivable from related parties

On April 23, 2026, the Company advanced $2,100,000 to Lionhart Capital (UK) Ltd., a company controlled by one of the Company’s directors. The advance was net of a $200,000 origination fee incurred by the Company in raising the funds, which was added to the loan balance, resulting in a principal amount of $2,300,000. The loan is unsecured, bears interest at 6% per annum, and was repaid on August 27, 2026 (Note 13).

Accounts payable due to related parties

During the three and six months ended June 30, 2026, accounts payable and accrued liabilities included $Nil (December 31, 2025 - $102,250) due to a related party.

Transactions with related parties

During the three and six-months ended June 30, 2026, the Company incurred professional fees in the amount of $43,605 and $94,670, respectively (three and six-months ended June 30, 2025 - $16,500 and $35,543) with related parties in the normal course of operations. These services included management, advisory, consulting, corporate administration, accounting, regulatory, and other professional services provided by executive directors. Professional fees were recognized in the consolidated statements of income (loss) and comprehensive income (loss) as the related services were rendered. The amounts charged by related parties were based on the terms agreed between the parties and may differ from those that would have been obtained from unrelated parties. Certain professional fees were settled through the issuance of common shares. Such transactions were measured at the fair value of the shares issued on the grant date and recognized as professional fees in the period the related services were received.

During the three and six-months ended June 30, 2026, 10,379,371 common shares were issued to related parties with 2,524,147 issued to settle loans and the remainder 7,855,223 issued in settlement of accounts payable and accrued liabilities (three and six-months ended June 30, 2025 - $nil). The Company recognized the applicable expenses or settlement amounts arising from these issuances. Transfers of existing common shares between shareholders did not affect the total number of issued and outstanding common shares, and the Company received no cash proceeds or other consideration from those shareholder transfers.

FERROX CRITICAL MINERALS LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(expressed in United States dollars)

For the three and six months ended June 30, 2026 and 2025

11.Fair value

The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as at June 30, 2026 and December 31, 2025, along with the associated change in fair value.

	Level 3 fair value measurements
	June 30, 2026
		Convertible	Revolving
	Term loans	loans	facility	Total
Opening balance	$3,310,337	$492,730	$1,399,106	$5,202,173
Issued during the period	3,791	6,500,000	150,000	6,653,791
Repayments during the period	(74,500)	—	(238,636)	(313,136)
Debt converted	(2,022,167)	(181,329)	(490,323)	(2,693,819)
Change in fair value	(240,000)	87,101	33,832	(119,067)
Foreign currency	(602)	—	—	(602)
Closing balance	$976,859	$6,898,502	$853,979	$8,729,340

	Level 3 fair value measurements
	December 31, 2025
		Convertible	Revolving
	Term loans	loans	facility	Total
Opening balance	$2,906,387	$272,001	$1,123,911	$4,302,299
Issued during the period	250,000	—	587,628	837,628
Repayments during the period	(137,500)	—	(375,714)	(513,214)
Change in fair value	271,286	220,729	63,281	555,296
Foreign currency	20,164	—	—	20,164
Closing balance	$3,310,337	$492,730	$1,399,106	$5,202,173

Interest is calculated and accrued at the stated interest rate in the loan agreement.

Regular loans and revolving facility

The aggregate unpaid principal balance of the term loans at June 30, 2026 is $1,562,908 (December 31, 2025 - $3,399,613).

The fair value is calculated using a discounted cash flow methodology. The model uses risk-adjusted discount rates which are based on the prevailing U.S. dollar risk-free yield curve and the CCC credit spread. The model incorporates the following inputs:

Inputs	June 30, 2026	December 31, 2025
Risk-free rate	3.70%	3.67%
Credit spread	11.45%	9.96%
Risk-adjusted rate	15.15%	13.63%

Convertible loans

As at June 30, 2026, the aggregate unpaid principal of the convertible loans is $6,750,000 (December 31, 2025 - $1,040,769.

FERROX CRITICAL MINERALS LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(expressed in United States dollars)

For the three and six months ended June 30, 2026 and 2025

11.Fair value (continued)

The fair value is calculated using a binomial lattice model based on a modified Cox-Ross-Rubinstein framework. The value of the embedded conversion option was calculated using a with-and-without approach. The model incorporates the following inputs:

Inputs	June 30, 2026	December 31, 2025
Share price	$0.24	$0.24
Volatility	100%	100%
Risk-free rate	3.92% - 4.01%	3.48%
Credit spread	11.45%	9.96%
Risk-adjusted rate	15.37% - 15.46%	13.44%

The fair value of the Company’s debt instruments was determined using valuation techniques incorporating significant unobservable inputs, including share price, risk-free rate, credit spread and risk-adjusted rate. Certain debt instruments matured during the period and were valued using assumptions applicable at their respective maturity dates. The ranges disclosed include assumptions used for all instruments measured at fair value at period end.

12.Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects potential common shares under the if-converted method when their inclusion is dilutive.

For the three months ended June 30, 2026, the convertible instruments were anti-dilutive and were excluded. For the six months ended June 30, 2026, the convertible instruments were dilutive; the reported fair-value gain on loans payable was reversed in the diluted numerator and the weighted conversion shares were included in the denominator.

Potential common shares are excluded in loss periods because their inclusion would be anti-dilutive.

	Three-month	Three-month	Six-months	Six-months
	ended	ended	ended	ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (loss) attributable to common shareholders	$1,431,138	$(568,973)	$1,028,654	$(616,856)
Weighted average common shares outstanding	107,533,637	78,676,367	103,787,629	77,767,455
Basic earnings (loss) per share	0.01	(0.01)	0.01	(0.01)
Net income (loss) attributable to common shareholders	1,431,138	(568,973)	1,028,654	(616,856)
Adjustment to reverse gain on change in fair value of loans	—	—	(119,067)	—
Net income (loss) attributable to common shareholders - diluted	1,431,138	(568,973)	909,587	(616,856)
Weighted average common shares outstanding - basic	107,533,637	78,676,367	103,787,629	77,767,455
Incremental shares of common stock attributable to dilutive instruments	—	—	6,799,086	—
Weighted average common shares outstanding - diluted	107,533,637	78,676,367	110,586,715	77,767,455
Diluted earnings (loss) per share	$0.01	$(0.01)	$0.01	$(0.01)

FERROX CRITICAL MINERALS LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(expressed in United States dollars)

For the three and six months ended June 30, 2026 and 2025

13.Subsequent events

Business Combination with SmartKem, Inc. (“SmartKem”)

On August 3, 2026, the Company and SmartKem entered into a definitive business combination agreement (the “Agreement”). Under the Agreement, Ferrox shareholders will receive aggregate consideration of $125M (reduced by the amount of the debt obligations of Ferrox to SmartKem pursuant to convertible promissory notes issued by Ferrox and held by SmartKem), payable solely in newly issued shares of SmartKem common stock.

The completion of the Business Combination is subject to customary closing conditions, including (i) approval of the Business Combination by SmartKem’s stockholders and Ferrox’s shareholders, (ii) filing and mailing of a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), (iii) the shares of SmartKem’s common stock to be issued pursuant to the Business Combination Agreement having been approved for listing on The Nasdaq Stock Market LLC (“Nasdaq”), (iv) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (“Securities Act”) of the

SmartKem’s common shares to be issued in the Business Combination, (v) subject to specified materiality standards, the accuracy of the representations and warranties of the parties thereto (the “Transaction Parties”); and (vi) the performance by the Transaction Parties in all material respects with all obligations required to be performed under the Business Combination Agreement at or prior to the date (the “Closing Date”) of the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”).

In connection with the Business Combination, on or before the Closing, SmartKem is expected to enter into Lock-Up Agreements, in form and substance reasonably satisfactory to SmartKem and Ferrox, with each of the executive officers, directors and five percent (5%) stockholders of the post-Closing combined SmartKem, each to be effective as of the Closing for 120 days following the Closing. The execution of the Lock-Up Agreements is also a condition to the Transaction Parties’ obligations to consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties of the Transaction Parties. The Business Combination Agreement also contains customary covenants and agreements, including covenants and agreements relating to (i) the conduct of SmartKem’s business and Ferrox’s business between the date of the signing of the Business Combination Agreement and the Closing, (ii) the efforts of the Transaction Parties to cause the Business Combination to be completed, including obtaining all approvals, consents, registrations, authorizations and other confirmations from any third party necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement, and (iii) covenants by each of SmartKem and Ferrox not to solicit any Acquisition Proposal (as such term is defined in the Business Combination Agreement) from third parties.

The Business Combination Agreement may be terminated prior to the Closing: (a) by mutual written consent of each of the Transaction Parties; (b) by either SmartKem or Ferrox, after March 31, 2027 (the “End Date”), if the Business Combination has not been consummated (subject to certain conditions); (c) by either SmartKem or Ferrox if a governmental body has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination; (d) by Ferrox upon SmartKem’s breach of the Business Combination Agreement which is not timely cured; (e) by SmartKem upon Ferrox’s breach of the Business Combination Agreement.

Bridge Loan

On July 27, 2026, the Company entered into an additional bridge loan with SmartKem in the original principal amount of $4.9M, which loan was evidenced by a Convertible Promissory Note issued by Ferrox to SmartKem. The Convertible Promissory Note shall accrue interest at a rate of 5.0% per annum and will mature on January 31, 2027. The Company incurred transaction costs of $0.4M.

FERROX CRITICAL MINERALS LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(expressed in United States dollars)

For the three and six months ended June 30, 2026 and 2025

13.Subsequent events (continued)

Loan Receivable Settlement

On August 27, 2026, the Company received full repayment of the loan receivable. Refer to Note 10.

Loan Payable Settlement

Subsequent to June 30, 2026, the Company made cash payments totaling $4,131,026 to settle four loan obligations. On July 1, 2026, the Company paid $1,791,327, comprising $853,979 toward the revolving facility and $937,348 toward two term loans.

On August 27, 2026, the Company settled the SmartKem $2.3M convertible loan.

Following these transactions, the respective loan obligations were fully extinguished.

ANNEX A

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of August 3, 2026 (this “Agreement”) by and among SmartKem Inc., a Delaware corporation (“SMTK”), SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of SMTK (“Merger Sub”), and Ferrox Critical Minerals, Ltd., a company registered under the laws of the British Virgin Islands (“Ferrox”). SMTK, Merger Sub and Ferrox are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Article 10.

WHEREAS, SMTK owns 100% of the issued and outstanding equity interests of Merger Sub, which is a newly incorporated entity formed for the sole purpose of effecting the Contemplated Transactions (as defined herein);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction, (i) pursuant to which Merger Sub will merge with and into Ferrox, with Ferrox continuing as the surviving entity (the “Merger”), (ii) as a result of which Merger each issued and outstanding security of Ferrox immediately prior to the Effective Time (as defined herein) shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of Ferrox shall receive newly issued SMTK Common Shares (as defined herein), and (iii) as a result of which Merger, Ferrox will become a wholly-owned subsidiary of SMTK;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Contemplated Transactions, together with all concurrent contributions of cash or other property to SMTK in exchange for SMTK Common Shares or other SMTK equity securities, considered collectively as a single integrated transaction, constitute a transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, and that such transaction be treated as tax-deferred for U.S. federal income Tax purposes;

WHEREAS, SMTK holds certain Convertible Promissory Notes issued by Ferrox, in the aggregate original principal amount of $11.4 million (the “Existing Notes”); and

WHEREAS, the board of directors of SMTK (i) has determined that this Agreement and the Contemplated Transactions to which SMTK is or will be a party are fair to, and in the best interests of, SMTK and the SMTK Stockholders, (ii) has approved, adopted and declared advisable this Agreement and the Contemplated Transactions to which SMTK is or will be a party, and (iii) has determined to recommend that the SMTK Stockholders vote to approve the SMTK Stockholder Approval Matters (as defined herein) at the SMTK Special Meeting (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, including without limitation the applicable Legal Requirements of the British Virgin Islands, at the Effective Time, Merger Sub shall merge with and into Ferrox, following which the separate existence of Merger Sub shall cease and Ferrox shall continue as the surviving company in the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Legal Requirements of the British Virgin Islands. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, Ferrox shall have all rights, privileges, immunities, powers, objects and purposes of Merger Sub, assets of every description, including choses in action and the business of Merger Sub shall immediately vest in Ferrox and Ferrox shall be liable for all claims, debts, liabilities and obligations of Merger Sub, including in each case the rights and obligations of each such Party under this Agreement from and after the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any Ferrox Holder, each Ferrox Common Share as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right for the respective Ferrox Holders to receive a portion of the Merger Consideration as set forth in Section 1.4. As of the Effective Time, each Ferrox Holder shall cease to have any other rights with respect to such securities, except as otherwise required under applicable Legal Requirements.

1.2Effective Time. Unless this Agreement has been terminated and the Contemplated Transactions have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the Parties shall cause Merger Sub and Ferrox to consummate the Merger by the filing of articles of merger (with the plan of merger appended thereto) (the “Merger Articles”), in form and substance reasonably acceptable to Ferrox and SMTK, with the Registrar of Corporate Affairs in the British Virgin Islands (the “BVI Registrar”), with the Merger to be consummated and effective on the date the Merger Articles are registered by the BVI Registrar (the “Effective Time”). The consummation of the Contemplated Transactions is referred to as the “Closing” and date on which the Closing actually takes place is referred to as the “Closing Date.

1.3SMTK Name Change. Unless otherwise determined by Ferrox, SMTK and Ferrox will take any and all action necessary to change SMTK’s legal name to “Ferrox Critical Minerals, Inc.” effective immediately following the Closing.

1.4Merger Consideration.

(a)Merger Consideration. The aggregate consideration to be paid to holders of the Ferrox Issued Share Capital as of the Closing (collectively, the “Ferrox Holders”) pursuant to the Merger shall consist of a number of duly authorized, validly issued, fully paid and non-assessable SMTK Common Shares as is equal to the Merger Consideration. At the Effective Time, each Ferrox Common Share (other than any Dissenting Shares) as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right for the respective Ferrox Holders to receive a number of SMTK Common Shares determined pursuant to the Exchange Ratio, rounded down to the nearest whole share of SMTK Common Stock (after aggregating all fractional SMTK Common Shares issuable to such Ferrox Holder).

(b)No Fractional Shares. No fractional SMTK Common Shares will be issued in connection with the Merger, as any fractional SMTK Common Share will be rounded down to the nearest such SMTK Common Share, and no certificates or scrip for any such fractional SMTK Common Shares will be issued. No cash or other consideration in lieu of any fractional SMTK Common Shares will be paid to Ferrox Holders in connection with the Merger. Ferrox Holders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of SMTK with respect to any such fractional SMTK Common Shares that would have otherwise been issued to such Ferrox Holder.

1.5Delivery of Merger Consideration.

(a)At or prior to the Closing, SMTK will issue and cause to be deposited with its transfer agent (the “Exchange Agent”), for the benefit of the Ferrox Holders (other than any Dissenting Shares), the Merger Consideration. At or prior to the Effective Time, Ferrox shall send, or shall, with the reasonable cooperation of SMTK, cause the Exchange Agent to send, to each Ferrox Holder (other than any Dissenting Shares), a letter of transmittal in form and substance acceptable to SMTK, for use in such exchange (a “Letter of Transmittal”).
(b)Each Ferrox Holder shall be entitled to receive a portion of the Merger Consideration in respect of the Ferrox Common Shares (other than any Dissenting Shares) held by such Ferrox Holder, in accordance with Section 1.4, reasonably promptly after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or SMTK.
(c)No portion of the Merger Consideration shall be delivered or issued to a Person other than the Person in whose name the Ferrox Common Shares (other than any Dissenting Shares) are registered in the books and records of Ferrox immediately prior to the Effective Time.
(d)All securities issued upon the surrender of Ferrox Common Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Ferrox Common Shares (other than any Dissenting Shares). Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.5(a) that remains unclaimed by Ferrox Holders on the date which is two (2) years after the Effective Time shall be returned to SMTK, upon demand, and any such Ferrox Holder who has not exchanged its Ferrox Common Shares (other than any Dissenting Shares) for the applicable portion of the Merger Consideration in accordance with this Section 1.5 prior to that time shall thereafter look only to SMTK for payment of the portion of the Merger Consideration in respect of such shares of Ferrox Common Shares (other than any Dissenting Shares) without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of SMTK or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.6Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Share shall not be converted into the right to receive a portion of the Merger Consideration but shall instead be converted into the right to receive fair value with respect to any such Dissenting Share determined in accordance with Section 179 of the BVI Companies Act. Each holder of Dissenting Shares who, pursuant to Section 179 of the BVI Companies Act, properly demands in writing, and does not withdraw or lose its dissenters’ rights and otherwise complies with all provisions of the BVI Companies Act relevant to the exercise and perfection of dissenters’ rights, shall receive payment therefor in accordance with the BVI Companies Act (but only after the value therefor shall have been agreed upon or finally determined pursuant to the BVI Companies Act). If, after the Effective Time, any Dissenting Share shall lose its status as a Dissenting Share, then any such share shall immediately be converted into the right to receive a portion of the Merger Consideration as if such share never had been a Dissenting Share, and SMTK shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in Section 1.5, and this Section 1.6, the applicable portion of the Merger Consideration as if such share had never been a Dissenting Share. Ferrox shall give SMTK (a) prompt written notice of any notice of dissent, any demands for payment of fair value received by Ferrox, withdrawals of such demands, and any other instruments, documents or correspondence served pursuant to the BVI Companies Act and received by Ferrox, and (b) the right to direct all negotiations and proceedings with respect to demands for payment of fair value under the BVI Companies Act. Ferrox shall not, except with the prior written consent of SMTK (not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Dissenting Share. Ferrox shall, or shall cause its Affiliates to, enforce any contractual waivers that the Ferrox Holders have granted regarding dissenters’ rights that would apply to the Merger.

1.7Additional Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Ferrox with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Merger Sub, the then current officers and directors of Ferrox and SMTK shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF FERROX

Ferrox represents and warrants to SMTK as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Ferrox Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Ferrox Disclosure Schedule by reference to another part or subpart of the Ferrox Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Ferrox Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1Organization and Qualification; Charter Documents.

(a)Each Subsidiary of Ferrox is identified on Part 2.1(a) of the Ferrox Disclosure Schedule. Except as set forth on Part 2.1(a) of the Ferrox Disclosure Schedule, Ferrox does not directly or indirectly own any capital stock of, or any equity interest of any nature in, and does not otherwise control any other Entity.
(b)Ferrox is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Ferrox Contracts by which it is bound. Each Subsidiary of Ferrox is an Entity duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. The Organizational Documents of Ferrox and each Subsidiary of Ferrox, copies of which have previously been made available to SMTK, are true, correct and complete copies of such documents as currently in effect and Ferrox is not in violation of any provision thereof in any material respect.
(c)Ferrox and each Subsidiary of Ferrox (in jurisdictions that recognize the following concepts) is qualified to do business, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Ferrox Material Adverse Effect.

2.2Capital Structure.

(a)As of the date hereof, the issued and outstanding share capital of Ferrox consists of 132,328,119 common shares (each a “Ferrox Common Share” and collectively the “Ferrox Issued Share Capital”). All Ferrox Issued Share Capital is, and immediately prior to Closing, will be, duly authorized, validly issued and fully paid and were issued in compliance with all applicable Legal Requirements. Part 2.2(a) of the Ferrox Disclosure Schedule sets forth the complete and accurate capitalization of Ferrox as of the date hereof (including the name of each holder of Ferrox Issued Share Capital and the number of Ferrox Common Shares included in the Ferrox Issued Share Capital held by such holder). No other shares in the Ferrox Share Capital are issued or issuable upon the exercise or conversion of any securities of Ferrox or upon the exchange of any such securities, other than the Notes, and no Person, other than SMTK, has the right to cause Ferrox to issue any shares in the Ferrox Share Capital.
(b)(i) None of the shares of Ferrox Share Capital are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the shares of Ferrox Share Capital are subject to any right of first refusal; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Ferrox having a right to vote on any matters on which the holders of shares of Ferrox Share Capital or holders of shares in the capital of any of Ferrox’s Subsidiaries have a right to vote; (iv) there is no Contract to which Ferrox is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Ferrox Share Capital; and (v) Ferrox is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any shares of Ferrox Share Capital or other securities. As of the date hereof, there are no shares of Ferrox Share Capital that are subject to a repurchase option, risk of forfeiture or other condition under any Contract with Ferrox or under which Ferrox or, to the knowledge of Ferrox, any Ferrox Holder has any rights.

2.3Authority; Non-Contravention; Approvals.

(a)Ferrox has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions to which it is a party, subject to the Ferrox Shareholder Approval. The execution and delivery by Ferrox of this Agreement, the performance by Ferrox of its obligations hereunder and the consummation by Ferrox of the Contemplated Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of Ferrox, subject to the Ferrox Shareholder Approval. This Agreement has been duly executed and delivered by Ferrox and, assuming the due authorization, execution and delivery of this Agreement by SMTK and the other Parties, this Agreement constitutes the valid and binding obligation of Ferrox, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.
(b)The execution and delivery of this Agreement by Ferrox does not, and the performance of this Agreement by Ferrox will not, (i) conflict with or violate any Organizational Documents of Ferrox, (ii) subject to compliance with the requirements set forth in Section 2.3(c) below and the Ferrox Shareholder Approval, conflict with or violate any Legal Requirement or Order applicable to Ferrox or by which any of its properties are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have an Ferrox Material Adverse Effect, or (iii) require Ferrox to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, except such as have been obtained or made, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Ferrox’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Ferrox, except, for purposes of this clause (iii), as would not, individually or in the aggregate, have an Ferrox Material Adverse Effect.
(c)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Ferrox in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except such as have been obtained or made, and except for (i) any consent, approval or filing which may be required by the South Africa Mineral and Petroleum Resources Development Act (MPRDA), and (ii) the filing of the Merger Articles with the BVI Registrar.

2.4Ferrox Financial Statements; No Undisclosed Liabilities.

(a)The audited financial statements (including any related notes thereto) consisting of a statement of profit or loss and other comprehensive income, statement of financial position, statement of changes in equity and statement of cash flows of Ferrox for the fiscal years ended December 31, 2024 and December 31, 2025 (the “Ferrox Audited Financials”) will, when delivered to SMTK, (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and be suitable for inclusion in the Proxy Statement and the Registration Statement, (ii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (iii) fairly present, in all material respects, the consolidated financial position of Ferrox as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated and (iv) shall be consistent with, and have been prepared from, the books and records of Ferrox.
(b)The unaudited financial statements (including any related notes thereto) representing the results of operations and financial condition of Ferrox for the fiscal years ended December 31, 2024 and December 31, 2025 and the six (6) month period ended June 30, 2026 (the “Ferrox Unaudited Financials,” and together with the Ferrox Audited Financials, the “Ferrox Financials”) have been delivered to SMTK on or before the date hereof and (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and be suitable for inclusion in the Proxy Statement and the Registration Statement, (ii) have been prepared in accordance with GAAP or International Financial Reporting Standards (“IFRS”), as applicable, (iii) fairly present, in all material respects, the consolidated financial position of Ferrox as at the respective dates thereof and the consolidated results of Ferrox operations and cash flows for the periods indicated and (iv) are consistent with (subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount), and have been prepared from, the books and records of Ferrox.
(c)Ferrox maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or IFRS, as applicable, and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Ferrox maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP or IFRS, as applicable.
(d)As of the date of this Agreement and Closing, Ferrox does not have or will not have any liabilities (other than valuation adjustments in relation to financial instruments), indebtedness, obligations or expense of any kind, whether absolute, accrued, contingent, matured or unmatured or otherwise (each, a “Liability”), of a type required to be reflected in financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the results of operations or financial condition of Ferrox taken as a whole, except for (i) Liabilities incurred in connection with the Contemplated Transactions, (ii) Liabilities for performance of obligations of Ferrox under any Ferrox Contract (other than for breach thereof), and (iii) Liabilities disclosed on Part 2.4(d) of the Ferrox Disclosure Schedule.
(e)There have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Ferrox, the board of directors of Ferrox or any committee thereof.
(f)Ferrox has not identified or been made aware of any fraud, whether or not material, that involved Ferrox management or other employees who have a role in the internal accounting controls utilized by Ferrox, any material illegal act or fraud related to the business of Ferrox, or any claim or allegation regarding the foregoing.

2.5Absence of Certain Changes or Events; Conduct of Business. From December 31, 2025 through the date hereof, and as of Closing, Ferrox and each of its Subsidiaries has conducted or will conduct its business in all material respects in the ordinary course of business consistent with past practice and there has not been (a) any event that has had an Ferrox Material Adverse Effect or (b) any action, event or occurrence that would have required the consent of SMTK pursuant to Section 5.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6Taxes.

(a)Each income Tax Return and each other material Tax Return that were required to be filed by or with respect to Ferrox has been timely filed (taking into account all valid extensions). All Taxes due and payable by Ferrox (whether or not shown on any Tax Return) have been timely paid.
(b)No waiver or agreement by or with respect to Ferrox is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by Ferrox in writing for any such extension or waiver.
(c)There are no liens for Taxes on any asset of Ferrox.
(d)Ferrox is not the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing.
(e)All material Taxes that Ferrox has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.
(f)No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by Ferrox with any taxing authority or issued by any taxing authority to Ferrox. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to Ferrox that are, or if issued would be, binding on Ferrox.
(g)Ferrox is not a party to any Contract with any Person relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business). Ferrox does not have any Liability for the Taxes of any Person as a transferee or successor or otherwise by operation of Legal Requirements.
(h)There is no obligation on Ferrox to deduct or withhold any Tax in respect of any borrowing or other debt in respect of any premium, interest or other amount comprising such borrowing or other debt and no obligation on Ferrox to pay an increased sum where such Tax is withheld or payable.

2.7Intellectual Property.

(a)Ferrox owns, co-owns or otherwise possesses legally enforceable rights in and to all material Ferrox IP Rights, free and clear of all Encumbrances. The material Ferrox IP Rights that are owned by Ferrox are valid and subsisting and have not been found to be invalid or unenforceable by any Governmental Body.
(b)Ferrox has taken reasonable measures to protect and maintain the confidentiality of the material Trade Secrets included in the material Ferrox IP Rights.

2.8Compliance with Legal Requirements.

(a)Ferrox and each of its Subsidiaries has not been and is not in conflict with, and is not in default or violation of, (i) any Legal Requirement or Order applicable to Ferrox or such Subsidiary or by which its properties is bound or affected, or (ii) any Contract to which Ferrox or such Subsidiary is a party or by which Ferrox or any of its properties is bound or affected. No investigation or review by any Governmental Body is pending or, threatened against Ferrox oy any of its Subsidiaries, nor has any Governmental Body indicated to Ferrox or any of its Subsidiaries in writing an intention to conduct the same, and no event has occurred and no condition exists that would give rise to any of the foregoing.
(b)Ferrox and each of its Subsidiaries holds all permits, licenses, authorizations, variances, exemptions, orders and approvals from applicable Governmental Bodies which are necessary to the operation of the business of Ferrox and its Subsidiaries taken as a whole (the “Ferrox Permits”). The Ferrox Permits are listed and identified on Part 2.8(b) of the Ferrox

Disclosure Schedule. No action, proceeding, or investigation is pending or threatened regarding suspension or cancellation of any of the Ferrox Permits. Neither Ferrox nor any of its Subsidiaries is in conflict with, or in default or violation (and no event has occurred and no condition exists that would give rise to any of the foregoing) of any of the Ferrox Permits.
(c)No Representative of Ferrox or Person acting in concert with or on behalf of Ferrox, or any officers, employees or Representatives of the same with respect to any matter relating to Ferrox, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or any other analogous legislation in any jurisdiction, as amended; or (iii) made any other unlawful payment.
(d)The operations of Ferrox and its Subsidiaries are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body, and no Legal Proceeding involving Ferrox and its Subsidiaries with respect to any of the foregoing is pending or, to the knowledge of Ferrox, threatened.
(e)None of Ferrox, any of its Subsidiaries, or any of their respective directors or officers, or, to the knowledge of Ferrox, any other Representative acting on behalf of Ferrox or any of its Subsidiaries, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and neither Ferrox nor any of its Subsidiaries has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

2.9Legal Proceedings; Orders.

(a)Except as set forth in Part 2.9(a) of the Ferrox Disclosure Schedule, there has not been, and there is no pending or threatened Legal Proceeding and, to the knowledge of Ferrox, no Person has threatened to commence any Legal Proceeding that involves Ferrox or any of its Subsidiaries.
(b)There is no Order to which Ferrox or any of its Subsidiaries, or any of the assets owned or used by Ferrox or any of its Subsidiaries, is subject. To the knowledge of Ferrox, no officer or other key employee of Ferrox or any of its Subsidiaries is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Ferrox or any of its Subsidiaries.
(c)(i) The fair value of Ferrox’s assets exceeds the amount of its liabilities, including contingent liabilities; (ii) Ferrox is able to pay its debts and obligations as they become due in the ordinary course of business; (iii) Ferrox has adequate capital to conduct its business and operations; and (iv) Ferrox is not, and has not been threatened to be made, subject to any Insolvency Proceedings.

2.10Title to Assets; Real Property.

(a)Except as set forth on Part 2.10(a) of the Ferrox Disclosure Schedule, Ferrox and each Subsidiary of Ferrox owns, and has good, valid and marketable title to, all material tangible assets purported to be owned by Ferrox or by such Subsidiary, including all material tangible assets reflected in the books and records of Ferrox as being owned by Ferrox or by such Subsidiary. All of said assets are owned by Ferrox or by such Subsidiary free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Ferrox Financials, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Ferrox or such Subsidiary, and (iii) Encumbrances described in Part 2.10(a) of the Ferrox Disclosure Schedule. Ferrox and each of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected in the books and records of Ferrox or such Subsidiary as being leased to Ferrox or such Subsidiary.
(b)Neither Ferrox nor any of its Subsidiaries owns or has ever owned any real property, and neither Ferrox nor any of its Subsidiaries currently holds any interest in real property, except for the leaseholds created under real property leases.

(c)Part 2.10(c) of the Ferrox Disclosure Schedule lists and identifies all real property leased or subleased to Ferrox or any of its Subsidiaries (including, without limitation, all real property rights and interests, mining claims (whether patented or unpatented), mining leases or concessions leased by Ferrox or any of its Subsidiaries) (the “Ferrox Leased Real Property”). Ferrox has delivered to SMTK correct and complete copies of the leases and subleases listed in Part 2.10(c) of the Ferrox Disclosure Schedule. With respect to each lease and sublease listed on Part 2.10(c) of the Ferrox Disclosure Schedule:
(i)the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;
(ii)the consummation of the Contemplated Transactions will not affect the terms or enforceability of the lease or sublease;
(iii)no party to the lease or sublease is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
(iv)no party to the lease or sublease has repudiated any provision thereof;
(v)there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;
(vi)Ferrox has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;
(vii)all facilities leased or subleased thereunder have received all approvals of Governmental Bodies (including licenses and permits) required in connection with Ferrox’s operation thereof and have been operated and maintained in accordance with all applicable Legal Requirements;
(viii)all facilities leased or subleased thereunder are supplied with functional utilities and other services necessary for the normal and usual operation of said facilities; and
(ix)all assets located at and fixtures located on all facilities leased and subleased thereunder are owned by Ferrox free and clear of any Encumbrances or Ferrox has the right to use and possess such fixtures under the terms of the applicable lease or sublease.

(d)Part 2.10(d) of the Ferrox Disclosure Schedule, mining claims, mill sites, tunnel sites, leases, licenses, mineral concessions, exploration permits, and other mineral rights and related rights owned, held, leased, licensed, or controlled by Ferrox or any of its Subsidiaries, whether or not included in the Ferrox Leased Real Property (the “Mining Claims”). With respect to such Mining Claims, except as set forth on Part 2.10(d) of the Ferrox Disclosure Schedule, (i) such Mining Claims are validly located and recorded and are maintained, in each case, in accordance with the Legal Requirements of the applicable jurisdictions and Governing Bodies, (ii) neither Ferrox nor any of its Subsidiaries has any liability or obligations to any Person with respect to any Mining Claims, (iii) there is no material adverse claim against or challenge to the title of Ferrox or any Subsidiary of Ferrox with respect to any Mining Claim that, if determined adversely to the Ferrox or any Subsidiary of Ferrox, would materially and adversely affect the ability of Ferrox or such Subsidiary of Ferrox to make use of, transfer or otherwise exploit such Mining Claim, (iv) no other Person has any material interest in any Mining Claim that would affect the interest of Ferrox or any Subsidiary of Ferrox in the Mining Claims, (v) none of the Mining Claims is subject to any production payment, net profits interest, overriding royalty, stream, earn-in right, option, back-in right, carried interest, or similar burden or encumbrance, and (vi) neither Ferrox nor any Subsidiary of Ferrox has received any written notice from any Governmental Body of any revocation or intent to revoke any of Ferrox’s or such Subsidiary’s interest in any of the Mining Claims.

(e)Ferrox and its Subsidiaries collectively own or have valid rights to use all water rights, surface use rights, access rights or agreement, easements and rights of way, tunnels, drifts, powerlines and roads, including without limitation with respect to the Ferrox Leased Real Property, that are necessary for Ferrox and its Subsidiaries to operate its business and to exploit the Mining Claims in the ordinary course of business.

2.11Environmental Matters. Ferrox and each of its Subsidiaries is in compliance with all applicable Environmental Laws, which compliance includes the possession by Ferrox and each of its Subsidiaries of all permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Ferrox nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Ferrox or such Subsidiary is not in material compliance with any Environmental Law, and there are no circumstances existing as of the date hereof that could result Ferrox’s or any of its Subsidiaries’ violation of any Environmental Law in the future.

2.12Labor Matters.

(a)Ferrox is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of Ferrox, and Ferrox has no knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees.
(b)Ferrox is in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, and individual independent contractors.
(c)Part 2.12 of the Ferrox Disclosure Schedule sets forth a true and complete list of all employees of Ferrox, their respective positions, locations, salaries, or hourly wages, exempt or non-exempt status, accrued sick leave and vacation (in hours), bonus or other compensation arrangements and severance arrangements, as of the date hereof. To Ferrox’s knowledge, no executive, key employee, or group of employees has any plans to terminate employment with Ferrox. Each employee of Ferrox is employed on an “at will” basis and has no right to any material compensation following termination of employment. Except as set forth in Part 2.12 of the Ferrox Disclosure Schedule, no employee or former employee of Ferrox has had such employee’s employment with Ferrox terminated by Ferrox or has voluntarily terminated such employee’s employment with Ferrox during the twelve (12) month period immediately preceding the date hereof.

2.13Ferrox Contracts. Ferrox has made available to SMTK an accurate and complete copy of each material Contract to which Ferrox or any Subsidiary of Ferrox is a party (the “Ferrox Contracts”) or by which Ferrox or any of its Subsidiaries is bound for review. Each such material Contract is in full force and effect and is a valid and binding agreement enforceable against Ferrox and, to Ferrox’s knowledge, the other party or parties thereto, in accordance with its terms. None of Ferrox or, to Ferrox’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any such material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no material disputes pending or threatened under any such material Contracts.

2.14Books and Records. The minute books of Ferrox have been made available to SMTK and contain accurate summaries, in all material respects, of all material meetings of directors (or committees thereof) and shareholders or actions by written consent. Each of the share certificate books, registers of shareholders and other corporate registers of Ferrox comply in all material respects with the provisions of all applicable Legal Requirements and are complete and accurate in all material respects.

2.15Insurance.

(a)Ferrox’s insurance policies (including, as applicable, fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements, collectively “Insurance Policies”) are in full force and effect on the date hereof and are maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as Ferrox would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and Ferrox is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to SMTK.
(b)Except as set forth on Part 2.15(b) of the Ferrox Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which Ferrox is a party, as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and Ferrox has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has Ferrox received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.16Government Contracts. Ferrox has not been suspended or debarred from bidding on contracts with any Governmental Body, and, to the knowledge of Ferrox, no such suspension or debarment has been initiated or threatened. The consummation of the Contemplated Transactions will not result in any such suspension or debarment of Ferrox.

2.17Related Party Transactions. Except as set forth on Part 2.17 of the Ferrox Disclosure Schedule, no Person with whom Ferrox is not dealing at arm’s length is a party to any Contract with Ferrox.

2.18Disclosure; Ferrox Information. None of the information supplied or to be supplied by or on behalf of Ferrox for inclusion or incorporation by reference in the Registration Statement, will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact. None of the information supplied or tor be supplied by or on behalf of Ferrox for inclusion or incorporated by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of the SMTK Stockholder Approval which has become false or misleading. Notwithstanding the foregoing, no representation is made by Ferrox with respect to the information that has been or will be supplied by SMTK for inclusion in the Registration Statement or Proxy Statement.

2.19Anti-Takeover Statutes Not Applicable. The board of directors of Ferrox has taken all actions so that no takeover statute or similar Legal Requirement related to business combinations applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Contemplated Transactions.

2.20Ownership of SMTK Capital Stock. Ferrox does not own, directly or indirectly, beneficially or of record, any shares of SMTK Capital Stock or any other economic interest (through derivative securities or otherwise) in, SMTK.

2.21Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Ferrox.

2.22Exclusivity of Representations; Reliance.

(a)Except as expressly set forth in this Article 2, neither Ferrox nor any Person on behalf of Ferrox has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Ferrox or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.
(b)Ferrox acknowledges and agrees that, except for the representations and warranties of SMTK set forth in Article 4, neither Ferrox nor its Representatives is relying on any other representation or warranty of SMTK, or any other Person made outside of Article 4, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub hereby represents and warrants to Ferrox as follows:

3.1Organization and Qualification; Charter Documents. Merger Sub is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation. The Organizational Documents of Merger Sub, copies of which have been made available to Ferrox, are true, correct and complete copies of such documents as currently in effect, and Merger Sub is not in violation of any provision thereof in any material respect.

3.2Capital Structure. Merger Sub is authorized to issue a maximum of 1,000 shares of no par value each, of which 1,000 shares are issued and outstanding as of the close of business on the day prior to the date hereof, all of which are held by SMTK. No other equity securities, or instruments convertible into or exercisable for any equity securities, of Merger Sub are or ever have been issued and outstanding.

3.3Authority; Non-Contravention; Approvals.

(a)Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the Contemplated Transactions has been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and binding obligation of Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.
(b)The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, (i) conflict with or violate the Organizational Documents of Merger Sub, or (ii) conflict with or violate any Legal Requirement applicable to Merger Sub or by which its or any of its properties are bound or affected.
(c)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for the filing of the Merger Articles with the BVI Registrar.

3.4Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person, and has no assets or Liabilities except those incurred in connection with this Agreement and the Contemplated Transactions. Other than this Agreement and any agreement ancillary hereto to which it is a party, Merger Sub is not party to or bound by any Contract.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SMTK

SMTK represents and warrants to Ferrox as follows (it being understood that each representation and warranty contained in this Article 4 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the SMTK Disclosure Schedule corresponding to the particular Section or subsection in this Article 4 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the SMTK Disclosure Schedule by reference to another part or subpart of the SMTK Disclosure Schedule; and (c) any exception or disclosure set forth in any of the SMTK’s SEC Documents and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) (but (i) solely to the extent that any information is reasonably apparent from a review of such SEC Documents, (ii) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (iii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or other part or subpart of the SMTK Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

4.1Organization and Qualification; Charter Documents.

(a)SMTK is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a SMTK Material Adverse Effect. The Organizational Documents of SMTK, copies of which have been made available to Ferrox, are true, correct and complete copies of such documents as currently in effect, and SMTK is not in violation of any provision thereof in any material respect.
(b)SMTK is qualified to do business, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a SMTK Material Adverse Effect.

4.2Capital Structure.

(a)The authorized capital stock of SMTK consists of 5,000,000,000 SMTK Common Shares, of which 25,682,643 SMTK Common Shares are issued and outstanding as of the close of business on the day prior to the date hereof, and 10,000,000 shares of preferred stock, par value $0.0001 (“SMTK Preferred Stock” and, together with the SMTK Common Stock, collectively “SMTK Capital Stock”), 31,412 of which are designated as “Series A Convertible Preferred Stock,” of which 30,161.5 shares are issued and outstanding, as of the close of business on the day prior to the date hereof. All outstanding shares of SMTK Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements.
(b)As of the date hereof, SMTK had reserved (i) an aggregate of 2,144,622 SMTK Common Shares for issuance under the SMTK Incentive Plan, under which options were outstanding for an aggregate of 1,467,949 shares, (ii) 46,760,696 SMTK Common Shares for issuance to holders of warrants to purchase SMTK Common Stock upon their exercise, (iii) 51,895,227 SMTK Common Shares for issuance to upon conversion of Series A Convertible Preferred Stock, and (iv) 995,870,000 SMTK Common Shares issuable pursuant to the ELOC Purchase Agreement. All SMTK Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.
(c)Except as may be set forth in the Series A Documents, (i) none of the outstanding SMTK Common Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding SMTK Common Shares are subject to any right of first refusal in favor of SMTK; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of SMTK having a right to vote on any matters on which the SMTK Stockholders have a right to vote; (iv) there is no Contract to which SMTK is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any SMTK Common Shares; and (v) SMTK is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding SMTK Common Shares or other securities, and there are no SMTK Common Shares outstanding that are subject to a risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement.

4.3Authority; Non-Contravention; Approvals.

(a)SMTK has the requisite corporate power and authority to enter into this Agreement and, subject to SMTK Stockholder Approval, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by SMTK, the performance by SMTK of its obligations hereunder and the consummation by SMTK of the Contemplated Transactions has been duly authorized by all necessary corporate action on the part of SMTK, subject only to SMTK Stockholder Approval and the Series A Consent. Other than the Series A Consent, the SMTK Stockholder Approval is the only vote of the holders of any class or series of SMTK Common Stock necessary to approve the SMTK Stockholder Approval Matters. Except for SMTK Stockholder Approval, no other corporate proceeding on the part of SMTK is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by SMTK and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and binding obligation of SMTK, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)SMTK’s board of directors, by resolutions duly adopted at a meeting on or prior to the date hereof, which will not subsequently be rescinded or modified in any way, has, as of the date hereof (i) approved, adopted and declared advisable this Agreement and the Contemplated Transactions, and determined that this Agreement and the Contemplated Transactions, are fair to and in the best interests of the SMTK Stockholders, and (ii) approved the SMTK Stockholder Approval Matters and resolved to recommend that the SMTK Stockholders approve the SMTK Stockholder Approval Matters, and directed that such matters be submitted for consideration of the SMTK Stockholders.

(c)The execution and delivery of this Agreement by SMTK does not, and the performance of this Agreement by SMTK will not, (i) conflict with or violate the Organizational Documents of SMTK, (ii) subject to obtaining the SMTK Stockholder Approval, conflict with or violate any Legal Requirement applicable to SMTK or by which its or any of its properties are bound or affected, or (iii) require SMTK to make any filing with or give any notice to a Person or, other than the Series A Consent, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SMTK’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of SMTK pursuant to, any SMTK Contract to which SMTK is a party or by which SMTK or any of its properties are bound or affected (except, for purposes of this clause (iii), as would not, individually or in the aggregate, have a SMTK Material Adverse Effect).

(d)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to SMTK in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filings contemplated by Section 6.1 and Section 6.3(a), (ii) the filing of a Current Report on Form 8-K with respect to the Merger with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date (the “Signing 8-K”), and (iii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq.

4.4SEC Filings; SMTK Financial Statements; No Undisclosed Liabilities.

(a)Except as set forth on Part 4.4(a) of the SMTK Disclosure Schedule, all SMTK SEC Documents required to be filed, including pursuant to Section 13(a) or 15(d) of the Securities Act, for the twelve months preceding the date hereof have been timely filed and, as of the time a SMTK SEC Document was filed with the SEC via EDGAR (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the SMTK SEC Documents complied in all material respects with the applicable requirements of the Securities Act or Exchange Act (as the case may be) and (ii) none of the SMTK SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to SMTK SEC Documents required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such certification was filed with or furnished to the SEC by SMTK. SMTK has never been an issuer subject to Rule 144(i) under the Securities Act.
(b)SMTK maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning SMTK required to be disclosed by SMTK in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. SMTK maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States GAAP in each case, with respect to SMTK, taken as a whole. SMTK is in material compliance with all applicable provisions of the Sarbanes-Oxley Act.
(c)The financial statements (including any related notes) contained or incorporated by reference in the SMTK SEC Documents (the “SMTK Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the consolidated financial position of SMTK as of the respective dates thereof and the consolidated results of operations and cash flows of SMTK for the periods covered thereby. The balance sheet of SMTK contained in SMTK’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 is hereinafter referred to as the “SMTK Balance Sheet.”
(d)As of the date of this Agreement, SMTK does not have any Liabilities, except for (i) Liabilities reflected on the SMTK Balance Sheet, (ii) Liabilities incurred since the date of the SMTK Balance Sheet in the ordinary course of business consistent with past practices, (iii) Liabilities incurred in connection with the Contemplated Transaction, and (iv) Liabilities for performance of obligations of SMTK under any SMTK Contract (other than for breach thereof).
(e)Except as may be disclosed in SMTK’s SEC Documents, SMTK is, and has been, in material compliance with (i) the applicable listing and corporate governance rules and regulations of Nasdaq and (ii) the applicable provisions of the Sarbanes-Oxley Act.

4.5Listing and Maintenance Requirements. SMTK Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and SMTK has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the SMTK Common Stock under the Exchange Act nor has SMTK received any notification that the SEC is contemplating terminating such registration. Except as may be disclosed in the SMTK SEC Documents, Except as disclosed in Schedule 4.5, SMTK has not, in the 12 months preceding the date hereof, received notice from Nasdaq to the effect that SMTK is not in compliance with the listing or maintenance requirements of Nasdaq. The SMTK Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and SMTK is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

4.6Absence of Certain Changes or Events. Except as may be disclosed in SMTK’s SEC Documents, from the date of the SMTK Balance Sheet through the date hereof, SMTK has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any event that has had a SMTK Material Adverse Effect.

4.7Taxes. Each of the representations and warranties set forth in this Section 4.6 is qualified by “except as would not, individually or in the aggregate, have a SMTK Material Adverse Effect.”

(a)Each income Tax Return and each other material Tax Return required to be filed by or with respect to SMTK has been timely filed (taking into account all valid extensions), and all such Tax Returns were true, complete and accurate in all respects. All Taxes due and payable by SMTK (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith and are properly reserved for on the books or records of SMTK to the extent any such reserve is required under GAAP.
(b)SMTK is not the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing.
(c)All material Taxes that SMTK has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.
(d)SMTK is not a party to any Contract with any Person relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business). SMTK does not have any Liability for the Taxes of any Person as a transferee or successor or otherwise by operation of Legal Requirements.
(e)SMTK has not participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or 301.6111-2(b)(2).
(f)Within the past two (2) years, SMTK has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

4.8Intellectual Property.

(a)SMTK owns, co-owns or otherwise possesses legally enforceable rights in and to all material SMTK IP Rights, free and clear of all Encumbrances. The material SMTK IP Rights that are owned by SMTK are valid and subsisting and have not been found to be invalid or unenforceable by any Governmental Body.
(b)SMTK has taken reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the SMTK IP Rights.

4.9Compliance with Legal Requirements. Except as would not, individually or in the aggregate, have a SMTK Material Adverse Effect, SMTK holds all permits, licenses, authorizations, variances, exemptions, orders and approvals from applicable Governmental Bodies which are necessary to the operation of the business of SMTK.

4.10Legal Proceedings; Orders.

(a)Except as disclosed in Part 4.10 of SMTK’s Disclosure Schedules, since January 1, 2024 there has not been, and there is no pending, or threatened in writing, any Legal Proceeding and, to the knowledge of SMTK, no Person has threatened to commence any Legal Proceeding that involves SMTK.
(b)There is no Order to which SMTK, or any of the assets owned or used by SMTK, is subject. To the knowledge of SMTK, no officer or other key employee of SMTK is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of SMTK or to any material assets owned or used by SMTK.

4.11Title to Assets; Real Property. Except as set forth on Part 4.11 of the SMTK Disclosure Schedule, SMTK owns, and has good, valid and marketable title to, all material tangible assets purported to be owned by SMTK, including all material tangible assets reflected in the books and records of SMTK as being owned by SMTK. All of said assets are owned by SMTK free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the SMTK Financials, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of SMTK, and (iii) Encumbrances described in Part 4.11 of the SMTK Disclosure Schedule. SMTK does not own and have never owned any real property, and do not currently hold any interest in real property, except for the leaseholds created under real property leases. SMTK is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected in the books and records of SMTK as being leased to SMTK.

4.12Environmental Matters. SMTK is in compliance with all applicable Environmental Laws, which compliance includes the possession by SMTK of all permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where the failure to be in compliance would not, individually or in the aggregate, have a SMTK Material Adverse Effect.

4.13Labor Matters.

(a)There are no agreements or other arrangements between SMTK and any trade union or other body representing employees.
(b)SMTK is in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which SMTK employs interim employees).

4.14SMTK Contracts. SMTK has disclosed in SMTK’s SEC Documents an accurate and complete copy of each material Contract to which SMTK is a party or bound and which SMTK is required to disclose in SMTK’s SEC Documents (each a “SMTK Contract”).

4.15Books and Records. The minute books of SMTK have been made available to Ferrox and its counsel and contain accurate summaries, in all material respects, of all material meetings of directors (or committees thereof) and stockholders or actions by written consent since January 1, 2024. The corporate records of SMTK comply in all material respects with the provisions of all applicable Legal Requirements and are complete and accurate in all material respects.

4.16Insurance.

(a)Each SMTK Insurance Policy is in full force and effect, maintained in such amounts and with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as SMTK would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and SMTK is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Ferrox.

(b)Except as set forth on Part 4.15(b) of the SMTK Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which SMTK is a party, as to which coverage has been denied or disputed. All material claims thereunder have been noticed in time and since January 1, 2024 SMTK has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has SMTK received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

4.17Code of Ethics. SMTK has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. SMTK has promptly disclosed any change in or waiver of SMTK’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of SMTK, there have been no violations of provisions of SMTK’s code of ethics by any such persons.

4.18Government Contracts. SMTK has not been suspended or debarred from bidding on contracts with any Governmental Body, and to the knowledge of the SMTK, no such suspension or debarment has been initiated or threatened. The consummation of the Exchange will not result in any such suspension or debarment of SMTK (assuming that no such suspension or debarment will result solely from the identity of Ferrox or any Ferrox Holder).

4.19Related Party Transactions. Except as may be disclosed in the SMTK’s SEC Documents, no event has occurred since January 1, 2024 that would be required to be reported by SMTK as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K pursuant to the Exchange Act.

4.20Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Exchange based upon arrangements made by or on behalf of SMTK.

4.21Disclosure; SMTK Information. None of the information supplied or to be supplied by or on behalf of SMTK for inclusion or incorporation by reference in the Registration Statement, will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact. None of the information supplied or tor be supplied by or on behalf of SMTK for inclusion or incorporated by reference in the Proxy Statement will, at the time the time the Proxy Statement is first mailed to the SMTK Stockholders, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of the SMTK Stockholder Approval which has become false or misleading. Notwithstanding the foregoing, no representation is made by SMTK with respect to the information that has been or will be supplied by Ferrox, any Ferrox Holder or any of their respective Representatives for inclusion in the Registration Statement or Proxy Statement.

4.22Exclusivity of Representations; Reliance.

(a)Except as expressly set forth in this Article 4, neither SMTK nor any Person on behalf of SMTK has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of SMTK or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)SMTK acknowledges and agrees that, except for the representations and warranties set forth in Article 2, neither SMTK nor its Representatives is relying on any other representation or warranty of Ferrox or any other Person made outside of Article 2, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE CLOSING

5.1Conduct of SMTK Business. Except (i) as set forth on Part 5.1 of the SMTK Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Legal Requirements or (iv) unless Ferrox shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), SMTK shall conduct its respective businesses and operations (a) in the ordinary course of business consistent with past practice; and (b) in compliance in all material respects with all applicable Legal Requirements and requirements of all Contracts that constitute SMTK Contracts.

5.2Conduct of Ferrox’s Business. Except (i) as set forth on Part 5.2 of the Ferrox Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Legal Requirements, or (iv) unless SMTK shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Ferrox shall, and shall cause its Subsidiaries to, conduct their respective businesses and operations (a) in the ordinary course of business consistent with past practice, and (b) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Contracts that constitute Ferrox Contracts. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the actions set forth on Part 5.2 of the Ferrox Disclosure Schedule), or with the prior written consent of SMTK (which consent shall not be unreasonably withheld, delayed or conditioned), Ferrox will not, and will not permit its Subsidiaries to:

(a)amend or otherwise change any of its Organizational Documents or effect or be a party to any merger, consolidation, share exchange business combination, recapitalization, reclassification of shares, stock split, reverse stock split, bonus share issue or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(b)issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest);

(c)redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except, for the avoidance of doubt, the Contemplated Transactions;

(d)extend credit for borrowed money to any Person or incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) Encumbrances created by operation of law or dispositions of obsolete or worthless assets);

(e)accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or authorize cash payments in exchange for any options;

(f)i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing except, for the avoidance of doubt, the Contemplated Transactions;

(g)sell, assign, transfer, license, sublicense or otherwise dispose of or encumber any material assets including, without limitation, any Mining Claims, other than in the ordinary course of business;

(h)form any Subsidiary;

(i)acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets or any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(j)forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(k)take any action, other than as required by applicable Legal Requirements, IFRS or GAAP, to change accounting policies or procedures;

(l)(i) make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method, or (iii) settle or compromise any material federal, state, local or foreign Tax Liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(m)pay, discharge or satisfy any claims or Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities incurred in the ordinary course of business and consistent with past practice or otherwise incurred in connection with the Contemplated Transactions;

(n)other than in the ordinary course of business, enter into, materially amend or terminate any Ferrox Contract, including, without limitation, any Ferrox Contract in respect of the Ferrox Leased Real Property and/or Mining Claims;

(o)enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(p)settle or agree to settle any Action, other than in the ordinary course of business (except for any Action arising out of or related to this Agreement or the Contemplated Transactions);

(q)take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (p) above.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give SMTK, directly or indirectly, the right to control or direct the operations of Ferrox prior to the Closing, (ii) prior to the Closing, Ferrox shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of SMTK will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1Registration Statement; Proxy Statement.

(a)(i) On or before forty-five (45) days after the date that Ferrox delivers the Ferrox Audited Financials to SMTK, SMTK, in cooperation with Ferrox, shall use reasonable efforts to promptly prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the SMTK Common Shares to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SMTK Stockholders to obtain the SMTK Stockholder Approval at the SMTK Special Meeting with respect to the SMTK Stockholder Approval Matters. In connection with the preparation of the Registration Statement, Ferrox shall promptly prepare and deliver any financial statements necessary to meet applicable filing requirements, including, without limitation, the Ferrox Audited Financials.  SMTK will, reasonably promptly following the receipt thereof, make available to Ferrox any SEC correspondence related to the Registration Statement. Each of SMTK, Ferrox will cooperate in good faith to facilitate the issuance of any opinions required to be filed in connection with the effectiveness of the Registration Statement, including, without limitation, the U.S. federal income tax treatment of the Contemplated Transactions. In connection therewith, Ferrox shall deliver to the applicable legal counsel of SMTK a duly executed certificate containing reasonable and customary representations, warranties and/or covenants in a form and substance reasonably necessary and appropriate to enable the legal counsel of SMTK to render any opinions to be filed in connection with the declaration of effectiveness of the Registration Statement regarding the U.S. federal income tax treatment of the Contemplated Transactions or any subset thereof. Each of SMTK and Ferrox shall use its commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Legal Requirements in connection with the issuance of SMTK Common Shares in the Contemplated Transactions. Each of SMTK and Ferrox shall furnish all information concerning such Party, such Party’s Subsidiaries and such Party’s directors, executive officers and shareholders, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement. SMTK covenants and agrees that the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Ferrox covenants and agrees that the information supplied by Ferrox to SMTK for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SMTK makes no covenant, representation or warranty with respect to statements made in the Registration Statement, if any, based on information provided by or on behalf of Ferrox or any of its Representatives for inclusion therein. As soon as practicable following the Registration Statement becoming effective, SMTK shall distribute the Proxy Statement to the SMTK Stockholders and, pursuant thereto, call the SMTK Special Meeting no later than sixty (60) days following the effectiveness of the Registration Statement. If SMTK or Ferrox become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, then such party shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the SMTK Stockholders.

(b)Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, SMTK shall provide Ferrox a reasonable opportunity to review and comment on such document or response and shall discuss with the Ferrox and include in such document or response, comments reasonably and promptly proposed by Ferrox. SMTK will advise Ferrox, promptly after SMTK receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SMTK Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.2Access to Information; Confidentiality. During the Pre-Closing Period, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject, SMTK and Ferrox each shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to, afford to the Representatives of the other, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including Tax records) and, during such period, SMTK and Ferrox each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request. Any investigation conducted by SMTK or Ferrox pursuant to this Section 6.2 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party. Each Party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Ferrox and SMTK, which agreement the parties agree will continue in full force following the date of this Agreement. Notwithstanding anything herein to the contrary in this Section 6.2, no access or examination contemplated by this Section 6.2 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Legal Requirement; provided, that such Party or its Subsidiary: (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver; (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information); and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

6.3Regulatory Approvals and Related Matters.

(a)Each Party will promptly file all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Contemplated Transactions, and submit promptly any additional information requested by any such Governmental Body. Ferrox and SMTK will notify the other promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such Party from, or given by such Party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Contemplated Transactions. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Contemplated Transactions under any applicable foreign Legal Requirement relating to antitrust or competition matters. SMTK and Ferrox shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. Each of Ferrox and SMTK will give the other prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to any of the Contemplated Transactions, will keep the other reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b)Upon the terms and subject to the conditions set forth in this Agreement and subject to this Section 6.3(b), each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Article 7, consummate the Contemplated Transactions and make effective the other Contemplated Transactions (provided that no Party will be required to waive any of the conditions set forth in Article 7, as applicable, as part of its obligations to consummate the Contemplated Transactions). Without limiting the generality of the foregoing, but subject to this Section 6.3(b), each Party agrees to use its commercially reasonable efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions; and (iii) lift any restraint, injunction or other legal bar to the Contemplated Transactions.

6.4Director Indemnification and Insurance.

(a)From the Closing through the sixth (6th) anniversary of the Closing Date, SMTK shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of Ferrox or SMTK (the “D&O Indemnified Parties”), against all claims, losses, Liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Ferrox or SMTK, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Legal Requirement, and Ferrox’s or SMTK’s Organizational Documents, as applicable. Each D&O Indemnified Party will, to the fullest extent permitted under applicable Legal Requirements and Ferrox’s or SMTK’s Organizational Documents, as applicable, be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Ferrox and SMTK, jointly and severally, upon receipt by Ferrox or SMTK from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by applicable Legal Requirement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)From and after the Closing, SMTK shall maintain directors’ and officers’ liability insurance policies (at Ferrox’s expense) for SMTK and its Subsidiaries, including Ferrox and its Subsidiaries, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to SMTK. In addition, prior to the Closing, SMTK shall purchase and fully pre-pay a “tail” endorsement for SMTK’s existing directors’ and officers’ insurance policies and SMTK’s existing fiduciary liability insurance policies, in each case, that provides a six-year extended reporting period from and after the Closing for claims first made against an individual insured for any alleged or actual wrongful act(s) that occurred prior to the Closing (including in connection with this Agreement) (the “D&O Tail”). In the event the D&O Tail is not available to be purchased from SMTK’s existing directors’ and officers’ and/or fiduciary liability insurer(s) then SMTK shall obtain and fully pre-pay (at Ferrox’s expense) the premium for directors’ and officers’ and fiduciary liability insurance policies which would be the equivalent of the D&O Tail with coverage that is substantially equivalent to and in any event not less favorable than the SMTK’s current existing directors’ and officers’ and fiduciary liability insurance and which cannot be cancelled for any reason. Additionally, Ferrox will obtain run-off “tail” endorsements to its current directors’ and officers’ insurance policies (or runoff or “tail” policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of Ferrox) with respect to acts or failures to act prior to the Closing. SMTK shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.4 in connection with their enforcement of their rights provided in this Section 6.4 but only if and to the extent that such Persons are successful on the merits of such enforcement action.

(c)The provisions of this Section 6.4 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Ferrox and SMTK by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(d)This Section 6.4 is intended to be (i) for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on Ferrox, SMTK and their respective successors and assigns, (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O Indemnified Party may have by contract or otherwise, including indemnification agreements that SMTK or Ferrox have entered into with any of their respective directors or officers, and (iii) may not be amended, altered or repealed after the Closing without the prior written consent of the affected D&O Indemnified Party (provided that, for the avoidance of doubt, such amendment, alteration or repeal prior to the Closing shall be governed by Section 7.2).

(e)In the event SMTK or Ferrox or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SMTK or Ferrox, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

6.5Notification of Certain Matters.

(a)SMTK and Ferrox will give prompt notice to the other of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in a manner that causes the conditions set forth in Section 7.2(b) or Section 7.3(b), as applicable, not to be satisfied, and (ii) any failure of SMTK or Ferrox, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)SMTK and Ferrox will give prompt notice to the others of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions; (iii) any litigation relating to or involving or otherwise affecting SMTK or Ferrox, as the case may be, that relates to the Contemplated Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a SMTK Contract or Ferrox Contract, as applicable; and (v) any change that would be considered reasonably likely to result in a SMTK Material Adverse Effect or a Ferrox Material Adverse Effect, as applicable.

(c)No notification given to a Party pursuant to this Section 6.5 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement, the SMTK Disclosure Schedule or the Ferrox Disclosure Schedule, as appropriate, for purposes of Section 7.2 or Section 7.3, as appropriate. The failure by a Party to give a notification required under this Section 6.5 or any delay in providing such a required notification shall not be treated as a breach of covenant for the purposes of Section 7.2(a) or Section 6.3(a), as applicable, unless such failure or delay results in material prejudice to another Party.

6.6Public Announcements. The initial press release relating to this Agreement shall be a joint press release, and thereafter Ferrox and SMTK will consult with each other before issuing any press release or otherwise making any public statements (including disclosure under the Securities Act or Exchange Act, including, without limitation, the Signing 8-K) with respect to the Contemplated Transactions or this Agreement. No Party shall, and no Party shall permit any of its Subsidiaries or Representatives to, issue any press release or make any such public statement (to any customers or employees of such Party, to the public or otherwise) relating to the Contemplated Transactions without the prior consent of, in the case of (i) SMTK, Ferrox, or (ii) Ferrox, SMTK, in each case which will not be unreasonably withheld, conditioned or delayed; provided, however, that (A) on the advice of outside legal counsel, SMTK may issue a press release or public statement without the consent of the Ferrox if SMTK, with the advice of outside legal counsel, reasonably determines is required by Legal Requirements or otherwise made in connection with the termination of this Agreement and (B) other than a press release announcing the termination of this Agreement or a subsequent press release relating to such termination, any press release or public statement relating to the Contemplated Transactions to be issued without the consent of Ferrox pursuant to clause (A) shall be subject to reasonable prior notice to and review of Ferrox and SMTK shall consider any and all reasonable comments of Ferrox thereon in good faith. Notwithstanding the foregoing, each of SMTK and Ferrox may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by

SMTK or Ferrox in compliance with this Section 6.6 and such statements do not result in the requirement to amend or supplement the Registration Statement or the Proxy Statement and are not deemed to be a “free-writing prospectus” as such term is defined under the Securities Act.

6.7Ferrox Shareholder Approval. Ferrox shall use its reasonable best efforts to cause the shareholders of Ferrox to approve and authorize the Contemplated Transactions at a meeting of the shareholders of Ferrox or by written consent in lieu of a meeting, in accordance with the Organizational Documents of Ferrox and applicable Legal Requirements of the British Virgin Islands (the “Ferrox Shareholder Approval”).

6.8Board of Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Schedule 6.8 are elected or appointed, as applicable, to the positions of officers and directors of SMTK, as set forth therein, to serve in such positions effective as of the Closing. If any Person listed in Schedule 6.8 is unable or unwilling to serve as officer or director of SMTK, as set forth therein, the Party appointing such Person (as set forth on Schedule 6.8) shall designate a successor. The Parties intend that, immediately following the Closing, the board of directors shall consist of seven (7) directors, six (6) of whom shall be designated by Ferrox and one (1) of whom shall be designated by SMTK; provided, however, that at least four (4) of such directors shall qualify as “independent directors” under applicable Nasdaq requirements.

6.9	Non-Solicitation by SMTK and Ferrox.
(a)	Non-Solicitation by SMTK.
(i)During the Pre-Closing Period, SMTK will not and will not authorize or permit any Representative of SMTK, directly or indirectly, to (i) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any SMTK Acquisition Proposal or take any action that would reasonably be expected to lead to an SMTK Acquisition Proposal, (ii) furnish any nonpublic information regarding SMTK to any Person in connection with or in response to an SMTK Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an SMTK Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any SMTK Acquisition Proposal, (iv) approve, endorse or recommend any SMTK Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement as set forth in Section 6.9(a)(iii); SMTK shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than the Ferrox and its Affiliates) conducted heretofore by SMTK or any Subsidiary thereof or any of its or their respective Representatives, with respect to an SMTK Acquisition Proposal or which could reasonably be expected to lead to an SMTK Acquisition Proposal, and, in connection therewith, SMTK will immediately discontinue access by any Person (other than Ferrox and its Affiliates) to any data room (virtual or otherwise) established by SMTK or its Representatives for such purpose. Without limiting the generality of the foregoing, SMTK acknowledges and agrees that in the event any Representative of SMTK (or its Subsidiaries) takes any action that, if taken by SMTK (or its Subsidiaries), would constitute a breach of this Section 6.9(a)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.9(a)(i) by SMTK for purposes of this Agreement.
(ii)During the Pre-Closing Period, SMTK will promptly (and in no event later than forty-eight (48) hours after receipt of any SMTK Acquisition Proposal or any inquiry or indication of interest that SMTK reasonably expects to lead to an SMTK Acquisition Proposal) advise Ferrox orally and in writing of any SMTK Acquisition Proposal or inquiry or indication of interest that SMTK reasonably expects to lead to an SMTK Acquisition Proposal (including the identity of the Person making or submitting such SMTK Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. SMTK will keep Ferrox informed, on a prompt basis, in all material respects with respect to the status of any such SMTK Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.
(iii)Notwithstanding the foregoing, if at any time prior to the receipt of the SMTK Stockholder Approval (the “SMTK Approval Time”) (and in no event after the SMTK Approval Time), the board of directors of SMTK receives a bona fide written SMTK Acquisition Proposal made after the date of this Agreement that did not result from any breach of this Section 6.9(a), the board of directors of SMTK (or duly appointed committee thereof) may, if the board of directors of SMTK determines in good faith, after consultation with legal counsel, and based on the information then available to it, that such SMTK Acquisition Proposal is, or is reasonably likely to lead to, a SMTK Superior Proposal and the failure to take such actions would be inconsistent with its fiduciary duties under applicable Legal Requirements, then SMTK and its Representatives may, subject to compliance with this Section 6.9(a)(iii), Section 6.9(a)(iv), and Section 6.9(a)(v), (A) engage in negotiations or discussions with such third party that has made after the date of this Agreement such SMTK Acquisition Proposal; and (B) furnish to such third party and its Representatives non-public information relating to SMTK or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided as promptly as practicable following its execution to Ferrox for informational purposes); provided that all such non-public information (to the extent that such information has not been previously provided or made available to Ferrox) is provided or made available to Ferrox, as the case may be, as promptly as practicable following the time it is provided or made available to such third party. Nothing contained herein shall prevent the board of directors of SMTK from (x) complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an SMTK Acquisition Proposal or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (provided, however, that any statement that could reasonably be construed as a recommendation, endorsement or approval of any tender or exchange offer shall constitute a SMTK Adverse Recommendation Change); (y) making any required disclosure to the SMTK Stockholders if the board of directors of SMTK determines in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirement; or (z) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.
(iv)In addition to the requirements set forth in Section 6.9(a)(iii) and subject to compliance with Section 6.9(a)(v), the board of directors of SMTK shall not take any of the actions referred to in clauses (A) and (B) of Section 6.9(a)(iii) unless SMTK shall have first delivered to Ferrox written notice advising Ferrox that SMTK intends to take any such action. In addition, SMTK shall notify Ferrox promptly after receipt by SMTK (or any of its Representatives) of any SMTK Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant third party, (ii) to the extent known, describe the material terms and conditions of, any such SMTK Acquisition Proposal and (iii) if applicable, include an unredacted copy of such SMTK Acquisition Proposal.
(v)Without limiting the foregoing, if SMTK shall have received a bona fide written SMTK Acquisition Proposal that was made or renewed after the date of this Agreement (and has not been not withdrawn) that did not result or arise out of material breach of this Agreement, and the board of directors of SMTK shall have determined in good faith, after consultation with SMTK’s legal counsel, that such SMTK Acquisition Proposal is a SMTK Superior Proposal, then the board of directors of SMTK may (A) recommend, adopt or approve such SMTK Acquisition Proposal or propose publicly or otherwise to recommend, adopt or approve such SMTK Acquisition Proposal or resolve to take any such action and/or (B) approve, recommend or declare advisable for SMTK or any of its Subsidiaries to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting such SMTK Acquisition Proposal (a “SMTK Adverse Recommendation Change”), but only if: (I) the board of directors of SMTK determines in good faith that the failure to take such action would be inconsistent with the fiduciary duties of the board of directors to the SMTK Stockholders under applicable Legal Requirement; (II) SMTK promptly notifies Ferrox that SMTK intends to take such action, which notice attaches in unredacted form the most current version of any proposed agreement(s), the identity of the offeror and a copy of any financing commitments (which may be redacted for fee information and other customary matters); (III) if requested by Ferrox, during a four (4) Business Day period, SMTK and its Representatives have discussed and negotiated in good faith with Ferrox regarding any proposal by Ferrox to amend the terms of this Agreement (or any other proposal Ferrox may make) so that such SMTK Acquisition Proposal would cease to constitute a SMTK Superior Proposal; and (IV) after such four (4) Business Day period, the board of directors of SMTK determines in good faith, after consultation with its legal counsel, taking into account any proposal by Ferrox to amend the terms of this Agreement (or any other proposal made by Ferrox), that such SMTK Acquisition Proposal continues to constitute a SMTK Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such SMTK Superior Proposal (including any change to the Exchange Ratio or Merger Consideration), a new written notification from SMTK consistent with that described in clause (II) of this Section 6.9(a)(v) shall be required.
(vi)Notwithstanding any SMTK Adverse Recommendation Change, the making of any SMTK Acquisition Proposal or anything in this Agreement to the contrary, until the termination of this Agreement (A) in no event may SMTK or any of its Subsidiaries enter into any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a SMTK Acquisition Proposal (other than a confidentiality agreement), and (B) SMTK shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the SMTK Stockholder Meeting.
(vii)For purposes of this Agreement, “SMTK Superior Proposal” means any bona fide, written SMTK Acquisition Proposal (other than a SMTK Acquisition Proposal that has resulted from a violation of this Section 6.9(a)) on terms that the board of directors of SMTK determines in good faith (after consultation with its financial advisors and legal counsel) is (A) notwithstanding any required SMTK Stockholder Approval, reasonably likely to be consummated in accordance with its terms, and (B) if consummated, more favorable from a financial point of view to SMTK and the SMTK Stockholders than the Contemplated Transactions, in each case taking into account (with such weight and proportion as determined by the board of directors of SMTK in its sole discretion) (I) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality, prospect for completion and other risks of such proposal, (II) the identity of the third party making such proposal, and (III) any revisions to the terms of this Agreement proposed by Ferrox, or any other proposal Ferrox may make in response to such SMTK Acquisition Proposal).
(b)	Non-Solicitation by Ferrox.
(i)During the Pre-Closing Period, Ferrox will not and will not authorize or permit any of their respective Subsidiaries or authorize any of their respective Representatives, directly or indirectly, to (v) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Ferrox Ferrox Acquisition Proposal or take any action that would reasonably be expected to lead to a Ferrox Ferrox Acquisition Proposal, (w) furnish any nonpublic information regarding Ferrox to any Person in connection with or in response to a Ferrox Ferrox Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Ferrox Ferrox Acquisition Proposal, (x) engage in discussions or negotiations with any Person with respect to any Ferrox Ferrox Acquisition Proposal, (y) approve, endorse or recommend any Ferrox Ferrox Acquisition Proposal or (z) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any transaction described in the definition of “Ferrox Ferrox Acquisition Proposal”, taking into account the proviso in such definition. Ferrox shall, and shall cause each of their Subsidiaries and instruct their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than SMTK and its respective Affiliates) conducted heretofore by Ferrox or any Subsidiary thereof or any of its or their respective Representatives, with respect to a Ferrox Ferrox Acquisition Proposal or which could reasonably be expected to lead to a Ferrox Ferrox Acquisition Proposal, and, in connection therewith, Ferrox will immediately discontinue access by any Person (other than SMTK and its respective Affiliates) to any data room (virtual or otherwise) established by Ferrox or their respective Representatives for such purpose. Without limiting the generality of the foregoing, Ferrox acknowledges and agrees that in the event any Representative of Ferrox (or its Subsidiaries), takes any action that, if taken by Ferrox (or its Subsidiaries) would constitute a breach of this Section 6.9(b)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.9(b)(i) by Ferrox for purposes of this Agreement.
(ii)During the Pre-Closing Period, Ferrox will promptly (and in no event later than forty-eight (48) hours after receipt of any Ferrox Ferrox Acquisition Proposal or any inquiry or indication of interest that Ferrox reasonably expects to lead to a Ferrox Ferrox Acquisition Proposal) advise SMTK in writing of any Ferrox Ferrox Acquisition Proposal or inquiry or indication of interest that Ferrox reasonably expects to lead to a Ferrox Ferrox Acquisition Proposal (including the identity of the Person making or submitting such Ferrox Ferrox Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Ferrox will keep SMTK informed, on a prompt basis, in all material respects with respect to the status of any such Ferrox Ferrox Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.
(iii)Notwithstanding the foregoing, if at any time prior to the Closing, the board of directors of Ferrox receives a bona fide written Ferrox Acquisition Proposal made after the date of this Agreement that did not result from any breach of this Section 6.9(b), the board of directors of Ferrox (or duly appointed committee thereof) may, if the board of directors of Ferrox determines in good faith, after consultation with legal counsel, and based on the information then available to it, that such Ferrox Acquisition Proposal is, or is reasonably likely to lead to, a Ferrox Superior Proposal and the failure to take such actions would be inconsistent with its fiduciary duties under applicable Legal Requirements, then Ferrox and its Representatives may, subject to compliance with this Section 6.9(b)(iii),

Section 6.9(b)(iv), and Section 6.9(b)(v), (A) engage in negotiations or discussions with such third party that has made after the date of this Agreement such Ferrox Acquisition Proposal; and (B) furnish to such third party and its Representatives non-public information relating to Ferrox or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided as promptly as practicable following its execution to SMTK for informational purposes); provided that all such non-public information (to the extent that such information has not been previously provided or made available to SMTK) is provided or made available to SMTK, as the case may be, as promptly as practicable following the time it is provided or made available to such third party. Nothing contained herein shall prevent the board of directors of Ferrox from (x) complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Ferrox Acquisition Proposal or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (provided, however, that any statement that could reasonably be construed as a recommendation, endorsement or approval of any tender or exchange offer shall constitute a Ferrox Adverse Recommendation Change); (y) making any required disclosure to the Ferrox Stockholders if the board of directors of Ferrox determines in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirement; or (z) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.
(iv)In addition to the requirements set forth in Section 6.9(b)(iii) and subject to compliance with Section 6.9(b)(v), the board of directors of Ferrox shall not take any of the actions referred to in clauses (A) and (B) of Section 6.9(b)(iii) unless Ferrox shall have first delivered to SMTK written notice advising SMTK that Ferrox intends to take any such action. In addition, Ferrox shall notify SMTK promptly after receipt by Ferrox (or any of its Representatives) of any Ferrox Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant third party, (ii) to the extent known, describe the material terms and conditions of, any such Ferrox Acquisition Proposal and (iii) if applicable, include an unredacted copy of such Ferrox Acquisition Proposal.
(v)Without limiting the foregoing, if Ferrox shall have received a bona fide written Ferrox Acquisition Proposal that was made or renewed after the date of this Agreement (and has not been not withdrawn) that did not result or arise out of material breach of this Agreement, and the board of directors of Ferrox shall have determined in good faith, after consultation with Ferrox’s legal counsel, that such Ferrox Acquisition Proposal is a Ferrox Superior Proposal, then the board of directors of Ferrox may (A) recommend, adopt or approve such Ferrox Acquisition Proposal or propose publicly or otherwise to recommend, adopt or approve such Ferrox Acquisition Proposal or resolve to take any such action and/or (B) approve, recommend or declare advisable for Ferrox or any of its Subsidiaries to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting such Ferrox Acquisition Proposal (a “Ferrox Adverse Recommendation Change”), but only if: (I) the board of directors of Ferrox determines in good faith that the failure to take such action would be inconsistent with the fiduciary duties of the board of directors to the Ferrox Stockholders under applicable Legal Requirement; (II) Ferrox promptly notifies SMTK that Ferrox intends to take such action, which notice attaches in unredacted form the most current version of any proposed agreement(s), the identity of the offeror and a copy of any financing commitments (which may be redacted for fee information and other customary matters); (III) if requested by SMTK, during a four (4) Business Day period, Ferrox and its Representatives have discussed and negotiated in good faith with SMTK regarding any proposal by SMTK to amend the terms of this Agreement (or any other proposal SMTK may make) so that such Ferrox Acquisition Proposal would cease to constitute a Ferrox Superior Proposal; and (IV) after such four (4) Business Day period, the board of directors of Ferrox determines in good faith, after consultation with its legal counsel, taking into account any proposal by SMTK to amend the terms of this Agreement (or any other proposal made by SMTK), that such Ferrox Acquisition Proposal continues to constitute a Ferrox Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Ferrox Superior Proposal (including any change to the Exchange Ratio or Merger Consideration), a new written notification from Ferrox consistent with that described in clause (II) of this Section 6.9(b)(v) shall be required.
(vi)Notwithstanding any Ferrox Adverse Recommendation Change, the making of any Ferrox Acquisition Proposal or anything in this Agreement to the contrary, until the termination of this Agreement (A) in no event may Ferrox or any of its Subsidiaries enter into any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a Ferrox Acquisition Proposal (other than a confidentiality agreement), and (B) Ferrox shall otherwise remain subject to all of its obligations under this Agreement.

(vii)For purposes of this Agreement, “Ferrox Superior Proposal” means any bona fide, written Ferrox Acquisition Proposal (other than an Ferrox Acquisition Proposal that has resulted from a violation of this Section 6.9(b)) on terms that the board of directors of Ferrox determines in good faith (after consultation with its financial advisors and legal counsel) is (A) notwithstanding any required Ferrox Shareholder Approval, reasonably likely to be consummated in accordance with its terms, and (B) if consummated, more favorable from a financial point of view to Ferrox and the Ferrox Stockholders than the Contemplated Transactions, in each case taking into account (with such weight and proportion as determined by the board of directors of Ferrox in its sole discretion) (I) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality, prospect for completion and other risks of such proposal, (II) the identity of the third party making such proposal, and (III) any revisions to the terms of this Agreement proposed by SMTK, or any other proposal SMTK may make in response to such Ferrox Acquisition Proposal).

6.10Listing; Symbol. SMTK will use its commercially reasonable efforts to cause (a) the SMTK Common Shares to be issued in connection with the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Closing and (b) the SMTK Common Stock to be listed on Nasdaq under the symbol “FERX” or such other symbol available at Nasdaq and mutually agreement to the Parties, at or as promptly as possible after the Closing.

6.11Disclosure Schedules. Each of SMTK and Ferrox may in its discretion, for informational purposes only, supplement the information set forth on the SMTK Disclosure Schedule or Ferrox Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the SMTK Disclosure Schedule or Ferrox Disclosure Schedule, as applicable, on the date hereof or that is necessary to correct any information in the SMTK Disclosure Schedule or Ferrox Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Any amended or supplemented disclosure shall not be deemed to modify the representations and warranties of SMTK or Ferrox for purposes of Section 6.1(a) and 6.3(a) or any other provision of this Agreement.

6.12	Tax Matters.
(a)Intended Tax Treatment. For U.S. federal income Tax purposes, the Parties intend that the Contemplated Transactions, together with all concurrent contributions of cash or other property to SMTK in exchange for SMTK Common Stock or other SMTK equity securities, considered collectively as a single integrated transaction, constitute a reorganization within the meaning of Section 368(a) of the Code and, provided the applicable Tax requirements are satisfied, no Party shall take any position on any Tax Return that is inconsistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding anything herein to the contrary in this Agreement, no Party shall take, or omit to take, any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(b)Preparation and Filing of Returns. Ferrox shall prepare and timely file all Tax Returns of Ferrox for any taxable periods ending on before the Closing Date that are required to be filed after the Closing Date (a “Pre-Closing Tax Period”). Ferrox shall prepare such Tax Returns (or cause such Tax Returns to be prepared) in a manner consistent with the prior practice of Ferrox unless otherwise required by applicable Legal Requirements. Ferrox shall provide drafts of such Tax Returns to SMTK for SMTK’s review and comment not later than thirty (30) days prior to the due date for filing such Tax Returns (including automatic extensions thereto), and such Tax Returns that are not income Tax Returns shall be provided to SMTK for SMTK’s review and comment within a commercially reasonable time prior to the to the due date for filing such Tax Returns. Ferrox will consider any comments made by SMTK to such Tax Returns in good faith. SMTK shall prepare and timely file (or cause to be to be prepared and timely filed) all Tax Returns of Ferrox for any taxable periods beginning after the Closing Date. SMTK and Ferrox shall cooperate, and shall cause their respective Affiliates to cooperate, in connection with the preparation, signing and filing of each such Tax Return, including maintaining, storing or furnishing all records, documents or information necessary for the preparation of any such Tax Returns required to file under this Section 6.12(b).
(c)Tax Contests. Any Party who receives any notice of a proposed audit, adjustment, assessment, examination, claim or other controversy or other Legal Proceeding relating to Ferrox with respect to (i) Taxes of Ferrox relating to a Pre-Closing Tax Period, (ii) which may give rise to liability of any other Party hereto, or (iii) the intended Tax treatment as described under Section 6.12(a) (each a “Tax Contest”), shall promptly notify the other Parties of the receipt of such notice. Such notice shall contain any notice or other documents received from any Governmental Body with respect to such Tax Contest. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any such Tax Contest. Ferrox shall have the sole right, but not the obligation, to control the contest or resolution of any such Tax Contest for any Pre-Closing Tax Period; provided, however, SMTK shall have the sole right to conduct or control any Tax Contest for any taxable period beginning after the Closing Date or which does not relate exclusively to a Pre-Closing Tax Period. With respect to any Tax Contest that Ferrox controls, upon the reasonable request of SMTK, Ferrox shall provide SMTK with any material correspondence to or from a Governmental Body in connection with such Tax Contest. With respect to any Tax Contest which SMTK controls, upon the reasonable request of Ferrox, SMTK shall provide Ferrox with any material correspondence to or from a Governmental Body in connection with such Tax Contest.
6.13	Reserved.
6.14	Reserved.

6.15Stockholder Litigation. During the Pre-Closing Period, SMTK shall (a) advise Ferrox in writing of any stockholder litigation against it or its directors relating to this Agreement or the Contemplated Transactions promptly after becoming aware of any such litigation and shall keep Ferrox apprised regarding developments in such stockholder litigation and (b) give Ferrox the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without Ferrox’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.16Audited Financials. Ferrox shall deliver to SMTK the Ferrox Audited Financials no later than thirty (30) Business Days following the date hereof.

ARTICLE 7

CONDITIONS TO THE CLOSING

7.1Conditions to Obligation of Each Party to Effect the Contemplated Transactions. The respective obligations of each Party to effect the Contemplated Transactions will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction and remain in effect; and there will not be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Contemplated Transactions, which makes the consummation of the Contemplated Transactions illegal.

(b)Stockholder Consent. The SMTK Stockholder Approval Matters will have been duly approved at the SMTK Special Meeting, and the Ferrox Shareholder Approval shall have been obtained.

(c)Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose that may have been initiated by the SEC shall remain unresolved.

(d)Listing; Symbol. The SMTK Common Shares to be issued in connection with the Merger shall be approved for listing on Nasdaq under the symbol “FERX”, or such other symbol available at Nasdaq and mutually agreement to the Parties, subject to consummation of the Contemplated Transactions and official notice of issuance.

(e)Regulatory Approvals. All domestic and foreign antitrust approvals, to the extent applicable, shall have been obtained.

(f)Lock-Up Agreements. The Lock-Up Agreements shall have been duly executed by each of the Locked-Up Persons, effective as of the Closing.

(g)Employment Agreements. SMTK shall, effective as of the Closing, enter into an employment agreement with the persons identified on Schedule 7.1(g) hereto, on terms reasonably acceptable to SMTK and Ferrox.

(h)Fairness Opinion. SMTK shall have received a written fairness opinion from a qualified financial advisor, addressed to SMTK’s board of directors, to the effect that the Contemplated Transactions are fair, from a financial point of view, to the SMTK Stockholders.

(i)Merger Articles. The Merger Articles shall have been filed with and accepted by the BVI Registrar and the Parties shall have received a valid and effective Certificate of Merger from such Governmental Body.

(j)Merger Consideration. The aggregate number of SMTK Common Shares comprising the Merger Consideration, calculated as set forth herein, shall be such that immediately following the Effective Time, the Ferrox Holders shall hold not less than the minimum percentage of the issued and outstanding SMTK Common Stock required to be held by them under the Ferrox Permits or pursuant to any applicable Legal Requirements with respect to the Mining Claims.

7.2Additional Conditions to Obligations of Ferrox. The obligation of Ferrox to effect the Contemplated Transactions is also subject to the following conditions:

(a)Representations and Warranties. (i) The representations and warranties of SMTK contained in Sections 4.1(b) and 4.1(c) (Organization and Qualification; Charter Documents), Section 4.2 (Capital Structure) and Sections 4.3(a), 4.3(b), 4.3(c)(i) and 4.3(c)(ii) (Authority; Non-Contravention; Approvals) (other than, with respect to the representations and warranties contained in Section 4.2, inaccuracies that are de minimis, individually or in the aggregate) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of SMTK contained in this Agreement or in any certificate or other agreement delivered by SMTK pursuant hereto shall be true and correct at and as of the date hereof and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “SMTK Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a SMTK Material Adverse Effect.

(b)Agreements and Covenants. SMTK will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)SMTK Material Adverse Effect. Since the date hereof no SMTK Material Adverse Effect shall have occurred and be continuing.

(d)Other Deliveries. Ferrox will have received certificates of good standing (or equivalent documentation) of SMTK in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of SMTK’s Articles of Incorporation, a certificate as to the incumbency of directors and officers and the adoption of resolutions of the board of directors of SMTK approving this Agreement and the consummation of the Contemplated Transactions, and a certificate executed by a duly authorized officer of SMTK confirming that the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(c), 7.2(d), 7.2(f), and 7.2(g),  have been duly satisfied.

(e)SMTK Officers and Board of Directors. Ferrox will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of SMTK and the resigning officers of SMTK listed on Schedule 7.2(e) pursuant to which each such person will resign as a member of the board of directors of SMTK and as an officer of SMTK, as applicable, effective as of the Closing, and SMTK’s board of directors will have adopted a resolution removing each officer of SMTK listed on Schedule 7.2(e) from their respective positions as officers of SMTK effective as of the Closing. SMTK shall have caused the board of directors of SMTK to be constituted as set forth in Section 6.8 effective as of the Closing.

(f)Suspension in Trading or Listing. No delisting or suspension in trading of SMTK Common Stock on the Nasdaq shall have occurred and be continuing, and no notice shall have been received from Nasdaq regarding non-compliance with listing requirements and it is reasonable to expect that compliance will not be regained.

7.3Additional Conditions to Obligations of SMTK. The obligation of SMTK to effect the Contemplated Transactions is also subject to the following conditions:

(a)Representations and Warranties. (i) The representations and warranties about Ferrox contained in Sections 2.1(b) and 2.1(c) (Organization and Qualification; Charter Documents), Section 2.2 (Capital Structure), and Sections 2.3(a), 2.3(b)(i), and 2.3(b)(ii) (Authority; Non-Contravention; Approvals) shall have been true and correct in all respects at and as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of Ferrox contained in this Agreement or in any certificate or other agreement delivered by Ferrox pursuant hereto shall have been true and correct in all respects at and as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Ferrox Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Ferrox Material Adverse Effect.
(b)Agreements and Covenants. Ferrox will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.
(c)Ferrox Material Adverse Effect. Since the date hereof no Ferrox Material Adverse Effect shall have occurred and be continuing.

(d)Other Deliveries.

(i)SMTK will have received certificates of good standing (or equivalent documentation) of each of Ferrox and its Subsidiaries in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of the organizational documents of each of Ferrox and its Subsidiaries, a certificate as to the incumbency of directors and officers of Ferrox and the adoption of resolutions of the board of directors of Ferrox approving this Agreement and the consummation of the Contemplated Transactions,, and a certificate executed by a duly authorized officer of Ferrox confirming that the conditions set forth in Sections 7.3(a) and 7.3(b) have been duly satisfied.

(ii)SMTK will have received properly completed and duly executed Internal Revenue Service Form W-9 of each of the Ferrox Holders that is a “U.S. person” within the meaning of Section 7701(a)(30) of the Code establishing that each such Ferrox Holder is not subject to U.S. federal backup withholding Tax.

(iii)The Exchange Agent shall have received from each Ferrox Holder the Transmittal Documents, each in form reasonably acceptable to SMTK and the Exchange Agent.

(iv)Ferrox shall have timely delivered the Ferrox Audited Financials, and the Ferrox Audited Financials shall be consistent in all material respects with the Ferrox Unaudited Financials for the same period(s) provided to SMTK prior to the date hereof.

ARTICLE 8

TERMINATION

8.1Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned, at any time prior to the Closing, notwithstanding approval thereof by the SMTK Stockholders:

(a)by mutual written consent of SMTK and Ferrox;

(b)by Ferrox or SMTK, after the End Date, if the Contemplated Transactions have not been consummated; provided that the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Contemplated Transactions to occur on or before such date; and provided, further, that the End Date shall be automatically extended for one thirty (30) day period, and thereafter shall be automatically extended for successive thirty (30) day periods, in the event that, as of such date, the SEC shall not have declared the Registration Statement effective or the SEC’s review of the Registration Statement shall not have been completed and all comments of the SEC staff thereon shall not have been resolved to the reasonable satisfaction of SMTK and Ferrox;

(c)by Ferrox or SMTK if a Governmental Body has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)by Ferrox upon breach of any of the representations, warranties, covenants or agreements on the part of SMTK set forth in this Agreement, or if any representation or warranty of SMTK will have become inaccurate, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by SMTK, then this Agreement will not terminate pursuant to this Section 8.1(d) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by the Ferrox to SMTK of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 8.1(d);

(e)by SMTK upon breach of any of the representations, warranties, covenants or agreements on the part of Ferrox set forth in this Agreement, or if any representation or warranty of Ferrox will have become inaccurate, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Ferrox, then this Agreement will not terminate pursuant to this Section 8.1(e) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by SMTK to Ferrox of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 8.1(e);

(f)by SMTK, if there will have occurred any Ferrox Material Adverse Effect since the date hereof; provided, however, such termination shall only be effective if such Ferrox Material Adverse Effect, if curable, is not cured within thirty (30) days following the date of written notice given by SMTK to the Ferrox of such Ferrox Material Adverse Effect, as applicable and its intention to terminate this Agreement pursuant to this Section 8.1(f);

(g)by Ferrox, if there will have occurred any SMTK Material Adverse Effect since the date hereof; provided, however, such termination shall only be effective if such SMTK Material Adverse Effect, if curable, is not cured within thirty (30) days following the date of written notice given by Ferrox to SMTK of the occurrence of such SMTK Material Adverse Effect and its intention to terminate this Agreement pursuant to this Section 8.1(g);

(h)by SMTK, in the event of a SMTK Adverse Recommendation Change pursuant to Section 6.9(a)(v);

(i)by Ferrox, in the event of a Ferrox Adverse Recommendation Change pursuant to Section 6.9(b)(v).

8.2Expenses and Termination Payment.

(a)Except as otherwise provided herein, the Parties agree that all costs and expenses of the Parties relating to the Arrangement and the transactions contemplated in this Agreement, including legal fees, accounting fees, financial advisory fees, strategic advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

(b)The Termination Payment shall be payable by SMTK to Ferrox in the event that this Agreement is terminated in the following circumstances:

(i)pursuant to Section 8.1(h); or
(ii)pursuant to Section 8.1(b), Section 8.1(d), or Section 8.1(g) if, in any such case, prior to the earlier of the termination of this Agreement or the holding of the SMTK Special Meeting, (A) a SMTK Acquisition Proposal, or the intention to make a SMTK Acquisition Proposal, shall have been publicly announced by any Person (other than Ferrox or any of its Affiliates) and not withdrawn prior to such termination or holding of the SMTK Special Meeting, and (B) within twelve (12) months after the later of the date of termination of this Agreement or the holding of the SMTK Meeting, (1) SMTK has entered into a definitive agreement with respect to or consummated a SMTK Acquisition Proposal, (2) a SMTK Acquisition Proposal has been publicly accepted or recommended by the board of directors of SMTK, or (3) a SMTK Acquisition Proposal has been approved by or submitted for approval to the SMTK Stockholders. For the avoidance of doubt, the Parent Acquisition Proposal referred to in clauses (B)(1), (B)(2) and (B)(3) of this Section 8.2(b)(ii) need not be the same SMTK Acquisition Proposal that was made to SMTK or publicly announced prior to the termination of this Agreement or holding of the SMTK Special Meeting.

(c)The Termination Payment shall be payable by Ferrox to SMTK in the event that this Agreement is terminated in the following circumstances:

(i)pursuant to Section 8.1(i); or

(ii)pursuant to Section 8.1(b), Section 8.1(e), or Section 8.1(g) if, in any such case, prior to the termination of this Agreement, (A) a Ferrox Acquisition Proposal, or the intention to make a Ferrox Acquisition Proposal, shall have been publicly announced by any Person (other than SMTK or any of its Affiliates) and not withdrawn prior to such termination, and (B) within twelve (12) months after the later of the date of termination of this Agreement, (1) Ferrox has entered into a definitive agreement with respect to or consummated a Ferrox Acquisition Proposal, (2) a Ferrox Acquisition Proposal has been publicly accepted or recommended by the board of directors of Ferrox, or (3) a Ferrox Acquisition Proposal has been approved by or submitted for approval to the Ferrox Stockholders. For the avoidance of doubt, the Parent Acquisition Proposal referred to in clauses (B)(1), (B)(2) and (B)(3) of this Section 8.2(c)(ii) need not be the same Ferrox Acquisition Proposal that was made to Ferrox or publicly announced prior to the termination of this Agreement.

(d)The Termination Payment shall be made by wire transfer of same-day funds, to an account designated by the Party receiving the Termination Payment, (x) in the event that this Agreement is terminated pursuant to Section 8.1(h) or Section 8.1(i), simultaneously with, and as a condition to the effectiveness of, such termination, or (y) in the event that the Termination Payment is payable pursuant to Section 8.2(b)(ii) or Section 8.2(c)(ii), within three (3) Business Days of the earliest occur of the events referred to in clauses (B)(1), (B)(2) and (B)(3) of such subsection, as applicable.

(e)Each Party hereby acknowledges that the Termination Payment to which it may become entitled to is a payment of liquidated damages which is a genuine pre-estimate of the damages which it will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Merger and the Contemplated Transactions and is not a penalty. Each Party hereby irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Upon receipt by a Party of the Termination Payment, such Party shall have no further claim against the other Party at law or in equity or otherwise (including injunctive relief to restrain any breach or threatened breach by the other Party of any of its obligations hereunder or otherwise to obtain specific performance).

8.3Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no Liability on the part of any Party or any of its Affiliates, directors, officers or stockholders except for (i) the Termination Payment and (ii) any Liability for any breach of any representation, warranty, covenant or obligation contained in this Agreement. No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 8 and in addition to Article 9, survive termination of this Agreement in accordance with its terms.

ARTICLE 9

GENERAL PROVISIONS

9.1Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m. (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

(a)	If to SMTK:

SmartKem, Inc.

3 Germay Drive, Unit 4, #1029

Wilmington, Delaware 19804

Attn: Barbra Keck, Chief Financial Officer

Email: [•]

With a copy (which shall not constitute notice) to:

Meister Seelig & Schuster PLLC

125 Park Ave, 7th Floor

New York, New York 10017

Attn: Louis Lombardo

Email: [•]

(b)	If to Ferrox:

Ferrox Critical Minerals, Ltd.

[•]

Attn: Terrence Duffy, President

With a copy (which shall not constitute notice) to:

Sichenzia Ross Ferrence Carmel LLP

1185 Avenue of Americas, 26th Floor

New York, NY 10036

Attn. Arthur Marcus

Email:           [•]

9.2Amendment. This Agreement may be amended by mutual written agreement of the Parties; provided that any amendment or waiver of the provisions of Section 6.4 after the Closing which adversely affects the D&O Indemnified Parties must be approved in writing by the D&O Indemnified Parties; and provided further that, after approval of the Contemplated Transactions by the SMTK Stockholder Approval no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.

9.3Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.4Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the extent possible.

9.5Entire Agreement. This Agreement (together with the Confidentiality Agreement, if applicable) constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

9.6Successors and Assigns. This Agreement will be binding upon: (a) SMTK and its successors and assigns (if any); and (b) Ferrox and its successors and assigns (if any). This Agreement will inure to the benefit of: (i) SMTK; (ii) Ferrox; and (iii) the respective heirs, successors and assigns (if any) of the foregoing. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. Any purported assignment in violation of this Section 9.6 shall be null and void ab initio.

9.7Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.4 (which is intended to be for the benefit of D&O Indemnified Parties and may be enforced by D&O Indemnified Parties).

9.8Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Closing, any

Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

9.9Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Party agrees that, in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Agreement: (a) such first Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such first Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.10Governing Law; Venue; Waiver of Jury Trial.

(a)This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the state and federal courts sitting in Delaware and any state appellate court therefrom located in Delaware. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the Contemplated Transactions may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.1 or in any other manner permitted by applicable Legal Requirement.

(c)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

9.11Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.12Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit upon the judgment in such action or suit becoming final and nonappealable.

9.13Cooperation. Each Party agrees to cooperate fully with the other Parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties hereto to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement and the Contemplated Transactions.

9.14Limited Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing.

9.15Reserved.

9.16Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)The term “knowledge of SMTK,” and all variations thereof, will mean the actual knowledge of the SMTK Persons, or any of them, after reasonable inquiry. The term “knowledge of Ferrox,” and all variations thereof, will mean the actual knowledge of the Ferrox Persons, or any of them, after reasonable inquiry.

(f)For purposes of this Agreement, information “provided to,” “made available to”, “supplied to” or “to be supplied to” hereunder shall be deemed to include any information made available by one Party to another, as applicable, in the virtual dataroom(s) of such Party, as applicable, prior to the date of this Agreement.

ARTICLE 10

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Article 10):

“30-Day VWAP” means the volume weighted average price of the shares of SMTK Common Shares traded on the Nasdaq, or any other national securities exchange on which the shares of SMTK Common Stock are then traded, for the thirty (30) trading days ending on the first trading day immediately preceding the date of the Closing.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which a Party (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of a Party (or its Subsidiaries), or (iii) in which a Party (or its Subsidiaries) issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement); or

(b)any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of a Party (or its Subsidiaries).

“Additional Notes” means any Convertible Promissory Notes issued by Ferrox to SMTK following the date hereof and prior to the Closing Date.

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by applicable Legal Requirements to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by applicable Legal Requirements to close due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in such location generally are open for use by customers on such day.

“BVI Companies Act” means the BVI Business Companies Act (As Revised) of the British Virgin Islands.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement.

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Copyrights” means all copyrights and copyrightable works (whether or not registered, and including without limitation databases and other compilations of information) that may exist or be created under the laws of any jurisdiction, including all rights in works of authorship, use, publication, reproduction, distribution, public performance, public display, in the creation of derivative works, sound recordings, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations.

“Dissenting Shares” means any Ferrox Common Shares that are issued and outstanding immediately prior to the Effective Time and in respect of which exercised dissenters’ rights have been validly and properly exercised in writing in accordance with Section 179 of the BVI Companies Act in connection with the Merger.

“Effect” means any event, development, circumstance, change, effect or occurrence.

“ELOC Purchase Agreement” means the common share purchase agreement by and between SMTK and Keystone Capital Partners, LLC, dated March 30, 2026.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” means March 31, 2027.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Exchange Ratio” means the following ratio:

A = B/C

A = the number of SMTK Common Shares issuable as Merger Consideration hereunder in respect of one Ferrox Common Share;

B = the Merger Consideration; and

C = the number of Ferrox Common Shares comprising the Ferrox Issued Share Capital.

“Ferrox Acquisition Proposal” means an Acquisition Proposal received by Ferrox.

“Ferrox Disclosure Schedule” means the disclosure schedule that has been delivered by Ferrox to SMTK on the date hereof.

“Ferrox IP Rights” means all IP Rights in which Ferrox has any right, title or interest or which are used or held for use by Ferrox.

“Ferrox Material Adverse Effect” means any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Ferrox; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, an Ferrox Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which Ferrox participates or the United States, Canada or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Ferrox, relative to other companies in the industry in which Ferrox operates; (ii) any failure by Ferrox to meet any estimates or expectations of its development programs, internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof; (iii) any failure by Ferrox to meet Ferrox’s estimates or expectations of Ferrox ’s development programs, any internal projections or forecasts for any period ending on or after the date hereof; (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any viruses, pandemics, epidemic or other outbreak of illness or public health event, or any spread or worsening thereof, or any other Effect that may be considered a force majeure event; (vi) any changes (after the date hereof) in IFRS or GAAP or applicable Legal Requirements (or, in each case, the interpretation thereof) to the extent that such conditions do not have a disproportionate impact on Ferrox relative to other companies in the industry in which Ferrox operates; (vii) the taking of any action, or the failure to take any action, by Ferrox, that is required or reasonably necessary to comply with the terms of this Agreement; (viii) any action (or the effect of any action) taken (or omitted to be taken) upon the written request or written instruction of SMTK; or (ix) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Ferrox’s product candidates; or (b) the ability of Ferrox to consummate the Contemplated Transactions or to perform any of their respective covenants or obligations under this Agreement.

“Ferrox Persons” means Terrance Duffy and Alan Palmieri.

“Ferrox Share Capital” means the authorized share capital of Ferrox.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental executive, division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Insolvency Proceedings” means insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off or any event similar to any such events in any jurisdiction in which a Party is resident, domiciled or incorporated.

“IP Rights” means any and all of the following in any country or region, whether registered or unregistered: (a) Copyrights, Patent Rights, Trademark Rights (including domain name registrations), Trade Secrets, Software, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under authority of Nasdaq or any other applicable securities exchange).

“Lock-Up Agreements” means lock-up agreements, to be effective as of the Closing, among SMTK and each of the Locked-Up Persons, pursuant to which, among other things, the Locked-Up Persons will agree to lock-up and not sell, transfer or otherwise dispose of their respective SMTK Common Shares for a period of 120 days after the Closing, subject to customary exceptions, in customary form and substance to be agreed upon by the Parties.

“Locked-Up Persons” means, in each case as of the Closing after giving effect to the transactions hereunder, all of the executive officers, directors and five percent (5%) stockholders of the post-Closing combined company (calculated on a fully-diluted basis, but disregarding any awards reserved but not yet issued under the SMTK Incentive Plan).

“Merger Consideration” means the aggregate number of SMTK Common Shares to be issued to the Ferrox Holders (other than in respect of any Dissenting Shares) at the Closing, determined as follows:

A = (B-D)/C

A = the aggregate number of SMTK Common Shares to be issued to the Ferrox Holders, rounded to three decimal places;

B = US$125.00 million;

C = the 30-Day VWAP; and

D = the sum of all outstanding principal amounts and accrued and unpaid interest and other obligations under the Notes as of the Closing Date, unless earlier converted.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Notes” means the Existing Notes and the Additional Notes.

“Order” means any order, writ, injunction, judgment or decree.

“Organizational Documents” means, collectively and as applicable, the certificate of incorporation, articles of incorporation, memorandum of association, articles of association, memorandum and articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement, joint venture agreement, and/or other charter documents of a company.

“Patent Rights” means all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Person” means any person, Entity, Governmental Body, or group (as used in Section 13(d)(3) of the Exchange Act).

A Party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, together with all rules, regulations, standards, interpretations, and guidance issued by the Securities and Exchange Commission or the Public Company Accounting Oversight Board thereunder, in each case as in effect from time to time.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means each report, registration statement, information statement, proxy statement and other statements, reports, schedules, forms and other documents filed by SMTK with the SEC since January 1, 2024, including all amendments thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Consent” means the right of the holders of the SMTK Preferred Stock to consent or withhold consent to certain actions which may be taken by SMTK, as provided in the Series A Documents.

“Series A Documents” means, collectively, (i) the Securities Purchase Agreement, dated March 30, 2026, by and among SMTK and certain institutional investors party thereto, (ii) the Registration Rights Agreement, dated March 30, 2026, by and among SMTK and certain institutional investors party thereto, (iii) the Certificate of Designations filed by SMTK with the Secretary of State of the State of Delaware on March 30, 2026, and (iv) any additional documents executed by SMTK in connection with the transactions contemplated by the foregoing.

“SMTK Acquisition Proposal” means an Acquisition Proposal received by SMTK.

“SMTK Common Shares” means shares of the SMTK Common Stock.

“SMTK Common Stock” means the Common Stock of SMTK, par value $0.0001.

“SMTK Disclosure Schedule” means the disclosure schedule that has been delivered by SMTK to Ferrox as of the date hereof.

“SMTK Incentive Plan” means SMTK’s 2021 Equity Incentive Plan, as amended to date.

“SMTK IP Rights” means all IP Rights in which SMTK has any right, title or interest or which are used or held for use by SMTK.

“SMTK Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of SMTK taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a SMTK Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which SMTK participates or the United States, Canada or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on SMTK, taken as a whole, relative to other companies in the industry in which SMTK operates; (ii) changes in the trading price or trading volume of SMTK Common Stock; (iii) any failure by SMTK to meet any SMTK estimates or expectations of SMTK’s business operations, any internal or analyst projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof; (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any viruses, pandemics, epidemic or other outbreak of illness or public health event, or any spread or worsening thereof, or any other Effect that may be considered a force majeure event; (vi) any changes (after the date hereof) in GAAP or applicable Legal Requirements (or, in each case, the interpretation thereof) to the extent that such conditions do not have a disproportionate impact on SMTK, taken as a whole, relative to other companies in the industry in which SMTK operates; (vii) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions and changes do not have a disproportionate impact on SMTK, taken as a whole, relative to other companies in the industry in which SMTK operates or to which other companies undertaking transactions similar to the Contemplated Transactions may be subject; (viii) the taking of any action, or the failure to take any action, by SMTK, that is required or reasonably necessary to comply with the terms of this Agreement; or (ix) any stockholder or derivative litigation arising from or relating to this Agreement or Contemplated Transactions; or (b) the ability of SMTK to consummate the Contemplated Transactions or to perform any of its covenants or obligations under this Agreement.

“SMTK Persons” means Ian Jenks and Barbra Keck.

“SMTK Reverse Stock Split” means a reverse stock split of all outstanding SMTK Common Shares at a reverse stock split ratio to be determined by the Board of Directors of SMTK.

“SMTK Special Meeting” means the special meeting of the stockholders of SMTK, to be held for purposes of conducting a vote on the SMTH Stockholder Approval Matters and such other matters that may properly come before the meeting.

“SMTK Stockholder Approval” means the affirmative vote or consent of the holder(s) of outstanding shares of SMTK Capital Stock in excess of the SMTK Stockholder Approval Threshold necessary to approve the SMTK Stockholder Approval Matters.

“SMTK Stockholder Approval Matters” means the approval of (i) the issuance of SMTK Common Shares comprising the Merger Consideration, (ii) the change of the name of SMTK to “Ferrox Critical Minerals, Inc.”, and (iii) any amendments to, or adoption of, any option to give effect to the Contemplated Transactions.

“SMTK Stockholder Approval Threshold” means with respect to the SMTK Stockholder Approval Matters, the affirmative vote of the outstanding shares of SMTK Capital Stock held by the SMTK Stockholders present or represented by proxy with the voting rights necessary to approve the SMTK Stockholder Approval Matter.

“SMTK Stockholders” means the holders of the issued and outstanding shares of SMTK Capital Stock.

“Software” means computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Subsidiary” means, with respect to any Person, any Entity of which (a) more than fifty percent (50%) of the outstanding voting securities or other voting interests are owned, directly or indirectly, by such Person, or (b) such Person is entitled, directly or indirectly, to elect a majority of the board of directors or other governing body. For purposes of this Agreement, a Subsidiary shall be deemed to include any entity that would be consolidated with such Person in accordance with generally accepted accounting principles then in effect.

“Tax” and “Taxes” means any federal, state, local, or non-U.S. taxes imposed by a Governmental Body, including taxes on or with respect to income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar return filed, supplied or required to be filed with any Governmental Body with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Termination Payment” means an amount equal to $3,000,000.00.

“Trade Secrets” means trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, algorithms, and other confidential and proprietary information and all rights therein.

“Trademark Rights” means all trademark rights that may exist or be created under the laws of any jurisdiction in the world including all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable

Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application, and to the extent applicable all renewals and extensions thereof.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Action	5.1(m)
Agreement	Preamble
BVI Registrar	1.2
Closing	1.2
Closing Date	1.2
Confidentiality Agreement	6.2
D&O Indemnified Parties	6.4(a)
D&O Tail	6.4(b)
EDGAR	4
Effective Time	1.2
Existing Notes	Preamble
Ferrox	Preamble
Ferrox Adverse Recommendation Change	6.9(b)
Ferrox Audited Financials	2.4(a)
Ferrox Common Share	2.2(a)
Ferrox Financials	2.4(b)
Ferrox Holders	1.4(a)
Ferrox IP	2.7(d)
Ferrox IP Licenses	2.7(a)
Ferrox Issued Share Capital	2.2(a)
Ferrox Leased Real Property	2.10(c)
Ferrox Permits	2.8(b)
Ferrox Shareholder Approval	6.7
Ferrox Superior Proposal	6.9(b)
Ferrox Unaudited Financials	2.4(b)
Exchange Act	2.17
Exchange Agent	1.5(a)
GAAP	2.4(a)
IFRS	2.4(a)
Insurance Policies	2.15(a)
knowledge of SMTK	9.16(e)
knowledge of Ferrox	9.16(e)
Letter of Transmittal	1.5(a)
Liability	2.4(d)
Merger	Recitals
Merger Articles	1.1
Merger Sub	Recitals
Mining Claims	2.10(d)
OFAC	2.8(e)
Parties	Preamble
Party	Preamble
Pre-Closing Period	5.1
Pre-Closing Tax Period	6.12(b)
Proxy Statement	6.1(a)
Registration Statement	6.1(a)
Signing 8-K	4.3(d)
SMTK	Preamble
SMTK Adverse Recommendation Change	6.9(a)

SMTK Approval Time	6.9(a)
SMTK Balance Sheet	4.4(c)
SMTK Capital Stock	4.2(a)
SMTK Contract	4.13
SMTK Financials	4.4(c)
SMTK Preferred Stock	4.2(a)
Ferrox Superior Proposal	6.9(a)
Tax Contest	6.12(c)
Transmittal Documents	1.5(b)

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Business Combination Agreement to be executed as of the date first written above.

SMTK SMARTKEM, INC.

By: Ian Jenks
Its: Chief Executive Officer

[Signatures Continue on Following Page]

IN WITNESS WHEREOF, the undersigned have caused this Business Combination Agreement to be executed as of the date first written above.

MERGER SUB SMTK MERGER SUB INC.

By: Ian Jenks
Its: Authorized Signatory

[Signatures Continue on Following Page]

IN WITNESS WHEREOF, the undersigned have caused this Business Combination Agreement to be executed as of the date first written above.

FERROX FERROX CRITICAL MINERALS, LTD.

By: Terrence Duffy
Its: President

ANNEX B

FAIRNESS OPINION

Hyperion Capital Inc. 200 Bay St., North Tower Suite 1200 Toronto, Ontario M5J 2J2 T: 416-627-8310 www.hyperioncap.com

August 6, 2026

SmartKem, Inc.

3 Germay Drive, Unit 4 #1029 Wilmington, Delaware

19804

To the Board of Directors:

Hyperion Capital Inc. (“Hyperion” or “we”) understands that SmartKem, Inc. (“SmartKem” or the “Company”) has entered into a business combination agreement dated August 3, 2026 (the “Business Combination Agreement”) with SMTK Merger Sub Inc., a company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of the Company (“Merger Sub”), and Ferrox Critical Minerals, Ltd., a company registered under the laws of the British Virgin Islands (“Ferrox”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Ferrox, with Ferrox continuing as the surviving entity and becoming a wholly owned subsidiary of the Company (the “Transaction”).

Under the terms and subject to the conditions of the Business Combination Agreement, each issued and outstanding common share of Ferrox immediately prior to the effective time of the Transaction, other than dissenting shares, will be canceled and converted into the right to receive newly issued shares of the Company’s common stock. The aggregate number of Company common shares to be issued to Ferrox shareholders (the “Ferrox Holders”) will equal (i) US$125.0 million less the aggregate outstanding principal, accrued and unpaid interest and other obligations under the convertible promissory notes issued by Ferrox and held by the Company as of closing, unless earlier converted, divided by (ii) the volume-weighted average price of the Company’s common stock over the 30 trading days ending on the first trading day immediately preceding the closing (the “Consideration”). Each Ferrox Holder will receive its proportionate share of the Consideration based on the exchange ratio set forth in the Business Combination Agreement. Fractional shares will be rounded down to the nearest whole share, with no cash or other consideration paid in lieu.

We understand that completion of the Transaction is subject to customary conditions, including approval by the Company’s stockholders and Ferrox’s shareholders, the effectiveness of a registration statement on Form S-4 and delivery of the related proxy materials, Nasdaq approval of the shares to be issued, applicable governmental and regulatory approvals, the accuracy of specified representations and warranties, material compliance with covenants, the absence of a continuing material adverse effect, and execution of the contemplated lock-up and employment agreements. All dollar amounts in this Opinion (as defined below) are expressed in United States dollars unless otherwise indicated.

Engagement of Hyperion

Hyperion commenced its analysis of the Transaction on July 23, 2026. The board of directors of the Company (the “Board of Directors” or the “Board”) approved Hyperion’s engagement on July 28, 2026, and the Company formally engaged Hyperion pursuant to a letter agreement dated July 31, 2026 (the “Engagement Agreement”) to prepare and deliver a fairness opinion to the Board in connection with the Transaction.

Pursuant to the Engagement Agreement, the Board has asked for our written opinion (the “Opinion”) as to whether, as of the date hereof, the Consideration to be paid by the Company to the Ferrox Holders pursuant to the Transaction is fair, from a financial point of view, to the Company. The effective date of this Opinion is August 3, 2026. Hyperion has not been asked to prepare and has not prepared a formal valuation or appraisal of the Company or Ferrox, or any of their respective assets, liabilities or securities, and this Opinion should not be construed as such. We have not been requested to opine as to, and this Opinion does not address, the underlying business decision to proceed with the Transaction or the relative merits of the Transaction compared with other potential strategies or transactions that may be available to the Company.

Hyperion will be paid a fixed fee in connection with the delivery of this Opinion, which is not contingent upon completion of the Transaction or any other transaction. In addition, the Company has agreed to reimburse Hyperion for its reasonable expenses and to indemnify Hyperion and its representatives in respect of certain liabilities that might arise out of our engagement.

Hyperion understands that, subject in each case to the terms of the Engagement Agreement and our separate prior written consent, the Company may refer to or summarize this Opinion in its registration statement and proxy materials relating to the Transaction and may include a complete copy of this Opinion therein. Any description or summary of this Opinion, and any reference to Hyperion, must be in form and substance acceptable to Hyperion. Hyperion assumes no responsibility for the form, content, accuracy or completeness of any registration statement, proxy statement, information circular, prospectus or other disclosure document, except for those portions expressly consisting of the full text or approved summary of this Opinion. Except as so consented to, this Opinion may not be quoted, summarized, excerpted, reproduced or referred to, in whole or in part, and any permitted reproduction of the Opinion must be made only in its entirety. The giving of any such consent will not be deemed an admission that Hyperion is an expert within the meaning of the federal securities laws or that any person other than the Board is entitled to rely upon this Opinion.

Relationship with Interested Parties

Hyperion is not an insider, associate or affiliate of, and does not have a material financial interest in, the Company or Ferrox or any of their respective subsidiaries or affiliates (collectively, the “Interested Parties”). Hyperion is not acting as a financial advisor to any Interested Party in connection with the Transaction other than its engagement by the Company to provide this Opinion.

Except for the Engagement Agreement, during the two years preceding the date of this Opinion, Hyperion has not been engaged to provide financial advisory services to, and has not participated in any financing involving, any of the Interested Parties. Revenues from the Interested Parties are not material to Hyperion’s overall revenues. Except as set forth in the Engagement Agreement, there are no other understandings, agreements or commitments between Hyperion and any of the Interested Parties with respect to current or future business dealings that would be material to this Opinion.

Hyperion may, in the ordinary course of business, provide financial advisory services to one or more of the Interested Parties from time to time.

Credentials of Hyperion

Hyperion is an independent advisory firm that offers advice on mergers and acquisitions and corporate restructurings. Hyperion’s principals have extensive experience working at leading bank-owned and independent investment banks where they served diverse industries. They have extensive experience providing advisory services on complex, transformative transactions and related capital markets activity.

Scope of Review

For purposes of this Opinion, we have reviewed or relied upon:

a.	the Company’s audited annual financial statements for the years ended December 31, 2023, 2024 and 2025, and its unaudited interim consolidated financial statements and management’s discussion and analysis for the period ended March 31, 2026;
b.	a draft of the Business Combination Agreement dated July 28, 2026 and the executed Business Combination Agreement dated August 3, 2026;
c.	the NI 43-101 Technical Report on the Tivani Rooiwater Iron Project, Limpopo Province, Republic of South Africa, dated July 6, 2022;
d.	the NI 43-101 report for Tivani Mine (Pty) Ltd. in South Africa, Including Measures to Mitigate Any Safety, Health and Environmental Risks, dated October 2, 2025;
e.	the S-K 1300 Technical Report Summary on the Mineral Resource Estimate Update for the Tivani Project, Limpopo Province, South Africa, effective May 20, 2026;

f.	certain internal financial forecasts provided by or on behalf of Ferrox;
g.	Tivani (Proprietary) Limited’s (“Tivani”) audited annual financial statements for the years ended December 31, 2023 and 2024, and draft audited financial statements for the year ended December 31, 2025;
h.	draft consolidated financial statements for Ferrox for the years ended December 31, 2024 and 2025;
i.	the Tivani Sales and Marketing Agreement Head of Terms dated January 2026;
j.	the Ferrox convertible promissory note dated March 12, 2026;
k.	press releases, material change reports and other public documents filed by the Company from January 2023 through July 2026;
l.	other publicly available information relating to the Company, Ferrox and selected public entities that Hyperion considered relevant, including trading statistics, selected financial information and metrics relating to comparable acquisition transactions;
m.	various equity research reports and industry sources that Hyperion considered relevant;
n.	selected precedent transaction information that Hyperion considered relevant;
o.	selected public market comparable company information that Hyperion considered relevant;
p.	due diligence calls with management of the Company and Ferrox concerning the Transaction and financial forecasts;
q.	certain internal financial information and other non-public information regarding the Company and Ferrox provided at Hyperion’s request;
r.	the certificate of representation signed by the Chief Executive Officer and the Chief Financial Officer of the Company dated August 2, 2026 as to the completeness and accuracy of the financial information and other information, data, advice, opinions and materials concerning the Company and Ferrox provided to Hyperion; and
s.	such other information, analyses, investigations and discussions as Hyperion considered necessary or appropriate in the circumstances.

In preparing this Opinion, to the best of our knowledge, neither the Company nor Ferrox denied us access to any information requested by us.

Assumptions and Limitations

Our Opinion is subject to the assumptions, qualifications and limitations set forth below, each of which is material to, and forms an integral part of, this Opinion. With the Company’s approval, we have assumed and relied upon, without independent verification, the accuracy, completeness and fair presentation in all material respects of all financial and other information, data, documents, materials, advice, opinions, estimates and representations, whether written or oral, obtained by us from public sources or supplied or otherwise made available to us by or on behalf of the Company, Ferrox or any of their respective affiliates, representatives or advisors, including the matters described under “Scope of Review” (collectively, the “Information”). This Opinion is expressly conditional upon the Information being complete, accurate and fairly presented in all material respects as of the relevant dates.

We have not been requested to, and have not assumed any duty or obligation to, verify independently the completeness, accuracy or fair presentation of the Information, and we do not assume responsibility for such independent verification. Hyperion did not separately meet with the independent auditors of the Company, Ferrox or Tivani, and, with the Company’s permission, we have assumed the accuracy and fair presentation of, and relied upon, all audited, draft audited and unaudited financial statements, the related auditors’ reports and all other accounting information provided to us. We have not made or obtained any independent evaluation, valuation or appraisal of any asset or liability, whether fixed, contingent, derivative, off-balance-sheet or otherwise, of the

Company, Ferrox or any of their respective subsidiaries or affiliates, and we have not been furnished with any such evaluation, valuation or appraisal except as expressly identified under “Scope of Review”.

With respect to historical financial data and all forecasts, projections, estimates, budgets, mine plans and other forward-looking information supplied to or reviewed by us, we have assumed, at the direction of the Company, that such information was reasonably prepared in good faith on bases reflecting the best currently available estimates, assumptions and judgments of the relevant management teams and was reasonable in the circumstances. Such information includes, without limitation, assumptions concerning mineral resources and reserves, mine life and sequencing, production rates, tonnes and grades, recoveries, throughput, metallurgical performance, product specifications, construction and ramp-up, capital expenditures, operating costs, working capital, sustaining capital, reclamation and closure costs, commodity and product prices, foreign-exchange rates, inflation and escalation, taxes, royalties, logistics, funding requirements and discount rates. We express no opinion or independent view as to any such information or any assumption on which it is based. Forecasts and other future-oriented information are inherently uncertain, and actual results may differ materially from those forecast, projected or estimated.

In relying on the NI 43-101 technical reports and the S-K 1300 Technical Report Summary identified under “Scope of Review,” we have relied exclusively on the work, conclusions and professional judgments of the qualified persons, technical report authors, management and other technical experts responsible for those materials. We are not qualified persons, geologists, mining engineers or technical experts. We have not independently determined whether any technical report or disclosure complies with NI 43-101, the CIM Definition Standards, Subpart 1300 of Regulation S- K or any other technical reporting standard; reconciled differences in definitions, classifications or disclosure requirements among those standards; or verified the data, methods, procedures, assumptions or conclusions contained in any such report. We express no view as to any mineral resource or reserve classification, the existence, quantity, quality, grade, continuity, location, legal or economic accessibility, recoverability or economic viability of any mineralization, or the potential conversion of resources to reserves.

We have not conducted any site visit or physical inspection of the Tivani project or any other property, plant, facility, infrastructure or asset of the Company, Ferrox or their respective subsidiaries or affiliates. We have not undertaken any independent geological, geophysical, engineering, geotechnical, hydrological, hydrogeological, metallurgical, mining, processing, infrastructure, power, water, transportation, environmental, social, health and safety, rehabilitation, closure or other technical investigation or audit, including any review of drill data, sample preparation, assaying, resource modelling, mine design, tailings or waste management, recovery testing, product marketability or project execution. We therefore express no opinion as to the technical feasibility, development schedule, operating performance or likelihood of successful construction, commissioning, ramp-up or commercial operation of the Tivani project.

We have not independently investigated, verified or rendered any opinion regarding ownership of, or title to, any shares, assets, mineral properties or mining rights; the validity, enforceability, boundaries, good standing, renewal or transferability of any prospecting, exploration or mining right, licence, permit, concession, surface right, servitude, access right, water right or other tenure; the existence or effect of any royalty, stream, offtake, marketing, security interest, lien, encumbrance, community arrangement or third-party right; or the ownership, governance or local- participation arrangements relating to Ferrox, Tivani or the Tivani project. For purposes of our analyses, we have relied without independent verification on the assessments of management and the legal and other advisors to the Company and Ferrox with respect to all such matters.

We are not legal, regulatory, accounting, auditing, tax, insurance, political-risk, geological, technical, environmental, social or mining experts, and we have relied exclusively on the assessments of the Company, Ferrox and their respective legal, tax, accounting, technical and other professional advisors with respect to such matters. Without limiting the foregoing, we have not made any independent assessment of applicable laws or requirements in the United States, the British Virgin Islands or South Africa, including mining, environmental, water, health and safety, labour, community, local ownership or participation, exchange-control, anti-corruption, sanctions, tax or securities laws; the status or likelihood of obtaining, maintaining, renewing or complying with any governmental, regulatory or community approval; or any risk of expropriation, nationalization, adverse governmental action or change in law, policy, tax, royalty or regulatory interpretation.

We have not undertaken any independent environmental or social due diligence and express no view concerning any actual or potential environmental, health and safety, tailings, water, pollution, contamination, remediation, rehabilitation, closure, climate, labour, human-rights, community or land-access liability or obligation. We have assumed, at the direction of the Company and based on the assessments of management and its advisors, that all material such liabilities and obligations have been appropriately identified and reflected in the Information and that no material unrecorded or undisclosed liability exists for which an appropriate reserve or other provision has not been made.

The development and operation of the Tivani project may require substantial additional debt, equity or other financing. We have not been engaged to arrange or provide, and we express no opinion as to the availability, sufficiency, timing, cost or terms of, any financing or source of liquidity for the Company, Ferrox, Tivani or the combined company resulting from completion of the Transaction; the ability of any such person to satisfy its funding needs or complete the development of the Tivani project; or the effect of any financing, dilution, security, covenant, default or refinancing risk on the Company, Ferrox or the Transaction, except to the extent expressly reflected in the Information and in our financial analyses.

We have not undertaken any independent analysis of any pending or threatened litigation, arbitration, regulatory proceeding, investigation, tax audit, possible unasserted claim or other contingent liability to which the Company, Ferrox, Tivani or any of their respective affiliates is or may become a party or subject. At the direction of the Company, we have assumed that there are no material undisclosed liabilities or contingencies, whether accrued, unaccrued, asserted or unasserted, for which adequate reserves or other provisions have not been made, and we express no view as to the outcome, amount or effect of any such matter.

We have assumed that the Transaction will be consummated in a timely manner and in accordance with the executed Business Combination Agreement reviewed by us, without waiver, amendment, delay or modification of any term or condition that would be meaningful to our financial analysis; that the representations and warranties of the parties are complete, true and correct in all material respects; that each party will comply in all material respects with its covenants and agreements; and that all conditions to closing will be satisfied or waived without any adverse effect that would be meaningful to our analysis. We have further assumed that the Consideration, including the amount outstanding under the Ferrox convertible promissory notes, the applicable 30-trading-day volume-weighted average price, the exchange ratio and the aggregate number of Company common shares issuable, will be determined and implemented strictly in accordance with the Business Combination Agreement, and that all shares issued will be duly authorized, validly issued, fully paid and non-assessable.

We have assumed that all stockholder, shareholder, court, governmental, regulatory, Nasdaq and other consents, approvals, orders and authorizations necessary for the consummation of the Transaction will be obtained and remain in effect, and that in connection with any such approval or consent no delay, limitation, restriction, divestiture, undertaking, condition or other requirement will be imposed that would have an adverse effect on the Company, Ferrox, the Consideration, the Transaction or the contemplated benefits of the Transaction that would be meaningful to our financial analysis. We express no view as to the likelihood or timing of obtaining any such consent or approval or of satisfying or waiving any condition to closing.

We have assumed that the Transaction will qualify for the intended treatment under applicable corporate, securities, tax and accounting laws and standards and that the final form of every agreement, instrument and document relating to the Transaction will not differ from the form reviewed by us in any respect meaningful to our analysis. We express no view as to any legal, tax, accounting or regulatory consequence of the Transaction, including whether the Transaction will receive any particular tax or accounting treatment, or as to the form, validity, enforceability or effectiveness of the Business Combination Agreement or any other agreement or instrument.

The Company has represented to us, in a certificate signed by its Chief Executive Officer and Chief Financial Officer dated August 2, 2026, among other things, that the Information provided to us by or on behalf of the Company concerning the Company, Ferrox, their respective subsidiaries and their respective assets was, when provided, and is as of the date hereof, complete, true and correct in all material respects and does not contain any material misstatement or omit any material fact necessary to make the Information not misleading; that, except as disclosed to us in writing, there has been no material change in their financial condition, assets, liabilities, business, operations or prospects and no change in any material fact or material element of the Information that could reasonably be expected to affect this Opinion; and that management has no knowledge of any fact not contained in or referred to in the Information that could reasonably be expected to affect this Opinion. We have relied upon that certificate without independent verification.

Our Opinion is necessarily based on the financial, economic, monetary, securities-market, capital-market, commodity- market, political, regulatory and other conditions and circumstances as in effect on, and the Information made available to us as of, the date hereof. Subsequent developments, including changes in commodity and product prices, foreign- exchange rates, interest rates, securities prices, financing conditions, capital markets, law, permitting or the development outlook for the Tivani project, may materially affect the assumptions, analyses or conclusions underlying this Opinion. Our Opinion does not speak as of any other date or to any circumstances occurring after the date hereof.

This Opinion addresses only the fairness, from a financial point of view, to the Company, as of the date hereof, of the Consideration to be paid by the Company to the Ferrox Holders pursuant to the Transaction. It does not address the fairness of the

Transaction or the Consideration to any other person or constituency, including any stockholder, shareholder, securityholder, creditor, employee or customer of the Company, Ferrox or their affiliates; the relative fairness of the Consideration among any classes or groups; or the fairness of the amount or nature of any compensation, benefit or other consideration payable to any officer, director, employee or other person relative to the Consideration. We express no view or opinion as to any other term, condition, aspect or implication of the Transaction or of any agreement, arrangement, understanding or instrument entered into, amended or contemplated in connection with the Transaction.

Because the aggregate number of Company common shares issuable in the Transaction will be determined by reference to a volume-weighted average price measured before closing, the number and market value of those shares may differ materially from values observable on the date of this Opinion, the announcement date, the stockholder meeting date or the closing date. We express no opinion as to the actual number of shares that will be issued, the market price or value of any security of the Company or Ferrox at any time, the price at which any such security may trade following announcement or consummation of the Transaction, the effect of the Transaction on the trading price or liquidity of the Company’s common stock, or the dilutive or other consequences of issuing the Consideration.

This Opinion does not address the underlying business decision to enter into or complete the Transaction, the relative merits of the Transaction compared with any alternative business strategy, financing or transaction that may be available to the Company, whether the Transaction represents the best price, highest value or most favourable alternative available, or the solvency, liquidity or viability of the Company, Ferrox or the combined company before or after the Transaction or their ability to pay obligations as they become due. Hyperion was not requested or authorized to, and did not, identify, solicit, consider or develop alternative transactions or indications of interest. This Opinion is not intended to be and does not constitute a recommendation to the Board as to whether it should approve the Transaction or to any Company stockholder as to how to vote or otherwise act with respect to the Transaction.

This Opinion has been prepared solely for the information and assistance of the Board, in its capacity as such, in considering the Transaction and is not advice to, and may not be relied upon by, any other person or for any other purpose. No person other than the Board is an intended beneficiary of this Opinion. Nothing herein creates or shall be deemed to create any fiduciary duty on the part of Hyperion or any duty to any securityholder, creditor or other person, and this Opinion does not expand Hyperion’s obligations beyond those expressly set forth in the Engagement Agreement. Subject to the specific disclosure consent described above and the terms of the Engagement Agreement, this Opinion may not be published, disclosed, quoted, summarized, excerpted, reproduced, referred to or otherwise used, in whole or in part, without Hyperion’s prior written consent. Any permitted disclosure of this Opinion does not create any right of reliance in any third party.

This Opinion is given only as of the date hereof. Although Hyperion reserves the right to change, modify or withdraw this Opinion if it learns that any Information on which it relied was inaccurate, incomplete or misleading in any material respect or if a material change occurs in a fact or circumstance affecting the Opinion, Hyperion disclaims any undertaking or obligation to change, modify, withdraw, update, revise, reaffirm or reissue the Opinion, to monitor any matter after the date hereof, or to advise the Board or any other person of any change, circumstance, development or event that may come to Hyperion’s attention after the date hereof, except as expressly agreed in writing by Hyperion or required by applicable law.

The preparation of a fairness opinion is a complex process involving the application of financial judgment to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. Hyperion’s analyses were not purely mathematical, and no company, project, transaction, security, range or other factor used in any analysis was identical to the Company, Ferrox, the Tivani project, the Transaction or the Consideration. Hyperion did not attribute any particular weight to any individual analysis or factor. The analyses and this Opinion must be considered as a whole; selecting portions of the analyses, methods or factors considered, without considering all of them together, could create an incomplete or misleading view of the process underlying this Opinion. This Opinion should be read and considered in its entirety.

Approach to Financial Fairness

Subject to the assumptions, limitations and qualifications described above, Hyperion performed a variety of financial and comparative analyses in connection with this Opinion, including a discounted cash flow analysis of the Tivani project based on the financial model provided by Ferrox management, a selected public company analysis using price- to-net-asset-value metrics, a selected precedent transaction analysis using price-to-net-asset-value metrics, and sensitivity analyses. Hyperion also considered the financing requirements and uncertainty associated with the project, project execution and permitting matters, strategic alternatives considered by the Company, and the Company’s standalone outlook. The reference ranges and resulting values produced by particular analyses are not appraisals, do not necessarily reflect actual values or prices at which businesses or securities may be sold, and should not be viewed as predictions of future results. In arriving at this Opinion, Hyperion did not attribute any particular weight to any specific analysis or factor, but instead made qualitative judgments based on its experience in rendering such opinions and on the circumstances and Information as a whole.

Conclusion

Based upon and subject to the foregoing, including the assumptions, limitations and qualifications set forth herein and such other matters as Hyperion considered relevant, Hyperion is of the opinion that, as of the date hereof, the Consideration to be paid by the Company to the Ferrox Holders pursuant to the Transaction is fair, from a financial point of view, to the Company.

Yours very truly,

(signed) “Hyperion Capital Inc.”

Hyperion Capital Inc.

ANNEX C

FORM OF CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

(NAME CHANGE)

SMARTKEM, INC.

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:That at a meeting of the Board of Directors of SmartKem, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ONE” so that, as amended, said Article shall be and read as follows:

1.	The name of the corporation is: Ferrox Critical Minerals, Inc.

SECOND:That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this day of     .

Name:
Title:

C-1

ANNEX D

AMENDMENT OF EQUITY INCENTIVE PLAN

AMENDMENT TO THE

SMARTKEM, INC.

2021 EQUITY INCENTIVE PLAN

Dated:

WHEREAS, the Board of Directors (the “Board”) of SmartKem, Inc., a Delaware corporation (the “Company”) heretofore established the SmartKem, Inc. 2021 Equity Inventive Plan (as amended, the “Plan”);

WHEREAS, after giving effect to increases in accordance with the “evergreen” provisions of the Plan, the maximum number of shares of common stock of the Company (“Common Stock”) currently available for grants of “Awards” (as defined under the Plan) (not counting shares of Common Stock that have previously been issued pursuant to the Plan or that are the subject of outstanding Awards under the Plan), is 18,916;

WHEREAS, to ensure that a sufficient number of shares of Common Stock are available under the Plan to properly incentivize those eligible to participate in the Plan, including future eligible participants, the Board believes it to be in the best interests of the Company and its shareholders to increase the number of shares of Common Stock available for grants of Awards thereunder to 364,103 shares (such additional shares, the “Additional Reserved Shares”), not counting shares of Common Stock that have previously been issued pursuant to the Plan or that are the subject of outstanding Awards under the Plan;

WHEREAS, the Board further believes it to be in the best interests of the Company and its shareholders that all such Additional Reserved Shares be available for grants of Incentive Stock Options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended; and

WHEREAS, Section 19 of the Plan authorizes the Board to amend the Plan, subject to stockholder approval to the extent that such approval is required by applicable law.

NOW, THEREFORE, subject to approval of the Company’s stockholders, the Plan is hereby amended as follows:

1.	Effective the date hereof, Section 3(a) of the Plan is hereby amended in its entirety, to read as follows:

“(a)Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan and the automatic increase set forth in Section 3(b), the maximum aggregate number of Shares that may be issued under the Plan is 364,103 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Sections 3(b) and 3(c). The Shares may be authorized, but unissued, or reacquired Common Stock.”

2.	Effective for Fiscal Years (as defined by the Plan) beginning on and after January 1, 2027, Section 3(b) of the Plan is hereby amended in its entirety, to read as follows:

“(b)Automatic Share Reserve Increase. Subject to the provisions of Section 14 of the Plan, the number of Shares available for issuance under the Plan will be increased annually on the first day of each Fiscal Year in an amount equal to the least of (i) ten percent (10%) of the outstanding Shares (or of the outstanding shares of common stock of any successor to the Company) on the last day of the immediately preceding Fiscal Year.”

D-1

IN WITNESS WHEREOF, the undersigned has executed this Amendment as evidence of its adoption by the Board of Directors of the Company on the date set forth above.

SMARTKEM, INC.

By:
Name:
Title:
Date:

D-2

ANNEX E

FORM OF CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION (REVERSE SPLIT)

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF SMARTKEM, INC.

SmartKem, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:That a resolution was duly adopted on     , by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at the annual meeting of stockholders held on      , in accordance with Section 242 of the General Corporation Law of the State of Delaware. The proposed amendment is set forth as follows:

Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended by adding the following after the first paragraph of Section A of Article IV:

“Upon effectiveness (“Effective Time”) of this amendment to the Certificate of Incorporation, a one-for-        reverse stock split (the “Reverse Stock Split”) of the Corporation’s Common Stock shall become effective, pursuant to which each        shares of Common Stock outstanding and held of record by each stockholder of the Corporation and each share of Common Stock held in treasury by the Corporation immediately prior to the Effective Time (“Old Common Stock”) shall automatically, and without any action by the holder thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (“New Common Stock”), subject to the treatment of fractional interests as described below and with no corresponding reduction in the number of authorized shares of Common Stock. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock and all references to such Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common Stock, as the case may be, after giving effect to the Reverse Stock Split.

No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. If, upon aggregating all of the Common Stock held by a holder of Common Stock immediately following the Reverse Stock Split a holder of Common Stock would otherwise be entitled to a fractional share of Common Stock, the Corporation shall issue to such holder such fractions of a share of Common Stock as are necessary to round the number of shares of Common Stock held by such holder up to the nearest whole share.

Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified, subject to adjustment for fractional shares as described above.

SECOND:That said amendment will have an Effective Time of 5:00 PM, Eastern Time, on      .

E-1

IN WITNESS WHEREOF, the undersigned has executed this Amendment as evidence of its adoption by the Board of Directors of the Corporation on the date set forth above.

SMARTKEM, INC.

By:
Name:
Title:
Date:

E-2

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Officers and Directors

The Post-Closing Company’s certificate of incorporation and bylaws will provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the DGCL.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. Post-Closing Company’s certificate of incorporation provides for such limitation of liability to the extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, Post-Closing Company will enter into indemnification agreements with directors, officers, and key employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require Post-Closing Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified

Item 21. Exhibits and Financial Statement Schedules

(a)Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
2.1

Share Exchange Agreement, dated as of February 23, 2021, among the Registrant, SmartKem Limited and the shareholders of SmartKem Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 24, 2021)

2.2	Business Combination Agreement, dated August 3, 2026 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 3, 2026)
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended to date (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on May 13, 2025)
3.2	Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
3.3

Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 31, 2026)

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 21, 2026)
4.1	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 3, 2025)
4.2	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 30, 2026)
4.3	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 6, 2026)
4.4	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 1 to Current Report on Form 8-K filed on April 22, 2026)
4.5	Convertible Promissory Note, dated April 23, 2026 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 29, 2026)
4.6	Convertible Promissory Note, dated June 22, 2026 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 26, 2026)
4.7	Convertible Promissory Note, dated July 27, 2026 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 27, 2026)
5.1*	Opinion of Meister Seelig & Schuster PLLC
10.1#

Amendment No. 1 to Employment Agreement, dated September 3, 2025, by and between SmartKem, Inc. and Ian Jenks (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 5, 2025)

10.2	Amendment Agreement, dated October 13, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 14, 2025)
10.3	Securities Purchase Agreement, dated January 30, 2026 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 30, 2026)
10.4	Debt Conversion Agreement, dated February 5, 2026 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 6, 2026)
10.5	Securities Purchase Agreement, dated March 20, 2026 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 26, 2026)
10.6	Securities Purchase Agreement, dated March 30, 2026 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.7	Registration Rights Agreement, dated March 30, 2026 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.8	Common Stock Purchase Agreement, dated March 27, 2026 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.9	Registration Rights Agreement, dated March 27, 2026 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.10	Omnibus Amendment No. 1 to Convertible Promissory Notes, dated October 30, 2026 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 4, 2026).
23.1*	Consent of CBIZ CPAs P.C.

Exhibit No.	Description
23.2*	Consent of Marcum LLP
23.3*	Consent of Davidson and Company LLP
23.4*	Consent of Meister Seelig & Schuster PLLC (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to this registration statement)
104†	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)
107*	Filing Fee Table

# Indicates management contract or compensatory plan.

* Filed herewith.

** To be filed by amendment.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchasers:
(i)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	The undersigned registrant hereby undertakes as follows:
(1)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.
(2)	That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilmington, Delaware, on November 12, 2026.

SmartKem, Inc.

By:	/s/ Ian Jenks
	Name:	Ian Jenks
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ian Jenks and Barbra C. Keck as his or her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ian Jenks	Chairman of the Board, Chief Executive Officer and President	November 12, 2026
Ian Jenks	(Principal Executive Officer)

/s/ Barbra C. Keck	Chief Financial Officer	November 12, 2026
Barbra C. Keck	(Principal Financial and Accounting Officer)

/s/ Klaas de Boer	Director	November 12, 2026
Klaas de Boer

/s/ Steven DenBaars, Ph.D.	Director	November 12, 2026
Steven DenBaars, Ph.D.

/s/ Melisa Denis	Director	November 12, 2026
Melisa Denis

/s/ Sriram Peruvemba	Director	November 12, 2026
Sriram Peruvemba